As filed with the Securities and Exchange Commission on April 4, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

21Vianet Group, Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7370	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

M5, 1 Jiuxianqiao East Road,

Chaoyang District

Beijing 100016, People’s Republic of China

(86 10) 8456-2121

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong (852) 3740-4700	Howard Zhang, Esq. Davis Polk & Wardwell LLP 26/F, Twin Towers West, B12 Jian Guo Men Wai Avenue, Chaoyang District, Beijing 100022, PRC (8610) 8567-5000

Approximate date of commencement of proposed sale to the public:     as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Class A ordinary shares, par value US$0.00001 per share(3)	US$150,000,000	US$17,415

(1)	Includes Class A ordinary shares that may be purchased by the underwriters to cover over-allotments, if any. Also includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.
(2)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(3)	American depositary shares issuable upon deposit of the Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333- ). Each American depositary share represents Class A ordinary shares.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued             , 2011

                     American Depositary Shares

21Vianet Group, Inc.

Representing                     Class A Ordinary Shares

21Vianet Group, Inc. is offering                     American depositary shares, or ADSs, each representing                         Class A ordinary shares, par value US$0.00001 per share. This is our initial public offering and no public market currently exists for our ADSs or shares. We anticipate that the initial public offering price of the ADS will be between US$             and US$             per ADS.

We have applied to list our ADSs on the NASDAQ Global Market under the symbol “VNET.”

Investing in our ADSs involves risks. See “Risk Factors” beginning on page 13.

PRICE US$             PER ADS

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Company
Per ADS	US$	US$	US$
Total	US$	US$	US$

We have granted the underwriters the right to purchase up to an additional                     ADSs to cover over-allotments.

Immediately prior to the completion of this offering, our outstanding share capital will consist of Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to ten votes and is convertible at any time into one Class A ordinary share. Immediately after the completion of this offering, our existing shareholders and management will hold 244,515,330 Class B ordinary shares, which represents                 % of our aggregate voting power, assuming the underwriters do not exercise the over-allotment option.

The Securities and Exchange Commissions and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs to purchasers on or about                        , 2011.

MORGAN STANLEY	BARCLAYS CAPITAL	J.P. MORGAN

PIPER JAFFRAY	WILLIAM BLAIR & COMPANY	PACIFIC CREST SECURITIES

                    , 2011

You should rely only on the information contained in this prospectus or any related free-writing prospectus filed with the Securities and Exchange Commission, or the SEC, in connection with this offering. We have not authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus. We are offering to sell, and seeking offers to buy, the ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or in any filed free writing prospectus is current only as of its date, regardless of the time of its delivery or of any sale of the ADSs.

We have not taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of the prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of the prospectus outside the United States.

Until                     , 2011 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in the ADSs, you should carefully read this entire prospectus, including our financial statements and related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Business

We are the largest carrier-neutral Internet data center services provider in China as measured by revenues in 2009, according to data released by International Data Corporation, or IDC, a third-party research firm. We host our customers’ servers and networking equipment and provide interconnectivity to improve the performance, availability and security of their Internet infrastructure. We also provide managed network services to enable customers to deliver data across the Internet in a faster and more reliable manner through our extensive data transmission network and our proprietary BroadEx smart routing technology. We believe that the scale of our data center and networking assets positions us well to capture opportunities and become a leader in the rapidly emerging market for cloud computing infrastructure services in China.

Our infrastructure consists of our high-quality data centers and an extensive data transmission network. We operate 47 data centers located in 33 cities throughout China, including all of China’s major Internet hubs, with over 5,700 cabinets under management housing over 39,000 servers. Our data transmission network includes more than 260 points of presence, or POPs. A POP refers to an access point from one place to the rest of the Internet. Most of our data centers and all of our POPs are connected by our private optical fibers network across China.

As a carrier-neutral Internet infrastructure services provider, our infrastructure is interconnected with the networks operated by all of China’s telecommunications carriers, major non-carriers and local Internet service providers, or ISPs. This interconnectivity enables each of our data centers to function as a network access point for our customers’ data traffic and connect all the Internet access providers together. In addition, our proprietary BroadEx smart routing technology allows us to automatically select an optimized route to direct our customers’ data traffic to ensure fast and reliable data transmission. We believe this high-level interconnectivity within and beyond our network distinguishes us from our competitors and provides an effective solution to address our customers’ needs that arise from inadequate network interconnectivity in China.

We have a diversified and loyal customer base. As of December 31, 2010, we had more than 1,300 customers, including many leading Chinese and global companies operating in China across a broad range of industries. Our customers include Internet companies, government entities, blue-chip enterprises to small- to mid-sized enterprises. Our average monthly churn rate, or customer attrition rate, as measured by monthly recurring revenues was approximately 0.9% in 2010. Our monthly recurring revenue from our top 20 customers in 2010 has increased from RMB7.7 million (US$1.2 million) in January 2009 to RMB18.2 million (US$2.7 million) in December 2010.

Our net revenues increased from RMB240.8 million in 2008, to RMB313.6 million in 2009 and to RMB525.2 million (US$79.6 million) in 2010, representing a compound annual growth rate, or CAGR, of 47.7% from 2008 to 2010. The total number of cabinets under our management increased from 2,787 as of December 31, 2008 to 4,157 as of December 31, 2009 and to 5,750 as of December 31, 2010. Our average monthly recurring revenues increased from RMB20.7 million in 2008 to RMB24.4 million in 2009 and to RMB41.9 million (US$6.3 million) in 2010. We recorded a net profit from continuing operations of RMB10.6 million and RMB60.0 million in 2008 and 2009, respectively. Our net loss from continuing operations in 2010 was RMB234.7 million (US$35.6 million), which reflected share-based compensation expenses of RMB277.9 million (US$42.1 million).

Our Industry

Demand for data center services is growing globally as well as in China. The rapid growth of China’s data center services market is primarily driven by the following factors:

•	increasing Internet penetration;

•	increasing consumption of online media content;

•	increasing mobile Internet usage;

•	growing IT outsourcing by enterprises; and

•	emergence of cloud computing.

Despite the growth of Internet services and applications, the public Internet infrastructure and interconnectivity of networks in China are still inadequate to handle the ever growing bandwidth requirements and data traffic. As a result, businesses are increasingly relying upon Internet infrastructure services providers and in particular, carrier-neutral Internet infrastructure services providers, to enhance and optimize key elements of their IT and network infrastructure.

According to IDC, the data center services market in China was US$667.1 million in 2009, a 22.7% increase over 2008, and is expected to reach US$1.9 billion by 2014, representing a five-year CAGR of 23.8%. Although carrier-operated data centers historically have held dominant positions in the data center services industry in China, the demand for carrier-neutral data center services is rapidly growing. According to IDC, the market share of carrier-neutral data centers in the total data center services market in China increased from 32.1% in 2008 to 35.1% in 2009.

Our Competitive Strengths and Strategies

We believe that the following key competitive strengths have contributed significantly to our success and differentiate us from our competitors:

•	leading market position and strong brand recognition;

•	premium data centers and extensive interconnected nationwide data transmission network;

•	diversified and loyal customer base;

•	strong focus on customer satisfaction and technological innovation;

•	in-depth industry knowledge with strong research and development capabilities; and

•	experienced and stable management team.

Our goal is to strengthen our leadership position in the Internet infrastructure service market in China. We intend to achieve our goal by pursuing the following strategies:

•	increase the number of cabinets under management;

•	expand and optimize our network;

•	broaden our customer base and deepen customer relationships;

•	capitalize on the growth opportunities in cloud computing;

•	develop a network ecosystem in China; and

•	pursue strategic acquisitions, investments and alliances.

Our Challenges

We face risks and uncertainties, including those relating to the following:

•	our ability to successfully implement our expansion plan;

•	the reliability and quality of our infrastructure or services;

•	our competition with, and dependency on, China Telecom and China Unicom for telecommunication resources;

•	our ability to renew leases for our data centers on commercially reasonable terms;

•	our business expansion, including the acquisition and integration of new businesses;

•	our ability to attract new customers and retain existing customers;

•	our ability to compete effectively;

•	our transition to a publicly traded company;

•	our ability to make technological advancements and respond to regulatory changes; and

•	the potential demolition and relocation of our data centers due to government mandates.

See “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of these and other risks and uncertainties associated with our business and investing in our ADSs.

Our Corporate Structure

We commenced operations in 1999, and through a series of corporate restructurings, established a holding company, AsiaCloud Inc., in October 2009 under the laws of the Cayman Islands. AsiaCloud was formerly a wholly-owned subsidiary of aBitCool Inc., a company incorporated under the laws of the Cayman Islands. In October 2010, AsiaCloud effected a repurchase and cancellation of all its outstanding shares held by aBitCool and the issuance of ordinary shares and preferred shares to the shareholders of aBitCool so that they maintained their respective ownership interests in AsiaCloud directly. In connection with the restructuring, AsiaCloud changed its name to 21Vianet Group, Inc.

Due to certain restrictions under PRC law on foreign ownership of entities engaged in data center and telecommunications value-added services, we conduct our operations in China through contractual arrangements among 21Vianet Data Center Company Limited, or 21Vianet China, and Beijing aBitCool Network Technology Co., Ltd., or 21Vianet Technology, and Messrs. Sheng Chen and Jun Zhang, the shareholders of 21Vianet Technology. As a result of these contractual arrangements, we control 21Vianet Technology and have consolidated the financial statements of 21Vianet Technology and its subsidiaries in our consolidated financial statements.

The following diagram illustrates our current corporate structure:

(1)	Messrs. Sheng Chen and Jun Zhang, our co-founders, hold approximately 70% and 30% of the equity interests in 21Vianet Technology, respectively, and are parties to the contractual agreements through which we conduct our operations in China.
(2)	The remaining 49% of the equity interest in Shanghai Wantong is owned by a company affiliated with the Shanghai government.
(3)	We have an option to acquire the remaining 49% of equity interests in ZBXT and CYSD by December 31, 2011.
(4)	ZBXT has four subsidiaries in China: Xingyunhengtong Beijing Network Technology Co., Ltd., Fuzhou Yongjiahong Communication Technology Co., Ltd., Beijing Bikonghengtong Network Technology Co., Ltd. and Beijing Bozhiruihai Network Technology Co., Ltd.
(5)	CYSD has one subsidiary in China: Jiu Jiang Zhongyatonglian Network Technology Co., Ltd.

Corporate Information

Our principal executive offices are located at M5, 1 Jiuxianqiao East Road, Chaoyang District, Beijing, 100016, the People’s Republic of China. Our telephone number at this address is +8610 8456 2121. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Our website is www.21vianet.com. The information contained on our website is not a part of this prospectus. Our agent for service of process in the U.S. is Law Debenture Corporate Services Inc., located at 400 Madison Avenue, 4th Floor, New York, New York 10017.

Our Shareholding Structure

As of the date of this prospectus, we have ordinary shares and preferred shares. Immediately prior to the completion of this offering, our ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class B ordinary shares will be entitled to ten votes per share. Class A ordinary shares represented by our ADSs will be issued and sold in this offering. Immediately prior to the completion of this offering, all then outstanding ordinary shares and preferred shares will be automatically re-designated as Class B ordinary shares. See “Description of Share Capital-Ordinary Shares” for more detailed description of our Class A ordinary shares and Class B ordinary shares.

After the completion of this offering, our existing shareholders and management will continue to retain a majority of our aggregate voting power due to our dual-class voting structure. Assuming the underwriters do not exercise the over-allotment option, our existing shareholders and management will hold 244,515,330 Class B ordinary shares, representing             % of our aggregate voting power, immediately after the completion of this offering. Upon the completion of this offering, our board of directors is expected to consist of five directors, including four existing directors and one independent director that will take office upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. We plan to appoint a second independent director within 90 days of this offering and have a majority independent board within one year of this offering.

THE OFFERING

Offering price	We estimate that the initial public offering price will be between US$ and US$ per ADS.

ADSs offered by us	ADSs.

ADSs outstanding immediately after this offering	ADSs ( ADSs if the over-allotment option is exercised in full).

Ordinary shares outstanding immediately after this offering	shares, par value US$0.00001 per share, comprised of (i) Class A ordinary shares and (ii) Class B ordinary shares ( Class A ordinary shares in total if the over-allotment option is exercised in full).

Ordinary Shares	Immediately prior to the completion of this offering, our ordinary shares will consist of Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. In respect of matters requiring a shareholders’ vote, each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to ten votes. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder thereof to any person or entity which is not an affiliate of such holder, such Class B ordinary shares will be automatically converted into an equal number of Class A ordinary shares.

Over-allotment option	We have granted the underwriters an option, which is exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of additional ADSs at the initial public offering price, less underwriting discounts and commissions.

The ADSs	Each ADS represents Class A ordinary shares, par value US$0.00001 per share.

The depositary will be the holder of the Class A ordinary shares underlying your ADSs and you will have rights as provided in the deposit agreement among us, the depositary and all holders and beneficial owners of ADSs from time to time.

Although we do not expect to pay dividends in the foreseeable future, if we declare dividends on our Class A ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our Class A ordinary shares, after deducting its fees and expenses and subject to the terms and conditions set forth in the deposit agreement.

You may turn in your ADSs to the depositary in exchange for the Class A ordinary shares underlying your ADSs. The depositary will charge you fees for any exchange.

We may amend or terminate the deposit agreement without your consent, and if you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

You should carefully read the section in this prospectus entitled “Description of American Depositary Shares” to better understand the terms of the ADSs. You should also read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.

Use of proceeds	Our net proceeds from this offering are expected to be approximately US$ million, or approximately US$ million if the underwriters exercise their over-allotment option to purchase additional ADSs in full, assuming an initial public offering price of US$ per ADS, which is the midpoint of the estimated range of the initial public offering price, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. We anticipate using the proceeds as follows:

•	approximately US$ million to expand our data center infrastructure;

•	approximately US$ million to expand our network infrastructure; and

•	the remaining amount to fund working capital and for other general corporate purposes, including research and development, and strategic investments in, and acquisitions of, complementary businesses.

Listing	We have applied to have the ADSs listed on the NASDAQ Global Market.

Proposed NASDAQ Global Market symbol	VNET

Depositary	Citibank, N.A.

Lock-up	We, our directors, executive officers, existing shareholders and certain of our option holders have agreed with the underwriters not to sell, transfer or otherwise dispose of any of our ordinary shares or ADSs representing our ordinary shares for 180 days after the date of this prospectus. In addition, we have instructed Citibank N.A., as depositary, not to accept any deposit of any ordinary shares or issue any ADSs for 180 days after the date of this prospectus (other than in connection with this offering), unless we instruct the depositary otherwise. See “Underwriting.”

Reserved ADSs	At our request, the underwriters have reserved for sale, at the initial public offering price, up to an aggregate of ADSs offered in this offering to some of our directors, officers, employees, business associates and related persons through a directed share program.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of risks you should carefully consider before investing in our ADSs.

The number of ordinary shares that will be outstanding immediately after this offering:

•	assumes no exercise of the underwriters’ over-allotment option to purchase additional ADSs;

•	assumes the conversion of all outstanding preferred shares into Class B ordinary shares immediately prior to the completion of this offering;

•

excludes                     Class A ordinary shares issuable upon the exercise of                     options outstanding as of                      under our 2010 share incentive plan, as amended, at a weighted average exercise price of approximately US$             per ordinary share;

•	excludes 36,585,630 Class A ordinary shares reserved for future issuance under our 2010 share incentive plan; and

•	gives effect to a 10-for-1 share split that became effective on March 31, 2011.

SUMMARY CONSOLIDATED FINANCIAL DATA AND OPERATING DATA

You should read the following information concerning us in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Our summary consolidated financial data presented below for the years ended December 31, 2008, 2009 and 2010 and our balance sheet data as of December 31, 2009 and 2010 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our balance sheet data as of December 31, 2008 have been derived from our audited financial statements not included in this prospectus. Our audited consolidated financial statements are prepared in accordance with the accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results are not necessarily indicative of our results for future periods.

	For the Year Ended December 31,
	2008	2009	2010
	RMB	RMB	RMB	US$
	(in thousands, except share, per share data)
Consolidated Statement of Operations Data:
Net revenues
Hosting and related services	213,181	284,780	374,946	56,810
Managed network services	27,590	28,855	150,257	22,766

Total net revenues	240,771	313,635	525,203	79,576
Cost of revenues(1)	(174,598)	(229,304)	(396,858)	(60,130)

Gross profit	66,173	84,331	128,345	19,446
Operating expenses:
Sales and marketing expenses(1)	(21,125)	(24,132)	(51,392)	(7,787)
General and administrative expenses(1)	(31,823)	(25,457)	(282,298)	(42,772)
Research and development costs(1)	(5,858)	(7,607)	(19,924)	(3,019)
Changes in the fair value of contingent purchase consideration payable	—	—	(7,537)	(1,142)

Operating profit (loss)	7,367	27,135	(232,806)	(35,274)
Net profit (loss) from continuing operations	10,608	59,981	(234,715)	(35,563)

Loss from discontinued operations	(28,566)	(63,910)	(12,952)	(1,962)
Net loss	(17,958)	(3,929)	(247,667)	(37,525)
Net loss attributable to non-controlling interest	(295)	(1,990)	(7,722)	(1,170)

Net loss attributable to ordinary shareholders	(18,253)	(5,919)	(255,389)	(38,695)

Earning (loss) per share:
Net profit (loss) from continuing operations	0.14	0.18	(3.39)	(0.51)
Loss from discontinued operations	(0.40)	(0.89)	(0.18)	(0.03)

Basic	(0.26)	(0.08)	(3.57)	(0.54)

Net profit (loss) from continuing operations	0.06	0.32	(3.39)	(0.51)
Loss from discontinued operations	(0.16)	(0.35)	(0.18)	(0.03)

Diluted	(0.10)	(0.03)	(3.57)	(0.54)

Shares used in earning (loss) per share computation:
Basic	71,526,320	71,526,320	71,526,320	71,526,320
Diluted	182,492,500	182,492,500	71,526,320	71,526,320
Non-GAAP Financial Data:(2)
Adjusted gross profit	68,505	86,478	141,990	21,514
Adjusted net profit	7,666	24,902	59,454	9,008
EBITDA	22,546	48,110	(201,761)	(30,570)
Adjusted EBITDA	22,546	48,110	83,657	12,675

(1)	Includes share-based compensation expenses as follows:

	For the Year Ended December 31,
	2008	2009	2010
	RMB	RMB	RMB	US$
	(in thousands)
Allocation of share-based compensation expenses:
Cost of revenues	—	—	4,645	704
Sales and marketing expenses	—	—	11,884	1,801
General and administrative expenses	—	—	254,936	38,626
Research and development costs	—	—	6,416	972

Total share-based compensation expenses	—	—	277,881	42,103

(2)	See “—Non-GAAP Financial Measures.”

The following table presents certain selected operating data as of and for the dates and periods indicated.

	As of and for the Year Ended December 31,
	2008	2009	2010
Selected Operating Data:
Number of cabinets at period end	2,787	4,157	5,750
Average monthly recurring revenues (RMB in thousands)	20,731	24,363	41,884
Number of customers at period end	1,224	1,225	1,355
Churn rate as measured by monthly recurring revenues	3.3%	0.8%	0.9%

The following table presents a summary of our consolidated balance sheet data as of December 31, 2008, 2009 and 2010.

	As of December 31,
	2008	2009	2010
	RMB	RMB	RMB	US$	US$	US$
					Pro forma(1)	Pro forma as adjusted(2)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	75,338	71,998	83,256	12,615
Accounts receivable	39,814	40,262	76,373	11,572
Total current assets	133,522	213,838	193,957	29,388
Property and equipment, net	93,308	99,103	197,015	29,851
Intangible assets	22,830	17,161	157,086	23,801
Goodwill	12,507	12,507	170,171	25,784
Total assets	263,067	347,123	725,587	109,939
Total current liabilities	272,824	315,734	210,559	31,903
Total liabilities	307,912	326,929	444,004	67,274
Total mezzanine equity	991,110	991,110	991,110	150,168
Total shareholders’ (deficit) equity	(1,035,955)	(970,916)	(709,527)	(107,503)

Notes: (1)	The pro forma consolidated balance sheet data as of December 31, 2010 has been adjusted to give effect to (A) the issuance of a total of 37,196,750 Series C1 preferred shares on January 14, 2011 and February 17, 2011, with net proceeds of US$35.0 million and (B) the automatic conversion of all of our outstanding ordinary shares and preferred shares into Class B ordinary shares immediately prior to completion of this offering.

(2)	The pro forma as adjusted consolidated balance sheet data as of December 31, 2010 has been adjusted to give effect to (A) the pro forma adjustments as set forth in (1) above and (B) the issuance and sale of Class A ordinary shares in the form of ADSs by us in this offering, at the initial public offering price of US$ per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

Non-GAAP Financial Measures

In evaluating our business, we consider and use the following non-GAAP measures as supplemental measures to review and assess our operating performance: adjusted gross profit, adjusted net profit, EBITDA and adjusted EBITDA. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP. We define adjusted gross profit as gross profit excluding share-based compensation expenses and amortization expenses of intangible assets related to acquisitions. We define adjusted net profit as net profit (loss) from continuing operations excluding share-based compensation expenses, amortization expenses of intangible assets derived from acquisitions, changes in the fair value of contingent purchase consideration payable and unrecognized tax benefits, tax incentive receipt and outside basis difference. We define EBITDA as net profit (loss) from continuing operations before income tax expense (benefit), foreign exchange gain, other expenses, other income, interest expense, interest income and depreciation and amortization. We define adjusted EBITDA as EBITDA excluding share-based compensation expenses and changes in the fair value of contingent purchase consideration payable.

We believe that the use of these non-GAAP measures facilitates investors’ assessment of our operating performance from period to period and from company to company by backing out potential differences caused by variations in items such as capital structures (affecting relative interest expenses), the book amortization of intangibles (affecting relative amortization expenses), the age and book value of property and equipment (affecting relative depreciation expenses) and other non-cash expenses (affecting share-based compensation expenses). We also present these non-GAAP measures because we believe these non-GAAP measures are frequently used by securities analysts, investors and other interested parties as measures of the financial performance of companies in our industry.

These non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. These non-GAAP financial measures have limitations as analytical tools, and when assessing our operating performance, investors should not consider them in isolation, or as a substitute for net income (loss) or other consolidated statements of operation data prepared in accordance with U.S. GAAP. Some of these limitations include, but are not limited to:

•	they do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, our working capital needs;

•	they do not reflect the interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•	they do not reflect income taxes or the cash requirements for any tax payments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and adjusted net profit, EBITDA and adjusted EBITDA do not reflect any cash requirements for such replacements;

•

while share-based compensation is a component of cost of revenues and operating expenses, the impact to our consolidated financial statements compared to other companies can vary significantly due to such factors as assumed life of the options and assumed volatility of our ordinary shares; and

•	other companies may calculate adjusted gross profit, adjusted net profit, EBITDA and adjusted EBITDA differently than we do, limiting the usefulness of these non-GAAP measures as comparative measures.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using adjusted gross profit, adjusted net profit, EBITDA and adjusted EBITDA only as supplemental measures. Our adjusted gross profit, adjusted net profit, EBITDA and adjusted EBITDA are calculated as follows for the periods presented:

	For the Year Ended December 31,
	2008	2009	2010
	RMB	RMB	RMB	US$
	(in thousands)
Gross profit	66,173	84,331	128,345	19,446
Plus: share-based compensation expenses	—	—	4,645	704
Plus: amortization expenses of intangible assets derived from acquisitions	2,332	2,147	9,000	1,364

Adjusted gross profit	68,505	86,478	141,990	21,514

Net profit (loss) from continuing operations	10,608	59,981	(234,715)	(35,563)
Plus: share-based compensation expenses	—	—	277,881	42,103
Plus: amortization expenses of intangible assets derived from acquisitions	2,332	2,147	9,000	1,364
Plus: changes in the fair value of contingent purchase consideration payable	—	—	7,537	1,142
Less: unrecognized tax benefits, tax incentive receipt and outside basis difference	(5,274)	(37,226)	(249)	(38)

Adjusted net profit	7,666	24,902	59,454	9,008

Net profit (loss) from continuing operations	10,608	59,981	(234,715)	(35,563)
Plus: income tax expense (benefit)	3,821	(32,860)	1,588	241
Less: foreign exchange gain	(5,545)	(88)	(1,646)	(249)
Plus: other expenses	1,123	1,207	906	137
Less: other income	(2,294)	(694)	(1,152)	(175)
Plus: interest expense	1,297	416	2,793	423
Less: interest income	(1,643)	(827)	(580)	(88)
Plus: depreciation	12,263	15,990	19,673	2,981
Plus: amortization	2,916	4,985	11,372	1,723

EBITDA	22,546	48,110	(201,761)	(30,570)
Plus: share-based compensation expenses	—	—	277,881	42,103
Plus: changes in the fair value of contingent purchase consideration payable	—	—	7,537	1,142

Adjusted EBITDA	22,546	48,110	83,657	12,675

RISK FACTORS

An investment in our ADSs involves significant risks. You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We may not be able to successfully implement our expansion plan.

We plan to further increase our services capacities. We plan to increase the aggregate number of cabinets under our management from 5,750 cabinets as of December 31, 2010 to more than 10,000 cabinets by the end of 2013 through adding new self-built data centers and partnered data centers. In addition, we plan to expand our private optical fibers network to cover all of our major data centers throughout China and plan to increase our network services capacity from over 295 gigabytes per second presently to over 1,000 gigabytes per second by the end of 2013. To achieve this expansion plan, we will be required to commit a substantial amount of operating and financing resources. Our planned capital expenditures, together with our ongoing operating expenses, will cause substantial cash outflows. If we are not able to generate sufficient operating cash flows or obtain third-party financings, our ability to fund our expansion plan may be limited. Additional debt or equity financing may not be available when needed or, if available, may not be available on satisfactory terms. Our inability to obtain additional debt and/or equity financing or to generate sufficient cash from operations may require us to prioritize projects or curtail capital expenditures and could adversely affect our results of operations.

In addition, site selection is a critical factor in our expansion plans, and there may not be suitable properties available with the necessary combination of high power capacity and fiber connectivity. Moreover, we may not have sufficient customer demand in the markets where our data centers are located. We may overestimate the demand for our services and as a result may increase our data center capacity or expand our Internet network more aggressively than needed, resulting in a negative impact to our gross profit margins. Furthermore, the costs of construction and maintenance of new data centers constitute a significant portion of our capital resources and operating expenses. If our planned expansion does not achieve the desired results, our operating margins could be materially reduced, which would materially impair our profitability and adversely affect our business and results of operations.

Any significant or prolonged failure in our infrastructure or services would lead to significant costs and disruptions and would reduce our revenue, harm our business reputation and have a material adverse effect on our financial results.

Our data centers, power supplies and network are subject to failure, and problems with the cooling equipment, generators, backup batteries, routers, switches, or other equipment, whether or not within our control, could result in service interruptions and data losses for our customers as well as equipment damage. Our customers locate their computing and networking equipment in our data centers, and any significant or prolonged failure in our infrastructure or services could significantly disrupt the normal business operations of our customers and harm our reputation and reduce our revenue. While we offer data backup services and disaster recovery services, which could mitigate the adverse effects of such a failure, most of our customers do not subscribe for these services. Accordingly, any failure or downtime in one of our data center facilities could affect many of our customers. The total destruction or severe impairment of any of our data center facilities could result in significant downtime of our services and loss of customer data. Since our ability to attract and retain customers depends on our ability to provide highly reliable service, even minor interruptions in our service could harm our reputation. The services we provide are subject to failures resulting from numerous factors, including:

•	equipment failure;

•	power outages;

•	human error or accidents;

•	network connectivity downtime;

•	physical, electronic and cyber security breaches;

•	fire, earthquake, hurricane, tornado, flood and other natural disasters;

•	extreme temperatures;

•	water damage;

•	public health emergencies;

•	fiber cuts;

•	terrorist attacks; and

•	theft, sabotage and vandalism.

While we have not experienced any material interruptions in the past, services interruptions continue to be a significant risk for us and could materially impact our business.

Any future services interruptions could:

•	require us to waive fees for the month or provide free services in the following month;

•	cause our customers to seek damages for losses incurred;

•	require us to replace existing equipment or add redundant facilities;

•	cause existing customers to cancel or elect not to renew their contracts;

•	affect our reputation as a reliable provider of data center services; or

•	make it more difficult for us to attract new customers or cause us to lose market share.

Any of these events could materially increase our expenses or reduce our revenue, which would have a material adverse effect on our operating results.

We compete with, and our business substantially depends on, China Telecom and China Unicom for hosting facilities and other telecommunication resources.

Our business depends on our relationships with China Telecom and China Unicom, two major telecommunications carriers in China, for hosting facilities and bandwidth, and to some extent, for optical fibers. We directly enter into agreements with the local subsidiaries of China Telecom or China Unicom, where we lease some or all of the cabinets in the data centers built and operated by them, with power systems, cabling and wiring and other data center equipment pre-installed. Because each local subsidiary of China Telecom or China Unicom has independent legal power to execute contracts, our contract terms with these subsidiaries vary and are determined on a case-by-case basis. During the past two years, we have entered into 35 agreements with 35 subsidiaries of China Telecom or China Unicom. We generally refer to this type of data centers as our “partnered” data centers. As of December 31, 2010, we leased 3,105 cabinets from China Telecom and China Unicom that are housed in our 44 partnered data centers, accounting for 54.0% of the total number of our cabinets under management. We also rely on China Telecom and China Unicom for a significant portion of our bandwidth needs and lease optical fibers from them to connect our data centers with each other and with the telecommunications backbones and other ISPs. Our agreements with affiliates of China Telecom or China Unicom usually have a one-year term with automatic renewal option. In addition, China Telecom and China Unicom also provide data center services and directly compete with us for customers. See “—We may not be able to compete effectively against our current and future competitors.” We believe that we have good business relationships with China Telecom and China Unicom, and we have access to adequate hosting facilities, bandwidth and optical fibers to provide our services. However, there can be no assurance that we will be able to secure hosting facilities and bandwidth from China Telecom and China Unicom on commercially acceptable terms, or at all. As a result, our business and results of operations would be materially and adversely affected.

Our leases for data centers could be terminated early, we may not be able to renew our existing leases on commercially reasonable terms, and our rent could increase substantially in the future, which could materially and adversely affect our operations.

We lease buildings with suitable power supplies and safe structures meeting our data center requirements and convert them into data centers by installing power generators, air conditioning systems, cables, cabinets and other equipment. We generally refer to this type of data centers as “self-built” data centers. Our operating leases generally have three to ten year lease terms with renewal options. As of December 31, 2010, our self-built data centers have 2,645 cabinets, or 46.0% of the total number of our cabinets under our management. We plan to renew our existing leases upon expiration. However, we may not be able to renew these leases on commercially reasonable terms, if at all. We may experience an increase in our rent payments. If any such event happens, we may have to relocate our data center equipment and the servers and equipments of our customers to a new building and incur significant expenses related to relocation. Any relocation could also affect our ability to provide services and harm our reputation. As a result, our business and results of operations could be materially and adversely affected.

Difficulties in identifying, consummating and integrating acquisitions and potential write-off in connection with acquisitions may have a material and adverse effect on our business and results of operations.

As part of our growth strategy, we have acquired, and may in the future acquire, companies that are complementary to our business. For instance, in September 2010, we acquired 51% equity interests in two companied that provide managed network services in China, Beijing Chengyishidai Network Technology Co., Ltd. and Zhiboxintong (Beijing) Network Technology Co., Ltd., which we collectively refer to as “Managed Network Entities,” with the option to acquire the remaining 49% equity interests in the Managed Network Entities before December 31, 2011. Past and future acquisitions may expose us to potential risks, including risks associated with:

•	the integration of new operations and the retention of customers and personnel;

•	unforeseen or hidden liabilities;

•	the diversion of resources from our existing business and technology;

•	failure to achieve synergies with our existing business as anticipated;

•	failure of the newly acquired businesses, technologies, services and products to perform as anticipated;

•	inability to generate sufficient revenue to offset additional costs;

•	the costs of acquisitions; or

•	the potential loss of or harm to relationships with both our employees and customers resulting from our integration of new businesses.

Any of the potential risks listed above could have a material and adverse effect on our ability to manage our business and our results of operation.

In addition, we record goodwill if the purchase price we pay in the acquisitions exceeded the amount assigned to the fair value of the assets or business acquired. We are required to test our goodwill and intangible assets for impairment annually or more frequently if events or changes in circumstances indicate that it might be impaired. We may record impairment of goodwill and acquired intangible assets in connection with our acquisitions if the carrying value of our acquisition goodwill and related acquired intangible assets in connection with our past or future acquisitions, including our acquisition of Managed Network Entities, are determined to be impaired. We cannot assure the acquired businesses, technologies, services and products from our past acquisitions, including our acquisition of Managed Network Entities, and any potential transaction will generate sufficient revenue to offset the associated costs or other potential harmful effects on our business. Furthermore, we may need to raise additional debt or sell additional equity or equity-linked securities to make or complete such acquisitions. See “Risks Related to Our Business and Industry—We may require additional capital to meet our future capital needs, which could adversely affect our financial position and result in additional shareholder dilution.”

We may not be able to continue to increase sales to our existing customers and add new customers, which would adversely affect our operating results.

Our growth depends on our ability to continue to expand our service offerings to existing customers and attract new customers. We may be unable to sustain our growth for a number of reasons, such as:

•	capacity constraints;

•	inability to identify new locations to build new data centers;

•	inability to secure reliable data centers for cooperation or lease;

•	reduction in the demand for our services due to economic downturn or our customers’ decision to develop data center services in-house;

•	inability to effectively and efficiently market our services to new customers;

•	inability to expand our sales to existing customers; and

•	reliability, quality or compatibility problems with our services.

A substantial amount of our past revenues were derived from service upgrades by existing customers. Our costs associated with increasing revenues from existing customers are generally lower than costs associated with generating revenues from new customers. Therefore, slowing revenue growth or declining revenues from our existing customers, even if offset by an increase in revenues from new customers, could reduce our operating margins. Any failure by us to continue attracting new customers or grow our revenues from existing customers for a prolonged period of time could have a material adverse effect on our operating results.

We may not be able to compete effectively against our current and future competitors.

We face competition from various industry players, including carriers such as China Telecom and China Unicom, carrier-neutral service providers in China such as ChinaNetCenter and Dnion Technology, and the in-house data centers of major corporations, as well as new market entrants in the future. Competition is primarily centered on the quality of service and technical expertise, security reliability and functionality, reputation and brand recognition, financial strength, the breadth and depth of services offered, and price. Some of our current and future competitors have substantially greater financial, technical and marketing resources, greater brand recognition, and more established relationships in the industry than we do. As a result, some of these competitors may be able to:

•	adapt to new or emerging technologies and changes in customer requirements more quickly;

•	bundle and provide services at reduced prices;

•	respond more quickly to acquisition and investment opportunities;

•	adopt more aggressive pricing policies and devote greater resources to the promotion, marketing and sales of their services; and

•	devote greater resources to research and development.

If we are unable to compete effectively and successfully against our current and future competitors, our business prospects, financial condition and results of operations could be materially and adversely affected.

We depend on third-party suppliers for key elements of our network infrastructure.

To provide high performance connectivity services to our customers through our network access points, we purchase connections from several network service providers, primarily China Telecom and China Unicom. We can offer no assurances that these service providers will continue to provide service to us on a cost-effective basis or on otherwise competitive terms, if at all, or that these providers will provide us with additional capacity to adequately meet customer demand or to expand our business. Any of these could limit our growth prospects and materially and adversely affect our business.

We also depend on third parties for optical fibers for our data transmission network. We offer no assurance that we will be able to maintain a good relationship with our fiber suppliers or renew our leases on commercially reasonably terms, if at all. Any occurrence of these events or others could materially and adversely affect our ability to provide services and affect our business and results of operations.

In addition, we currently purchase routers, switches and other equipment from a limited number of vendors. We do not carry significant inventories of the products we purchase, and we have no guaranteed supply arrangements with our vendors. The loss of a significant vendor could delay any build-out of our infrastructure and increase our costs. If our suppliers fail to provide products or services that comply with evolving Internet standards or that interoperate with other products or services we use in our network infrastructure, then we may be unable to meet all or a portion of our customer service commitments, which could materially and adversely affect our results.

We may be vulnerable to security breaches to both our self-built and partnered data centers, which could disrupt our operations and have a material adverse effect on our business, financial performance and operating results.

A party who is able to compromise the security measures of our data centers and networks or the security of our infrastructure could misappropriate either our proprietary information or the information of our customers, or cause interruptions or malfunctions in our operations. In addition, we have less control over our partnered data centers, which are operated by China Telecom or China Unicom. We may be required to expend significant capital and resources to protect against such threats or to alleviate problems caused by breaches in security. As techniques used to breach security change frequently, and are generally not recognized until launched against a target, we may not be able to implement security measures in a timely manner or, if and when implemented, we may not be certain whether these measures could be circumvented. Any breaches that may occur could expose us to increased risk of lawsuits, regulatory penalties, loss of existing or potential customers, harm to our reputation and increases in our security costs, which could have a material adverse effect on our financial performance and operating results.

Increased telecommunication costs may adversely affect our operating results.

Our success depends in part upon the capacity, reliability, and performance of our network infrastructure, including the capacity leased from our Internet bandwidth suppliers, which are primarily China Telecom and China Unicom. We depend on these companies to provide us with uninterrupted and error-free services through their telecommunications networks. However, some of these providers are also our competitors and we exercise little control over our bandwidth suppliers. In addition, we have experienced and expect to continue to experience interruptions or delays in network services. Any failure on our part or the part of our third-party suppliers to achieve or maintain high data transmission capacity, reliability or performance could significantly reduce customer demand for our services and damage our business and reputation.

As our customer base grows and their usage of telecommunications capacity increases, we may be required to make additional investments in our capacity to maintain adequate data transmission speeds. The availability of such capacity may be limited or the cost may be on terms unacceptable to us. If adequate capacity is not available to us as our customers’ usage increases, our network may be unable to achieve or maintain sufficiently high data transmission capacity, reliability or performance. In addition, our operating margins will suffer if our bandwidth suppliers increase the prices for their services and we are unable to pass along the increased costs to our customers.

If we are unable to meet our customers’ requirements, our reputation and operating results could suffer.

Our agreements with our customers contain certain guarantees regarding our performance. For hosting services, we guarantee 99.99% uptime for power and 99.9% uptime for network connectivity, failure of which will cause us to provide free service for the following month. Although we have not had any material customer claims for power failures or network disconnections, our success depends on our ability to meet or exceed our customers’ expectations. We have not had any major customer service issues in the past. However, if in the future we are unable to provide customers with quality customer support in a variety of areas, we could face customer dissatisfaction, decreased overall demand for our services, and loss of revenue. In addition, our inability to meet customer service expectations may damage our reputation and could consequently limit our ability to retain existing customers and attract new customers, which would adversely affect our ability to generate revenue and negatively impact our operating results.

We rely on customers in the Internet sector for most of our revenues.

We derived more than 70% of our revenues in 2010 from customers in China’s Internet sector, including portals, search engines, online media, e-commerce and online game companies. The business models of these Internet companies are relatively new and have not been well proven. Many Internet companies base their business prospects on the continued growth of China’s Internet market, which may not happen as expected. In addition, our business would suffer if companies in China’s Internet sector reduce the outsourcing of their data center services. If any of these events happen, we may lose customers or have difficulties in selling our services, which would materially and adversely affect our business and results of operations.

We may require additional capital to meet our future capital needs, which may adversely affect our financial position and result in additional shareholder dilution.

We will require significant capital expenditures to fund our future growth. We may need to raise additional funds through equity or debt financings in the future in order to meet our operating and capital needs. If we raise additional funds through further issuances of equity or equity-linked securities, our existing shareholders could suffer significant dilution in their percentage ownership of our company, and any new equity securities we issue could have rights, preferences, and privileges senior to those of holders of our ordinary shares. In addition, any debt financing that we may obtain in the future could have restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions.

Increased power costs and limited availability of electrical resources may adversely affect our operating results.

Costs of power account for a significant portion of our costs for both our self-built data centers and partnered data centers. We may not be able to pass on increased power costs to our customers, which could harm our results of operations. Power and cooling requirements at our data centers are also increasing as a result of the increasing power demands of today’s servers. Since we rely on third parties to provide our data centers with power sufficient to meet our customers’ power needs, our data centers could have a limited or inadequate access to electricity. Our customers’ demand for power may also exceed the power capacity in our older data centers, which may limit our ability to fully utilize these data centers. This could adversely affect our relationships with our customers, which could harm our business and have an adverse effect on our results of operations.

If we are unable to manage our growth effectively, our financial results could suffer.

The growth of our business and our service offerings may strain our operating and financial resources. Furthermore, we intend to continue expanding our overall business, customer base, headcount, and operations. Managing a geographically dispersed workforce requires substantial management effort and significant additional investment in our operating and financial system capabilities and controls. If our information systems are unable to support the demands placed on them by our growth, we may need to implement new systems which would be disruptive to our business. We may be unable to manage our expenses effectively in the future due to the expenses associated with these expansions, which may negatively impact our gross margins or operating expenses. If we fail to improve our operational systems or to expand our customer service capabilities to keep pace with the growth of our business, we could experience customer dissatisfaction, cost inefficiencies, and lost revenue opportunities, which may materially and adversely affect our operating results.

If we are unable to adapt to evolving technologies and customer demands in a timely and cost-effective manner, our ability to sustain and grow our business may suffer.

To be successful, we must adapt to our rapidly changing market by continually improving the performance, features, and reliability of our services and modifying our business strategies accordingly. We could also incur substantial costs if we need to modify our services or infrastructure in order to adapt to these changes. We may not be able to timely adapt to changing technologies, if at all. Our ability to sustain and grow our business would suffer if we fail to respond to these changes in a timely and cost-effective manner. New technologies or industry standards have the potential to replace or provide lower cost alternatives to our data center services. The adoption of such new technologies or industry standards could render some or all of our services obsolete or unmarketable. We cannot guarantee that we will be able to identify the emergence of all of these new service alternatives successfully, modify our services accordingly, or develop and bring new products and services to market in a timely and cost-effective manner to address these changes. If and when we do identify the emergence of new service alternatives and introduce new products and services to market, those new products and services may need to be made available at lower price points than our then-current services. Failure to provide services to compete with new technologies or the obsolescence of our services could lead us to lose current and potential customers or could cause us to incur substantial costs, which would harm our operating results and financial condition. Our introduction of new service alternative products and services that have lower price points than current offerings may result in our existing customers switching to the lower cost products, which could reduce our revenue and have a material adverse effect of our operating results.

If we fail to maintain a strong brand name and protect our brand name from dilution, we may lose our existing customers and have difficulties retaining new customers, which may have an adverse effect on our business and results of operation.

We have enjoyed a strong brand name in Chinese, “ ,” among our customers. As our business grows, we plan to continue to focus our efforts to establish a wider recognition of our brand to attract potential customers. We cannot assure you that we will effectively allocate our resources for these activities or succeed in maintaining and broadening our brand recognition among the customers. Our major brand names and logos are registered trademarks in China. However, preventing trademark and trade name infringement or misuse could be difficult, costly and time-consuming, particularly in China. There had been incidents in the past where third parties used our brand without our authorization and we had to resort to litigation to protect our intellectual property rights. We may continue to experience similar disputes in the future or otherwise fail to fully protect our brand name, which may have an adverse effect on our business and financial results.

Rapid urbanization and changes in zoning and urban planning in China may cause our leased properties to be demolished, removed or otherwise affected.

China is undergoing a rapid urbanization process, and zoning requirements and other governmental mandates with respect to urban planning of a particular area may change from time to time. When there is a change in zoning requirements or other governmental mandates with respect to the areas where our data centers are located, the affected data centers may need to be demolished and removed. As a result, we may have to relocate our data centers to other locations. We have not experienced such demolition and relocation in the past, but we cannot assure you that we will not experience demolitions or interruptions of our data center operations due to zoning or other local regulations. Any such demolition and relocation could cause us to lose primary locations for our data centers and we may not be able to achieve comparable operation results following the relocations. While we may be reimbursed for such demolition and relocation, we cannot assure you that the reimbursement, as determined by the relevant government authorities, will be sufficient to cover our direct and indirect losses. Accordingly, our business, results of operations and financial condition may be materially and adversely affected.

Our business depends substantially on the continuing efforts of our executives, and our business may be severely disrupted if we lose their services.

Our future success heavily depends upon the continued services of our executives and other key employees. In particular, we rely on the expertise and experience of Sheng Chen, our co-founder, chairman and chief executive officer, and Jun Zhang, our co-founder and chief operating officer. We rely on their industry expertise, their experience in our business operations and sales and marketing, and their working relationships with our employees, our other major shareholders, our clients and relevant government authorities. If one or more of our senior executives were unable or unwilling to continue in their present positions, we might not be able to replace them easily or at all. If any of our senior executives joins a competitor or forms a competing company, we may lose clients, suppliers, key professionals and staff members. Each of our executive officers has entered into an employment agreement with us, which contains non-competition provisions. However, if any dispute arises between our executive officers and us, we cannot assure you the extent to which any of these agreements could be enforced in China, where these executive officers reside, in light of the uncertainties with China’s legal system. See “—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.”

If we are unable to recruit or retain qualified personnel, our business could be harmed.

We must continue to identify, hire, train, and retain IT professionals, technical engineers, operations employees, and sales and management personnel who maintain relationships with our customers and who can provide the technical, strategic, and marketing skills required for our company to grow. There is a shortage of qualified personnel in these fields, and we compete with other companies for the limited pool of these personnel. Any failure to recruit and retain necessary technical, managerial, sales, and marketing personnel, including but not limited to members of our executive team, could harm our business and our ability to grow our company.

The uncertain economic environment may continue to have an impact on our business and financial condition.

The uncertain economic environment could have an adverse effect on our liquidity. While we believe we have a strong customer base, if the current market conditions were to worsen, some of our customers may have difficulty paying us and we may experience increased churn in our customer base and reductions in their commitments to us. We may also be required to further increase our allowance for doubtful accounts and our results would be negatively impacted. Our sales cycle could also be lengthened if customers slow spending, or delay decision-making, on our products and services, which could adversely affect our revenues growth and our ability to recognize revenue. Finally, we could also experience pricing pressure as a result of economic conditions if our competitors lower prices and attempt to lure away our customers with lower cost solutions. Finally, our ability to access the capital markets may be severely restricted at a time when we would like, or need, to do so which could have an impact on our flexibility to pursue additional expansion opportunities and maintain our desired level of revenue growth in the future.

Our operating results may fluctuate, which could make our future results difficult to predict and could cause our operating results to fall below investor or analyst expectations.

Our operating results may fluctuate due to a variety of factors, including many of the risks described in this section, which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. You should not rely on our operating results for any prior periods as an indication of our future operating performance. Fluctuations in our revenue can lead to even greater fluctuations in our operating results. Our budgeted expense levels depend in part on our expectations of long-term future revenue. Given relatively fixed operating costs related to our personnel and facilities, any substantial adjustment to our expenses to account for lower than expected levels of revenue will be difficult and time consuming. Consequently, if our revenue does not meet projected levels, our operating performance will be negatively affected. If our revenue or operating results do not meet or exceed the expectations of investors or securities analysts, the price of our ADSs may decline.

In preparing our consolidated financial statements, we have identified a material weakness and other control deficiencies in our internal control over financial reporting. If we fail to maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence in our company and the market price of our ADSs may be adversely affected.

We will be subject to reporting obligations under the U.S. securities laws after this offering. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Prior to this offering, we have been a private company with limited accounting personnel and other resources for addressing our internal controls over financial reporting. In connection with the audit of our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm identified one “material weakness” and certain other deficiencies in our internal controls over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board of the United States, a “material weakness” is a deficiency, or a combination of deficiencies, in internal controls over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness identified related to our lack of adequate resources with the requisite U.S. GAAP and SEC financial accounting and reporting expertise to support the accurate and timely assembly and presentation of our consolidated financial statements and related disclosures.

Following the identification of the material weakness and other control deficiencies, we have taken the following remedial measures to improve our internal control over financial reporting: (1) hired an AICPA designated chief financial officer with publicly listed company SEC reporting and U.S. GAAP experience and who also has audit committee member expertise in June 2010; (2) commenced the preparation of a comprehensive set of written accounting policies and procedures manual to guide our financial personnel in addressing significant accounting and financial statement close issues in preparation of our financial statements so that they are in compliance with U.S. GAAP and SEC requirements; (3) adopting formal policies to accommodate our planned accelerated financial reporting close-process that accelerates the timely reconciliations of the amounts recorded by us against the amounts recorded by our customers and suppliers; (4) implementing formal information technology approval and authorization policies and procedures for user account management to regulate user account creation, modification and deletion; and (5) formalizing our transfer pricing policy to ensure the timely preparation and maintenance of sufficient supportable documentation that adequately supports the Group’s transfer pricing policy.

We plan to take additional measures to improve our internal controls over financial reporting in 2011, including (1) hiring additional accounting personnel with extensive experience in U.S. GAAP and SEC reporting requirements; (2) hiring a director of internal audit with requisite experience in Section 404 of the Sarbanes-Oxley Act and U.S. GAAP; (3) establishing an audit committee and pursuing plans to build up an internal audit function; and (4) continuing to develop and improve our internal policies relating to internal controls over financial reporting. However, we cannot assure you that we will be able to remediate our material weakness and other control deficiencies in a timely manner. We are not able to estimate with reasonable certainty the costs that we will need to incur to implement these and other measures designed to improve our internal controls over financial reporting.

Upon completion of this offering, we will become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2012. In addition, beginning at the same time, our independent registered public accounting firm must report on the effectiveness of our internal control over financial reporting. If we fail to remedy the material weakness identified above, our management and our independent registered public accounting firm may conclude that our internal control over financial reporting is not effective. This could adversely impact the market price of our ADSs due to a loss of investor confidence in the reliability of our reporting processes. We will need to incur costs and use management and other resources in order to comply with Section 404.

We are subject to China’s anti-corruption laws and upon the completion of this offering, will be subject to the U.S. Foreign Corrupt Practices Act. Our failure to comply with these laws could result in penalties, which could harm our reputation and have an adverse effect on our business, results of operations and financial condition.

Upon the completion of this offering, we will be subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, which generally prohibits companies and anyone acting on their behalf from offering or making improper payments or providing benefits to foreign officials for the purpose of obtaining or keeping business, along with various other anti-corruption laws, including China’s. Our existing policies prohibit any such conduct and we are in the process of implementing additional policies and procedures designed to ensure that we, our employees and intermediaries comply with the FCPA and other anti-corruption laws to which we are subject. There is, however, no assurance that such policies or procedures will work effectively all the time or protect us against liability under the FCPA or other anti-corruption laws for actions taken by our employees and intermediaries with respect to our business or any businesses that we may acquire. We operate in the data center services industry in China and generally purchase our hosting facilities and telecommunications resources from state or government-owned enterprises and sell our services domestically to customers that include state or government-owned enterprises or government ministries, departments and agencies. This puts us in frequent contact with persons who may be considered “foreign officials” under the FCPA, resulting in an elevated risk of potential FCPA violations. If we are not in compliance with the FCPA and other applicable anti-corruption laws governing the conduct of business with government entities or officials, we may be subject to criminal and civil penalties and other remedial measures, which could have an adverse impact on our business, financial condition, results of operations. Any investigation of any potential violations of the FCPA or other anti-corruption laws by U.S. or foreign authorities, including Chinese authorities, could adversely impact our reputation, cause us to lose customer sales and access to hosting facilities and telecommunications resources, and lead to other adverse impacts on our business, financial condition and results of operations.

If we fail to protect our intellectual property rights, our business may suffer.

We consider our copyrights, trademarks, trade names and Internet domain names invaluable to our ability to continue to develop and enhance our brand recognition. Historically, the PRC has afforded less protection to intellectual property rights than the United States. We utilize proprietary know-how and trade secrets and employ various methods to protect such intellectual property. Unauthorized use of our copyrights, trademarks, trade names and domain names may damage our reputation and brand. Preventing copyright, trademark and trade name infringement or misuse could be difficult, costly and time-consuming, particularly in China. The measures we take to protect our copyrights, trademarks and other intellectual property rights are currently based upon a combination of trademark and copyright laws in China and may not be adequate to prevent unauthorized uses. Furthermore, application of laws governing intellectual property rights in China is uncertain and evolving, and could involve substantial risks to us. If we are unable to adequately protect our trademarks, copyrights and other intellectual property rights in the future, we may lose these rights, our brand name may be harmed, and our business may suffer materially. Furthermore, our management’s attention may be diverted by violations of our intellectual property rights, and we may be required to enter into costly litigation to protect our proprietary rights against any infringement or violation.

We may face intellectual property infringement claims that could be time-consuming and costly to defend. If we fail to defend ourselves against such claims, we may lose significant intellectual property rights and may be unable to continue providing our existing services.

Our technologies and business methods, including those relating to data center services, may be subject to third-party claims or rights that limit or prevent their use. Companies, organizations or individuals, including our competitors, may hold or obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to make, use or sell our services or develop new services, which could make it more difficult for us to operate our business. Intellectual property registrations or applications by others relating to the type of services that we provide may give rise to potential infringement claims against us. In addition, to the extent that we gain greater visibility and market exposure as a public company, we are likely to face a higher risk of being subject to intellectual property infringement claims from third parties. We expect that infringement claims may further increase as the number of products, services and competitors in our market increases. Further, continued success in this market may provide an impetus to those who might use intellectual property litigation as a tool against us.

It is critical that we use and develop our technology and services without infringing the intellectual property rights of third parties, including but not limited to patents, copyrights, trade secrets and trademarks. Intellectual property litigation is expensive and time-consuming and could divert management’s attention from our business. A successful infringement claim against us, whether with or without merit, could, among others things, require us to pay substantial damages, develop non-infringing technology or enter into royalty or license agreements that may not be available on acceptable terms, if at all, and cease making, licensing or using products that have infringed a third party’s intellectual property rights. Protracted litigation could also result in existing or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation, or could require us to indemnify our customers against infringement claims in certain instances. Any intellectual property litigation could have a material adverse effect on our business, results of operations or financial condition.

If we fail to defend ourselves against any intellectual property infringement claim, we may lose significant intellectual property rights and may be unable to continue providing our existing services, which could have a material adverse effect on our results of operations and business prospects.

We have granted, and may continue to grant, stock options and other forms of share-based incentive awards, which may result in significant share-based compensation expenses.

As of the date of this prospectus, options to purchase a total of 24,386,470 ordinary shares of our company were outstanding under our 2010 share incentive plan, as amended. See “Management—Share Incentive Plan.”

For the year ended December 31, 2010, we recorded RMB277.9 million (US$42.1 million) in share-based compensation expenses, including RMB71.8 million (US$10.9 million) in connection with options granted under our 2010 share incentive plan and RMB206.1 million (US$31.2 million) in connection with fully-vested ordinary shares set aside for our employees and non-employees. We believe share-based incentive awards enhance our ability to attract and retain key personnel and employees, and we will continue to grant stock options and other share-based awards to employees in the future. If our share-based compensation expenses continue to be significant, our results of operations would be materially and adversely affected.

We may not have adequate insurance coverage to protect us from potential losses.

Our operations are subject to hazards and risks normally associated with daily operations for our data center. Currently, we maintain insurance policies with respect to our equipment, but we do not maintain any business interruption insurance or third-party liability insurance. Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies do in more developed economies. The occurrence of any events not covered by our limited insurance may result in interruption of our operations and subject us to significant losses or liabilities. In addition, any losses or liabilities that are not covered by our current insurance policies or are not insured at all may have a material adverse effect on our business, results of operations and financial condition.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

Our business could be materially and adversely affected by natural disasters or public health emergencies, such as the outbreak of avian influenza, severe acute respiratory syndrome, or SARS, or another epidemic. On May 12, 2008 and April 14, 2010, severe earthquakes hit part of Sichuan province in southeastern China and part of Qinghai province in western China, respectively, resulting in significant casualties and property damage. While we did not suffer any loss or experience any significant increase in cost resulting from these earthquakes, if a similar disaster were to occur in the future that affected Beijing or another city where we have major operations, in our operations could be materially and adversely affected due to loss of personnel and damages to property. In addition, a similar disaster affecting a larger, more developed area could also cause an increase in our costs resulting from the efforts to resurvey the affected area. Even if we are not directly affected, such a disaster could affect the operations or financial condition of our customers and suppliers, which could harm our results of operations.

In April 2009, a new strain of influenza A virus subtype H1N1, commonly referred to as “swine flu,” was first discovered in North America and quickly spread to other parts of the world, including China. In early June 2009, the World Health Organization declared the outbreak to be a pandemic, while noting that most of the illnesses were of moderate severity. The PRC Ministry of Health has reported several hundred deaths caused by influenza A (H1N1). Any outbreak of avian influenza, SARS, influenza A (H1N1) or other adverse public health epidemic in China may have a material and adverse effect on our business operations. These occurrences could require the temporary closure of our offices or prevent our staff from traveling to our customers’ offices to provide on-site services. Such closures could severely disrupt our business operations and adversely affect our results of operations.

Risks Related to Our Corporate Structure

If the PRC government finds that the arrangements that establish the structure for operating our business do not comply with PRC government restrictions on foreign investment in the telecommunications business, we could be subject to severe penalties.

The PRC government regulates telecommunications-related businesses through strict business licensing requirements and other government regulations. These laws and regulations also include limitations on foreign ownership of PRC companies that engage in telecommunications-related businesses. Specifically, foreign investors are not allowed to own more than a 50% equity interest in any PRC company engaging in value-added telecommunications businesses.

Because we are a Cayman Islands company, we are classified as a foreign enterprise under PRC laws and regulations, and our wholly-owned PRC subsidiary, 21Vianet China, is a foreign-invested enterprise. To comply with PRC laws and regulations, we conduct our business in China through contractual arrangements with 21Vianet Technology and its shareholders. These contractual arrangements provide 21Vianet China with effective control over 21Vianet Technology. For a description of these contractual arrangements, see “Our Corporate History and Structure—Contractual Arrangements with Our Consolidated VIE.”

The Ministry of Industry and Information Technology, or MIIT, issued a circular in July 2006 requiring foreign investors to set up a foreign-invested enterprise and obtain a value-added telecommunications business operating license, or VAT license, in order to conduct any value-added telecommunications business in China. Pursuant to this circular, a domestic VAT license holder is prohibited from leasing, transferring or selling the license to foreign investors in any form, and from providing any assistance, including resources, sites or facilities, to foreign investors that conduct value-added telecommunications business in China illegally. Furthermore, the relevant trademarks and domain names that are used in the value-added telecommunications business must be owned by the local VAT license holder or its shareholder. The circular further requires each VAT license holder to have the necessary facilities for its approved business operations and to maintain such facilities in the regions covered by its license. In addition, all value-added telecommunications service providers are required to maintain network and information security in accordance with the standards set forth under relevant PRC regulations. Due to a lack of interpretations from MIIT, it is unclear what impact this circular will have on us or other similarly situated companies.

Based on its understanding of the relevant laws and regulations, King & Wood, our PRC legal counsel, is of the opinion that each of the contracts among 21Vianet China, 21Vianet Technology and the shareholders of 21Vianet Technology governed by PRC law is valid and legally binding upon each party of such agreements under PRC laws and regulations, and will not result in any violation of PRC laws or regulations currently in effect. However, there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, the telecommunications circular described above and the Telecommunications Regulations and the relevant regulatory measures concerning the telecommunications industry. Accordingly, there can be no assurance that the PRC regulatory authorities that regulate providers of data center service and other participants in the telecommunications industry, in particular, the Ministry of Industry and Information Technology, will ultimately take a view that is consistent with the opinion of our PRC legal counsel.

The relevant PRC regulatory authorities have broad discretion in determining whether a particular contractual structure violates PRC laws and regulations. If our corporate and contractual structure is deemed by the Ministry of Industry and Information Technology, or other regulators having competent authority, to be illegal, either in whole or in part, we may have to modify such structure to comply with regulatory requirements. However, we cannot assure you that we can achieve this without material disruption to our business. Further, if our corporate and contractual structure is found to be in violation of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violations, including:

•	revoking our business and operating licenses;

•	levying fines on us;

•	confiscating any of our income that they deem to have been obtained through illegal operations;

•	shutting down all or a portion of our networks and servers;

•	discontinuing or restricting our operations in China;

•	imposing conditions or requirements with which we may not be able to comply;

•	requiring us to modify our corporate and contractual structure;

•	restricting or prohibiting our use of the proceeds from this offering to finance our PRC affiliated entities’ business and operations; and

•	taking other regulatory or enforcement actions that could be harmful to our business.

Furthermore, in connection with litigation, arbitration or other judicial or dispute resolution proceedings, assets under the name of any of record holder of equity interest in our VIE, including such equity interest, may be put under court custody. As the consequence, we cannot be certain that the equity interest will be disposed pursuant to the contractual arrangement or ownership by the record holder of the equity interest. In addition, new PRC laws, rules and regulations may be introduced to impose additional requirements that may be applicable to our corporate structure and contractual arrangements. Occurrence of any of these events could materially and adversely affect our business, financial condition and results of operations.

Our contractual arrangements with 21Vianet Technology may result in adverse tax consequences to us.

We could face material and adverse tax consequences if the PRC tax authorities determine that our contractual arrangements with 21Vianet Technology, our consolidated variable interest entity, were not made on an arm’s length basis and may adjust our income and expenses for PRC tax purposes by requiring a transfer pricing adjustment. A transfer pricing adjustment could adversely affect us by (i) increasing the tax liabilities of 21Vianet Technology without reducing 21Vianet China’s tax liability, which could further result in late payment fees and other penalties to 21Vianet Technology for underpaid taxes; or (ii) limiting the ability of 21Vianet Technology to obtain or maintain preferential tax treatments and other financial incentives.

We rely on contractual arrangements with our consolidated variable interest entity and its shareholders for our China operations, which may not be as effective as direct ownership in providing operational control.

We rely on contractual arrangements with our consolidated variable interest entity, 21Vianet Technology, and its shareholders, to operate our business in China. For a description of these contractual arrangements, see “Our Corporate History and Structure—Contractual Arrangements with Our Consolidated VIE.” These contractual arrangements may not be as effective as direct ownership in providing us with control over our consolidated variable interest entity. As a legal matter, if our consolidated variable interest entity or its shareholders fail to perform their respective obligations under these contractual arrangements, we may have to incur substantial costs and expend significant resources to enforce such arrangements in reliance on legal remedies under PRC law. These remedies may not always be effective, particularly in light of uncertainties in the PRC legal system.

All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant time delays or other obstacles in the process of enforcing these contractual arrangements, it would be very difficult to exert effective control over 21Vianet Technology, and our ability to conduct our business and our financial conditions and results of operation may be materially and adversely affected. See “—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could limit legal protections available to you and us.”

The shareholders of our consolidated variable interest entity may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

The shareholders of our consolidated variable interest entity, 21Vianet Technology, are also the founders, directors, executive officers, employees and ultimate shareholders of our company. Conflicts of interests between their roles may arise. We cannot assure you that if and when conflicts of interest arise, these individuals will act in the best interests of our company or that conflicts of interests will be resolved in our favor. In addition, these individuals may breach or cause our consolidated variable interest entity to breach the existing contractual arrangements. Currently, we do not have arrangements to address potential conflicts of interest between these individuals and our company. We rely on these individuals to abide by the laws of the Cayman Islands and China. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of our consolidated variable interest entity, we would have to rely on legal proceedings, which could result in disruption of our business and substantial uncertainty as to the outcome of any such legal proceedings.

We may lose the ability to use and enjoy assets held by our consolidated variable interest entity that are important to the operation of our business if it goes bankrupt or becomes subject to a dissolution or liquidation proceeding.

As part of our contractual arrangements with our consolidated variable interest entity, 21Vianet Technology, and its shareholders, 21Vianet Technology holds certain assets that are important to our business operations. If 21Vianet Technology goes bankrupt and all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business operations, which could materially and adversely affect our business, financial condition and results of operations. If 21Vianet Technology undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and result of operations.

Risks Related to Doing Business in China

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our services and adversely affect our competitive position.

Substantially all of our operations are conducted in China and substantially all of our sales are made in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including the amount of government involvement, the level of development, the growth rate, the control of foreign exchange and allocation of resources. While the PRC economy has grown significantly over the past several decades, the growth has been uneven across different periods, regions and among various economic sectors of China. We cannot assure you that the PRC economy will continue to grow, or that if there is growth, such growth will be steady and uniform, or that if there is a slowdown, such a slowdown will not have a negative effect on our business.

The PRC government exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. From late 2003 to mid-2008, the PRC government implemented a number of measures, such as increasing the People’s Bank of China’s statutory deposit reserve ratio and imposing commercial bank lending guidelines that had the effect of slowing the growth of credit, which in turn may have slowed the growth of the PRC economy. In response to the global and Chinese economic downturn in 2008, the PRC government promulgated several measures aimed at expanding credit and stimulating economic growth including decreasing the People’s Bank of China’s statutory deposit reserve ratio and lowering benchmark interest rates several times. Since January 2010, however, the People’s Bank of China has increased the statutory deposit reserve ratio in response to rapid growth of credit in 2009. It is unclear whether PRC economic policies will be effective in maintaining stable economic growth in the future. Any slowdown in China’s economic growth could lead to reduced demand for our solutions, which could materially and adversely affect our business, financial condition and results of operations.

Uncertainties with respect to the PRC legal system could limit legal protections available to you and us.

We conduct our business primarily through our subsidiary, our VIE and its subsidiaries in China. Our operations in China are governed by PRC laws and regulations. 21Vianet China is a foreign-invested enterprise and is subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but are not binding.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past several decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules, some of which may not be published on a timely basis or at all, and some of which may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may also impede our ability to enforce the contracts we have entered into. As a result, these uncertainties could materially and adversely affect our business and results of operations.

We rely principally on dividends paid by our operating subsidiary to fund cash and financing requirements, and limitations on the ability of our operating subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business and fund our operations.

We are a holding company and conduct substantially all of our business through 21Vianet China, our operating subsidiary, and our consolidated affiliated entities, which are limited liability companies established in China. We rely principally on dividends paid by our subsidiary for our cash needs, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. The payment of dividends by entities organized in China is subject to limitations. In particular, regulations in China currently permit payment of dividends only out of accumulated profits as determined in accordance with the PRC accounting standards and regulations. Our PRC subsidiary, 21Vianet China, is also required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reaches 50% of its registered capital. These reserves are not distributable as cash dividends. In addition, 21Vianet China is required to allocate a portion of its after-tax profit to its staff welfare and bonus fund at the discretion of its board of directors. Moreover, if 21Vianet China incurs any debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. Any limitation on the ability of 21Vianet China to distribute dividends and other distributions to us could materially and adversely limit our ability to make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

If we fail to acquire, obtain or maintain applicable telecommunications licenses, or are deemed by relevant governmental authorities to be operating outside the terms of our existing license, our business would be materially and adversely affected.

Pursuant to the Telecommunications Regulations promulgated by the PRC State Council in September 2000, telecommunications businesses are divided into two categories, namely, (i) “basic telecommunications businesses,” which refers to businesses that provide public network infrastructure, public data transmission and basic voice communications services, and (ii) “value-added telecommunications businesses,” which refer to businesses that provide telecommunications and information services through the public network infrastructure. If the value-added telecommunications service covers two or more provinces, autonomous regions or municipalities, such service shall be approved by Ministry of Industry and Information Technology and the service provider shall obtain a Cross-Regional Valued Added Telecommunications License. Pursuant to the Cross-Regional Valued Added Technology License issued to 21Vianet Beijing by the Ministry of Industry and Information Technology in July 7, 2009, 21Vianet Beijing is permitted to carry out its data center business under the first category of “value-added telecommunications business” across nine cities in PRC. Pursuant to the Valued Added Technology License issued to CYSD by the Beijing Communications Administration in June 18, 2009, CYSD is permitted to carry out its Internet access service business under the second category of “value-added telecommunications business” in Beijing.

In connection with our data center services, we provide managed network services that connect our data centers with the telecommunication backbones of China’s major carriers, major non-carriers and ISPs as well as connect servers housed in our data centers. Our managed network services are offered in the form of bandwidth with optimized interconnectivity. Furthermore, we have been continuously developing our hosting service and managed network service to better serve our customers, and as a result, we introduce new technologies and services from time to time to support and improve our current business. Besides, as of the date of this prospectus, there is no legal definition as to what constitutes a “managed network services,” nor are there laws or regulations in China specifically governing the managed network services. We cannot assure you that PRC governmental authorities will continue to deem our hosting service and will deem our managed network service and any of our newly developed technologies, network and services used in our business as a type of value-added telecommunications business or a business covered under the Cross-Regional Valued Added Telecommunications License of 21Vianet Beijing and the Valued Added Technology License issued to CYSD. As we expand our networks across China, it is also possible that the Ministry of Industry and Information Technology, in the future, may deem our operations to have exceeded the terms of our existing licenses. Further, we cannot assure you that 21Vianet Beijing and CYSD will be able to successfully renew its respective VAT license upon its expiration, or obtaining other appropriate licenses necessary for us to carry out our business or that these VAT licenses will continue to cover all aspects of our operations upon its renewal. In addition, new laws, regulations or government interpretations may also be promulgated from time to time to regulate the hosting service and managed network service or any of our related technology or services, which may require us to obtain additional, or expand existing, operating licenses or permits. Any of these factors could result in our disqualification from carrying out our current business, causing significant disruption to our business operations which may materially and adversely affect our business, financial condition and results of operations.

Under the PRC Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification could result in unfavorable tax consequences to us and our non-PRC resident shareholders.

Pursuant to the PRC Enterprise Income Tax Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The term “de facto management body” is defined as the management body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. Given that the Enterprise Income Tax Law is relatively new and ambiguous in terms of some definitions, requirements and detailed procedures, it is unclear how tax authorities will determine tax residency based on the facts of each case.

We believe we are not a PRC resident enterprise, however if the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow: (i) we may be subject to enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations; (ii) a 10% withholding tax may be imposed on dividends we pay to our non-PRC resident shareholders; and (iii) a 10% PRC tax may apply to gains derived by our non-PRC resident shareholders from transferring our shares or ADSs, if such income is considered PRC-source income.

Similarly, such unfavorable tax consequences could apply to our Hong Kong subsidiary, 21Vianet HK, if it is deemed to be a “resident enterprise” by the PRC tax authorities. Notwithstanding the foregoing provisions, the Enterprise Income Tax Law also provides that the dividends paid between “qualified resident enterprises” are exempt from enterprise income tax. If 21Vianet HK is deemed a “resident enterprise” for PRC enterprise income tax purposes, the dividends it receives from its PRC subsidiary, 21Vianet China, may constitute dividends between “qualified resident enterprises” and therefore qualify for tax exemption. However, the definition of “qualified resident enterprise” is unclear and the relevant PRC government authorities have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Even if such dividends qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to any withholding tax.

We and our non-resident investors face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, issued by the State Administration of Taxation, or the SAT, on December 10, 2009 with retroactive effect from January 1, 2008, where a non-PRC resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by disposition of the equity interests of an overseas holding company, or an indirect transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate of less than 12.5% or (ii) does not tax foreign income of its residents, the non-PRC resident enterprise, being the transferor, shall report this indirect transfer to the competent tax authority of the PRC resident enterprise.

Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from an indirect transfer may be subject to PRC tax at a rate of up to 10%. SAT Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

There is uncertainty as to the application of SAT Circular 698. For example, while the term “indirect transfer” is not clearly defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax rates in foreign tax jurisdictions, and the process and format of the reporting of an indirect transfer to the competent tax authority of the relevant PRC resident enterprise remain unclear. In addition, there are not any formal declarations with regard to how to determine whether a foreign investor has adopted an abusive arrangement in order to reduce, avoid or defer PRC tax. SAT Circular 698 may be determined by the tax authorities to be applicable to our private equity financing transactions where non-resident investors were involved, if any of such transactions were determined by the tax authorities to lack reasonable commercial purpose. As a result, we and our non-resident investors may be at risk of being taxed under SAT Circular 698 and may be required to expend valuable resources to comply with SAT Circular 698 or to establish that we should not be taxed under SAT Circular 698, which may have a material adverse effect on our financial condition and results of operations or such non-resident investors’ investments in us.

Discontinuation of any of the preferential tax treatments available to us or imposition of any additional taxes could adversely affect our financial condition and results of operations.

The PRC Enterprise Income Tax Law, or the New EIT Law, and its implementation rules, became effective on January 1, 2008. The New EIT Law significantly curtails tax incentives granted to foreign-invested enterprises under the PRC Enterprise Income Tax Law concerning foreign-invested enterprises and foreign enterprises, or the Old EIT Law, which was effective prior to January 1, 2008. The New EIT Law, however, (i) reduces the statutory rate of the enterprise income tax from 33% to 25%, (ii) permits companies established before March 16, 2007 to continue to enjoy their existing tax incentives, adjusted by certain transitional phase-out rules promulgated by the State Council on December 26, 2007, and (iii) introduces new tax incentives, subject to various qualification criteria.

In April 2009, 21Vianet Beijing received an approval for the grandfathering of its 6-year tax holiday which effectively commenced from January 1, 2006 and allows it to utilize a three-year 100% tax exemption followed by a three-year 50% reduced EIT rate. In December 2008, 21Vianet Beijing also received an approval as a High and New Technology Enterprises, or HNTE, and is eligible for a 15% preferential tax rate effective from 2008 to 2010. In accordance with the PRC Income Tax Laws, an enterprise awarded HNTE status may enjoy a reduced EIT rate of 15%, however, in the event that any of the various provisions of the transitional preferential enterprise income tax policies, the New EIT Law and the implementing regulations overlap, an enterprise may choose the most advantageous policy to apply its sole and absolute discretion. We currently chose to apply the tax holiday but it is unclear how long we will be able to rely on such tax holiday, if at all, because the relevant regulation on such tax holiday is ambiguous. In addition, the qualification as a HNTE is subject to annual administrative evaluation and a three-year review by the relevant authorities in China. If 21Vianet Beijing is not able to enjoy the tax holiday and fails to maintain its HNTE qualification or renew its qualification when the relevant term expires, its applicable enterprise income tax rate may increase to 25%, which could have a material adverse effect on our financial condition and results of operations.

Any requirement to obtain a prior approval from the China Securities Regulatory Commission could delay this offering, and a failure to obtain such approval, if required, could have a material adverse effect on our business, results of operations and trading price of our ADSs.

In 2006, six PRC regulatory agencies jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules. The M&A Rules require that, if an overseas company established or controlled by PRC domestic companies or citizens intends to acquire equity interest or assets of any other PRC domestic company affiliated with the PRC domestic companies or citizens, such acquisition must be submitted to the Ministry of Commerce, rather than local regulators, for approval. In addition, this regulation requires that an offshore special purpose vehicle formed for the purpose of overseas listing of the equity interests in PRC companies via acquisition and controlled directly or indirectly by PRC persons to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of their securities on overseas stock exchanges. On September 21, 2006, the CSRC published a notice on its official website specifying the documents and materials required to be submitted by overseas special purpose companies seeking the CSRC’s approval of their overseas listings.

Our PRC legal counsel, King & Wood, has advised us that the M&A Rules do not require an application to be submitted to the CSRC for its approval of the listing and trading of our ADSs on the NASDAQ Global Market, given that (i) we have completed our restructuring in all material respects prior to the effective date of the M&A Rules, (ii) 21Vianet China was established in 2000 through new incorporation rather than acquisition of any equity or assets of a “PRC domestic company” as defined under the M&A Rules, and (iii) no explicit provision in the M&A Rules classifies contractual arrangements like those between 21Vianet China and 21Vianet Technology as a type of transaction falling under the M&A Rules.

However, there can be no assurance that the CSRC will not in the future take a view that is contrary to that of our PRC legal counsel. If the CSRC requires that we obtain its approval prior to the completion of this offering, this offering will be delayed until we obtain the approval from the CSRC, which may take several months or longer. If a prior approval from the CSRC is required but not obtained, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the transfer of the proceeds of this offering into China, or take other actions that could have a material adverse effect on our business, financial condition and results of operations, as well as the trading price of our ADSs. The CSRC or other PRC regulatory agencies may also take actions requiring us to halt this offering before settlement and delivery of our ADSs.

Any requirement to obtain the approval of the Ministry of Industry and Information Technology and a failure to do so, if required, may create uncertainties for this offering and have a material adverse effect on the trading price of our ADSs.

Pursuant to the Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-Added Telecommunications Business, domestic telecommunications companies that intend to be listed overseas must obtain the approval from the Ministry of Industry and Information Technology for such overseas listing. The Ministry of Industry and Information Technology currently has not issued any definitive rule concerning whether offerings like ours under this prospectus would be deemed an indirect overseas listing of our PRC affiliates that engage in telecommunications business. If the Ministry of Industry and Information Technology subsequently requires that we obtain its approval, it may create uncertainties for this offering and have a material adverse effect on the trading price of our ADSs.

The M&A Rules establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it difficult for us to pursue growth through acquisitions in China.

The M&A Rules include provisions that purport to require approval of the Ministry of Commerce for acquisitions by offshore entities established or controlled by domestic companies, enterprises or natural persons of onshore entities that are related to such domestic companies, enterprises or natural persons, and prohibit offshore entities from using their foreign-invested subsidiaries in China, or through “other means,” to circumvent such requirement. As part of our growth strategy, we obtained control over 21Vianet Technology on July 15, 2003 by entering into contractual arrangements with 21Vianet Technology and their shareholders. We did not seek the approval of the Ministry of Commerce for these transactions based on the legal advice we obtained from our PRC legal counsel in connection with those transactions. However, the M&A Rules also prohibit companies from using any “other means” to circumvent the approval requirement set forth therein and there is no clear interpretation as to what constitutes “other means” of circumvention of the requirement under the M&A Rules. The Ministry of Commerce and other applicable government authorities would therefore have broad discretion in determining whether an acquisition is in violation of the M&A Rules. If PRC regulatory authorities take a view that is contrary to ours, we could be subject to severe penalties. In addition, part of our growth strategy includes acquiring complementary businesses or assets. Complying with the requirements of the M&A Rule to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit the completion of such transactions, which could affect our ability to expand our business or maintain our market share. If any of our acquisitions were subject to the M&A Rule and were found not to be in compliance with the requirements of the M&A Rule in the future, relevant PRC regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary or affiliated entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

In utilizing the proceeds of this offering in the manner described in “Use of Proceeds,” as an offshore holding company, we may make loans to our PRC subsidiary, 21Vianet China, or our VIE and its subsidiaries in the PRC, or we may make additional capital contributions to 21Vianet China. Any loans to 21Vianet China or our VIE and its subsidiaries in the PRC are subject to PRC regulations. For example, loans by us to 21Vianet China, which is a foreign-invested enterprise, to finance its activities cannot exceed statutory limits and must be registered with the State Administration of Foreign Exchange.

We may also decide to finance our operations in China by means of capital contributions. These capital contributions must be approved by the Ministry of Commerce or its local counterpart. We cannot assure you that we will be able to obtain these government approvals on a timely basis, if at all, with respect to future capital contributions by us to our subsidiary. If we fail to receive such approvals, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

Governmental control of currency conversion may limit our ability to utilize our revenues.

Substantially all of our revenues and expenses are denominated in Renminbi. Under PRC laws, the Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans, without the prior approval of the State Administration of Foreign Exchange. Currently, our PRC subsidiary, 21Vianet China, may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of the State Administration of Foreign Exchange. However, foreign exchange transactions by 21Vianet China under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC governmental authorities, including the State Administration of Foreign Exchange. In particular, if 21Vianet China borrows foreign currency loans from us or other foreign lenders, these loans must first be registered with the State Administration of Foreign Exchange. If 21Vianet China, a wholly foreign-owned enterprise, borrows foreign currency, the accumulative amount of its foreign currency loans shall not exceed the difference between the total investment and the registered capital of 21Vianet China. If we finance 21Vianet China by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the National Development and Reform Commission, the Ministry of Commerce or their respective local counterparts. Any existing and future restrictions on currency exchange may affect the ability of our PRC subsidiary or affiliated entities to obtain foreign currencies, limit our ability to meet our foreign currency obligations or otherwise materially and adversely affect our business.

Fluctuation in the value of the Renminbi may reduce the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. The conversion of Renminbi into foreign currencies, including U.S. dollars, has been based on exchange rates set by the People’s Bank of China. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi solely to the U.S. dollar. Under this revised policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. However, the People’s Bank of China regularly intervenes in the foreign exchange market to limit fluctuations in Renminbi exchange rates and achieve policy goals. For almost two years after July 2008, the Renminbi traded within a narrow range against the U.S. dollar. As a consequence, the Renminbi fluctuated significantly during that period against other freely traded currencies, in tandem with the U.S. dollar. In June 2010, the PRC government announced that it would increase Renminbi exchange rate flexibility. However, it remains unclear how this flexibility might be implemented. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar.

Because substantially all of our revenues and expenditures are denominated in Renminbi and the net proceeds from this offering will be denominated in U.S. dollars, fluctuations in the exchange rate between the

U.S. dollar and Renminbi will affect the relative purchasing power of these proceeds and our balance sheet and earnings per share in U.S. dollars following this offering. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue after this offering that will be exchanged into U.S. dollars and earnings from and the value of any U.S. dollar-denominated investments we make in the future.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedging transactions may be limited and we may not be able to successfully hedge our exposure at all. In addition, our currency exchange losses may be magnified by Chinese exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners to personal liability and limit our ability to acquire PRC companies, to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to distribute profits to us, or otherwise materially and adversely affect us.

In October 2005, the SAFE issued a public notice, the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, or Circular 75. According to Circular 75 and the relevant SAFE regulations, prior registration with the local SAFE branch is required for PRC residents to establish or to control an offshore company for the purposes of financing that offshore company with assets or equity interests in an onshore enterprise located in the PRC. An amendment to registration or filing with the local SAFE branch by such PRC resident is also required for the injection of equity interests or assets of an onshore enterprise in the offshore company or overseas funds raised by such offshore company or an other material change involving a change in the capital of the offshore company.

Moreover, Circular 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past are required to complete the relevant registration with the local SAFE branch. Failure to comply with the registration procedures set forth in Circular 75 may result in restrictions on the foreign exchange activities of the relevant foreign-invested enterprises, including the payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate and the capital inflow from the offshore parent, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

Our current PRC resident beneficial owners, including our founders Sheng Chen and Jun Zhang, are still in the process of filing the necessary registrations as required under Circular 75. However, we cannot assure you that our founders can successfully complete such registrations and that our current and future beneficial owners who are PRC residents will comply with Circular 75. We also cannot assure you that there will not be further filing or registration requirements imposed by the PRC government concerning ownership in foreign companies of PRC residents. Registration with SAFE may take a long time and is subject to SAFE’s discretion on when and whether to approve such registration. The failure of our PRC resident beneficial owners, including our founders, to make any required registrations or comply with these requirements may subject such beneficial owners to fines and legal sanctions and may also limit our ability to contribute additional capital into or provide loans to (including using the proceeds from this offering) our PRC subsidiary, 21Vianet China, and our VIE and its subsidiaries, limit 21Vianet China’s ability to pay dividends or otherwise distribute profits to us, or otherwise materially and adversely affect us.

The enforcement of the Labor Contract Law and other labor-related regulations in the PRC may adversely affect our business and our results of operations.

On June 29, 2007, the Standing Committee of the National People’s Congress of China enacted the Labor Contract Law, which became effective on January 1, 2008. The Labor Contract Law introduces specific provisions related to fixed-term employment contracts, part-time employment, probation, consultation with labor union and employee assemblies, employment without a written contract, dismissal of employees, severance, and collective bargaining, which together represent enhanced enforcement of labor laws and regulations.

According to the Labor Contract Law, an employer is obliged to sign an unlimited-term labor contract with any employee who has worked for the employer for ten consecutive years. Further, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract must have an unlimited term, with certain exceptions. The employer must also pay severance to an employee in nearly all instances where a labor contract, including a contract with an unlimited term, is terminated or expires. In addition, the government has continued to introduce various new labor-related regulations after the Labor Contract Law. Among other things, new annual leave requirements mandate that annual leave ranging from five to 15 days is available to nearly all employees and further require that the employer compensate an employee for any annual leave days the employee is unable to take in the amount of three times his daily salary, subject to certain exceptions. As a result of these new regulations designed to enhance labor protection, our labor costs are expected to increase. In addition, as the interpretation and implementation of these new regulations are still evolving, we cannot assure you that our employment practice will at all times be deemed in full compliance with the new regulations. If we are subject to severe penalties or incur significant liabilities in connection with labor disputes or investigations, our business and results of operations may be adversely affected.

Risks Related to Our ADSs and This Offering

There has been no public market for our ordinary shares or ADSs prior to this offering and you may not be able to resell our ADSs at or above the price you paid, or at all.

Prior to this offering, there has been no public market for our ordinary shares or ADSs. We have applied to list the ADSs on the NASDAQ Global Market. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs will be materially and adversely affected.

The initial public offering price for our ADSs is determined by negotiations between us and the underwriters and may bear no relationship to the market price for our ADSs after the initial public offering. We cannot assure you that an active trading market for our ADSs will develop or that the market price of our ADSs will not decline below the initial public offering price.

The market price for our ADSs may be volatile.

The market price for our ADSs is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results and changes or revisions of our expected results;

•	announcements of new services by us or our competitors;

•	changes in financial estimates or recommendations by securities analysts;

•	conditions in the data center industry in China;

•	changes in the economic performance or market valuations of other companies that provide hosting and managed network services;

•	fluctuations of exchange rates between the Renminbi and the U.S. dollar or other foreign currencies;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	release or expiration of lock-up or other transfer restrictions on our outstanding ordinary shares or ADSs;

•	sales or perceived potential sales of additional ordinary shares or ADSs;

•	pending or potential litigation or administrative investigations; and

•	general economic or political conditions in China.

In addition, the securities market has experienced significant price and volume fluctuations unrelated to the operating performance of any particular companies. These market fluctuations may also materially and adversely affect the market price of our ADSs.

Our proposed dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

Immediately prior to the completion of this offering, we will have a dual-class voting structure such that our ordinary shares will consist of Class A ordinary shares and Class B ordinary shares. In respect of matters requiring the votes of shareholders, holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class B ordinary shares will be entitled to ten votes per share. We will issue Class A ordinary shares represented by our ADSs in this offering. Immediately prior to the completion of this offering, all then outstanding ordinary shares and preferred shares will be automatically re-designated as Class B ordinary shares. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares or preferred shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder thereof to any person or entity which is not an affiliate of such holder, such Class B ordinary shares shall be automatically and immediately converted into the equal number of Class A ordinary shares. Due to the disparate voting powers attached to these two classes, our existing shareholders and management will hold 244,515,330 Class B ordinary shares, which represents     % of the aggregate voting power of our company immediately after this offering, assuming the underwriters do not exercise the over-allotment option. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

Because the initial public offering price is substantially higher than our net tangible book value per share, you will incur immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their Class A ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately US$             per ADS (assuming no exercise by the underwriters of options to acquire additional ADSs), representing the difference between our net tangible book value per ADS as of                     , after giving effect to this offering. In addition, you may experience further dilution to the extent that our ordinary shares are issued upon the exercise of share options.

Substantial future sales of our ADSs in the public market, or the perception that these sales could occur, could cause the price of our ADSs to decline.

Additional sales of our Class A ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. Upon completion of this offering, we will have                      ordinary shares outstanding including                      Class A ordinary shares represented by ADSs. All shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act of 1933, as amended, or the Securities Act. The remaining Class A ordinary shares outstanding after this offering will be available for sale, upon the expiration of the 180-day lock-up period beginning from the date of this prospectus, subject to volume and other restrictions as applicable under Rule 144 under the Securities Act. Any or all of these shares may be released prior to expiration of the lock-up period at the discretion of the lead underwriters for this offering. To the extent shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our ADSs may decline.

In addition, certain holders of our ordinary shares after the completion of this offering will have the right to cause us to register the sale of those shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the public market could cause the price of our ADSs to decline.

You may not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise your right to vote.

Except as described in this prospectus and in the deposit agreement, holders of our ADSs will not be able to exercise voting rights attaching to the Class A ordinary shares evidenced by our ADSs on an individual basis. Holders of our ADSs will appoint the depositary or its nominee as their representative to exercise the voting rights attaching to the Class A ordinary shares represented by the ADSs. You may not receive voting materials in time to instruct the depositary to vote, and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote. The deposit agreement provides that if the depositary does not timely receive valid voting instructions from the ADS holders, then the depositary shall, with certain limited exceptions, give a discretionary proxy to a person designated by us to vote such shares.

We are a “foreign private issuer,” and have disclosure obligations that are different from those of U.S. domestic reporting companies; as a result, you should not expect to receive the same information about us at the same time when a U.S. domestic reporting company provides the information required to be disclosed.

We are a foreign private issuer and, as a result, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Securities Exchange Act of 1934, or the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports or proxy statements. We will have six months to file our annual report with the SEC for the fiscal year ending December 31, 2010 and will have 120 days to file for the fiscal years ending on or after December 31, 2011. We are not required to disclose detailed individual executive compensation information that is required to be disclosed by U.S. domestic issuers. Further, our directors and executive officers are not required to report equity holdings under Section 16 of the Securities Act and are not subject to the insider short-swing profit disclosure and recovery regime. As a foreign private issuer, we are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer are different than those imposed on U.S. domestic reporting companies, our shareholders should not expect to receive the same information about us and at the same time as the information received from, or provided by, U.S. domestic reporting companies.

We may be classified as a passive foreign investment company for United States federal income tax purposes, which could result in adverse U.S. federal income tax consequences to U.S. holders of our ADSs or Class A ordinary shares.

Depending upon the value of our assets, which may be determined based, in part, on the market value of our Class A ordinary shares and ADSs, and the nature of our assets and income over time, we could be classified as a passive foreign investment company, or a PFIC. Under the U.S. federal tax law, we will be classified as a PFIC for any taxable year if either (i) at least 75% of our gross income for the taxable year is passive income or (ii) at least 50% of the value of our assets (based on the average quarterly value of our assets during the taxable year) is attributable to assets that produce or are held for the production of passive income. Based on our current income and assets and projections as to the value of our Class A ordinary shares and ADSs following this offering, we do not expect to be classified as a PFIC for the current taxable year or in the foreseeable future. While we do not anticipate being a PFIC, changes in the nature of our income or assets or the value of our assets may cause us to become a PFIC for the current or any subsequent taxable year.

Although the law in this regard is not entirely clear, we treat 21Vianet Technology and 21Vianet Beijing as being owned by us for United States federal income tax purposes, because we control their management decisions and we are entitled to substantially all of the economic benefits associated with them, and, as a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of 21Vianet Technology and 21Vianet Beijing for United States federal income tax purposes, we would likely be treated as a PFIC for our taxable year ending on December 31, 2011 and for any subsequent taxable years. Because of the uncertainties in the application of the relevant rules and because PFIC status is a factual determination made annually after the close of each taxable year on the basis of the composition of our income and the value of our active versus passive assets, there can be no assurance that we will not be a PFIC for the taxable year 2011 or any future taxable year. The overall level of our passive assets will be affected by how, and how quickly, we spend our liquid assets and the cash raised in this offering. Under circumstances where revenues from activities that produce passive income significantly increase relative to our revenues from activities that produce non-passive income or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase.

If we were to be or become a PFIC, a U.S. Holder (as defined in “Taxation—Material United States Federal Income Tax Considerations—General”) may incur significantly increased United States income tax on gain recognized on the sale or other disposition of the ADSs or Class A ordinary shares and on the receipt of distributions on the ADSs or Class A ordinary shares to the extent such gain or distribution is treated as an “excess distribution” under the United States federal income tax rules. Further, if we were a PFIC for any year during which a U.S. Holder held our ADSs or Class A ordinary shares, we generally would continue to be treated as a PFIC as to such U.S. Holder for all succeeding years during which such U.S. Holder held our ADSs or Class A ordinary shares. Alternatively, U.S. holders of PFIC shares can sometimes avoid the rules described above by electing to treat a PFIC as a “qualified electing fund.” However, this option will not be available to U.S. Holders because, even if we were to be or become a PFIC, we do not intend to comply with the requirements necessary to permit U.S. Holders to make such election. If a U.S. Holder owns our ADSs or Class A ordinary shares during any taxable year that we are a PFIC, the holder must file an annual report with the U.S. Internal Revenue Service. Each U.S. Holder is urged to consult its tax advisor concerning the United States federal income tax consequences of purchasing, holding and disposing of ADSs or Class A ordinary shares if we are or become treated as a PFIC, including the possibility of making a mark-to-market election or “deemed sale” election and the unavailability of the election to treat us as a qualified electing fund. For more information, see “Taxation—Material United States Federal Income Tax Considerations—Passive Foreign Investment Company Considerations.”

You may not be able to participate in rights offerings, may experience dilution of your holdings and you may not receive cash dividends if it is impractical to make them available to you.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. Under the deposit agreement for the ADSs, the depositary will not offer those rights to ADS holders unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act with respect to all holders of ADSs. We are under no obligation to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. In addition, we may not be able to take advantage of any exemptions from registration under the Securities Act. Accordingly, holders of our ADSs may be unable to participate in our rights offerings and may experience dilution in their holdings as a result.

In addition, the depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property and you will not receive such distribution.

You may be subject to limitations on transfer of your ADSs.

Your ADSs represented by the ADRs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, because we are incorporated under Cayman Islands law, conduct substantially all of our operations in China and a majority of our officers and directors reside outside the United States.

We are incorporated in the Cayman Islands and substantially all of our assets are located outside of the United States. We conduct substantially all of our operations in China through our wholly-owned subsidiary in China. The majority of our officers and directors reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it may be difficult for you to bring an action against us or against these individuals in the Cayman Islands or in China in the event that you believe that your rights have been infringed under the securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state, and it is uncertain whether such Cayman Islands or PRC courts would be competent to hear original actions brought in the Cayman Islands or the PRC against us or such persons predicated upon the securities laws of the United States or any state. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

Our corporate affairs are governed by our memorandum and articles of association and by the Companies Law (as amended) and common law of the Cayman Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and provides significantly less protection to investors. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than they would as shareholders of a public company of the United States.

Our management will have considerable discretion as to the use of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.

We have not specifically allocated most of the net proceeds of this offering to any particular purpose. Rather, our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase our ADS price. Such proceeds from this offering may also be placed in investments that do not produce income or that may lose value.

Our memorandum and articles of association will contain anti-takeover provisions that could adversely affect the rights of holders of our ordinary shares and ADSs.

We will adopt an amended and restated article of association that will become effective immediately upon the closing of this offering. Our new memorandum and articles of association will contain certain provisions that could limit the ability of others to acquire control of our company, including a provision that grants authority to our board of directors to establish from time to time one or more series of preferred shares without action by our shareholders and to determine, with respect to any series of preferred shares, the terms and rights of that series. The provisions could have the effect of depriving our shareholders of the opportunity to sell their shares at a premium over the prevailing market price by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transactions.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant accounting, legal and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as new rules subsequently implemented by the SEC and the NASDAQ Global Market, have detailed requirements concerning corporate governance practices of public companies including Section 404 of the Sarbanes-Oxley Act relating to internal controls over financial reporting. We expect these new rules and regulations will increase our director and officer liability insurance, accounting, legal and financial compliance costs and will make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

If securities or industry analysts do not actively follow our business, or if they publish unfavorable research about our business, our ADS price and trading volume could decline.

The trading market for our ADS will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our ADSs may be negatively impacted. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our ADSs or publishes unfavorable research about our business, our ADS price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our ADSs could decrease, which could cause our ADS price and trading volume to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions, although not all forward-looking statement contain these words.

Forward-looking statements include, but are not limited to, statements relating to:

•	our goals and strategies;

•	our expansion plans;

•	our future business development, financial condition and results of operations;

•	the expected growth of the data center services market;

•	our expectations regarding demand for, and market acceptance of, our services;

•	our expectations regarding keeping and strengthening our relationships with customers;

•	our plans to invest in research and development to enhance our solution and service offerings; and

•	general economic and business conditions in the regions where we provide our solutions and services.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Known and unknown risks, uncertainties and other factors, including those important risks and factors that could cause our actual results to be materially different from our expectations, are generally set forth in “Prospectus Summary—Our Challenges,” “Prospectus Summary—Our Strategies,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. You should thoroughly read this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements with these cautionary statements. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance.

This prospectus contains statistical data that we obtained from various government and private publications. The market for data center services may not grow at the rate projected by market data, or at all. The failure of this market to grow at the projected rate may have a material adverse effect on our business and the market price of our ADSs. In addition, the rapidly evolving technologies or business models result in significant uncertainties in any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

Unless otherwise indicated, information in this prospectus concerning economic conditions and our industry is based on information from independent industry analysts and publications, as well as our estimates. Except where otherwise noted, our estimates are derived from publicly available information released by third-party sources, as well as data from our internal research, and are based on such data and our knowledge of our industry, which we believe to be reasonable.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$             million, or approximately US$             million if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts and the estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of US$             per ADS, the mid-point of the range shown on the front cover page of this prospectus. A US$1.00 increase (decrease) in the assumed initial public offering price of US$             per ADS would increase (decrease) the net proceeds to us from this offering by US$             million, assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives, and obtain additional capital. We currently plan to use the net proceeds of this offering as follows:

•	approximately US$ million to expand our data center infrastructure;

•	approximately US$ million to expand our network infrastructure; and

•

the remaining amount to fund working capital and for other general corporate purposes, including strategic investment in, and acquisitions of, complementary businesses (although we are not negotiating any such investment or acquisition).

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

In using the proceeds of this offering, as an offshore holding company, we are permitted, under PRC laws and regulations, to provide funding to our PRC subsidiary only through loans or capital contributions and to our PRC affiliated entities only through loans, subject to satisfaction of applicable government registration and approval requirements. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary or affiliated entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

To the extent that a certain portion or all of the net proceeds we receive from this offering are not immediately applied for the above purposes, we plan to invest the net proceeds in short-term, interest-bearing debt instruments or bank deposits. These investments may have a material adverse effect on the U.S. federal income tax consequences of your investment in our ADSs. These consequences are described in more detail in “Taxation—Material United States Federal Income Tax Considerations—Passive Foreign Investment Company Considerations.”

DIVIDEND POLICY

We do not plan to pay any dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Our board of directors has complete discretion whether to distribute dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Holders of our ADSs will be entitled to receive dividends, if any, subject to the terms of the deposit agreement, to the same extent as the holders of our ordinary shares. Cash dividends will be paid to the depositary in U.S. dollars, which will distribute them to the holders of ADSs according to the terms of the deposit agreement. Other distributions, if any, will be paid by the depositary to the holders of ADSs by any means it deems legal, fair and practical. See “Description of American Depositary Shares—Dividends and Distributions.”

We are a holding company incorporated in the Cayman Islands. We rely on dividends from our subsidiary in China for our cash needs. Our PRC subsidiary is required to comply with the applicable PRC regulations when it pays dividends to us. See “Risk Factors—Risks Relating to Doing Business in China—We rely principally on dividends paid by our operating subsidiary to fund cash and financing requirements, and limitations on the ability of our operating subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business and fund our operations.”

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2010:

•	on an actual basis;

•

on a pro forma basis to reflect (i) the issuance of a total of 37,196,750 Series C1 preferred shares on January 14, 2011 and February 17, 2011 for net proceeds of US$35.0 million and (ii) the automatic conversion of all of our outstanding ordinary shares and preferred shares, including the newly issued Series C1 preferred shares included in (i), into 244,515,340 Class B ordinary shares immediately prior to completion of this offering; and

•

on a pro forma as adjusted basis to reflect (i) the pro forma adjustments above, and (ii) the sale of                      Class A ordinary shares in the form of ADSs by us in this offering, assuming an initial public offering price of US$             per ADS, the midpoint of the estimated range of our initial public offering price, after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us and assuming the underwriters’ over-allotment option to purchase additional ADSs is not exercised.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2010
	Actual		Pro Forma		Pro Forma As Adjusted
	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Short-term bank borrowings	35,000	5,303	35,000	5,303
Mezzanine equity
Series A1 contingently redeemable convertible preferred shares (US$0.00001 par value; 30,411,130 shares authorized , issued and outstanding)	260,280	39,437	—	—
Series A2 contingently redeemable convertible preferred shares (US$0.00001 par value; 5,944,580 shares authorized , issued and outstanding)	51,990	7,877	—	—
Series A3 contingently redeemable convertible preferred shares (US$0.00001 par value; 5,052,630 shares authorized , issued and outstanding)	43,410	6,577	—	—
Series B1 contingently redeemable convertible preferred shares (US$0.00001 par value; 10,947,370 shares authorized , issued and outstanding)	97,874	14,829	—	—
Series B2 contingently redeemable convertible preferred shares (US$0.00001 par value; 58,610,470 shares authorized , issued and outstanding)	537,556	81,448	—	—
Series C1 contingently redeemable convertible preferred shares (US$0.00001 par value; 37,196,750 shares authorized , issued and outstanding	—	—	—	—

Total mezzanine equity	991,110	150,168	—	—
Equity
Ordinary shares (US$0.00001 par value, 621,837,070 shares authorized, 96,352,410 shares issued and outstanding)	7	1	—	—
Class A ordinary shares (par value of US$0.00001 per share; 470,000,000 shares authorized; shares issued and outstanding on a pro forma as adjusted basis)	—	—	—	—
Class B ordinary shares (par value of US$0.00001 per share; 300,000,000 shares authorized; 244,515,340 shares issued and outstanding on a pro forma and a pro forma as adjusted basis)	—	—	16	2
Additional paid-in capital	512,225	77,610	1,811,658	274,991
Statutory reserves	14,143	2,143	14,143	2,143
Accumulated other comprehensive income	1,474	224	1,474	224
Accumulated deficit	(1,357,747)	(205,719)	(1,435,059)	(217,433)
Non-controlling interest	120,371	18,238	120,371	18,238

Total shareholders’ (deficit) equity	(709,527)	(107,503)	512,583	77,665

Total capitalization(1)	316,583	47,968	547,583	82,968

(1)	A US$1.00 increase (decrease) in the assumed initial public offering price of US$ per ADS would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by US$ million.

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the conversion of our preferred shares and the fact that the initial public offering price per Class A ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of December 31, 2010 was approximately US$             million, or US$             per ordinary share as of that date, and US$             per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, excluding goodwill, acquired intangible assets and deferred IPO costs, less total consolidated liabilities.

Our pro forma net tangible book value as of December 31, 2010 was approximately US$             million, or US$             per ordinary share and US$             per ADS. Pro forma net tangible book value represents the total of our total consolidated tangible assets, excluding goodwill, acquired intangible assets and deferred IPO costs, less total consolidated liabilities after giving effect to (i) the issuance of a total of 37,196,750 Series C1 preferred shares on January 14, 2011 and February 17, 2011, and (ii) the conversion of all our outstanding ordinary shares and preferred shares, including the newly issued Series C1 preferred shares, into Class B ordinary shares. Dilution is determined by subtracting pro forma as adjusted net tangible book value per ordinary share, after giving effect to (i) the issuance of a total of 37,196,750 Series C1 preferred shares on January 14, 2011 and February 17, 2011, (ii) the conversion of all outstanding ordinary shares and preferred shares, including the newly issued Series C1 preferred shares, into Class B ordinary shares immediately prior to the completion of this offering and (iii) the proceeds that we will receive from this offering, based on the assumed initial public offering price per Class A ordinary share, which is the mid-point of the estimated initial public offering price range set forth on the front cover of this prospectus adjusted to reflect the ADS-to-ordinary share ratio, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Without taking into account any other changes in net tangible book value after December 31, 2010, other than to give effect to (i) the issuance of a total of 37,196,750 Series C1 preferred shares on January 14, 2011 and February 17, 2011, (ii) the conversion of all outstanding ordinary shares and preferred shares, including the newly issued Series C1 preferred shares, into Class B ordinary shares immediately prior to the completion of this offering and (iii) our sale of the ADSs offered in this offering at the assumed initial public offering price of US$             per ADS, which is the mid-point of the estimated public offering price range set forth on the front cover of this prospectus, after the deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2010 would have been US$             million, or US$             per outstanding ordinary share and US$             per ADS. This represents an immediate increase in pro forma net tangible book value of US$             per ordinary share and US$             per ADS to the existing shareholders and an immediate dilution in pro forma net tangible book value of US$             per ordinary share and US$             per ADS to investors purchasing ADSs in this offering.

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2010, the differences between existing shareholders, including holders of our preferred shares (including the newly issued Series C1 preferred shares) that will be automatically converted into Class B ordinary shares immediately prior the completion of this offering, and the new investors with respect to the number of Class A ordinary shares (in the form of ADSs) purchased from us, the total consideration paid and the average price per ordinary share/ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the over-allotment option granted to the underwriters. The following table illustrates such dilution:

	Per Ordinary Share	Per ADS
Assumed initial public offering price	US$	US$
Net tangible book value per share as of December 31, 2010	US$	US$

Pro forma net tangible book value per share after giving effect to (i) the issuance of a total of 37,196,750 Series C1 preferred shares on January 14, 2011 and February 17, 2011; and (ii) the conversion of all our outstanding preferred shares (including the newly issued Series C1 preferred shares) into Class B ordinary shares

	US$	US$

Pro forma as adjusted net tangible book value per share after giving effect to (i) the issuance of a total of 37,196,750 Series C1 preferred shares on January 14, 2011 and February 17, 2011; (ii) the conversion of all our outstanding preferred shares (including the newly issued Series C1 preferred shares) into Class B ordinary shares and (iii) our sales of ADSs in this offering

	US$	US$
Amount of dilution in pro forma net tangible book value to new investors in this offering	US$	US$

A US$1.00 increase (decrease) in the assumed public offering price of US$             per ADS would increase (decrease) our pro forma as adjusted net tangible book value by US$             million, our pro forma as adjusted net tangible book value per ordinary share and per ADS by US$             per ordinary share and US$             per ADS, and the dilution in our pro forma as adjusted net tangible book value per ordinary share and per ADS to new investors in this offering by US$             per ordinary share and US$             per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses payable by us in connection with this offering. The following table summarizes, on a pro forma basis as of December 31, 2010, the differences between existing shareholders and the new investors in this offering with respect to the number of ordinary shares (in the form of ADSs or shares convertible into ordinary shares) purchased from us, the total consideration paid and the average price per ordinary share/ADS paid. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the option to purchase additional ADSs granted to the underwriters.

	Ordinary Shares Purchased			Total Consideration			Average Price Per Ordinary Share	Average Price Per ADS
	Number	%		Amount	%
Existing shareholders(1)			%	US$		%
New investors			%	US$		%

Total		100.0%		US$	100.0%

(1)	Assumes automatic conversion of all of our preferred shares, including the newly issued Series C1 preferred shares, into Class B ordinary shares immediately prior to completion of this offering.

A US$1.00 increase (decrease) in the assumed public offering price of US$             per ADS, would increase (decrease) total consideration paid by new investors in the offering and by all investors by US$             million

and would increase (decrease) the percentage of shares purchased and percentage of total consideration paid by new investors by     % and     %, respectively, before deducting the estimated underwriting discounts and commissions and offering expenses payable by us in connection with this offering.

The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

The discussion and tables above also assume no exercise of any outstanding share options. As of the date of this prospectus, there were 25,639,510 ordinary shares issuable upon exercise of outstanding share options at a weighted average exercise price of US$             per share, and there were 10,946,120 ordinary shares available for future issuance upon the exercise of future grants under our amended 2010 share incentive plan. To the extent that any of these options are exercised, there will be further dilution to new investors.

EXCHANGE RATE INFORMATION

Substantially all of our operations are conducted in China and substantially all of our revenues are denominated in RMB. This prospectus contains translations of RMB amounts into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus were made at a rate of RMB6.6000 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Board of Governors of Federal Reserve Bank on December 30, 2010. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On March 25, 2011, the certified exchange rate was RMB6.5568 to US$1.00.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you. The source of these rates is the Federal Reserve Statistical Release.

	Noon Buying Rate
Period	Period End	Average(1)	Low	High
	(RMB per US$1.00)
2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.5806	7.8127	7.2946
2008	6.8225	6.9193	7.2946	6.7800
2009	6.8259	6.8295	6.8470	6.8176
2010	6.6000	6.7696	6.8330	6.6000
September	6.6905	6.7396	6.8102	6.6869
October	6.6707	6.6678	6.6912	6.6397
November	6.6670	6.6538	6.6892	6.6330
December	6.6000	6.6497	6.6745	6.6000
2011
January	6.6017	6.5964	6.6364	6.5809
February	6.5713	6.5761	6.5965	6.5520
March (through March 25, 2011)	6.5568	6.5660	6.5743	6.5510

Source: Federal Reserve Statistical Release

(1)	Annual averages are calculated using the average of month-end rates of the relevant year. Monthly averages are calculated using the average of the daily rates during the relevant period.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands in order to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions, and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include a less developed body of Cayman Islands securities laws that provide significantly less protection to investors as compared to the laws of the United States, and the potential lack of standing by Cayman Islands companies to sue before the federal courts of the United States.

Our organizational documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Law Debenture Corporate Services Inc., located at 400 Madison Avenue, 4th Floor, New York, New York 10017, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder, our counsel as to Cayman Islands law, and King & Wood, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in either jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder has further advised us that a final and conclusive judgment in a federal or state court of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, and which was neither obtained in a manner nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law without any re-examination of the merits of the underlying dispute. However, the Cayman Islands courts are unlikely to enforce a punitive judgment of a United States court predicated upon the liabilities provision of the federal securities laws in the United States without retrial on the merits if such judgment gives rise to obligations to make payments that may be regarded as fines, penalties or similar charges.

King & Wood has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

OUR CORPORATE HISTORY AND STRUCTURE

Our History and Corporate Structure

We commenced our operations in 1999, and through a series of corporate restructurings, set up a holding company, AsiaCloud, in October 2009 under the laws of the Cayman Islands. AsiaCloud was formerly a wholly-owned subsidiary of aBitCool, a company incorporated under the laws of the Cayman Islands. In October 2010, AsiaCloud effected a restructuring whereby AsiaCloud repurchased all its outstanding shares held by aBitCool and issued ordinary shares and preferred shares to the same shareholders of aBitCool. In connection with the restructuring, AsiaCloud subsequently changed its name to 21Vianet Group, Inc.

As part of our business expansion strategy to expand our managed network services, we acquired 51% equity interest in the two companies that provide managed network services, Zhiboxintong (Beijing) Network Technology Co., Ltd. and Beijing Chengyishidai Network Technology Co., Ltd., or Managed Network Entities, in September 2010, with an option to acquire the remaining 49% equity interest before December 31, 2011.

To focus on our core data center services, we disposed of Shanghai Guotong Network Co., Ltd., and Guangzhou Juliang Internet Information Technology Co., Ltd. to the nominee directors of aBitCool on April 30, 2009 and March 1, 2010, respectively.

Due to certain restrictions under the PRC laws on foreign ownership of entities engaged in data center and telecommunications value-added services, we conduct our operations in China through contractual arrangements among 21Vianet China, 21Vianet Technology and the shareholders of 21Vianet Technology. As a result of these contractual arrangements, we control 21Vianet Technology and have consolidated the financial information of 21Vianet Technology and its subsidiaries in our consolidated financial statements in accordance with U.S. GAAP. We own 100% of the equity interests of 21Vianet China through our subsidiary, 21Vianet HK, which was incorporated in Hong Kong in May 2007.

The following diagram illustrates our corporate structure as of the date of this prospectus:

(1)	Messrs. Sheng Chen and Jun Zhang, our co-founders, held approximately 70% and 30% of the equity interests in 21Vianet Technology, respectively, and are parties to the contractual agreements through which we conduct our operations in China.
(2)	The remaining 49% of the equity interest in Shanghai Wantong is owned by an company affiliated with a local government in Shanghai.
(3)	We have an option to acquire the remaining 49% of equity interests in ZBXT and CYSD by December 31, 2011.
(4)	ZBXT has four subsidiaries in China: Xingyunhengtong Beijing Network Technology Co., Ltd., Fuzhou Yongjiahong Communication Technology Co., Ltd., Beijing Bikonghengtong Network Technology Co., Ltd. and Beijing Bozhiruihai Network Technology Co., Ltd.
(5)	CYSD has one subsidiary in China: Jiu Jiang Zhongyatonglian Network Technology Co., Ltd.

Contractual Arrangements with Our Consolidated VIE

PRC laws and regulations currently restrict foreign ownership of telecommunications value-added business. Because we are a Cayman Islands company, we are classified as a foreign enterprise under PRC laws and regulations and our wholly-owned PRC subsidiary, 21Vianet China, is considered as a wholly foreign-invested enterprise. To comply with PRC laws and regulations, we conduct our operations in China through a series of contractual arrangements among 21Vianet China, 21Vianet Technology and the shareholders of 21Vianet Technology. 21Vianet Technology is approximately 70% owned by Sheng Chen, our chairman and chief executive officer and 30% owned by Jun Zhang, our chief operating officer. Sheng Chen and Jun Zhang are PRC citizens and therefore, 21Vianet Technology is considered as a domestic company under the PRC laws.

We have relied and expect to continue to rely, on our consolidated variable interest entity to operate our telecommunications value-added business in China as long as PRC laws and regulations do not allow us to directly operate such business in China. Our contractual arrangements with 21Vianet Technology and its shareholders enable us to:

•	exercise effective control over 21Vianet Technology;

•	receive substantially all of the economic benefits of 21Vianet Technology in consideration for the services provided by 21Vianet China; and

•	have an exclusive option to purchase all of the equity interest in 21Vianet Technology when permissible under PRC laws.

Accordingly, under U.S. GAAP, we consolidate 21Vianet Technology as our “variable interest entity” in our consolidated financial statements.

Our contractual arrangements with 21Vianet Technology and its shareholders are described in further detail as follows:

Agreements that Provide Us Effective Control

Loan Agreement. Each shareholder of 21Vianet Technology entered into a loan agreement on January 28, 2011. Pursuant to the agreements, 21Vianet China has provided interest-free loan facilities of RMB7.0 million and RMB3.0 million, respectively, to the two shareholders of 21Vianet Technology, Sheng Chen and Jun Zhang, which was used to provide capital to 21Vianet Technology to develop our data center and telecommunications value-added business and related businesses. There is no fixed term for the loan. To repay the loans, the shareholders of 21Vianet Technology are required to transfer their shares in 21Vianet Technology to 21Vianet China or any entity or person designated by 21Vianet China, as permitted under PRC laws. The shareholders of 21Vianet Technology also undertake not to transfer all or part of their equity interests in 21Vianet Technology to any third party, or to create any encumbrance, without the written permission from 21Vianet China.

Share Pledge Agreement. On February 23, 2011, 21Vianet China entered into a share pledge agreement with 21Vianet Technology and each of its shareholders. Pursuant to the share pledge agreement, each of the shareholders pledged his shares in 21Vianet Technology to 21Vianet China in order to secure the borrowers’ payment obligations under the loan agreement. Each shareholder also agreed not to transfer or create any other security or restriction on the shares of 21Vianet Technology without the prior consent of 21Vianet China. 21Vianet China, at its own discretion, is entitled to acquire each shareholder’s equity interests in 21Vianet Technology as permitted by PRC laws. We have registered the pledges of the equity interests in 21Vianet Technology with the local administration for industry and commerce.

Irrevocable Power of Attorney. Each shareholder of 21Vianet Technology has executed an irrevocable power of attorney. Pursuant to the irrevocable power of attorney, each shareholder appointed 21Vianet China or a person designated by 21Vianet China as his/her attorney-in-fact to attend shareholders’ meeting of 21Vianet Technology, exercise all the shareholder’s voting rights, including but not limited to, sale transfer, pledge or dispose of his/her equity interests in 21Vianet Technology. The power of attorney remains valid and irrevocable from the date of execution, so long as each shareholder remains the shareholder of 21Vianet Technology. The above irrevocable power of attorney was subsequently assigned to 21Vianet Group.

Agreements that Transfer Economic Benefits from our VIE to Us

Exclusive Technical Consulting and Services Agreement. On July 15, 2003, 21Vianet China and 21Vianet Technology entered into an exclusive service agreement, which was superseded by a new exclusive technical consulting and service agreement entered into among 21Vianet China, 21Vianet Technology and 21Vianet Beijing on December 19, 2006. 21Vianet China agreed to provide 21Vianet Technology and 21Vianet Beijing with exclusive technical consulting and services, including Internet technology services and management consulting services. 21Vianet Technology and 21Vianet Beijing agreed to pay an hourly rate of RMB1,000 and the rate is subject to adjustment at the sole discretion of 21Vianet China. 21Vianet Technology and 21Vianet Beijing agreed that they will not accept similar or comparable service arrangements that may replace the services provided by 21Vianet China without prior written consent of 21Vianet China. 21Vianet China is entitled to have sole and exclusive ownership of all rights, title and interests to any and all intellectual property rights arising from the provision of services. The term of this agreement is 10 years. This agreement may be extended with 21Vianet China’s written consent prior to the expiration date.

Optional Share Purchase Agreement. The optional share purchase agreement is entered into among 21Vianet China, 21Vianet Technology, 21Vianet Beijing and the shareholders of 21Vianet Technology. Pursuant to the agreement, the shareholders irrevocably grant 21Vianet China or its designated persons the sole option to acquire from the shareholders or 21Vianet Technology all or any part of the equity interests in 21Vianet Technology and 21Vianet Beijing when permissible under PRC laws. 21Vianet Technology and 21Vianet Beijing made certain covenants to maintain the value of the equity interests, including but not limited to, engage in the ordinary course of business, refrain from making loans and entering into agreements exceeding the value of RMB200,000 with the exception of transactions made in the ordinary course of business. The term of the agreement is 10 years, which is renewable at the sole discretion of 21Vianet China.

In the opinion of King & Wood, our PRC legal counsel, each of the contracts under the contractual arrangements among 21Vianet China, 21Vianet Technology and the shareholders of 21Vianet Technology governed by PRC law is valid and legal binding to each party of such agreements under PRC laws and regulations, and will not result in any violation of PRC laws or regulations currently in effect.

We have been advised by our PRC legal counsel, however, that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, there can be no assurance that the PRC regulatory authorities, in particular the Ministry of Industry and Information Technology, which regulates providers of telecommunications value-added services and other participants in the PRC telecommunications industry, and the Ministry of Commerce, will not in the future take a view that is contrary to the above opinion of our PRC legal counsel. We have been further advised by our PRC legal counsel that if the PRC government finds that the agreements that establish the structure for operating our value-added services in China do not comply with PRC government restrictions on foreign investment in the telecommunications industry, we could be subject to severe penalties including being prohibited from continuing our operations. See “Risk Factors—Risks Related to Our Corporate Structure—If the PRC government finds that the arrangements that establish the structure for operating our business do not comply with PRC government restrictions on foreign investment in the telecommunications business, we could be subject to severe penalties.” In addition, these contractual arrangements may not be as effective in providing us with control over 21Vianet Technology as would direct ownership of 21Vianet Technology. See “Risk Factors—Risks Related to Our Corporate Structure—We rely on contractual arrangements with our consolidated variable interest entity and its respective shareholders for our China operations, which may not be as effective as direct ownership in providing operational control.”

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected consolidated financial information for the periods and as of the dates indicated should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our selected consolidated financial data presented below for the years ended December 31, 2008, 2009 and 2010 and our balance sheet data as of December 31, 2009 and 2010 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our balance sheet data as of December 31, 2008 have been derived from our audited consolidated financial statements not included in this prospectus. Our audited consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP.

We have not included financial information for the years ended December 31, 2006 and 2007, as such information is not available without unreasonable efforts or expense.

Our historical results do not necessarily indicate results expected for any future periods.

	For the Year Ended December 31,
	2008	2009	2010
	RMB	RMB	RMB	US$
	(in thousands, except share, per share and per ADS data)
Consolidated Statement of Operations Data:
Net revenues
Hosting and related services	213,181	284,780	374,946	56,810
Managed network services	27,590	28,855	150,257	22,766

Total net revenues	240,771	313,635	525,203	79,576
Cost of revenues(1)	(174,598)	(229,304)	(396,858)	(60,130)

Gross profit	66,173	84,331	128,345	19,446
Operating expenses:
Sales and marketing expenses(1)	(21,125)	(24,132)	(51,392)	(7,787)
General and administrative expenses(1)	(31,823)	(25,457)	(282,298)	(42,772)
Research and development costs(1)	(5,858)	(7,607)	(19,924)	(3,019)
Changes in the fair value of contingent purchase consideration payable	—	—	(7,537)	(1,142)

Operating profit (loss)	7,367	27,135	(232,806)	(35,274)
Interest income	1,643	827	580	88
Interest expense	(1,297)	(416)	(2,793)	(423)
Other income	2,294	694	1,152	175
Other expenses	(1,123)	(1,207)	(906)	(137)
Foreign exchange gain	5,545	88	1,646	249

Profit (loss) from continuing operations before income taxes	14,429	27,121	(233,127)	(35,322)
Income tax (expense) benefit	(3,821)	32,860	(1,588)	(241)

Net profit (loss) from continuing operations	10,608	59,981	(234,715)	(35,563)
Loss from discontinued operations	(28,566)	(63,910)	(12,952)	(1,962)

Net loss	(17,958)	(3,929)	(247,667)	(37,525)
Net loss attributable to non-controlling interest	(295)	(1,990)	(7,722)	(1,170)

Net loss attributable to the Company’s ordinary shareholders	(18,253)	(5,919)	(255,389)	(38,695)

Loss per share:
Basic	(0.26)	(0.08)	(3.57)	(0.54)
Diluted	(0.10)	(0.03)	(3.57)	(0.54)
Loss per ADS(2)
Basic
Diluted
Shares used in loss per share computation:
Basic	71,526,320	71,526,320	71,526,320	71,526,320
Diluted	182,492,500	182,492,500	71,526,320	71,526,320
Pro forma earnings (loss) per share (unaudited):
Net profit (loss) from continuing operations			(1.33)	(0.20)
Loss from discontinued operations			(0.07)	(0.01)

Basic			(1.40)	(0.21)

Net profit (loss) from continuing operations			(1.33)	(0.20)
Loss from discontinued operations			(0.07)	(0.01)

Diluted			(1.40)	(0.21)

Weighted average number of ordinary shares used in pro forma earnings (loss) per share computation (unaudited):
Basic			182,492,500	182,492,500
Diluted			182,492,500	182,492,500

(1)	Includes share-based compensation expenses as follows:

	For the Year Ended December 31,
	2008	2009	2010
	RMB	RMB	RMB	US$
	(in thousands)
Allocation of share-based compensation expenses:
Cost of revenues	—	—	4,645	704
Sales and marketing expenses	—	—	11,884	1,801
General and administrative expenses	—	—	254,936	38,626
Research and development costs	—	—	6,416	972

Total share-based compensation expenses	—	—	277,881	42,103

(2)	Each ADS represents Class A ordinary shares.

The following table presents a summary of our consolidated balance sheet data as of December 31, 2008, 2009 and 2010.

	As of December 31,
	2008	2009	2010
	RMB	RMB	RMB	US$	Pro forma(1) US$	Pro forma as adjusted(2) US$
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	75,338	71,998	83,256	12,615
Accounts receivable	39,814	40,262	76,373	11,572
Total current assets	133,522	213,838	193,957	29,388
Property and equipment, net	93,308	99,103	197,015	29,851
Intangible assets	22,830	17,161	157,086	23,801
Goodwill	12,507	12,507	170,171	25,784
Total assets	263,067	347,123	725,587	109,939
Total current liabilities	272,824	315,734	210,559	31,903
Total liabilities	307,912	326,929	444,004	67,274
Total mezzanine equity	991,110	991,110	991,110	150,168
Total shareholders’ (deficit) equity	(1,035,955)	(970,916)	(709,527)	(107,503)

Notes:	(1)	The pro forma consolidated balance sheet data as of December 31, 2010 has been adjusted to give effect to (A) the issuance of a total of 37,196,750 Series C1 preferred shares on January 14, 2011 and February 17, 2011, with net proceeds of US$35.0 million and (B) the automatic conversion of all of our outstanding ordinary shares and preferred shares into Class B ordinary shares immediately prior to completion of this offering.
	(2)	The pro forma as adjusted consolidated balance sheet data as of December 31, 2010 has been adjusted to give effect to (A) the pro forma adjustments as set forth in (1) above and (B) the issuance and sale of Class A ordinary shares in the form of ADSs by us in this offering, at the initial public offering price of US$ per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The following table presents certain selected operating data as of and for the dates and periods indicated.

	As of and for the Year Ended December 31,
	2008	2009	2010
Selected Operating Data:
Number of cabinets at period end	2,787	4,157	5,750
Average monthly recurring revenues (RMB in thousands)	20,731	24,363	41,884
Number of customers at period end	1,224	1,225	1,355
Churn rate as measured by monthly recurring revenues	3.3%	0.8%	0.9%

The following table presents certain unaudited non-GAAP financial data for the periods indicated.

	For the Year Ended December 31,
	2008	2009	2010
	RMB	RMB	RMB	US$
	(in thousands)
Non-GAAP Financial Data:
Adjusted gross profit(1)	68,505	86,478	141,990	21,514
Adjusted net profit(2)	7,666	24,902	59,454	9,008
EBITDA(3)	22,546	48,110	(201,761)	(30,570)
Adjusted EBITDA(4)	22,546	48,110	83,657	12,675

Notes:	(1)	We define adjusted gross profit as gross profit excluding share-based compensation expenses and amortization expenses of intangible assets related to acquisitions.
	(2)	We define adjusted net profit as net profit (loss) from continuing operations excluding share-based compensation expenses, acquisition-related intangible assets amortization, changes in the fair value of contingent purchase consideration payable and unrecognized tax benefits, tax incentive receipt and outside basis difference.
	(3)

We define EBITDA as net profit (loss) from continuing operations before income tax expense (benefit), foreign exchange gain, other expenses, other income, interest expense, interest income, income tax expense, depreciation and amortization.

	(4)	We define adjusted EBITDA as EBITDA excluding share-based compensation expenses and changes in the fair value of contingent purchase consideration payable.

Our adjusted gross profit, adjusted net profit, EBITDA and adjusted EBITDA are calculated as follows for the periods presented:

	For the Year Ended December 31,
	2008	2009	2010
	RMB	RMB	RMB	US$
	(in thousands)
Gross profit	66,173	84,331	128,345	19,446
Plus: share-based compensation expenses	—	—	4,645	704
Plus: amortization expenses of intangible assets derived from acquisitions	2,332	2,147	9,000	1,364

Adjusted gross profit	68,505	86,478	141,990	21,514

Net profit (loss) from continuing operations	10,608	59,981	(234,715)	(35,563)
Plus: share-based compensation expenses	—	—	277,881	42,103
Plus: amortization expenses of intangible assets derived from acquisitions	2,332	2,147	9,000	1,364
Plus: changes in the fair value of contingent purchase consideration payable	—	—	7,537	1,142
Less: unrecognized tax benefits, tax incentive receipt and outside basis difference	(5,274)	(37,226)	(249)	(38)

Adjusted net profit	7,666	24,902	59,454	9,008

Net profit (loss) from continuing operations	10,608	59,981	(234,715)	(35,563)
Plus: income tax expense (benefit)	3,821	(32,860)	1,588	241
Less: foreign exchange gain	(5,545)	(88)	(1,646)	(249)
Plus: other expenses	1,123	1,207	906	137
Less: other income	(2,294)	(694)	(1,152)	(175)
Plus: interest expense	1,297	416	2,793	423
Less: interest income	(1,643)	(827)	(580)	(88)
Plus: depreciation	12,263	15,990	19,673	2,981
Plus: amortization	2,916	4,985	11,372	1,723

EBITDA	22,546	48,110	(201,761)	(30,570)
Plus: share-based compensation expenses	—	—	277,881	42,103
Plus: changes in the fair value of contingent purchase consideration payable	—	—	7,537	1,142

Adjusted EBITDA	22,546	48,110	83,657	12,675

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial position and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are the largest carrier-neutral Internet data center services provider in China as measured by revenues in 2009, according to data released by IDC, a third-party research firm. We host and provide interconnectivity for our customers’ servers and networking equipment to improve the performance, availability and security of their Internet infrastructure. We also provide managed network services to enable customers to deliver data across the Internet in a faster and more reliable manner through our extensive data transmission network and our proprietary BroadEx smart routing technology. We believe that the scale of our data center and networking assets uniquely positions us to capture opportunities and become a leader in the rapidly emerging market for cloud computing infrastructure services in China.

We have benefited from our premium data centers and extensive interconnected nationwide data transmission network, diversified and loyal customer base and our strong focus on customer satisfaction and technological innovation. Going forward, we expect that we will continue to benefit from the growth of China’s data center services market. However, we also face risks and uncertainties, including those relating to our ability to successfully implement our expansion plan, our integration of newly acquired businesses, our competition with, and dependency on, China Telecom and China Unicom, our ability to attract new customers and retain existing customers and our ability to control costs as a result of being a public company. In particular, we plan to increase the aggregate number of cabinets under our management from over 5,700 cabinets as of December 31, 2010 to more than 10,000 cabinets by the end of 2013 through adding new self-built data centers and partnered data centers. If we are not able to successfully implement our expansion plan or our planned expansion does not achieve the desired results, our business and results of operations could be materially and adversely affected.

As part of our business expansion strategy to expand our managed network services, we acquired 51% equity interest in the Managed Network Entities on September 30, 2010, with an option to acquire the remaining 49% equity interest before December 31, 2011. The results of operations of the Managed Network Entities have been consolidated into our results of operations since October 1, 2010.

To stay focused on our long-term growth strategy in providing data center services, we disposed certain businesses that were not part of our core data center services business as of March 31, 2010. Accordingly, the financial results associated with these disposed businesses have been presented as discontinued operations for all periods presented in this prospectus. Unless otherwise indicated, all the financial and operating data discussed in this prospectus relate to our continuing operations only.

Our net revenues increased from RMB240.8 million in 2008, to RMB313.6 million in 2009 and to RMB525.2 million (US$79.6 million) in 2010, representing a CAGR of 47.7% from 2008 to 2010. The total number of cabinets under our management increased from 2,787 as of December 31, 2008, to 4,157 as of December 31, 2009 and to 5,750 as of December 31, 2010. Our average monthly recurring revenues increased from RMB20.7 million in 2008 to RMB24.4 million in 2009 and to RMB41.9 million (US$6.3 million) in 2010. We recorded a net profit from continuing operations of RMB10.6 million and RMB60.0 million in 2008 and 2009, respectively. Our net loss from continuing operations in 2010 was RMB234.7 million (US$35.6 million), which reflected share-based compensation expenses of RMB277.9 million (US$42.1 million).

Key Factors Affecting Our Results of Operations

Our business and operating results are generally affected by the development of China’s data center services market. We have benefited from the rapid growth of China’s data center services market during the recent years. According to IDC, the data center services market in China was US$667.1 million in 2009, a 22.7% increase over 2008, and is expected to reach US$1.9 billion by 2014, representing a five-year CAGR of 23.8%. However, any adverse changes in the data center services market in China may harm our business and results of operations.

While our business is influenced by factors affecting the data center services market in China generally, we believe that our results of operations are more directly affected by company-specific factors, including number of cabinets under management and cabinet utilization rate, monthly recurring revenues and churn rate, pricing, expansion of our managed network services and our cost structure.

Number of Cabinets under Management and Cabinet Utilization Rate

Our revenues are directly affected by the number of cabinets under management and the utilization rates of these cabinet spaces. We had 2,787, 4,157 and 5,750 cabinets under management as of December 31, 2008 and 2009 and 2010, respectively. Our average monthly cabinet utilization rates were 79.6%, 80.9% and 78.8% in 2008, 2009 and 2010, respectively. Our future operating results and growth prospects will largely depend on our ability to increase the number of cabinets under management while maintaining optimal cabinet utilization rate. With the rapid growth of China’s Internet industry, demand for cabinet spaces has increased significantly and we do not always have sufficient self-built capacity to meet such demand. It usually takes six to eight months to build a data center with cabinets and equipment installed. To meet our customers’ immediate demand, we may partner with China Telecom or China Unicom and lease cabinets from them. Due to the time needed to build data centers and the long-term nature of these investments, if we over-estimate the market demand for cabinets, it will lower our cabinet utilization rate and affect our results of operations.

Monthly Recurring Revenues and Churn Rate

Our average monthly recurring revenues and churn rate directly affect our results of operations. Our business is based on a recurring revenue model comprised of hosting services and managed network services. We consider these services recurring as our customers are generally billed and recognized on a fixed and recurring basis each month for the duration of their contract, which is generally one year in length. Our non-recurring revenues are primarily comprised of fees charged for installation services, additional bandwidth used by customers beyond contracted amount and other value-added services. These services are considered to be non-recurring as they are billed and recognized typically once and upon completion of the installation, bandwidth used or value-added services work performed. We use “monthly recurring revenues” to measure those revenues recognized on a fixed and recurring basis each month. Recurring revenues have comprised more than 90% of our total revenues for each of the months during the past three years. Our average monthly recurring revenues increased from RMB20.7 million in 2008 to RMB24.4 million in 2009 and to RMB41.9 million (US$6.3 million) in 2010.

We use “churn rate” to measure the reduction of monthly revenues as a percentage of total monthly recurring revenues of the previous month that are attributable to the non-renewal or termination of customer contracts. Our average monthly average churn rates as measured by monthly recurring revenues were 3.3%, 0.8% and 0.9% in 2008, 2009 and 2010, respectively.

As our business grows, we expect that our monthly recurring revenues will continue to increase and we expect that we can maintain a relatively low churn rate.

Pricing

Our results of operations also depend on the price level of our services. Due to the quality of our services and our optimized interconnectivity among carriers and networks, we are generally able to command premium pricing for our services. Nonetheless, because we are generally regarded as a premium data center and network service provider, many customers only place their mission critical servers and equipment in our data centers, but not the bulk of their needs. As we try to acquire more business from new and existing customers, we may need to lower our prices or provide other incentives.

Expansion of Managed Network Services

We started offering managed network services in 2008 and revenues derived from managed network services constituted 11.5%, 9.2%, and 28.6% of our total net revenues in 2008, 2009 and 2010, respectively. With the acquisition of the Managed Network Entities in September 2010, our revenues from managed network services have substantially increased from 2009 to 2010 and we expect that revenues from managed network services to continue to increase in 2011. We also believe our managed network services will benefit from the growing market demands for faster data transmission and better interconnection, and we will see significant revenue growth attributable to our managed network service in the coming years.

However, as we further expand our managed network services, we will incur additional costs to purchase equipment and lease more optical fibers to establish more POPs and provide sufficient bandwidth. Also, acquired assets or businesses may not generate the financial results we expect. Acquisitions could also result in the use of substantial amount of cash, potentially dilutive issuances of equity and equity-linked securities, significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business.

Our Cost Structure

Our ability to maintain and improve our gross margins depends on our ability to effectively manage our cost of revenues, which consist of telecommunications costs and other data center related costs. Telecommunications costs refer to expenses associated with acquiring bandwidth and related resources from carriers for our data centers. Telecommunications costs also cover rentals, utilities and other costs in connection with the cabinets we lease from our partnered data centers. Other costs include utilities and rental expenses for our self-built data centers, payroll, depreciation and amortization of our property and equipment, and other costs. These costs increase as the number of our cabinets under management increases and as we expand our headcount.

The mix of the self-built data centers and partnered data centers also affects our cost structure. Gross margin for cabinets located in our partnered data centers is generally lower than cabinets located in our self-built data centers. This is because telecommunication carriers who lease cabinet spaces to us for our partnered data centers would demand a profit on top of their costs in connection with the leasing of cabinet spaces to us. We plan to continue to lease data centers from such carriers to meet the immediate market demand while build data centers in Beijing, Shanghai, Shenzhen, Hangzhou, Xi’an and the greater Guangzhou metropolitan area. If we cannot effectively manage the market demand and increase the number of cabinets located in self-built data centers relatively to partnered data centers, we may not be able to improve our gross margins.

Acquisitions

As part of our business expansion strategy to expand our managed network services, we acquired a 51% equity interest in the Managed Network Entities in September 2010, with an option to acquire the remaining 49% equity interest before December 31, 2011. We have paid RMB50 million consideration to the seller of the Managed Network Entities and agreed to pay additional contingent consideration based on certain financial and operating metrics of the Managed Network Entities. We currently intend to exercise the option before its expiration to acquire the remaining 49% interest in the Managed Network Entities. According to the purchase agreement we entered into in September 2010, in order to acquire the remaining 49% equity interest, we will need to pay consideration determined using the proportionate amount of the finalized cash consideration for the initial 51% acquisition. We intend to pay cash consideration ranging from RMB60.0 million (US$9.1 million) to RMB73.5 million (US$11.1 million). In addition, we plan to issue 9,665,540 shares to 11,835,360 shares based on the 2011 operating results of Managed Network Entities to the management of Managed Network Entities under our 2010 share incentive plan. We are discussing with the sellers of the Managed Network Entities with respect to the timing, forms and final terms of the payment.

We consolidated the operating results of the Managed Network Entities starting from the fourth quarter of the 2010. The Managed Network Entities contributed RMB60.2 million (US$9.1 million) net revenues during the fourth quarter of 2010.

Major Components of Results of Operations

Net Revenues

The following table sets forth our revenues derived from our hosting and related services and managed network services, both in an absolute amount and as a percentage of total net revenues from our continuing operations, for the periods presented.

	For the Year Ended December 31,
	2008		2009		2010
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except percentages)
Net Revenues
Hosting and related services	213,181	88.5%	284,780	90.8%	374,946	56,810	71.4%
Managed network services	27,590	11.5%	28,855	9.2%	150,257	22,766	28.6%

Total net revenues	240,771	100.0%	313,635	100.0%	525,203	79,576	100.0%

Hosting and Related Services

Historically, hosting and related services have been our primary sources of revenues. Hosting and related services include managed hosting services, interconnectivity services and value-added services. Revenues from our hosting and related services were RMB213.2 million, RMB284.8 million and RMB374.9 million (US$56.8 million) in 2008, 2009 and 2010, respectively, representing 88.5% and 90.8% and 71.4% of our total net revenues in the respective periods. We generally enter into contracts with our customers with terms ranging from one to five years and most of our customer contracts have an automatic renewal provision. Customers generally pay our service fees on a monthly basis according to the amount of hosting spaces, the bandwidth and other value-added services they used or leased in the previous month.

Managed Network Services

Revenues from our managed network services have significantly increased both in absolute amounts and, more recently, as a percentage of our total revenues. Revenues from our managed network services were RMB27.6 million, RMB28.9 million and RMB150.3 million (US$22.8 million) in 2008, 2009 and 2010, respectively, representing 11.5%, 9.2% and 28.6% of our net revenues in the respective periods. Our managed network services help our customers optimize the Internet routing experience through our proprietary BroadEx smart routing technology and our extensive data transmission network. Contracts with customers of our managed network services generally have one-year terms with an automatic renewal provision. We charge our customers a monthly fee for the bandwidth optimized through our managed network services. With the acquisition of the Managed Network Entities in September 2010, our revenues from managed network services have substantially increased from 2009 to 2010 and we expect that revenues from managed network services to continue to increase in 2011.

Cost of Revenues

Our cost of revenues primarily consists of telecommunications cost, and other costs. The following table sets forth, for the periods indicated, our cost of revenues, in absolute amounts and as a percentage of our total net revenues:

	For the Year Ended December 31,
	2008		2009		2010
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except percentages)
Cost of revenues:
Telecommunications costs	135,215	56.2%	180,612	57.6%	322,701	48,894	61.5%
Others	39,383	16.3%	48,692	15.5%	74,157	11,236	14.1%

Total cost of revenues	174,598	72.5%	229,304	73.1%	396,858	60,130	75.6%

Telecommunications costs refer to expenses incurred in acquiring telecommunication resources from carriers for our data centers, including bandwidth and cabinet leasing costs that cover rentals, utilities and other costs associated with the cabinets we lease from our partnered data centers. Our other costs of revenues includes utilities costs for our self-built data centers, depreciation and amortization, payroll and other compensation costs and other miscellaneous items related to our service offerings. We expect that our cost of revenues will continue to increase as our business expands, both organically and as a direct result of acquiring the Managed Network Entities. Going forward, we anticipate recording significant expenses related to the amortization of the intangible assets related to the acquisition of the Managed Network Entities.

Operating Expenses

Our operating expenses consist of sales and marketing expenses, general and administrative expenses and research and development expenses. The following table sets forth our operating expenses for our continuing operations, both as an absolute amount and as a percentage of net revenues for the periods indicated.

	For the Year Ended December 31,
	2008		2009		2010
	RMB	% of Net Revenues	RMB	% of Net Revenues	RMB	US$	% of Net Revenues
	(in thousands, except percentages)
Operating expenses:
Sales and marketing expenses(1)	21,125	8.8%	24,132	7.7%	51,392	7,787	9.8%
General and administrative expenses(1)	31,823	13.2%	25,457	8.1%	282,298	42,772	53.7%
Research and development costs(1)	5,858	2.4%	7,607	2.4%	19,924	3,019	3.8%
Changes in the fair value of contingent purchase consideration payable	—	—	—	—	7,537	1,142	1.4%

Total Operating Expenses(1)	58,806	24.4%	57,196	18.2%	361,151	54,720	68.7%

(1)	Includes share-based compensation expenses as follows:

	For the Year Ended December 31,
	2008	2009	2010
	RMB	RMB	RMB	US$
	(in thousands)
Allocation of share-based compensation expenses:
Sales and marketing expenses	—	—	11,884	1,801
General and administrative expenses	—	—	254,936	38,626
Research and development costs	—	—	6,416	972

Total share-based compensation expenses	—	—	273,236	41,399

Sales and Marketing Expenses

Our sales and marketing expenses primarily consist of compensation and benefit expenses for our sales and marketing staff, including share-based compensation expense, as well as advertisement and agency service fees. Our sales and marketing expenses also include office-related expenses and business development expenses incurred associated with our sales and marketing activities. To a lesser extent, our sales and marketing expenses include depreciation of equipment used associated with our selling and marketing activities. As our business expands, we expect to increase the headcount of our sales and marketing staff and as a result, increase our sales and marketing expenses.

General and Administrative Expenses

Our general and administrative expenses primarily consist of compensation and benefits paid to our management and administrative staff, including share-based compensation expenses, the cost of third-party professional services, and depreciation and amortization of property and equipment used in our administrative activities. Our general and administrative expenses, to a lesser extent, also include office rent, office-related expenses, and expenses associated with training and team building activities. Primarily due to our RMB254.9 million (US$38.6 million) share-based compensation expenses incurred in 2010, our general and administrative expenses amounted to RMB282.3 million (US$42.8 million) in 2010, compared to RMB25.5 million in 2009. As further discussed below, we expect that our share-based compensation in 2011 will decrease significantly, and as a result, our total general and administrative expenses are expected to decrease in 2011 compared to 2010. However, except for the share-based compensation expenses, we expect that our other general and administrative expense items, such as salaries paid to our management and administrative staff as well as professional services fees, will increase as we expand our business and consolidate the operations of the Managed Network Entities.

Research and Development Expenses

Our research and development expenses primarily include salaries, employee benefits, share-based compensation expenses and other expenses incurred in connection with our technological innovations, such as container data centers and our proprietary BroadEx smart routing technology. We anticipate that our research and development expenses will continue to increase as we devote more resources to develop and improve technologies, enhance our service offerings and improve operating efficiencies.

Share-Based Compensation Expenses

Our share-based compensation expenses include share options granted under our amended 2010 share incentive plan and fully-vested ordinary shares set aside and held by Sunrise Corporate Holding Ltd., or Sunrise, for our employees and non-employees. As a result, we recorded share-based compensation expenses in the amount of RMB277.9 million (US$42.1 million) in 2010, of which RMB206.1 million (US$31.2 million) are related to the fully-vested ordinary shares and RMB71.8 million (US$10.9 million) are related to the share options. In 2010, we allocated RMB273.2 million (US$41.4 million) share-based compensation to operating expenses.

In July 2010, our board of directors and shareholders adopted our 2010 share incentive plan. We subsequently amended our 2010 Share Incentive Plan on January 14, 2011 in connection with our corporate restructuring. As of the date of this prospectus, we have granted options to purchase 24,386,470 ordinary shares. As a result, we recorded share-based compensation expenses in the amount of RMB71.8 million (US$10.9 million) in 2010 in connection with our option grants. Our significant share-based compensation expenses in the third quarter of 2010 were primarily attributable to the fact that a significant portion of the options granted in July 2010 vested immediately upon grant to reward our employees for their past contributions. Going forward, we plan to grant share incentive awards that will vest pro rata during the relevant vesting periods.

On December 31, 2010, we issued 24,826,090 ordinary shares to Sunrise, a company owned by Mr. Sheng Chen, our chief executive officer, for nominal consideration. These ordinary shares are fully-vested, non-assessable and not subject to any redemption, repurchase or similar rights. Sunrise intends to in turn transfer these shares to employees of our continuing operations and discontinued operations. On the grant date, we recorded share-based compensation expense in the amount of RMB206.1 million (US$31.2 million) in general and administrative expenses which represent the estimated fair value of the ordinary shares issued. This issuance was a one-time grant and we do not plan to make any similar grant in the near future.

Amortization Expenses for Intangible Assets

Although amortization expenses for intangible assets have not been a significant factor affecting our results of operations, we expect that such amortization expenses will increase in the near term. In 2008, 2009 and 2010, our amortization expenses were RMB2.9 million, RMB5.0 million and RMB11.4 million (US$1.7 million), respectively. Primarily due to our acquisition of the Managed Network Entities in September 2010, our intangible assets increased significantly from RMB17.2 million as of December 31, 2009 to RMB157.1 million (US$23.8 million) as of December 31, 2010. We estimate that our amortization expenses for the intangible assets will be RMB28.9 million for 2011 and RMB21.2 million for 2012.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts in our consolidated financial statements. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Although actual results have historically been reasonably consistent with management’s expectations, actual results may differ from these estimates or our estimates may be affected by different assumptions or conditions.

Some of our accounting policies require higher degrees of judgment than others in their application. When reviewing our consolidated financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgment and other uncertainties affecting the application of such policies and (iii) the sensitivity of reported results to changes in conditions and assumptions. We consider the policies discussed below to be critical to an understanding of our consolidated financial statements as their application places significant demands on the judgment of our management. We believe the following critical accounting policies are the most significant to the presentation of our financial statements and some of which may require the most difficult, subjective and complex judgments and should be read in conjunction with our consolidated financial statements, the risks and uncertainties described under “Risk Factors” and other disclosures included in this prospectus.

Revenue Recognition

We host our customers’ servers and networking equipment, improving the performance, availability and security of their Internet services. We also provide managed network services to enable our customers to deliver data across Internet in a faster and more reliable manner. Consistent with the criteria of Staff Accounting Bulletin No. 104, “Revenue Recognition”, we recognize revenue from sales of these services when there is a signed sales agreement with fixed or determinable fees, services have been provided to the customer and collection of the resulting customer’s receivable is reasonably assured.

Our services are generally provided under the terms of a one-year master service agreement, which is typically accompanied with a one-year term renewal option with the same terms and conditions. Customers choose at the outset of the arrangement to either use our services through a monthly fixed bandwidth or traffic volume usage and fee arrangement or choose a plan based on actual bandwidth or traffic volume used during the period at fixed pre-set rates. We recognize and bill for revenue for excess usage, if any, in the month of its occurrence to the extent a customer’s usage of the services exceeds their pre-set monthly fixed bandwidth usage and fee arrangements. The rates as specified in the master service agreements are fixed for the duration of the contract term and are not subject to adjustment.

Fair Value of Financial Instruments

Our financial instruments include cash and cash equivalents, restricted cash, accounts receivable, other receivables, short-term bank borrowings, accounts and notes payable balances with related parties, other payables, capital lease obligations and preferred shares. Other than the Company’s preferred shares, the carrying values of these financial instruments approximate their fair values due to their short-term maturities.

Our Series A preferred shares and Series B preferred shares are initially recognized at fair value. The contingent consideration in both cash and shares and the option to acquire our shares are initially measured at fair value on the date of acquisition of the Managed Network Entities and subsequently at the end of each reporting period with an adjustment for fair value recorded to current period expense. Our call option to purchase the remaining 49% equity interests in the Managed Network Entities is also initially measured at fair value and is recognized as part of non-controlling interest as it is an embedded feature in the Managed Network Entities’ shares, which does not qualify for bifurcation accounting. We, with the assistance of an independent third party valuation firm, determined the estimated fair value of our preferred shares, the contingent consideration in both cash and shares, the option to acquire our shares and the call option, recorded in the consolidated financial statements.

Business Combinations

In 2009, we adopted ASC 805, Business Combinations, which revised the accounting guidance in FASB Statement No. 141, Business Combinations that we were required to apply to our acquisition of Shanghai Guotong Network Co., Ltd., or Shanghai Guotong, in June 2007. We acquired the Managed Network Entities in September 2010 and have accounted for the acquisition pursuant to ASC 805. ASC 805 requires us to recognize separately from goodwill the assets acquired and the liabilities assumed at their acquisition date fair values. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair values of the assets acquired and the liabilities assumed. In cases where we acquire less than 100% ownership interest, we will derive the fair value of the acquired business as a whole, which will typically include a control premium and subtract the consideration transferred by us for the controlling interest to identify the fair value of the noncontrolling interest. In addition, the share purchase agreements entered into may contain contingent consideration provisions obligating us to pay additional purchase consideration, upon the acquired business’s achievement of certain agreed upon operating performance based milestones. Under ASC 805, these contingent consideration arrangements are required to be recognized and measured at fair value at the acquisition date as either a liability or as an equity instrument, with liability instruments being required to be remeasured at each reporting period through the results of our operations.

For example, in connection with our acquisition of the Managed Network Entities, we determine the estimated fair value of acquired identifiable intangible and tangible assets as well as assumed liabilities with the assistance of an independent third party valuation firm. We derive estimates of the fair value of assets acquired and liabilities assumed using reasonable assumptions based on historical experiences and on the information obtained from management of the acquired companies. Critical estimates in valuing certain of the acquired intangible assets required us to but were not limited to the following: deriving estimates of future expected cash flows from the acquired business, the determination of an appropriate discount rate, deriving assumptions regarding the period of time that the acquired vendor contracts and customer relationship arrangements would continue and the initial measurement and recognition of any contingent consideration arrangements and the evaluation of whether contingent consideration arrangement is in substance compensation for future services. Unanticipated events may occur which may affect the accuracy or validity of such assumptions or estimates.

Discontinued Operations

When a component of an entity has been disposed of and we will no longer have significant continuing involvement in the operations of component, such results are classified as discontinued operations in our consolidated statements of operations.

We determined the results of our discontinued operations using a combination of specific identification of revenues and certain costs. When specific determination is not available, we allocate the remaining costs using applicable cost drivers.

Income Taxes

In determining taxable income for financial statement reporting purposes, we must make certain estimates and judgments. These estimates and judgments are applied in the calculation of certain tax liabilities and in the determination of the recoverability of deferred tax assets, which arise from temporary differences between the recognition of assets and liabilities for tax and financial statement reporting purposes.

We must assess the likelihood that we will be able to recover our deferred tax assets. If recovery is not likely, we must increase our provision for taxes by recording a charge to income tax expense, in the form of a valuation allowance, for the deferred tax assets that we estimate will not ultimately be recoverable. We consider past performance, future expected taxable income and prudent and feasible tax planning strategies in determining the need for a valuation allowance.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax rules and the potential for future adjustment of our uncertain tax positions by the various jurisdictional tax authorities. If our estimates of these taxes are greater or less than actual results, an additional tax benefit or charge will result.

Share-based Compensation

We account for share options issued to employees in accordance with ASC topic 718, or ASC 718, “Compensation—Stock Compensation.” In accordance with the fair value recognition provision of ASC 718, share-based compensation cost is measured at the grant date based on the fair value of the option and is recognized as an expense, net of estimated forfeitures, over the requisite service period, which is generally the vesting period. We recognize compensation expenses using the straight-line method for the share options granted with service conditions that have a graded vesting schedule.

In July 2010, we adopted our 2010 share incentive plan which was subsequently amended on January 14, 2011. Under the amended 2010 share incentive plan, we may grant options to purchase up to an aggregate of 36,585,630 of our ordinary shares to our employees, directors and consultants. To date, no share options have been issued to our consultants. As of the date of this prospectus, options to purchase 24,386,470 of ordinary shares were outstanding and options to purchase 12,199,160 ordinary shares were available for future grant under the amended 2010 share incentive plan. On December 31, 2010, we issued 24,826,090 ordinary shares to Sunrise, a company owned by our chief executive officer, for nominal consideration. These ordinary shares are fully vested, nonassessable and not subject to any redemption, repurchase or similar rights. Although Sunrise intends to in turn transfer these shares to employees of our continuing operations and discontinued operations, there were neither contractual obligations nor definitive terms, timing or list of grantees when those shares were transferred to Sunrise. As such, we recorded compensation expenses of RMB206.1 million (US$31.2 million) based on the fair value of our ordinary share at the grant date when the shares were issued to Sunrise. If and when the grantees, terms and timing of the intended transfer of such shares from Sunrise to the current and former employees are determined by Sunrise, we will assess the accounting implications, if any, based on nature and terms of such grants.

We engaged an independent third party valuation firm to assist us in the determination of the estimated fair value of options granted to our employees. We applied the Black-Scholes option pricing model in determining the fair value of the options granted to employees. The inputs to the model and the major assumptions include the estimated fair value of our ordinary shares, exercise price, life to expiration, risk free interest rate, expected volatility which was derived from comparable companies, dividend yield, expected term and post-vesting forfeiture rate. Changes in these assumptions could significantly affect the estimated fair value of our share options and hence the amount of compensation expense that we recognize in our consolidated financial statements.

Assessing the Fair Value of our Shares

We derive the estimated fair value of our ordinary and preferred shares at various measurement dates in order to determine our share-based compensation expenses and expenses related to the issuance of preferred shares at such measurement dates. For example, on June 4, 2008, aBitCool repurchased 1,585,138 ordinary shares from two of its existing shareholders. On July 16, 2010, we issued certain ordinary share options as noted above. On September 30, 2010, we acquired Managed Network Entities whereby we agreed to issue contingent ordinary share consideration in addition to RMB50 million cash consideration we paid in September 2010. On October 31, 2010, we issued preferred shares pursuant to our corporate restructuring. See “Our Corporate Structure”. On December 31, 2010, we issued 24,826,090 fully vested ordinary shares to Sunrise, a company owned by our chief executive officer for par value. On January 14 and February 17, 2011, we issued 31,882,930 Series C1 preferred shares to certain holders of the Series A and B preferred shares for total gross cash proceeds of US$30,000,020 and 5,313,820 Series C1 preferred shares to Cisco Systems International, B.V., a third party investor, for gross cash proceeds of US$5,000,000, respectively.

With the assistance of an independent third party valuation firm, we determined the estimated fair value of our underlying ordinary shares as at June 30, 2008, July 16, 2010, October 31, 2010 and December 31, 2010 to be US$0.465, US$0.974, US$1.24 and US$1.234, respectively. We also determined the estimated fair value of our convertible preferred Series A1, A2, A3, B1, and B2 shares at the issuance date to be US$1.28, US$1.308, US$1.284, US$1.337 and US$1.371, respectively. Our valuations were all performed contemporaneously at the valuation date, with the exception of the retrospective valuation we performed for our June 4, 2008 ordinary share repurchase.

The increase in the estimated fair value of our ordinary shares from June 2008 to through July 2010, were primarily the result of:

•	the overall economic growth in our principal geographic markets, which led to an increased demand for our services;

•	the increase of our net revenues from RMB115.3 million for six months ended June 30, 2008 to RMB206.1 million for six months ended June 30, 2010;

•

the reduction of our estimated discount rate from 24.5% used in the June 30, 2008 valuation to 18% as of July 16, 2010, reflecting sustainable growth in the historical periods and maturity in our business and our management team; and

•

the reduction of our discount for the lack of marketability, or DLOM, from the estimated 25% used in the June 30, 2008 valuation to 13% used in the July 16, 2010 valuation reflecting the increased likelihood of marketability of our ordinary shares as a result of this pending offering.

We experienced a continued increase in the estimated fair value of our ordinary shares from July 2010 to through October 31, 2010, which was largely attributed to an 8.2% growth in net revenues from RMB112.6 million in second quarter of 2010 to RMB121.8 million in third quarter of 2010 and similarly, we further reduced our estimated DLOM to 11.8% as at October 31, 2010 as we move closer to our planned initial public offering.

We experienced a slight decrease in the estimated fair value of our ordinary shares from $1.24 as of October 31, 2010 to $1.234 as of December 31, 2010. The slight decrease was primarily due to the dilutive effect of the fully vested ordinary shares issued to Sunrise at par value on December 31, 2010, partially offset by the effects of the reduction in the estimated discount rate used in the valuation of our ordinary shares from 18.5% for the October 31, 2010 valuation to 18% for the December 31, 2010 valuation and the reduction of our estimated DLOM from 11.8% as of October 31, 2010 to 10.1% as of December 31, 2010 as we advanced further towards our planned initial public offering.

As of February 17, 2011, the estimated fair value of our ordinary shares increased slightly from US$1.234 as of December 31, 2010 to US$1.327, which was primarily due to the effects of further reducing the estimated discount rate from 18% to 17.5% for the February 17, 2011 valuation and our estimated DLOM from 10.1% as of December 31, 2010 to 5.1% as of February 17, 2011 as we advanced further towards our planned initial public offering.

The implied increase in the estimated fair value of our ordinary shares from US$1.327 per share as of February 17, 2011 to US$            , the midpoint of the estimated price range for this offering shown on the cover page of this prospectus, is primarily attributable to the effects of further reducing the estimated discount rate and the estimated DLOM as we are further advancing towards the completion of this offering.

Determining the estimated fair value of our ordinary and preferred shares also requires us to make complex and subjective judgments regarding our projected financial and operating results as compared to our operating history, the assessment of our unique business risks and the overall liquidity of our shares and our prospects. In determining our enterprise value at each measurement date, we considered the results of the income approach. Market approach was used to corroborate the results as obtained by DCF methodology. We applied the methodologies consistently for all the valuation dates.

Income Approach

The income approach involves applying appropriate discount rates to estimated cash flows that are based on earnings forecasts developed by us. The assumptions used in deriving the fair values were consistent with our business plan at the time of each valuation. These assumptions include: no material changes in the existing political, legal and economic conditions in China; no major changes in the tax rates applicable to our subsidiaries and consolidated affiliated entities in China; our ability to retain competent management, key personnel and staff to support our ongoing operations; and no material deviation in market conditions from economic forecasts. These assumptions are inherently uncertain. The risks associated with achieving our forecasts were assessed in selecting the appropriate discount rates to estimated cash flows.

Our revenue forecasts were based on the expected annual growth rates which were derived from a combination of our historical experience and growth rates published by an independent market research organization. The revenue and cost assumptions we used are consistent with our long-range business plan and market conditions in our industry. Revisions to our estimated long-range business plan will occur to the extent we experience unforeseen circumstances within the routine operations of our business and/or when we decide to acquire a business or dispose of a component of our business.

In addition to calculating the cash flows throughout the projection period, the terminal value was calculated by applying the Gordon Growth Model with a long term growth rate as of 3.0%. Our cash flows were discounted to present value by the weighted average cost of capital, or WACC, of ranging from 18.0% to 28.0%, as of the valuation base dates. The WACCs were determined based on a consideration of the factors such as risk-free rate, equity risk premium, our company size and other company specific factors. The movements of WACC were the combined results of the business operation movements as noted above and financial leverage movements. The risks associated with achieving our forecasts were appropriately assessed in our determination of the appropriate dismount rates; if different discount rates had been applied, the valuations could have been significantly different.

Market Approach

The guideline company method of the market approach provides an indication of value with reference to the market value of publicly traded guideline companies to various measures of their operating results, then applying such multiples to the business being valued. Shares of these companies are traded in a public market.

As noted previously, the market approach was applied in our analysis to corroborate the concluded value of the Company by comparing the trading multiples of selected publicly traded guideline companies to the implied Enterprise Value (“EV”) multiples of the Company based on the results of the DCF methodology. The guideline companies used are the same as those used in the assessment and determination of an appropriate estimate of our WACC.

Lack of Marketability Discount

We also applied an additional discount for lack of marketability of ranging from 10.1% to 30.0%. When determining the discount for lack of marketability the option-pricing method (put option) was applied to quantify the discount for lack of marketability where applicable, such as, as of July 16, 2010, October 31, 2010 and December 31, 2010. We also considered studies conducted in the U.S. in an attempt to determine the average levels of discounts for lack of marketability in determining the discount for lack of marketability where option-pricing method is not applicable, such as, as of May 30, 2005, December 20, 2006 and June 30, 2008. Although it is reasonable to expect that the completion of the initial public offering will add value to our shares because we will have increased liquidity and marketability as a result of the offering, the amount of additional value can be measured with neither precision nor certainty.

Equity Allocation Model

Because the interest in the equity value of our company includes both preferred shares and ordinary shares, we used the option-pricing method to allocate equity value of our company to preferred and ordinary shares, taking into account the guidance prescribed by the AICPA Audit and Accounting Practice Aid “Valuation of Privately-Held-Company Equity Securities Issued as Compensation,” or the Practice Aid. This method involves making estimates of the anticipated timing of a potential liquidity event, such as a sale of our company or an initial public offering, and estimates of the volatility of our equity securities. The anticipated timing is based on the plans of our board and management. Estimating the volatility of the share price of a privately held company is complex because there is no readily available market for the shares. We estimated the volatility of our shares based on historical volatility of comparable companies’ shares. Had we used different estimates of volatility, the allocations between preferred and ordinary shares would have been different.

Internal Control over Financial Reporting

Prior to this offering, we have been a private company with limited accounting personnel and other resources for addressing our internal controls over financial reporting. In connection with the audit of our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm identified one “material weakness” and certain other deficiencies in our internal controls over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board of the United States, a “material weakness” is a deficiency, or a combination of deficiencies, in internal controls over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness identified related to our lack of adequate resources with the requisite U.S. GAAP and SEC financial accounting and reporting expertise to support the accurate and timely assembly and presentation of our consolidated financial statements and related disclosures. Following the identification of the material weakness and other control deficiencies, we have taken the following remedial measures to improve our internal control over financial reporting: (i) in June 2010 hiring an AICPA designated chief financial officer with publicly listed company and U.S. GAAP experience who also has audit committee member expertise; (ii) commencing preparing a comprehensive set of written accounting policies and procedures manual to guide our financial personnel in addressing significant accounting and financial statement close issues in preparation of our financial statements so that they are in compliance with U.S. GAAP and SEC requirements; (iii) adopting formal policies to accommodate our planned accelerated financial reporting close-process that accelerates the timely reconciliations of the amounts recorded by us against the amounts recorded by our customers and suppliers; (iv) implementing formal information technology approval and authorization policies and procedures for user account management to regulate user account creation, modification and deletion; and (v) formalizing our transfer pricing policy to ensure the timely preparation and maintenance of sufficient supportable documentation that adequately supports the Group’s transfer pricing policy.

We plan to take additional measures to improve our internal controls over financial reporting, including (i) hiring additional accounting personnel with extensive experience in U.S. GAAP and SEC reporting requirements before the second quarter of 2011; (ii) hiring a director of internal audit with requisite experience in Section 404 of the Sarbanes-Oxley Act and U.S. GAAP before the second quarter of 2011; (iii) establishing an audit committee upon the completion of this offering and pursuing plans to build up an internal audit function in 2011; and (iv) continuing to develop and improve our internal policies relating to internal controls over financial reporting in 2011.

However, we cannot assure you that we will be able to remediate our material weakness and other control deficiencies in a timely manner. As improving internal controls over financial reporting is an on-going process and several measures have yet to be taken, we are not able to estimate with reasonable certainty the costs that we will need to incur to implement measures designed to improve our internal controls over financial reporting, but we expect that the additional costs will not exceed US$2 million in the next two years. See “Risk Factors—Risks Related to Our Business and Industry—If we fail to establish or maintain an effective system of internal controls over our financing reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of our ADSs may, therefore, be adversely impacted.”

Taxation

Cayman Islands

The Cayman Islands currently does not levy taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to our company levied by the government of the Cayman Islands, except for stamp duties that may be applicable on instruments executed in, or after execution brought within the jurisdiction of, the Cayman Islands. The Cayman Islands is not a party to any double taxation treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Hong Kong

Our Hong Kong subsidiary, 21Vianet HK, is incorporated in Hong Kong and is subject to Hong Kong profits tax rate of 17.5%, 16.5%, 16.5% for the years ended December 31, 2008, 2009 and 2010, respectively. We have not made a provision for Hong Kong profits tax in the consolidated financial statements as 21Vianet HK had no assessable profits in the years ended December 31, 2008, 2009 and 2010.

PRC

Our PRC subsidiaries are subject to PRC enterprise income tax, or EIT, on the taxable income in accordance with the relevant PRC income tax laws.

On March 16, 2007, the National People’s Congress enacted the New EIT Law, effective on January 1, 2008. The New EIT Law unified the previously-existing separate income tax laws for domestic enterprises and foreign invested enterprises and adopted a unified 25% enterprise income tax rate applicable to all resident enterprises in China, except for certain entities eligible for preferential tax rates and grandfather rules stipulated by the New EIT Law.

In April 2009, 21Vianet Beijing received approval of a six-year tax holiday commencing effective from January 1, 2006 which allows it to utilize a three-year 100% exemption followed by a three-year 50% reduced EIT rate. In December 2008, 21Vianet Beijing also received approval as a High and New Technology Enterprises, or HNTE, eligible for a tax holiday and 15% preferential tax rate effective from 2008 to 2010. In accordance with the PRC Income Tax Laws, an enterprise awarded with HNTE status may enjoy a reduced EIT rate of 15%. However, in the event that any of the various provisions of the transitional preferential enterprise income tax policies, the New EIT Law and the implementing regulations overlap, an enterprise may choose the most advantageous policy to apply its sole and absolute discretion. 21Vianet Beijing has chosen to apply the tax holiday.

The Company’s other PRC subsidiaries were subject to EIT at a rate of 25% for the years ended December 31, 2008, 2009 and 2010.

Under the New EIT Law, dividends paid by PRC enterprises out of profits earned post-2007 to non-PRC tax resident investors are subject to PRC withholding tax of 10%. A lower withholding tax rate may be applied based on applicable tax treaty with certain countries.

The EIT Law also provides that enterprises established under the laws of foreign countries or regions and whose “place of effective management” is located within the PRC are considered PRC tax resident enterprises and subject to PRC income tax at the rate of 25% on worldwide income. The definition of “place of effective management” refers to an establishment that exercises, in substance, overall management and control over the production and business, personnel, accounting, properties, etc. of an enterprise. As of December 31, 2010, no detailed interpretation or guidance has been issued to define “place of effective management.” Furthermore, as of December 31, 2010, the administrative practice associated with interpreting and applying the concept of “place of effective management” is unclear. We believe we are not a PRC resident enterprise. However, if we are deemed to be a PRC resident enterprise, we would be subject to PRC tax under the EIT Law. We have analyzed the applicability of this law as of December 31, 2010, and recorded a liability for the uncertain tax positions. We will continue to monitor changes in the interpretation or guidance of this law.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods indicated both in absolute amount and as a percentage of our total net revenues. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results you may expect for future periods.

	For the Year Ended December 31,
	2008		2009		2010
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except percentages)
Consolidated Statement of Operations Data:
Net revenues	240,771	100.0%	313,635	100.0%	525,203	79,576	100%
Hosting and Related Services	213,181	88.5	284,780	90.8	374,946	56,810	71.4
Managed Network Services	27,590	11.5	28,855	9.2	150,257	22,766	28.6
Cost of revenues	(174,598)	(72.5)	(229,304)	(73.1)	(396,858)	(60,130)	(75.6)

Gross profit	66,173	27.5	84,331	26.9	128,345	19,446	24.4
Operating expenses:
Sales and marketing expenses(1)	(21,125)	(8.8)	(24,132)	(7.7)	(51,392)	(7,787)	(9.8)
General and administrative expenses(1)	(31,823)	(13.2)	(25,457)	(8.1)	(282,298)	(42,772)	(53.7)
Research and development costs(1)	(5,858)	(2.4)	(7,607)	(2.4)	(19,924)	(3,019)	(3.8)
Changes in the fair value of contigent purchase consideration payable	—		—		(7,537)	(1,142)	(1.4)

Operating profit/(loss)	7,367	3.1	27,135	8.7	(232,806)	(35,274)	(44.3)
Interest income	1,643	0.7	827	0.3	580	88	0.1
Interest expense	(1,297)	(0.5)	(416)	(0.1)	(2,793)	(423)	(0.5)
Other income	2,294	1.0	694	0.2	1,152	175	0.2
Other expense	(1,123)	(0.5)	(1,207)	(0.4)	(906)	(137)	(0.2)
Foreign exchange gain	5,545	2.3	88	0.0	1,646	249	0.3

Profit/(loss) from continuing operations before income taxes	14,429	6.1	27,121	8.7	(233,127)	(35,322)	(44.4)
Income tax (expense) benefit	(3,821)	(1.6)	32,860	10.5	(1,588)	(241)	(0.3)

Net profit/(loss) from continuing operations	10,608	4.5	59,981	19.2	(234,715)	(35,563)	(44.7)
Loss from discontinued operations	(28,566)	(11.9)	(63,910)	(20.4)	(12,952)	(1,962)	(2.5)

Net loss	(17,958)	(7.4)	(3,929)	(1.2)	(247,667)	(37,525)	(47.2)
Net profit attributable to non-controlling interest	(295)	(0.1)	(1,990)	(0.6)	(7,722)	(1,170)	(1.5)

Net loss attributable to the Company’s ordinary shareholders	(18,253)	(7.6%)	(5,919)	(1.9%)	(255,389)	(38,695)	(48.7)

	For the Year Ended December 31,
	2008	2009	2010
	RMB	RMB	RMB	US$
	(in thousands)
Non-GAAP Financial Data:(2)
Adjusted gross profit	68,505	86,478	141,990	21,514
Adjusted net profit	7,666	24,902	59,454	9,008
EBITDA	22,546	48,110	(201,761)	(30,570)
Adjusted EBITDA	22,546	48,110	83,657	12,675

(1)	Includes share-based compensation expenses as follows:

	For the Year Ended December 31,
	2008	2009	2010
	RMB	RMB	RMB	US$
	(in thousands, except percentages)
Allocation of share-based compensation expenses:
Cost of revenues	—	—	4,645	704
Sales and marketing expenses	—	—	11,884	1,801
General and administrative expenses	—	—	254,936	38,626
Research and development costs	—	—	6,416	972

Total share-based compensation expenses	—	—	277,881	42,103

(2)	For discussions and reconciliations of these non-GAAP measures to net loss, see “—Non-GAAP Financial Measures.”

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Net Revenues

Our net revenues increased by 67.5% from RMB313.6 million in 2009 to RMB525.2 million (US$79.6 million) in 2010. This increase was due to the growth of both our hosting and related service business and our managed network services business. The average monthly recurring revenues increased by 71.7% to RMB41.9 million (US$6.3 million) in 2010 from RMB24.4 million in 2009.

Revenues from our hosting and related services amounted to RMB374.9 million (US$56.8 million) in 2010, increasing by 31.6% from RMB284.8 million in 2009. The increase in revenues from our hosting and related services was primarily a result of the increase in the number of cabinets under our management. The number of cabinets under our management increased from 4,157 as of December 31, 2009 to 5,750 as of December 31, 2010, while the price level we charged remained relatively stable. The increase of our hosting and related services revenues in this period was also a result of the significant growth in sales to existing customers, driven by an increased demand for our hosting and related services and the rebound of the general economy in China during the period. Average customer spending increased by 29.8% in 2010 from 2009.

Revenues from our managed network services amounted to RMB150.3 million (US$22.8 million) in 2010, increasing by 420.1% from RMB28.9 million in 2009. As a percentage to our total net revenues, revenues from our managed network services increased from 9.2% in 2009 to 28.6% in 2010. The increase in revenues from managed network services was primarily due to our acquisition of the Managed Network Entities in September 2010 and also due to the increased sales of those services resulting from the improvements in our data transmission network and enhancements of our smart routing technology. We started to recognize revenues from the Managed Network Entities in the fourth quarter of 2010, and recognized RMB60.2 million (US$9.1 million) during the quarter. As a result, the bandwidth optimized through our managed network services substantially increased during the period. With the acquisition of the Managed Network Entities, we expect that revenues from managed network services will substantially increase in 2011.

Cost of Revenue

Our cost of revenues increased by 73.1% from RMB229.3 million in 2009 to RMB396.9 million (US$60.1 million) in 2010. As a percentage of net revenues, our cost of revenues increased from 73.1% in 2009 to 75.6% in 2010. The increase was primarily due to an increase in our telecommunication costs. Our telecommunication costs increased by 78.7% from RMB180.6 million in 2009 to RMB322.7 million (US$48.9 million) in 2010. The cost increase was further attributable to an increase in share-based compensation expenses and salaries and employee benefits. Total compensation recorded as cost of revenue, including share-based compensation, increased from nil in 2009 to RMB4.6 million (US$0.7 million) in 2010. Our share-based compensation expenses recorded as cost of revenue were RMB4.6 million (US$0.7 million) in 2010, compared to nil in 2009. Amortization expenses of intangible assets derived from acquisition recorded as cost of revenue were RMB9.0 million (US$1.4 million) in 2010, compared to RMB2.1 million in 2009. We expect that our cost of revenues will continue to increase as our business expands, both organically and as a direct result of acquiring the Managed Network Entities. Going forward, we anticipate recording significant expenses related to the amortization of the intangible assets related to the acquisition of the Managed Network Entities’ intangible assets.

Gross Profit

Our gross profit increased by 52.2% from RMB84.3 million in 2009 to RMB128.3 million (US$19.4 million) in 2010. Our gross profit as a percentage of net revenues, or gross margin, decreased from 26.9% in 2009 to 24.4% in 2010. The decrease in gross margin was primarily due to the increase of telecommunications costs, which, as a percentage of our net revenues, increased from 57.6% to 61.5% during the period and, to a lesser extent, our share-based compensation expenses, which amounted to 0.9% of our net revenues in 2010, and our amortization expenses of intangible assets derived from acquisition, which amounted to 1.7% of our net revenue. The increase of telecommunication costs as a percentage to our net revenues during the period was partially due to the increase in our net revenues generated from our managed network service business.

Operating Expenses

Our operating expenses increased by 531.5% from RMB57.2 million in 2009 to RMB361.2 million (US$54.7 million) in 2010. As a percentage of net revenues, our operating expenses increased from
18.2% in 2009 to 68.7% in 2010. This increase was primarily due to the incurrence of share-based compensation expenses and to a lesser extent, an increase in the headcount of our operating staff. Approximately RMB273.2 million (US$41.4 million) of the share-based compensation expenses were recognized as operating expenses in 2010, compared to nil in 2009. Our significant share-based compensation expenses in 2010 were primarily attributable to the RMB206.1 million (US$31.2 million) share-based compensation expenses that we recorded related to 24,826,090 fully vested ordinary shares issued to Sunrise for the benefits of our current employees and employees of our discontinued operations. The significant share-based compensation expenses were also attributable to the fact that a significant portion of the options granted in July 2010 vested immediately upon the grant to reward our employees for their past contributions.

Sales and Marketing Expenses. Our sales and marketing expenses increased by 113.3% from RMB24.1 million in 2009 to RMB51.4 million (US$7.8 million) in 2010, primarily due to increases in share-based compensation expenses of RMB11.9 million (US$1.8 million), an RMB9.9 million (US$1.5 million) increase in salaries and other benefit related expenses associated with the increase in the headcount of our sales and marketing staff, and an RMB2.0 million (US$0.3 million) increase in advertisement and agency service fees. As a percentage of net revenues, our sales and marketing expenses increased from 7.7% in 2009 to 9.8% in 2010.

General and Administrative Expenses. Our general and administrative expenses increased substantially from RMB25.5 million in 2009 to RMB282.3 million (US$42.8 million) in 2010, primarily as a result of an increase of RMB254.9 million (US$38.6 million) in share-based compensation expenses. Our significant share-based compensation expenses in 2010 included in our general and administrative expenses were primarily related to the 24,826,090 fully vested ordinary shares we issued to Sunrise for the benefits of employees of our continuing operations and employees of our discontinued operations. The significant share-based compensation expenses were also due to the fact that a significant portion of the options granted in July 2010 vested immediately upon the grant to reward our employees for their past contributions. As a percentage of net revenues, our general and administrative expenses increased from 8.1% in 2009 to 53.7% in 2010 mainly due to new issuance to Sunrise as well as accelerated vesting schedule of some grants under our amended 2010 share incentive plan.

Research and Development Costs. Our research and development costs increased by 161.8% from RMB7.6 million in 2009 to RMB19.9 million (US$3.0 million) in 2010. The increase was primarily due to an increase of RMB6.4 million (US$1.0 million) in share-based compensation expenses and expenses in connection with the increased headcount of our research and development staff. As a percentage of net revenues, our research and development expenses increased from 2.4% in 2009 to 3.8% in 2010.

Changes in the Fair Value of Contingent Purchase Consideration Payable. We recorded increase in the fair value of contingent purchase consideration payable in connection with our acquisition of the Managed Network Entities in the amount of RMB7.5 million (US$1.1 million) in 2010, which was primarily due to the increase of present value of estimated cash and share considerations during this period.

Interest Income

Our interest income decreased from RMB0.8 million in 2009 to RMB0.6 million (US$0.1 million) in 2010, primarily due to a decrease in our bank deposits during the period.

Interest Expense

Our interest expense increased from RMB0.4 million in 2009 to RMB2.8 million (US$0.4 million) in 2010, primarily due to increases in our bank borrowings and capital lease obligations.

Other Income

Our other income in 2010 was approximately RMB1.2 million (US$0.2 million), compared to RMB0.7 million in 2009. Other income in 2009 included an RMB0.3 million judgment award received in connection with a successful trademark infringement lawsuit we brought against a company in Shanghai. Other income in 2010 was primarily attributable to the services fee charged to related parties of RMB0.6 million (US$91 thousand).

Other Expenses

Our other expenses were approximately RMB0.9 million (US$0.1 million) in 2010, a 25% decrease from RMB1.2 million in 2009. Other expenses in both periods were primarily related to the loss attributable to the disposal of certain of our equipment, such as servers and entry security systems.

Foreign Exchange Gain

We had a foreign exchange gain of RMB1.6 million (US$0.2 million) in 2010, which increased from RMB0.1 million in 2009, primarily due to the depreciation of U.S. dollar relative to the Renminbi for the U.S. dollar denominated liabilities we held.

Income Tax (Expense) Benefit

Our income tax expense amounted to RMB1.6 million (US$0.2 million) in 2010, as compared to income tax benefit amounting to RMB32.9 million in 2009. Income tax benefit in 2009 was primarily related to the recognition of unrecognized tax benefit in relation to the reduced income tax rate not approved in previous periods.

Net Profit/(Loss) from Continuing Operations

We incurred a net loss of RMB234.7 million (US$35.6 million) in 2010, as compared to a net profit of RMB60.0 million in 2009, primarily due to an increase in share-based compensation expenses recorded in 2010.

Discontinued Operations

Loss on discontinued operations was RMB13.0 million (US$2.0 million) in 2010, compared to RMB63.9 million in 2009, primarily due to disposal of the discontinued operations on March 31, 2010.

Net Loss

As a result of the above, we incurred a net loss of RMB247.7 million (US$37.5 million) in 2010, compared to a net loss of RMB3.9 million in 2009.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Net Revenues

Our net revenues increased by 30.2% from RMB240.8 million in 2008 to RMB313.6 million in 2009. This increase was primarily due to the growth of both our hosting and related service business and to a lesser extent, the growth of our managed network services business. The average monthly recurring revenues increased by 17.9% to RMB24.4 million in 2009 from RMB20.7 million in 2008.

Revenues from our hosting and related services amounted to RMB284.8 million in 2009, increasing by 33.6% from RMB213.2 million in 2008. The increase was primarily a result of the increase in the number of cabinets. The number of cabinets under our management increased from 2,787 as of December 31, 2008 to 4,157 as of December 31, 2009, while the average price we charged remained relatively stable. The increase of our hosting and related services revenues in this period was also primarily a result of the significant growth in sales to existing customers. Driven by an increased demand for our hosting and related services, average customer spending increased by approximately 30.0% in 2009 from 2008.

Revenues from our managed network services amounted to RMB28.9 million in 2009, a 4.7% increase from RMB27.6 million in 2008. The increase in revenues from managed network services was due to an increase in bandwidth optimized through our managed network services as a result of the increased amount of managed network services we provided to our customers.

Cost of Revenue

Our cost of revenues increased by 31.3% from RMB174.6 million in 2008 to RMB229.3 million in 2009. As a percentage of net revenues, our cost of revenues increased from 72.5% in 2008 to 73.1% in 2009. The increase was primarily due to an increase in our telecommunications costs, which increased by 33.6% from RMB135.2 million in 2008 to RMB180.6 million in 2009 due to our business expansion and accompanying increase in consumption of telecommunications resources.

Gross Profit

Our gross profit increased by 27.3% from RMB66.2 million in 2008 to RMB84.3 million in 2009. Our gross margin decreased from 27.5% in 2008 to 26.9% in 2009. The decrease in gross margin was primarily due to the increase of telecommunications cost in 2009.

Operating Expenses

Our operating expenses slightly decreased by 2.8% to RMB57.2 million in 2009 from RMB58.8 million in 2008, primarily due to the decrease in our general and administrative expenses, partially offset by an increase in our sales and marketing expenses. As a percentage of net revenues, our operating expenses decreased from 24.4% in 2008 to 18.2% in 2009.

Sales and Marketing Expenses. Our sales and marketing expenses increased by 14.2% from RMB21.1 million in 2008 to RMB24.1 million in 2009, primarily due to an increase in salary and benefit-related expenses as a result of an increase in the headcount of our sales and marketing staff in 2009. As a percentage of net revenues, our sales and marketing expenses decreased from 8.8% in 2008 to 7.7% in 2009.

General and Administrative Expenses. Our general and administrative expenses decreased by 19.8% from RMB31.8 million in 2008 to RMB25.5 million in 2009, primarily due to a decrease in the headcount of our general and administrative staff in 2009 in response to the challenging economic environment. As a percentage of net revenues, our general and administrative expenses decreased from 13.2% in 2008 to 8.1% in 2009.

Research and Development Costs. Our research and development costs increased by 28.8% from RMB5.9 million in 2008 to RMB7.6 million in 2009, primarily due to an increase in the number of research and development personnel and the accompanying increases in salary and benefit related expenses. As a percentage of net revenues, our research and development expenses remained at 2.4% in 2008 and 2009.

Interest Income

Our interest income decreased from RMB1.6 million in 2008 to RMB0.8 million in 2009, primarily due to a decrease in the average balance of our bank deposits in 2009 as a result of our capital needs to expand our operations.

Interest Expense

Our interest expense decreased from RMB1.3 million in 2008 to RMB0.4 million in 2009, primarily due to the recognition of an interest expense in relation to an RMB4.8 million loan, which was repaid in 2008.

Other Income

Our other income in 2009 was RMB0.7 million compared to RMB2.3 million in 2008. Other income in 2008 was primarily attributable to aged amounts payable of RMB1.8 million, which were written off in 2008.

Other Expenses

Our other expenses increased slightly from RMB1.1 million in 2008 to RMB1.2 million in 2009, primarily due to the loss attributable to the disposal of certain of our equipment, such as servers and entry securities systems.

Foreign Exchange Gain

Our foreign exchange gain significantly decreased from RMB5.5 million in 2008 to RMB88,000 in 2009, primarily due to the slower depreciation of U.S. dollar relative to the Renminbi for the U.S. dollar denominated liabilities we held.

Income Tax (Expense) Benefit

Our income tax benefit amounted to RMB32.9 million in 2009, as compared to income tax expense amounted to RMB3.8 million in 2008. Income tax benefit in 2009 was primarily due to the record of the unrecognized tax benefit in relation to the unqualified reduced income tax rate and PRC tax resident income tax.

Net Profit from Continuing Operations

As a result of the above, our net profit from continuing operations increased by 466.0% from RMB10.6 million in 2008 to RMB60.0 million in 2009.

Discontinued Operations

Loss on discontinued operations was RMB63.9 million in 2009, compared to RMB28.6 million in 2008, primarily due to an increase in salary and benefit related expenses as a result of an increase in the headcount of the discontinued operations in 2009.

Net Loss

As a result of the above, we incurred a net loss of RMB3.9 million in 2009, compared to RMB18.0 million in 2008.

Selected Quarterly Results of Operations

The following table sets forth our unaudited consolidated quarterly results of operations for each of the eight quarters in the period from January 1, 2009 to December 31, 2010. You should read the following table in conjunction with our annual consolidated financial statements and the related notes included elsewhere in this prospectus. We have prepared this unaudited consolidated quarterly financial data on the same basis as we have prepared our annual consolidated financial statements. The unaudited consolidated financial data includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair statement of our financial position and operating results for the quarters presented.

	For the Three Months Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
	(in thousands of RMB)
Net revenues:
Hosting and related services	65,919	69,070	72,967	76,824	80,254	90,905	92,312	111,475
Managed network services	6,130	6,620	7,458	8,647	13,221	21,710	29,489	85,837

Total net revenues	72,049	75,690	80,425	85,471	93,475	112,615	121,801	197,312
Cost of revenues(1)	(53,997)	(55,984)	(58,924)	(60,399)	(70,516)	(84,463)	(92,785)	(149,094)

Gross profit	18,052	19,706	21,501	25,072	22,959	28,152	29,016	48,218
Operating expenses:
Sales and marketing expenses(1)	(4,574)	(5,479)	(5,731)	(8,348)	(7,353)	(7,048)	(20,550)	(16,441)
General and administrative expenses(1)	(5,546)	(5,612)	(5,947)	(8,352)	(6,753)	(6,933)	(51,589)	(217,023)
Research and development costs(1)	(1,088)	(1,833)	(2,386)	(2,300)	(2,454)	(2,971)	(8,666)	(5,833))
Changes in the fair value of contingent purchase consideration payable	—	—	—	—	—	—	—	(7,537)

Operating profit/(loss)	6,844	6,782	7,437	6,072	6,399	11,200	(51,789)	(198,616)
Interest income	227	167	282	151	87	70	101	322
Interest expense	—	—	(106)	(310)	(529)	(609)	(878)	(777)
Other income	310	—	192	192	129	290	94	639
Other expenses	(859)	(233)	(32)	(83)	(6)	(497)	(36)	(367)
Foreign exchange (loss)/gain	(28)	51	51	14	34	634	1,612	(634)

Profit/(loss) from continuing operations before income taxes	6,494	6,767	7,824	6,036	6,114	11,088	(50,896)	(199,433)
Income tax benefit/(expense)	2,353	20,594	3,067	6,846	(10,161)	(5,293)	13,279	587

Net profit/(loss) from continuing operations	8,847	27,361	10,891	12,882	(4,047)	5,795	(37,617)	(198,846)
Loss from discontinued operations	(15,400)	(17,640)	(15,404)	(15,466)	(12,952)	—	—	—

Net (loss)/profit	(6,553)	9,721	(4,513)	(2,584)	(16,999)	5,795	(37,617)	(198,846)

Net income attributable to non-controlling interest	(699)	(459)	(487)	(345)	(427)	(493)	(511)	(6,291)

Net (loss)/profit attributable to the Company’s ordinary shareholders	(7,252)	9,262	(5,000)	(2,929)	(17,426)	5,302	(38,128)	(205,137)

Non-GAAP Financial Data(2):
Adjusted gross profit	18,588	20,243	22,038	25,609	23,496	28,653	33,675	56,166
Adjusted net profit	6,475	4,850	7,366	6,211	7,336	10,319	11,433	30,366
EBITDA	10,772	11,707	13,245	12,386	12,428	15,987	(46,252)	(183,924)
Adjusted EBITDA	10,772	11,707	13,245	12,386	12,428	15,987	17,597	37,645

(1)	Includes share-based compensation expenses as follows:

	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
	(in thousands of RMB)
Allocation of share-based compensation expenses:
Cost of revenues	—	—	—	—	—	—	4,158	487
Sales and marketing expenses	—	—	—	—	—	—	10,471	1,413
General and administrative expenses	—	—	—	—	—	—	43,425	211,511
Research and development costs	—	—	—	—	—	—	5,795	621

Total share-based compensation expenses	—	—	—	—	—	—	63,849	214,032

(2)	See “—Non-GAAP Financial Data.”

We have experienced consistent growth in our quarterly net revenues for the eight quarters in the period from January 1, 2009 to December 31, 2010. The growth in our quarterly net revenues was attributable to increases in net revenues from our hosting and related services as well as managed network services. The growth in our quarterly net revenues from our hosting and related services was primarily due to the increases in the number of cabinets under our management and the growth in the sales to our existing customers driven by increased demand for our hosting and related services. The growth in our quarterly net revenues from our managed network services was primarily due to an increase in bandwidth optimized through our smart routing technology, and recently, due to the acquisition of the Managed Network Entities in September 2010.

Seasonality has not been a significant factor affecting our historical quarterly results of operations. Other factors, however, have caused, and in the future may continue to cause, our quarterly operating results to fluctuate. For example, we recorded operating loss of RMB51.8 million (US$7.8 million) and RMB198.6 million (US$30.1 million) in the third and fourth quarter of 2010 respectively, primarily due to the relatively large share-based compensation expenses recorded during these periods. In addition, income tax benefit or expense also have caused our quarterly operating results to fluctuate. We had income tax benefits of RMB20.6 million (US$3.1 million) and RMB13.3 million (US$2.0 million) for the second quarter of 2009 and the third quarter of 2010 primarily due to the recognition of unrecognized tax benefit in relation to the reduced income tax rate not approved in previous periods and PRC tax resident income tax, and we had income tax expenses of RMB10.2 million (US$1.5 million) in the first quarter of 2010 as a result of higher effective tax rate during the quarter. We may experience fluctuations in our quarterly results of operations after this offering, for the reasons given above or other reasons, which may be significant. See “Risk Factors—Risks Related to Our Business and Industry—Our operating results may fluctuate, which could make our future results difficult to predict and could cause our operating results to fall below investor or analyst expectations.”

Non-GAAP Financial Data

The following table presents certain unaudited non-GAAP financial data for the periods indicated.

	For the Year Ended December 31,
	2008	2009	2010
	RMB	RMB	RMB	US$
	(in thousands)
Non-GAAP Financial Data:
Adjusted gross profit(1)	68,505	86,478	141,990	21,514
Adjusted net profit(2)	7,666	24,902	59,454	9,008
EBITDA(3)	22,546	48,110	(201,761)	(30,570)
Adjusted EBITDA(4)	22,546	48,110	83,657	12,675

Notes:	(1)	We define adjusted gross profit as gross profit excluding share-based compensation expenses and amortization expenses of intangible assets related to acquisitions.
(2)	We define adjusted net profit as net profit (loss) from continuing operations excluding share-based compensation expenses, amortization expenses of intangible assets derived from acquisitions, changes in the fair value of contingent purchase consideration payable and unrecognized tax benefits, tax incentive receipt and outside basis difference.
(3)	We define EBITDA as net profit (loss) from continuing operations before income tax expense (benefit), foreign exchange gain, other expenses, other income interest expense, interest income, income tax expense, depreciation and amortization.
(4)	We define adjusted EBITDA as EBITDA excluding share-based compensation expenses and changes in the fair value of contingent purchase consideration payable .

In evaluating our business, we consider and use the following non-GAAP measures as a supplemental measure to review and assess our operating performance: adjusted gross profit, adjusted net profit, EBITDA and adjusted EBITDA. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP.

We believe that the use of the above non-GAAP measures facilitates investors’ use of our operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in items such as capital structures (affecting relative interest expenses and share-based compensation expenses), the book amortization of intangibles (affecting relative amortization expenses), the age and book value of property and equipment (affecting relative depreciation expenses) and other non-cash expenses. We also present such non-GAAP measures because we believe these non-GAAP measures are frequently used by securities analysts, investors and other interested parties as measures of the financial performance of companies in our industry.

These non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. These non-GAAP financial measures have limitations as analytical tools, and when assessing our operating performance, investors should not consider them in isolation, or as a substitute for net income (loss) or other consolidated statements of operations data prepared in accordance with U.S. GAAP. Some of these limitations include, but are not limited to:

•	they do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, the Company’s working capital needs;

•	they do not reflect the interest expenses, or the cash requirements necessary to service interest or principal payments, on the Company’s debt;

•	they do not reflect income taxes or the cash requirements for any tax payments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and adjusted net income, EBITDA and adjusted EBITDA do not reflect any cash requirements for such replacements;

•

while share-based compensation is a component of cost of revenues and operating expenses, the impact to our consolidated financial statements compared to other companies can vary significantly due to such factors as assumed life of the options and assumed volatility of our ordinary shares; and

•	other companies may calculate adjusted net profit, EBITDA and adjusted EBITDA differently than we do, limiting the usefulness of these non-GAAP measures as comparative measures.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using adjusted gross profit, adjusted net income, EBITDA and adjusted EBITDA only as supplemental measures. Our adjusted gross profit, adjusted net profit, EBITDA and adjusted EBITDA are calculated as follows for the periods presented:

	For the Year Ended December 31,
	2008	2009	2010
	RMB	RMB	RMB	US$
	(in thousands)
Gross profit	66,173	84,331	128,345	19,446
Plus: share-based compensation expenses	—	—	4,645	704
Plus: amortization expenses of intangible assets derived from acquisitions	2,332	2,147	9,000	1,364

Adjusted gross profit	68,505	86,478	141,990	21,514

Net profit (loss) from continuing operations	10,608	59,981	(234,715)	(35,563)
Plus: share-based compensation expense	—	—	277,881	42,103
Plus: amortization expenses of intangible assets derived from acquisitions	2,332	2,147	9,000	1,364
Plus: changes in the fair value of contingent purchase consideration payable	—	—	7,537	1,142
Less: unrecognized tax benefits, tax incentive receipt and outside basis difference	(5,274)	(37,226)	(249)	(38)

Adjusted net profit	7,666	24,902	59,454	9,008

Net profit (loss) from continuing operations	10,608	59,981	(234,715)	(35,563)
Plus: income tax expense (benefit)	3,821	(32,860)	1,588	241
Less: foreign exchange gain	(5,545)	(88)	(1,646)	(249)
Plus: other expenses	1,123	1,207	906	137
Less: other income	(2,294)	(694)	(1,152)	(175)
Plus: interest expense	1,297	416	2,793	423
Less: interest income	(1,643)	(827)	(580)	(88)
Plus: depreciation	12,263	15,990	19,673	2,981
Plus: amortization	2,916	4,985	11,372	1,723

EBITDA	22,546	48,110	(201,761)	(30,570)
Plus: share-based compensation expense	—	—	277,881	42,103
Plus: changes in the fair value of contingent purchase consideration payable	—	—	7,537	1,142

Adjusted EBITDA	22,546	48,110	83,657	12,675

	For the Three Months Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
	(in thousands of RMB)
Gross profit	18,052	19,706	21,501	25,072	22,959	28,152	29,016	48,218
Plus: share-based compensation expenses	—	—	—	—	—	—	4,158	487
Plus: amortization expenses of intangible assets derived from acquisitions	536	537	537	537	537	501	501	7,461

Adjusted gross profit	18,588	20,243	22,038	25,609	23,496	28,653	33,675	56,166

Net profit/(loss) from continuing operations	8,847	27,361	10,891	12,882	(4,047)	5,795	(37,617)	(198,846)
Plus: share-based compensation expense	—	—	—	—	—	—	63,849	214,032
Plus: amortization expenses of intangible assets derived from acquisitions	536	537	537	537	537	501	501	7,461
Plus: changes in the fair value of contingent purchase consideration payable	—	—	—	—	—	—	—	7,537
Less: reversal of unrecognized tax benefits, tax incentive receipt and outside basis difference	(2,908)	(23,048)	(4,062)	(7,208)	10,846	4,023	(15,300)	182

Adjusted net profit/(loss)	6,475	4,850	7,366	6,211	7,336	10,319	11,433	30,366

Net profit/(loss) from continuing operations	8,847	27,361	10,891	12,882	(4,047)	5,795	(37,617)	(198,846)
Plus: income tax expense/(benefit)	(2,353)	(20,594)	(3,067)	(6,846)	10,161	5,293	(13,279)	(587)
Less: foreign exchange loss (gain)	28	(51)	(51)	(14)	(34)	(634)	(1,612)	634
Plus: other expenses	859	233	32	83	6	497	36	367
Less: other income	(310)	—	(192)	(192)	(129)	(290)	(94)	(639)
Plus: interest expense	—	—	106	310	529	609	878	777
Less: interest income	(227)	(167)	(282)	(151)	(87)	(70)	(101)	(322)
Plus: depreciation	3,383	3,573	4,212	4,822	4,925	3,642	4,343	6,763
Plus: amortization	545	1,352	1,596	1,492	1,104	1,145	1,194	7,929

EBITDA	10,772	11,707	13,245	12,386	12,428	15,987	(46,252)	(183,924)

Plus: share-based compensation expense	—	—	—	—	—	—	63,849	214,032
Plus: changes in the fair value of contingent purchase consideration payable	—	—	—	—	—	—	—	7,537

Adjusted EBITDA	10,772	11,707	13,245	12,386	12,428	15,987	17,597	37,645

Liquidity and Capital Resources

Cash Flows and Working Capital

To date, we have financed our operations primarily through cash flows from operations and through the proceeds from private placements of preferred shares to investors as well as bank borrowings. As of December 31, 2010, we had RMB83.3 million (US$12.6 million) in cash and cash equivalents and RMB35.0 million (US$5.3 million) in outstanding short-term borrowings and nil in long-term borrowings. There are no material covenants or restrictions associated with these outstanding short-term borrowings. In addition, we issued a total of 37,196,750 Series C1 preferred shares to a group of investors with net proceeds of US$35.0 million in January and February 2011.

We believe that our current cash and cash equivalents and the anticipated cash flow from our operations and additional bank loans we have already obtained, will be sufficient to meet our anticipated cash needs, including our cash needs for working capital and capital expenditures for at least the next 12 months. We intend to use a portion of those proceeds to finance our data center network expansion. In the event that this offering is not completed, we plan to use cash generated from operating activities and take other actions to obtain alternative sources of financing such as obtaining loan facilities from financial institutions or entering into capital lease arrangements to meet our cash needs in relation to this discretionary expansion plan. As of the date of this prospectus, we have not identified a committed source of funding in this respect nor can we guarantee one would ever be available.

We may require additional cash due to unanticipated business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our existing cash is insufficient to meet our requirements, we may seek to sell additional equity securities, debt securities or borrow from banks.

The following table sets forth a summary of our cash flows for the periods indicated:

	For the Year Ended December 31,
	2008	2009	2010
	RMB	RMB	RMB	US$

	(in thousands)
Net cash (used in) generated from operating activities	(50,417)	2,760	81,372	12,329
Net cash used in investing activities	(101,172)	(34,850)	(616)	(94)
Net cash generated from (used in) financing activities	196,884	28,750	(69,498)	(10,529)
Net increase (decrease) in cash and cash equivalent	45,295	(3,340)	11,258	1,706
Cash and cash equivalents at beginning of the year	30,043	75,338	71,998	10,909
Cash and cash equivalents at end of the year	75,338	71,998	83,256	12,615

Operating Activities

Net cash generated from operating activities was RMB81.4 million (US$12.3 million) in 2010, compared to net cash generated from operating activities of RMB2.8 million in 2009.

Net cash generated from operating activities in 2010 primarily resulted from payments of RMB527.5 million (US$80.0 million) received from our customers, partially offset by our payments for telecommunication costs of RMB329.5 million (US$50.0 million), taxes paid of RMB18.0 million (US$2.7 million) and employee salaries and welfare payments of RMB61.9 million (US$9.4 million). Our accounts receivable increased from RMB40.3 million as of December 31, 2009 to RMB76.4 million (US$11.6 million) as of December 31, 2010, primarily due to the increase of our revenues from our operations during the same period.

Net cash generated from operating activities in 2009 primarily resulted from RMB331.9 million of cash we received from our customers, partially offset by our payments for telecommunication costs of RMB187.0 million, taxes paid of RMB13.5 million and employee salaries and welfare payments of RMB71.4 million.

Net cash generated from operating activities was RMB2.8 million in 2009, compared to net cash used in operation activities of RMB50.4 million in 2008.

Net cash generated from operating activities in 2008 primarily resulted from RMB250.4 million of cash we received from our customers, partially offset by our payments for telecommunication costs of RMB135.3 million, taxes paid of RMB10.3 million and employee salaries and welfare payments of RMB43.0 million.

Investing Activities

Net cash used in investing activities amounted to RMB0.6 million (US$94 thousand) in 2010, as compared to RMB34.9 million in 2009. Net cash used in 2010 is primarily related to the acquisition of the Managed Network Entities in the amount of RMB47.6 million (US$7.2 million), purchase of property and equipment in the amount of RMB58.6 million (US$8.9 million) in connection with the expansion of our data centers and network, partially offset by proceeds from disposal of property and equipment in the amount of RMB26.7 million (US$4.0 million), contributed from shareholders for the accounting disposal of the discontinued operations of SH Guotang and GZ Juliang, respectively and cash proceeds from deemed contribution from the shareholders for the legal disposal of certain carved-out entities in aggregate of RMB79.6 million (US$12.1 million), as part of corporation reorganization. Net cash used in investing activities in 2009 primarily related to purchase of property and equipment of RMB34.6 million.

Net cash used in investing activities amounted to RMB34.9 million in 2009, as compared to net cash used in investing activities in the amount of RMB101.2 million in 2008. Net cash used in investing activities in 2009 primarily related to purchase of property and equipment in connection with the expansion of our data centers and network of RMB34.6 million. Net cash used in investing activities in 2008 primarily related to purchases of property and equipment in the amount of RMB53.4 million in connection with the expansion of our data centers and network, a deemed distribution for capital injection into certain carved-out entities in the amount of RMB36.0 million as part of our corporate reorganization and purchase of intangible assets in the amount of RMB12.2 million.

Financing Activities

Net cash used in financing activities amounted to RMB69.5 million (US$10.5 million) in 2010, as compared to net cash generated from financing activities amounted to RMB28.8 million in 2009. Net cash generated from financing activities in 2010 primarily related to an RMB55.0 million (US$8.3 million) proceeds from short-term borrowings and repayment of amount due to related parties in the amount of RMB111.4 million (US$16.9 million). Net cash generated from financing activities in 2009 primarily related to the increase of amount due to related parties.

Net cash generated from financing activities amounted to RMB28.8 million in 2009, as compared to net cash generated from financing activities in the amount of RMB196.9 million in 2008. Net cash generated from financing activities in 2009 primarily related to the increase in amount due to related parties in the amount of RMB40.0 million and the increase of our restricted cash in the amount of RMB11.3 million. Net cash used in investing activities in 2008 primarily related to the decrease in amount due to related parties in the amount of RMB182.2 million and the capital contribution by non-controlling interest in the amount of RMB14.7 million.

Capital Expenditures

We had capital expenditures relating to addition of property and equipment of RMB73.0 million, RMB32.4 million and RMB150.0 million (US$22.7 million) in 2008, 2009 and 2010, respectively, representing 30.3%, 10.3% and 28.6%, respectively of our total net revenues. Our capital expenditures were primarily for the capital lease or purchase of property and equipment for our business. Our capital expenditures have been primarily funded by net cash provided by financing activities and cash generated from our operations. We estimate that our capital expenditures in 2011 will be approximately RMB210 million, which will be primarily used to build self-built data centers and to purchase network equipment, servers and other equipment to expand our business.

Contractual Obligations and Commercial Commitments

The following table sets forth our contractual obligations and commercial commitments as of December 31, 2010:

	Payment Due by
	Total	2011	2012	2013	2014	2015	2016 thereafter
	(in thousands of RMB)
Short-term borrowing(1)	35,000	35,000	—	—	—	—	—
Operating lease obligations(2)	29,321	8,127	5,238	4,948	4,811	3,229	2,968
Purchase commitments(3)	212,873	155,622	18,740	14,661	11,820	4,582	7,448
Capital lease obligations(4)	74,014	15,824	16,528	15,522	16,462	9,678	—

Total	351,208	214,573	40,506	35,131	33,093	17,489	10,416

Notes:	(1)	As of December 31, 2010, our short term bank borrowings bore a weighted average interest rate of 6.40% and have terms of six months to one year. Our unused short-term bank borrowings facilities amounted to RMB30.0 million. We have pledged certain computer and network equipment with the net book value of RMB35.6 million (US$5.4 million) for our bank borrowings. Mr. Sheng Chen, our chairman and CEO and Mr. Jun Zhang, our COO, also provided personal guarantees to these bank borrowings. RMB35 million of the indebtedness has been guaranteed by Mr. Sheng Chen and RMB30 million has been guaranteed by Mr. Jun Zhang.
(2)	Operating lease obligations are primarily related to the lease of office and data center space.
(3)	As of December 31, 2010, we had commitments of approximately RMB16.6 million (US$2.5 million) related to acquisition of equipment. This acquisition is expected to be settled within the next 12 months. In addition, we had outstanding purchase commitments in relation to bandwidth of RMB196.3 million (US$29.7 million).
(4)	Related to capital leases for electronic equipment.

As part of the acquisition of 51% of the equity interest in the Managed Network Entities, the estimated remaining purchase consideration amounting to RMB136.7 million is payable from 2011 through 2013. To the extent we exercise our option to acquire the remaining 49% equity interest in the Managed Network Entities, we will need to pay consideration determined using the proportionate amount of the finalized cash consideration for the initial 51% acquisition. We currently plan to acquire the remaining 49% interest in the Managed Network Entities. We intend to pay cash consideration ranging from RMB60.0 million (US$9.1 million) to RMB73.5 million (US$11.1 million). In addition, we plan to issue 9,665,540 shares to 11,835,360 shares based on the 2011 operating results of Managed Network Entities to the management of Managed Network Entities under our 2010 share incentive plan. We are discussing with the sellers of the Managed Network Entities with respect to the timing, forms and final terms of the payment. In addition, we also recorded unrecognized tax benefits of RMB5.6 million (US$0.8 million) in 2010 as a result of uncertain tax positions which may be required to be settled upon the statutory examination by the PRC tax authorities.

Off-Balance Sheet Commitments and Arrangements

Other than the operating lease obligations, capital lease obligations and investment obligations set forth in the table above, we have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Inflation

Inflation in China has not materially impacted our results of operations in recent years. According to the National Bureau of Statistics of China, the consumer price index in China grew by 5.9% in 2008, fell by 0.7% in

2009 and grew by 3.3% in 2010. Although we have not in the past been materially affected by inflation recently, we cannot assure you that we will not be affected in the future by higher rates of inflation in China. For example, certain operating costs and expenses, such as personnel expenses, real estate leasing expenses, and office operating expenses may increase as a result of higher inflation. As of December 31, 2010, cash and cash equivalents accounted for approximately 11.5% of our total assets. High inflation could significantly reduce the value and purchasing power of these assets. We are not able to hedge our exposures to higher inflation in China.

Holding Company Structure

We are a holding company with no material operations of our own. We conduct our operations primarily through our PRC subsidiary, our VIE and its subsidiaries in China. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid by our subsidiaries. If our subsidiary or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our subsidiary is permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, our PRC subsidiary, VIE and its subsidiaries is required to set aside a portion of its after-tax profits each year to fund a statutory reserve and to further set aside a portion of its after-tax profits to fund the employee welfare fund at the discretion of the board or the enterprise itself. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation of these subsidiaries.

Quantitative and Qualitative Disclosure about Market Risk

Interest Rate Risk

Our exposure to interest rate risk primarily relates to interest expenses incurred in respect of bank borrowings and capital lease obligations and interest income generated by excess cash, which is mostly held in interest-bearing bank deposits. We have not used derivative financial instruments in our investment portfolio. Interest earning instruments and interest-bearing obligations carry a degree of interest rate risk. We have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in market interest rates. However, our future interest income and interest expenses may fluctuate due to changes in market interest rates.

Foreign Exchange Risk

We earn all of our revenues and incur most of our expenses in RMB, and substantially all of our sales contracts are denominated in RMB. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge our exposure to such risk. Although in general, our exposure to foreign exchange risks should be limited, the value of your investment in our ADSs will be affected by the exchange rate between the U.S. dollar and the RMB because the value of our business is effectively denominated in RMB, while the ADSs will be traded in U.S. dollars.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. The conversion of RMB into foreign currencies, including U.S. dollars, has been based on rates set by the People’s Bank of China. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the revised policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy resulted in a more than 20% appreciation of the RMB against the U.S. dollar in the following three years. Since July 2008, however, the RMB has traded within a narrow range against the U.S. dollar. As a consequence, the RMB has fluctuated significantly since July 2008 against other freely traded currencies, in tandem with the U.S. dollar. It is difficult to predict how long the current situation may last and when and how RMB exchange rates may change going forward. To the extent that we need to convert U.S. dollars we receive from this offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amounts available to us.

We estimate that we will receive net proceeds of approximately US$             million from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, based on an assumed initial offering price of US$             per ADS, the midpoint of the price range shown on the cover page of this prospectus. Assuming that we convert the full amount of the net proceeds from this offering into Renminbi, a 10% appreciation of the Renminbi against the U.S. dollar, from a rate of RMB             to US$1.00 to a rate of RMB             to US$1.00, will result in a decrease of RMB             million (US$             million) of the net proceeds from this offering. Conversely, a 10% depreciation of the Renminbi against the U.S. dollar, from a rate of RMB             to US$1.00 to a rate of RMB             to US$1.00, will result in an increase of RMB             million (US$             million) of the net proceeds from this offering.

Recent Accounting Pronouncements

In October 2009, the FASB issued ASU 2009-13, which amends ASC 605-25, regarding revenue arrangements with multiple deliverables. ASU 2009-13 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, and how the arrangement consideration should be allocated among the separate units of accounting. This ASU is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. We do not expect the adoption of ASU 2009-13 will have a material impact on the consolidated financial statements.

In October 2009, the FASB issued ASU 2009-14, which amends ASC985-605. The amendments in this ASU change the accounting model for revenue arrangements that include both tangible products and software elements. Transactions involving tangible products containing software components and non-software components those functions together to deliver the tangible product’s essential functionality are no longer within the scope of the software revenue recognition guidance in ASC 985-605. In addition, the amendments in this ASU require that hardware components of a tangible product containing software components will always be excluded from software revenue recognition guidance. In that regard, the amendments in this ASU provide additional guidance on how to determine which software, if any, relating to the tangible product also would be excluded from the scope of the software revenue recognition guidance. The amendments in this ASU also provide guidance on how a vendor should allocate arrangement consideration between tangible products and software. This ASU will be effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. We do not expect the adoption of ASU 2009-13 will have a material impact on the consolidated financial statements.

In December 2010, the FASB issued ASU No. 2010-28, “Intangibles—Goodwill and Other (Topic 350)”. This ASU amends the Accounting Standards Codification Topic 350, or ASC Topic 350. ASU 2010-28 clarifies the requirement to test for impairment of goodwill. ASC Topic 350 requires that goodwill be tested for impairment if the carrying amount of a reporting unit exceeds its fair value. Under ASU 2010-28, when the carrying amount of a reporting unit is zero or negative an entity must assume that it is more likely than not that a goodwill impairment exists, perform an additional test to determine whether goodwill has been impaired and calculate the amount of that impairment. The modifications to ASC Topic 350 resulting from the issuance of ASU 2010-28 are effective for fiscal years beginning after December 15, 2010 and interim periods within those years. Early adoption is not permitted. We are currently assessing the potential impact, if any, of adopting this update on our financial statements.

INDUSTRY

Introduction

Data centers are a key component of the Internet and enterprise IT infrastructure. Data center services providers offer infrastructure, managed hardware and software services, including physical facilities, housing large amounts of network and computing equipment, running mission-critical applications, storing valuable and confidential information, providing Internet connectivity and facilitating various software solutions to satisfy computing and security needs. Typical data center services include:

•

Hosting Services. Data centers provide customers with high quality, secure and reliable infrastructure for customers’ network and computing needs, including building space, power, cooling and security systems and network connectivity. Managed hosting services may include hardware, operating systems or networking services for customers, allowing customers to focus on managing their own applications.

•

Managed Network Services. Managed network services refer to utilization of proprietary network and specialized routing technologies to optimize Internet connectivity and interconnection across networks to facilitate efficient application and content delivery over the Internet.

•

Cloud-Based Services. Cloud-based services pool data center infrastructure and computing resources to be delivered on-demand over the Internet. We believe cloud-based services and applications are central to the future of the data center industry.

Depending on the operators, data center facilities can be classified into the following three categories:

•

Carrier-Neutral or Network-Independent. These facilities are network agnostic and offer interconnection to networks operated by multiple network service carriers and Internet Service Providers, or ISPs.

•

Carrier-Operated. These facilities are operated by network services carriers who own or manage networks and typically require customers to use the carrier’s own network. They may allow interconnection with a limited number of alternative networks for backup and reliability.

•	In-House. These facilities are owned or operated by the end users, usually large corporations and organizations.

With increasing broadband Internet penetration, significant growth of data traffic and a global shift toward the infrastructure-as-a-service, or IaaS, model, data centers and the services they offer are expected to continue their strong growth momentum globally.

Development of China’s Data Center Services Market

The data center services market in China has experienced significant growth in recent years and is expected to continue to grow rapidly. The growth is primarily driven by the rapid growth of data traffic from enterprises, government entities and individuals, resulting in significant increases in demand for high quality Internet infrastructure. Specifically, the following factors have contributed, and are expected to continue to contribute, to the growth of the data center services market in China:

•

Increasing Internet Penetration. In 2008, China surpassed the United States as the largest Internet market in terms of users and is projected to grow from 389 million users in 2009 to 558 million users in 2014, representing a CAGR of 7.5%, according to Euromonitor International. According to China Internet Network Information Center, or CNNIC, 98.3% of the households with Internet access in China have access to broadband connection. Rising penetration rates and popularity make the Internet an increasingly critical part of the social and economical developments in China.

•

Increasing Consumption of Online Media Content. Online media consumption, including online videos, online games and social network services, is growing rapidly in China. According to Cisco Visual Networking Index, China’s Internet video IP traffic is expected to grow at a CAGR of 52.1% from 295.9 Petabytes in 2009 to 2,405.3 Petabytes in 2014. Online games, being highly interactive and graphic-rich in nature, are another form of resource-intensive online entertainment. According to IDC, the number of online game players in China was 65.9 million in 2009 and is expected to increase to 123.0 million by 2014, representing a CAGR of 13.3%. Online media content requires large amounts of bandwidth, data storage and other Internet resources. The increasing prevalence and data-intensity of these applications is expected to be a major demand driver for the data center services industry.

•

Increasing Mobile Internet Usage. China has the largest population of mobile subscribers in the world. Demand for mobile content, including information, images, music, video, and games, has increased dramatically as wireless networks and mobile phones advanced technologically. Consumers in China are increasingly embracing mobile devices as another way to access the Internet. According to CNNIC, as of December 2010, 66.2% of Internet users in China accessed the Internet using their mobile phones or other mobile devices. According to Cisco Visual Networking Index, China’s mobile IP traffic is expected to increase more than 130 times from 1.5 Petabytes in 2009 to 200.8 Petabytes in 2014. As China’s mobile market matures and more advanced standards and technologies are implemented, the mobile channel will be increasingly important for consumer media, content and applications consumption.

•

Growing IT Outsourcing by Enterprises. In the past, most Chinese enterprises opted to keep their data center requirements in-house. However, several recent trends have led more and more enterprises to consider and/or choose to outsource some or all of their data center requirements. Data center needs have increased rapidly driven by a combination of the rapid development of China’s economy, increasing globalization, regulation, proliferation of bandwidth intensive applications, usage of rich media content, and business continuity and disaster recovery needs. According to IDC, the IT services market in China is expected to grow from US$10.7 billion in 2009 to US$20.6 billion in 2014, representing a CAGR of 14.1%. At the same time, enterprise IT departments are seeking to control IT related costs, which makes the use of third-party data center services providers increasingly attractive.

•

Cloud Computing. Cloud computing allows businesses to run their applications on servers managed by data center services providers. By using cloud computing technologies to pool and resell computing and storage resources of the servers, cloud hosting services providers deliver several advantages compared to traditional hosting services providers, including ordering on-demand, flexible utility-based pricing schemes, no hardware or software management and rapid deployment for customers. We expect this market in China will grow rapidly in the future. According to IDC, Software-as-a-Service, or SaaS, revenues in China are estimated to grow from US$88.6 million in 2009 to US$315.4 million in 2014, representing a CAGR of 28.9%.

Key Characteristics of the Internet Infrastructure Landscape in China

With the growing prevalence of the Internet, the strain on China’s Internet infrastructure is greater than ever. The key characteristics of the current Internet infrastructure landscape in China include:

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The inadequacy of, and the complexity of building, network interconnectivity. The Internet consists of many interconnected networks, or subnets. Without adequate interconnection between these networks, data transmissions between subnets can be considerably slower and less reliable than transmissions within subnets.

In China, major subnets are operated by different carriers in each province and are interconnected through three main national network access points, or NAPs, in Beijing, Shanghai and Guangzhou and a limited number of local direct interconnections. A NAP is a major Internet interconnection point that serves to connect all the Internet access providers together. As Internet usage has surged in China, these interconnections have become significant bottlenecks for Internet traffic in China. However, the dominance of China Telecom and China Unicom in southern and northern China, respectively, and their efforts to prevent one another from entering its traditional market have prevented the construction of better interconnection. According to a Gartner survey of 150 large enterprises in China in November 2010, 37% of its respondents ranked network congestion and connectivity architecture as the third biggest challenge for data center hardware infrastructure challenges through 2011.(1) Even within each carrier’s subnet, inter-provincial network traffic is generally slower than intra-provincial traffic because local telecommunication providers typically reserve their limited network bandwidth to meet demands by local customers from which the providers generate most of their revenues.

Carrier-neutral data center providers, by operating networks that are not divided by carriers or provincial boundaries, are better positioned to provide uniform and faster Internet connection to businesses and organizations in China.

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Underdeveloped Internet Infrastructure. Despite the growth of Internet services and applications, the public Internet infrastructure in China is inadequately equipped to handle the bandwidth requirements and data traffic consumed by today’s Internet users. As demand for data intensive content and applications grows, we expect the strain on China’s network infrastructure to continue. According to a Gartner survey of 150 large enterprises in China in November 2010, 39% and 38% of its respondents ranked data growth and data center management issues as the top one and two challenges, respectively for data center hardware infrastructure challenges through 2011.(1)

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Lack of Expertise of and Underinvestment in In-House IT Departments. Most in-house IT departments in China suffer from insufficient network expertise and budget constraints to develop adequate data center support for the enterprise. According to IDC, the network management spending in China is expected to grow from US$366.5 million in 2009 to US$851.0 million in 2014 at a CAGR of 18.3%, and network consulting and integration spending in China is expected to grow from US$1,076.8 million to US$1,663.8 million in 2014 at a CAGR of 9.1%. As a result, the economies of scale and expertise offered by third-party data center services providers are even more critical to Chinese enterprises.

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Concentrated and Heavily Regulated Telecommunications Landscape. China’s telecommunications industry is dominated by China Telecom, China Unicom, and to a lesser degree, China Mobile. According to IDC, in 2009, carriers occupied 64.9% of the data center services market. Each of China Telecom, China Unicom and China Mobile has a nationwide telecommunications business license and operates nationwide networks that serve as common platforms for land-line telephone, mobile and Internet services. Five other non-carrier networks, together with the networks of these three carriers, form the Internet backbone in China. Among the three, CHINANET, operated by China Telecom, and UNINET, operated by China Unicom, are the largest networks in China, with CHINANET operating predominantly in southern China and UNINET operating predominantly in northern China.

China’s telecommunications and Internet industries are also heavily regulated by several ministries and other regulatory bodies. As part of China’s twelfth five-year-plan (2011-2015) issued by the State Council and the State Administration of Radio Film and Television, the “Three-Networks Convergence” has been formally announced as a goal for the next five years. The convergence of Internet, telecommunications and broadcasting networks in China is expected to result in a new round of network infrastructure construction.

(1)	The Gartner Report(s) described herein (the “Gartner Report(s)”) represent(s) data, research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. (“Gartner”), and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this Prospectus) and the opinions expressed in the Gartner Report(s) are subject to change without notice.

Key Factors in Selecting a Data Center Services Provider

We believe that when choosing a data center services provider, customers typically consider the following key factors:

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Interconnectivity Between Networks. To address the issue of lack of interconnectivity in China’s Internet infrastructure, it is important that data center services providers offer the highest level of Internet connectivity and ensure seamless interconnection with all carrier networks and the customers’ business partners located on those networks.

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Infrastructure Reliability, Security and Scale: The ever-increasing importance of operation continuity in the online environment calls for infrastructure that can deliver the most reliable power supply and environmental conditions, such as temperature and humidity control, and the highest level of security and capacity commitments.

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Geographic Coverage of Data Centers. Large customers such as Internet content providers typically require their data centers to be located across the nation. As such, it is important for a data center services provider to have a broad geographical footprint so that its customers can take advantage of the faster interconnectivity as well as other services, such as routing and application ecosystem.

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Technology and Value-Added Services. Data center service providers are increasingly providing more value-added services such as technical maintenance, disaster recovery and managed network services, in addition to basic hosting. In particular, we believe the underdeveloped network infrastructure in China will result in greater demand for sophisticated smart routing and other managed network services.

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Customer Service and Response Time: Due to the mission critical nature of the networking and computing equipment hosted by data center services providers, it is critical that customers can reach the appropriate customer service team anytime when there is any issue. As a result, data center services providers typically need a very strong customer service team focused on quality assurance.

As a result, while carrier-operated data centers historically have held dominant positions in the data center industry in China, the demand for carrier-neutral data center services has experienced significant growth. According to IDC, in 2009, carriers occupied 64.9% of the data center services market, while carrier-neutral data center providers shared the remaining 35.1% of the market, an increase from 32.1% in 2008.

According to IDC, the total data center services market in China was US$667.1 million in 2009, a 22.7% increase over 2008, and is expected to reach US$1.9 billion by 2014, representing a five-year CAGR of 23.8%. The following chart sets forth historical and projected revenues of the data center services market in China:

BUSINESS

Overview

We are the largest carrier-neutral Internet data center services provider in China as measured by revenues in 2009, according to data released by IDC, a third-party research firm. We host our customers’ servers and networking equipment and provide interconnectivity to improve the performance, availability and security of their Internet infrastructure. We also provide managed network services to enable customers to deliver data across the Internet in a faster and more reliable manner through our extensive data transmission network and our proprietary BroadEx smart routing technology. We believe that the scale of our data center and networking assets positions us well to capture opportunities and become a leader in the rapidly emerging market for cloud computing infrastructure services in China.

Our infrastructure consists of our high-quality data centers and an extensive data transmission network. As of December 31, 2010, we operate 47 data centers located in 33 cities throughout China, including all of China’s major Internet hubs, with over 5,700 cabinets under management that house over 39,000 servers. Our data transmission network includes more than 260 POPs, which are access points from one place to the rest of the Internet. Most of our data centers and all of our POPs are connected by our private optical fibers network across China.

As a carrier-neutral Internet infrastructure services provider, our infrastructure is interconnected with the networks operated by all China’s telecommunications carriers, major non-carriers and local Internet service providers. The interconnectivity enables each of our data centers to function as a network access point for our customer’s data traffic. In addition, our proprietary BroadEx smart routing technology allows us to automatically select an optimized route to direct our customers’ data traffic to ensure fast and reliable data transmission. We believe this high-level interconnectivity within and beyond our network distinguishes ourselves from our competitors and provides an effective solution to address our customers’ needs that arise from inadequate network interconnectivity in China.

We have a diversified customer base. As of December 31, 2010, we had more than 1,300 customers, including many leading Chinese and global companies operating in China across a broad range of industries. Our customers include Internet companies, government entities, blue-chip enterprises and small- to mid-sized enterprises. Our average monthly churn rate as measured by monthly recurring revenues was approximately 0.9% in 2010. Our monthly recurring revenue from our top 20 customers in 2010 has increased from RMB7.7 million (US$1.2 million) in January 2009 to RMB18.2 million (US$2.7 million) in December 2010.

Our net revenues increased from RMB240.8 million in 2008, to RMB313.6 million in 2009 and to RMB525.2 million (US$79.6 million) in 2010, representing a CAGR of 47.7% from 2008 to 2010. The total number of cabinets under our management increased from 2,787 as of December 31, 2008 to 4,157 as of December 31, 2009 and to 5,750 as of December 31, 2010. Our average monthly recurring revenues increased from RMB20.7 million in 2008 to RMB41.9 million (US$6.3 million) in 2010. We recorded a net profit from continuing operations of RMB10.6 million and RMB60.0 million in 2008 and 2009, respectively. Our net loss from continuing operations in 2010 was RMB234.7 million (US$35.6 million), which reflected share-based compensation expenses of RMB277.9 million (US$42.1 million).

Our Strengths

We believe that the following are our key competitive strengths that have contributed significantly to our success and differentiated us from our competitors:

Leading Market Position and Strong Brand Recognition

We are the largest carrier-neutral data center services provider in China as measured by revenues in 2009, according to data released by IDC, a third-party research firm. We manage over 5,700 cabinets, which house more than 39,000 servers for over 1,300 customers.

We have established a strong brand and reputation for high service quality, as evidenced by the numerous awards and recognitions we have received, including the “Excellent Data Center Service Provider” award granted by CCW Research in 2010, the “Best Data Center Service Supplier” award granted by the Fourth Annual Ceremony of China’s Data Center Industry in 2009, and number one in customer satisfaction in a survey conducted by CCW Research on China’s data centers in 2009. As a market leader in China’s carrier-neutral data center industry, we are able to leverage our scale and reputation to effectively lower our customer acquisition costs and better serve our customers. Due to our high-quality services and track record, we are able to command premium pricing while maintaining a loyal customer base.

Premium Data Centers and Extensive Interconnected Nationwide Data Transmission Network

We currently operate 47 data centers located in 33 cities in China, including all of China’s major Internet network access points, such as Beijing, Shanghai, Shenzhen and Guangzhou. Each of our data centers features advanced design, security, power and cooling elements to provide customers with industry-leading reliability in China. In addition, we have more than 260 POPs throughout China. We believe we were the first data center service provider in China to receive the ISO 9002 quality system certification by both the American Registrar Accreditation Board and the United Kingdom Accreditation Service.

Our data centers are interconnected with networks operated by all carriers, major non-carriers and local ISPs in China. Most of our data centers are connected by our private optical fibers network that includes redundant connections. Coupled with our high-quality data center infrastructure and proprietary BroadEx smart routing technology, we believe that our hosting services and managed network services provide our customers with superior interconnectivity, which differentiates us from our competitors.

We believe that our premium data centers and extensive interconnected nationwide network, which require major investments in capital, time and human resources, are not easy to replicate and provide us with a competitive advantage.

Diversified and Loyal Customer Base

We had more than 1,300 customers as of December 31, 2010, including some of China’s and the world’s leading companies. Our diversified customer base includes major Internet companies, government entities, blue-chip enterprises and small- to mid-sized enterprises. Given the breadth of our customer base, the largest single customer accounted for at most 4% of net revenues in any of the periods covered. Revenue from our top five customers accounted for less than 16% of our total revenue in 2010. We have a loyal customer base, as evidenced by our low churn rate. Our average monthly churn rate as measured by monthly recurring revenues was 0.9% in 2010. Our monthly recurring revenue from our top 20 customers in 2010 has increased from RMB7.7 million (US$1.2 million) in January 2009 to RMB18.2 million (US$2.7 million) in December 2010. Our experience in serving market leaders in different sectors also provides us with industry knowledge, operational expertise and credibility that we can leverage in cross-selling additional services to our existing customers and attracting new customers.

Strong Focus on Customer Satisfaction and Technological Innovation

We believe our strong focus on customer satisfaction and technological innovation has contributed to our success. We encourage our employees to go above and beyond to serve customers and we devote significant resources to customer support and services. We offer service level agreements to almost all of our customers and are committed to meeting and exceeding our customers’ expectations. In addition, we are committed to developing new technologies and have cultivated an innovation-focused corporate culture. Our innovative spirit starts with our co-founders, who we believe built the first carrier-neutral data center in China and led several technological innovations, including our proprietary BroadEx smart routing technology and container-based data centers.

In-depth Industry Knowledge and Strong Research and Development Capabilities

We began providing data center services in 2000 and have accumulated extensive knowledge of and experience in China’s telecommunication networks and Internet sector. We have also developed a deep understanding of customer needs, which have enabled us to provide customized solutions to address the unique characteristics of the Chinese market. For instance, our knowledge of the routing policies of various routers allows us to provide smarter and more efficient routing services and interconnectivity to our customers. As a first mover in China’s data center services market, many of our business practices have become the standards of the industry. For example, we believe we were the first data center service provider in China that promoted a service level agreement, which guarantees 99.9% uptime for Internet connectivity and 99.99% uptime for power.

Our strong research and development capabilities support and enhance our service offerings. We believe that we have one of the most experienced research and development teams in the data center services market in China. We devote significant resources to our research and development efforts, focusing on technological innovation, improving customer experience, increasing our operational efficiency and bringing innovative solutions to the market quickly. Our research and development efforts have yielded two patents, eight patent applications and three software copyright registrations, all in China and relating to different aspects of data center services. In 2010, we developed and commercialized a container-based data center, which we believe was the first in China. This will extend the boundaries of the traditional brick and mortar data centers and expand our product offerings to our customers.

Experienced and Stable Management Team

We benefit from the steady leadership of a management team with rich operational experience and strong execution capabilities. Led by Mr. Sheng Chen, our co-founder and chief executive officer, our senior management team combines extensive knowledge of, and experience in, China’s data center services industry. In particular, Mr. Sheng Chen has more than 20 years of experience in China’s Internet and telecommunication industry and pioneers the development of data centers in China. Mr. Jun Zhang, our co-founder and chief operating officer, is also an industry veteran with extensive experience and relationship networks in the Internet and information technology sector. Almost all of our senior management has worked together since our inception. This group of industry veterans and their long-term teamwork is key to our continuing growth.

Our Strategy

Our goal is to strengthen our leadership position in the Internet infrastructure services market in China. We intend to achieve our goal by pursuing the following strategies:

Increase the Number of Cabinets under Management

We plan to further increase the number of cabinets we manage and the number of data centers we operate. Where there is a critical mass of demand for our services, our strategy is to build data centers by installing our own cabinets and data center equipment in a power-based building leased from third parties. We also partner with China Telecom or China Unicom to operate data centers in their facilities in order to accommodate our customers’ immediate needs and we make strategic plans to secure sufficient space to meet their long-term growth needs. We are currently building six additional data centers in China’s major Internet cities: Beijing, Shanghai, Shenzhen, Hangzhou, Xi’an and greater Guangzhou metropolitan area, which will both help us meet increased customer demand. We also plan to build and utilize container-based data centers as a rapid way to add more cabinets under management. With our additional self-built and partnered data centers, we plan to increase the aggregate number of cabinets under management from over 5,700 cabinets currently to over 10,000 cabinets by the end of 2013. We believe these initiatives will generate more revenues for us and strengthen our leading market position.

Expand and Optimize Our Network

We intend to expand our private optical fibers network to cover all of our major data centers throughout China to further improve the interconnectivity among our data centers and POPs and optimize our network. We plan to increase the number of our POPs and our total gateway bandwidth capacity from 295 gigabytes per second currently to 1,000 gigabytes per second by the end of 2013. We will continue to focus on research and development to enhance our proprietary smart-routing technologies and optimize our network. We believe that data centers supported by an intelligent and extensive network will become increasingly important in the data center services business in the future.

By expanding and optimizing our network, we can improve our service quality and increase our profitability through better utilization of bandwidth resources within our network. With a stronger and smarter network, we believe that we will be in a better position to capture the significant growth opportunities in cloud computing and content delivery network services.

Broaden Our Customer Base and Deepen Customer Relationships

We plan to further expand our sales team and geographic coverage and explore opportunities in other fast-growing markets, such as mobile computing and cloud computing. We intend to continue to maintain and deepen our relationships with our existing customers, expand our market share, and maintain or increase our customer retention rate. With respect to our major Internet customers and blue-chip enterprise customers, we intend to follow their growing needs and expand our operations accordingly. We also plan to continue to enhance our product offerings and leverage our existing customer relationships to cross-sell additional services.

Capitalize on the Growth Opportunities in Cloud Computing

The rapid growth of cloud computing creates a demand for cloud infrastructure services and we believe the scale of our data center and networking assets position us as a leader in the rapidly emerging market for cloud computing infrastructure services. The breadth of our data center and network coverage together with the interconnectivity of our data centers enable us to serve as a key infrastructure provider for the establishment of China’s cloud computing environment. We plan to build mega data centers and edge data centers equipped with container-based data centers to form a distribution cloud infrastructure platform. Our data centers can serve as a cloud business exchange, and our hosting network can function as a cloud area network and provide network services on demand. As more customers outsource their needs for cloud infrastructure, we expect that their needs for servers, networking equipment and cloud computing enabling technologies will increase. While most servers housed in our data centers are owned by our customers, and most customers currently handle their own operating systems and applications, we plan to purchase more servers, equipment and operating systems to support comprehensive cloud infrastructure service offerings. In addition, we are developing a platform for a virtualization environment that is tailored for cloud computing and enables virtualization of enterprise technologies and applications.

Develop A Network Ecosystem in China

As our clients migrate their data and applications to our data centers, it is beneficial for their suppliers and business partners to do so as well to gain the full economic and performance benefits of direct access, interconnection and shortened response time. These partners, in turn, help pull in their business partners, creating a “network effect” of customer adoption. We plan to leverage the superior interconnectivity of our networks and our market leading position to proactively attract a critical mass of customers that can benefit from physical collocation proximity with their business partners and become the first in China to develop a “network ecosystem” in the data center services industry. We believe such an ecosystem will enable us to gain additional customers, reduce our sales and marketing expenses, and in turn strengthen our leadership position as a carrier-neutral data center services provider and further increase entry barriers.

Pursue Strategic Acquisitions, Investments and Alliances

We intend to prudently pursue acquisitions, investments and alliances and consider opportunities that are strategically complementary and that can add long-term value to our shareholders. We believe selective strategic alliances, investments or acquisitions may benefit us by increasing our market share, helping us gain new customers, acquiring complementary technologies that provide opportunities for operating scalability and expanding our geographic presence across China.

Our Solutions

Demand for high quality data centers and better interconnectivity has grown rapidly in the past few years and is expected to continue to grow in the future. Low interconnectivity among China’s data centers has been an issue due to the lack of direct interconnections among carriers. As a carrier-neutral data center services provider with an interconnected network, we believe we are well-positioned to capture these market opportunities. The following chart illustrates our current infrastructure landscape and our relationships to China’s major telecommunication carriers and other ISPs:

ISP:	Internet Service Provider
SaaS:	Software-as-a-Service
PaaS:	Platform-as-a-Service
CDN:	Content Delivery Network

We believe our data centers and extensive data transmission network lay a solid foundation for us to provide effective solutions to address the lack of interconnectivity in China and meet the increasing demand for highly-connected high-quality data centers.

Our Service Offerings

We primarily generate revenues from providing hosting and related services and managed network services. We provide hosting and related services to house servers and networking equipment in our secure data centers and connect them through our extensive data transmission network, and offer other hosting related value-added services. Our managed network services allow our customers to transmit data across the Internet in a faster and more reliable manner through our BroadEx smart routing optimization technology through our hosting area network and data transmission network.

Hosting and Related Services

Our hosting and related services including the following:

•	managed hosting services that dedicate data center space to house our customers’ servers and networking equipment and provide tailored server administration services;

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interconnectivity services that allow customers to connect their servers with Internet backbones in China and other networks through our Border Gateway Protocol, or BGP, network, or our single-line, dual-line or multiple-line networks; and

•	value-added services, including firewall services, server load balancing, data backup and recovery, data center management, server management, and backup server services.

Our data centers host the servers of our customers and meet their needs to deploy computing, network, storage and IT infrastructure. Customers have the option to either place their servers and equipment in standard cabinets dedicated for their private use, or in cabinets shared with other customers. They can customize their cabinet space for their servers, network connections and equipment. Customers can elect to buy the hardware that they place within their cabinets from their chosen vendors. In addition, customers can also lease power-based space, sometimes in a cage, where they can place their own cabinets in our data centers.

Our hosting and related services are scalable, allowing our customers to purchase space and upgrade connectivity and services as their requirements evolve. In addition, our customers benefit from our data centers’ wide range of physical security features, including sensitive smoke detection systems, fire suppression systems, secured access, around-the-clock video camera surveillance and security breach alarms. Our data centers are fully-redundant and feature resilient power supplies, energy efficiency design, connection with multiple network providers and 24/7 on-site support from our skilled engineers. As a result, we are able to guarantee 99.99% uptime for power in our service level agreements.

We believe another main reason customers choose our services is our access to multiple carriers and service providers and the availability of multiple-provider bandwidth. By securing multiple vendors for connectivity and using redundant hardware, we are able to guarantee 99.9% Internet connectivity uptime.

Managed Hosting Services

Our managed hosting services allow customers to lease partial or entire cabinet for their servers. Our customers have full control over their server(s) housed in our data centers. Depending on customer needs, we provide different levels of tailored server administration services, including operating system support and assistance with updates, server monitoring, server backup and restoration, server security evaluation, firewall services, and disaster recovery. Our customers’ servers are housed in our secure data centers providing redundant power sources and heating, ventilating and air conditioning systems. Managed hosting relieves customers from the daily pressures of IT infrastructure maintenance so that they can focus on their core businesses.

Our data centers host the servers of our customers and meet their customized needs to deploy computing, network, storage and IT infrastructure. Customers have the option to either place their servers and equipment in standard cabinets dedicated for their private use, or in cabinets shared with other customers. They can customize their cabinet space for their servers, network connections and equipment. Customers can elect to buy the hardware that they place within their cabinets from their chosen vendors. In addition, customers can also lease power-based space, sometimes in a cage, where they can place their own cabinets in our data centers.

Interconnectivity Services

Our interconnectivity services connect our data centers with China’s Internet backbones and other networks in the following ways:

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Border Gateway Protocol (BGP) Network Services. We provide network services that use BGP routing policies. BGP exchanges routing information for the Internet and is the protocol used between ISPs, backing the core routing decisions on the Internet. Customers connect to ISPs, and ISPs use BGP to exchange customer and ISP routes, bypassing major Internet hubs. This allows the Internet to become a decentralized system, thereby reduce traffic congestion and data transmission time. BGP network is generally considered a premium network service due to its improved Internet connectivity and data reachability.

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Single-Line and Dual-Line Network Services. China Telecom and China Unicom are the two major telecommunication carriers in China. Some customers may choose to connect their servers only to one carrier while others choose to connect their servers to both China Telecom and China Unicom. Dual-line network provides more stable Internet access and ensures better business continuity because when one line is down or interrupted, the other line can still provide Internet connectivity.

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Multiple-Line Network Services. As a carrier neutral service provider, our data centers are connected to all carrier and non-carrier networks in China, namely, China Telecom, China Unicom, China Mobile, China Education Network, China Satcom, China Railcom (Tietong) and China Science and Technology Network.

In addition to our interconnectivity services, we also provide customers with traffic charts and analysis, gateway monitoring for servers, domain name system setup, defense mechanism against distributed denial of service (DDOS) attacks, basic setting of switches and routers, and virus protections. DDOS attack is an attempt to make a computer’s resource unavailable to its intended users. We generally charge fees for our various types of interconnectivity services at the end of each month based on the customers’ bandwidth usage.

Value-Added Services

To complement our hosting services and enhance our customers’ experiences, we also provide value-added services, including firewall services, server load balancing, data backup and recovery, data center management, server management, and backup server services.

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Firewall Services. Customers can lease our hardware firewalls, which can be configured according to their specific requirements. Hardware firewalls protect servers from outside attacks and other unlawful invasions. We notify our customers promptly once we find out that their servers are under attack or subject to invasion.

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Server Load Balancing Services. When websites experience significant traffic increases, servers may not be able to respond timely to visiting requests. Our server load balancing services are designed to address this issue by providing load balancing facilities to share the increased traffic and therefore moderate the burden on main servers of our customers.

•	Data Backup and Recovery Services. We provide data backup services to our customers to recover any lost or damaged data.

•	Backup Server Services. Our backup servers can temporarily replace the main servers of our customers when needed, minimizing interruptions and losses for our customers.

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Data Center Management Services. Our compliance with high industry standards has earned us a reputation for operating and maintaining high-quality data centers. From time to time, we maintain and operate the data centers of other service providers, such as China Telecom and China Mobile.

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Server Management Services. Our server management services allow customers to engage the services of our data center staff to handle problems that occur to their servers. At the customers’ request, our staff can fix operating system issues, perform emergency equipment replacement and other tasks related to the servers housed in our data centers. These services help customers minimize network outages and improve response and repair times.

Managed Network Services

Our managed network services are primarily offered in the form of bandwidth, which is optimized through our proprietary BroadEx smart routing platform and supplemented by our hosting area network and our data transmission network. In September 2010, we acquired the Managed Network Entities, to expand our managed network services business.

Our managed network services primarily consist the following:

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Hosting Area Network Services. Our data centers are distributed throughout China. We connect most of our data centers with private optical fibers, forming our hosting area network. Our hosting area network connects the servers housed in our data centers so that data transmission among our customers can be achieved without going through telecommunication backbones or Internet hubs, enabling secure, faster and more reliable data transmission.

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BroadEx Route Optimization. In China, carriers operate generally as independent systems and their networks are not connected with each other. Because we are connected to all major carriers, customers that use services from one carrier can reach users of other carriers through our network or through other Internet hubs. Our proprietary BroadEx system is a smart routing platform, which functions like an intelligent switchboard automatically selecting the best and fastest routes and directing traffic through either our own or other networks. For example, from our data centers, we can direct data to the networks of China Telecom or China Unicom, or, when the networks of China Telecom and China Unicom are congested or otherwise experiencing problems, to our own transmission networks.

Through our proprietary BroadEx smart routing technology, we are able to optimize the connectivity of our network and deliver data in a fast and efficient manner.

Cloud Infrastructure Services

The scale of our data centers and networking assets position us as a leader in the rapidly emerging market for cloud infrastructure services, also known as IaaS. Generally, IaaS is designed to allow businesses to run their applications over the Internet rather than having an IT infrastructure on their own premises. Instead of purchasing data center spaces, network equipment, servers and other computing equipment, customers can purchase a portion of the pooled computing resources, load applications onto virtual servers, and pay on an on-demand basis. IaaS providers own the computing equipment and are responsible for housing, running and maintaining it. Our self-built data centers are the anchor data centers on the cloud infrastructure system that we are building. While most servers housed in our data centers are owned by our customers and most customers handle their own operating systems and applications currently, we plan to purchase more servers, equipment and operating systems to capture potential growth opportunities in the cloud infrastructure services business.

Our Infrastructure

Our infrastructure, which consists of our premium data centers and extensive network, is the foundation upon which we provide services to our customers. As of December 31, 2010, we operate 47 data centers located in 33 cities throughout China, which have more than 5,700 cabinets and can potentially host more than 39,000 servers at the same time. In addition, we also offer container-based data center service. Our extensive network, consisting of private optical fibers and more than 260 POPs, is a “high-speed Internet railway” that connects our data centers and links our data centers to China’s telecommunication backbones.

Our Data Centers

We operate two types of data centers: self-built and partnered. We defined “self-built” data centers as those with our owned cabinets and data center equipment housed in buildings leased from third parties. We define “partnered” data centers as the data center space and cabinets we leased from China Telecom or China Unicom through agreements. As of December 31, 2010, we operate three self-built data centers housing 2,645 cabinets and 44 partnered data centers housing 3,105 cabinets.

The table below sets forth the number of data centers and cabinets under our management and the number of servers housed in our data centers as of December 31, 2008, 2009 and 2010.

	As of December 31,
	2008	2009	2010
Data Centers	16	24	47
Cabinets
Self-built	897	1,783	2,645
Partnered	1,890	2,374	3,105

Total	2,787	4,157	5,750
Servers	19,661	25,598	39,917

In addition to the 47 data centers we currently operate, we are also building six additional data centers in China’s major Internet cities: Beijing, Shanghai, Shenzhen, Hangzhou, Xi’an and greater Guangzhou metropolitan area. We plan to lease additional cabinets from China Telecom and China Unicom to meet the immediate demands of our customers.

Our data centers are located in 33 cities in China and we plan to increase our geographic coverage to 50 cities by the end of 2012. Our nationwide network data centers not only enables us to serve customers in extended geographic areas, but also establishes a national data transmission network that sets up connections among carriers and service providers in various locations.

We build and operate our data centers in compliance with high industry standards in order to provide our customers with secure and reliable environments that are necessary for optimal Internet interconnectivity. Our data centers generally feature:

•	Resilient Power - Redundant, high-capacity and stable power supplies, backed by UPS and diesel generators;

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Physical Security - Round-the-clock monitoring by on-site personnel which includes verification of all persons entering the building, security barriers, video camera surveillance and security breach alarms;

•	Controlled Access - Access to the buildings, data floors and individual areas designated for particular customers via individually-programmed access cards and visual identification;

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Fire Detection and Suppression - Sensitive smoke detectors linked to building management systems provide early detection to help avoid fire, loss and business disruption. These are complemented by an environmentally-friendly gas-based or water mist fire suppression system to put out fires;

•	Air Conditioning - To ensure optimal performance and avoid equipment failure, all data floors are managed to ensure that customers’ equipment is maintained at a controlled temperature and humidity;

•	24/7 Support - We staff our data centers with capable and experienced service teams and we believe we were the first data center service provider in China to offer 24/7 customer service.

These features minimize chances of interruption to the servers housed in our data centers and ensure the business continuity of our customers. In addition, we believe we were the first data center service provider in China to receive both the ISO 9002 quality system certification by the American Registrar Accreditation Board and certification by the United Kingdom Accreditation Service.

Container Data Centers. In addition to conventional data centers, we also offer container-based data center services. One of the advantages of a container-based design is that the data center can easily be moved to other locations or facilities as the containers only require hookups for electricity, chilled water and network connectivity. Our containers are pre-populated with servers and support equipment, eliminating the need to unpack and install servers when the data centers move to a different location. Our first container-based data center also features energy-efficient designs and has the potential to house 18 cabinets, or 720 servers. We plan to build and deploy more container-based data centers in the next few years.

Our Network

Our network transmits data and directs Internet traffic mostly through private optical fibers, forming an Internet highway system that is linked to the networks of major carriers, non-carriers and ISPs and enhances communications among our data centers, our customers and end users located throughout China and around the world. Our data centers are connected by our private optical fibers that include redundant connections with an estimated capacity of 295 gigabytes per second to nearly all locations. As of December 31, 2010, our network connects more than 260 POPs throughout China with private optical fibers.

The table below sets forth the number of our POPs and our network service capacity as of the periods ended December 31, 2008, 2009 and 2010. The information below reflects our acquisition of the Managed Network Entities in September 2010.

	As of December 31,
	2008	2009	2010
Number of POPs	15	30	267
Estimated Network Service Capacity*	61	121	295

*	By Gigabytes per second

Our network also features numerous interfaces with all seven telecommunication carriers in China, which are China Telecom, China Unicom, China Mobile, China Education Network, China Satcom, China Railcom (Tietong) and China Science and Technology Network. Our network is not only connected to the headquarters of each carrier, but also with their local networks in the provinces.

Due to our high-quality data center infrastructure, extensive data transmission network and proprietary BroadEx smart routing technologies, we are able to deliver high-performance hosting and managed network services that can effectively meet our customers’ business needs, improve interconnectivity among service providers and end users, and effectively address the issue of inadequate network interconnectivity in China.

Customers and Customer Support

Our Customers

We had more than 1,300 customers as of December 31, 2010, including some of China’s and the world’s leading companies. Our diversified customer base includes major Internet companies, blue-chip enterprises, and small- to mid-sized enterprises. Given the breadth of our customer base, the largest single customer accounted for at most 4% of net revenues in any of the past three years. Revenue from our top five customers accounted for less than 16% of our total revenue in 2010. We have a loyal customer base, as evidenced by our low churn rate. Our monthly average churn rate as measured by monthly recurring revenues was 3.3%, 0.8% and 0.9% in 2008, 2009 and 2010. Our monthly recurring revenue from our top 20 customers in 2010 has increased from RMB7.7 million in January 2009 to RMB18.2 million (US$2.7 million) in December 2010.

Our experience in serving market leaders in various sectors also provides us with industry knowledge, operational expertise and credibility that we can leverage in cross-selling additional services to our existing and potential customers.

The following table sets forth some of the industries we serve and the leading customers in each industry identified below in terms of the monthly recurring revenue derived from each customer in 2010.

Search Engine/Portal	Rich Media	eCommerce	Social Networking	Online Gaming	Enterprises	Mobile Internet
Tencent	Youku	Newegg	Renren	Cyou	KDDI	UCWeb
ChinaHR	Ku6	Vancl	Jiayuan	70yx	Dubon	SKY-MOBI
Yicha	Vodone	Yeepay	58	Tiancity	CITICS	Hurray!
Zhaopin	CCTV	Taobao	Ganji	Duowan	T-System	easou

Our Customer Support

We devote significant resources to provide customers support and services through our dedicated customer service team. We offer service level agreements on most of our services to our customers. Such agreements set the expectations on service level between our customers and us and drive our internal process to meet or exceed the customer’s expectations. We believe we were the first data center service provider in China to offer 24/7 customer services. Our network operation center is staffed with skilled engineers trained in network diagnostics and engineering. We require our staff to respond to calls or request from customers within 15 minutes. For major customers, we have a dedicated team to offer specialized services tailored to their specific needs. Areas of customer support include design and improvement of our customers’ IT infrastructure and network optimization.

Our customers may directly contact the customer service team to seek assistance or inquire about the status of a reported incident. The team actively follows up with our operations team to ensure that the problems are addressed in an effective and timely manner. Each of our customers is assigned a service manager who is responsible for ensuring that all our services are performed in a satisfactory manner.

Research and Development

Our strong research and development capabilities support and enhance our service offerings. We believe that we have one of the most experienced research and development teams in the Internet infrastructure sector in China. We devote significant resources to our research and development efforts, focusing on improving customer experience, increasing operational efficiency and bringing innovative solutions to the market quickly. Our research and development team consisted of 70 engineers as of December 31, 2010, or 12.0% of our work force. Many of our engineers have more than 10 years of relevant industry experience.

Consistent with our strong innovation culture, we devote significant resources on the research and development of our container-based data centers, our BroadEx smart routing technology and other innovations. We plan to strengthen our research and development in cloud computing infrastructure service technologies. Our research and development efforts have yielded two patents, eight patent applications and three software copyright registrations, all in China and related to different aspects of data center services. We intend to continue to devote a significant amount of time and resources to carry out our research and development efforts.

Technology and Intellectual Property

We use our proprietary BroadEx smart routing technology to optimize network connectivity and overcome the inherent inadequacies in China’s telecommunication and Internet infrastructure. Our BroadEx smart routing technology continually monitors and analyzes the performance of all available routes and identifies the most appropriate pathway in real-time. In planning for and finding the optimized routing plan, our BroadEx technology takes into consideration speed (latency), performance, route stability and pocket losses and dynamically responds with intelligent route adjustments in order to ensure that data is traveling along the fastest and most reliable route.

We rely on a combination of copyright, patent, trademark, trade secret and other intellectual property laws, nondisclosure agreements and other protective measures to protect our intellectual property rights. We generally control access to and use of our proprietary software and other confidential information through the use of internal and external controls, including physical and electronic security, contractual protections, and intellectual property law. We have implemented a strict security and information technology management system, including the prohibition of copying and transferring of codes. We educate our staff on the need to, and require them to, comply with such security procedures. We also promote protection through contractual prohibitions, such as requiring our employees to enter into confidentiality and non-compete agreements.

Sales and Marketing

We actively market our portfolio of services and solutions through our direct sales force. Our sales and marketing team is primarily based in Beijing, Shanghai, Guangzhou and Shenzhen. We also have dedicated teams for our key customers and provide them service offerings specially tailored to their needs. We up-sell and cross-sell our broad portfolio of services and solutions to our existing customer base. In addition, in an effort to better anticipate and respond to our customers’ needs, we require and foster the collaboration between our sales team and research and development team to develop additional services and solutions that meet the customers’ needs.

Our strong brand recognition has been an important driving force for our sales. To strengthen our brand, we focus our marketing efforts on sponsoring seminars, conferences and special events to raise our profile with potential customers. Additionally, we collaborate with equipment vendors, software developers, Internet solution providers and other companies to market our services. We have a special marketing team responsible for generating demand for our services and solutions and work with our other teams to secure new customers.

Competition

We face competition from a wide range of data center service providers, including:

•

Carriers. We face competition from state-owned telecommunication carriers, including China Telecom and China Unicom. According to IDC, in 2009, carriers occupied 64.9% of the data center services market. In addition, both carriers operate their own networks. Competition is primarily focus on pricing, quality of services and geographic coverage. We believe we are well-positioned to compete with major carriers. Unlike China Telecom and China Unicom, which construct data centers primarily to help sell bandwidth, we provide connectivity to multiple networks in each of our carrier-neutral data centers, providing superior choice and performance. Our private network provides enhanced connectivity among different networks. In comparison, data centers operated by China Telecom and China Unicom generally provide access only to their own network and are often constrained by their networks’ coverage. Due to inadequate interconnectivity among Chinese carriers’ networks, interconnectivity bottlenecks remain a major problem in China, contributing to slow transmission speeds across services and applications.

•

Carrier-neutral service providers. We face competition from other carrier-neutral service providers, such as ChinaNetCenter and Dnion Technology. Competition is primarily focused on pricing and the quality and breadth of service offerings. We distinguish ourselves by our superior interconnectivity, extensive data transmission network, large number of high-quality data centers, and superior operations, maintenance and other customer services.

•

In-house data centers. Businesses may choose to house and maintain their own IT hardware, such as Baidu and Alibaba, and other large enterprises, particularly in the financial services sector. Due to their in-house capabilities, these customers may outsource fewer services to other third-party data center services providers including us, if at all. However, we believe our data centers, coupled with our superior network services, offer a unique combination of hosting services that would make us attractive to businesses with in-house data centers.

In addition, some companies may prefer to locate their core data centers in Hong Kong or other areas outside of the PRC partly due to fear of the PRC governmental control over the Internet. We do not currently compete with data center service providers located in Hong Kong and overseas, but we may compete with them if we expand our service offerings beyond China. We believe that there are currently no foreign competitors with a significant presence in the data center services market in China partly due to the regulatory barriers in China’s telecommunications sector. As China represents a potentially lucrative market for foreign competitors, some foreign providers may seek to enter the Chinese market. We believe we have accumulated a deep understanding of the requirements of China’s data center market through our extensive operational experience and have developed a comprehensive suite of services and solutions tailored to the unique characteristics of the Internet market in China. As we expand our service offerings, such as cloud infrastructure services, we expect to face more competitions in those areas as well.

Employees

We had 240, 339 and 582 employees as of December 31, 2008, 2009 and 2010, respectively. The following table sets forth the number of our employees by function as of December 31, 2010.

Functional Area	Number of Employees	% of Total
Operations	243	41.8
Sales, marketing and customer support	191	32.8
Research and development	70	12.0
General and administrative	78	13.4

Total	582	100.0%

We plan to hire additional research and development staff and other employees as we expand. Our recruiting efforts include on-campus recruiting, online recruiting and the use of professional recruiters. We partner with leading national research institutions and employ other measures designed to bring us into contact with suitable candidates for employment.

Our full time employees in the PRC participate in a government mandated defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that our PRC subsidiaries make contributions to the government for these benefits based on a fixed percentage of the employees’ salaries.

Facilities

Our headquarters are located at M5, 1 Jiuxianqiao East Road, Chaoyang District, Beijing, the People’s Republic of China. We lease facilities for our office space in Beijing, Shanghai, Guangzhou and Xi’an. Our office leases generally have terms ranging from three to ten years and may be renewed upon expiration of the lease terms. As of December 31, 2010, our offices occupied an aggregate of 5,471 square meters of leased space.

We also lease facilities for our self-built data centers in Beijing located at B28, 10 Jiuxianqiao Road, Chaoyang District through two leases agreements with BOE Technology Group Co., Ltd., which provides an aggregate of 6,367 square meters of leased space and hosted a total of 1,444 cabinets as of December 31, 2010. One lease has a term of five years expiring on April 30, 2015, and the other lease has a term of three years, expiring August 31, 2011. Both leases may be renewed upon mutually agreed-upon terms before they expire.

Legal Proceedings

We may become subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time. We are not currently a party to, nor are we aware of, any legal proceeding, investigation or claim which, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or results of operation.

REGULATION

This section sets forth a summary of the most significant regulations or requirements that affect our business activities in China or our shareholders’ rights to receive dividends and other distributions from us.

As the Internet and telecommunication industry is still at a relatively early stage of development in China, new laws and regulations may be adopted from time to time that will require us to obtain additional licenses and permits in addition to those that we currently have, and to address new issues that arise from time to time. As a result, substantial uncertainties exist regarding the interpretation and implementation of current and future Chinese laws and regulations applicable to the data center services industry. See “Risk Factors—Risks Related to Doing Business in China.”

Regulations on Value-Added Telecommunications Business and Data Center Services

Among all of the applicable laws and regulations, the Telecommunications Regulations of the People’s Republic of China, or the Telecom Regulations, implemented on September 25, 2000, is the primary governing law, and sets out the general framework for the provision of telecommunication services by domestic PRC companies. Under the Telecom Regulations, telecommunications service providers are required to procure operating licenses prior to their commencement of operations. The Telecom Regulations distinguish “basic telecommunications services” from “value-added telecommunications services.” Value-added telecommunications services are defined as telecommunications and information services provided through public networks. A “Catalogue of Telecommunications Business” or the Catalogue, was issued as an attachment to the Telecom Regulations to categorize telecommunications services as either basic or value-added. In February 2003, the Catalogue was updated, categorizing online data and transaction processing, on-demand voice and image communications, domestic Internet virtual private networks, data centers, message storage and forwarding (including voice mailbox, e-mail and online fax services), call centers, Internet access, and online information and data search as value-added telecommunications services.

Pursuant to the Telecom Regulations value-added telecommunications services covering two or more provinces, autonomous regions, and/or municipalities directly administered by the central government shall be approved by the Ministry of Industry and Information Technology, or the MIIT, and the providers of such cross-regional value-added telecommunications services are required to obtain the Cross-Regional Value-Added Telecommunications Business Operating Licenses, or the Cross-Regional VAT licenses. Value-added telecommunications services covering certain area within one province, autonomous region, and/or municipality directly administered by the central government shall be approved by the local telecommunications administration authority of such region and the providers of such value-added telecommunications services are required to obtain the VAT licenses. Pursuant to the Administrative Measures for Telecommunications Business Operating Licenses (effective on April 10, 2009, promulgated by the MIIT), Cross-Regional VAT licenses shall be approved and issued by the MIIT with five-year terms.

Currently, 21Vianet Beijing holds a Cross-Regional VAT license issued by the MIIT on July 7, 2009 with an effective term until May 29, 2011 under the first category of the “value-added telecommunications business.” As specified in this Cross-Regional VAT license, 21Vianet Beijing is permitted to carry out the data center services across nine cities in China. CYSD holds a Valued Added Technology License issued by Beijing Communications Administration on June 18, 2009, and is permitted to carry out its Internet access service business under the second category of “value-added telecommunications business” in Beijing.

Regulations on Foreign Investment in Telecommunications Enterprises

The PRC government imposes limitations on the foreign ownership of PRC companies that engage in telecommunications-related business. Under the Administrative Rules for Foreign Investments in Telecommunications Enterprises issued by the PRC State Council on December 11, 2001 and effective on January 1, 2002, a foreign investor is currently prohibited from owning more than 50% of the equity interest in a PRC company that engages in value-added telecommunications business.

The Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-Added Telecommunications Business issued by the MIIT on July 13, 2006, among others, requires a foreign investor to set up a foreign-invested enterprise and obtain an operating permit in order to carry out any value-added telecommunications business in China. Under this circular, a domestic value-added telecommunications service operator that holds a VAT license is prohibited from leasing, transferring or selling such license to foreign investors, and from providing any assistance in the form of resources, sites or facilities to foreign investors that conduct value-added telecommunications business illegally in China. Furthermore, the relevant trademarks and domain names that are used in the value-added telecommunications business of domestic operators must be owned by such domestic operators or their shareholders. The circular further requires each VAT license holder to have the necessary facilities for its approved business operations and to maintain such facilities in the regions covered by its VAT license. In addition, all value-added telecommunications service operators are required to maintain network and information security in accordance with the standards set forth under relevant PRC regulations. Due to a lack of interpretations from the regulator, it remains unclear what impact this circular would have on us.

We conduct our businesses in China primarily through contractual arrangements. 21Vianet Technology has contractual arrangements with 21Vianet China, and its respective shareholders. In the opinion of King and Wood, our PRC legal counsel, each of the contracts under the contractual arrangements is valid and legally binding on each party of such arrangements under PRC laws and regulations, and will not result in any violation of PRC laws or regulations currently in effect. However, there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations. Accordingly, there can be no assurance that the PRC regulatory authorities may not in the future take a view that is contrary to the above opinion of our PRC legal counsel. If the PRC government finds that the arrangements that establish the structure for operating our business do not comply with PRC law and regulations restricting foreign investment in the telecommunications business, we could be subject to severe penalties.

In addition, the Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-Added Telecommunications Business provides that domestic telecommunications companies that intend to be listed overseas must obtain the approval from the MIIT for such overseas listing. Up to the date of this prospectus, the MIIT has not issued any definitive rule concerning whether offerings like ours would be deemed an indirect overseas listing of our PRC affiliates that engage in telecommunications business. If the MIIT subsequently requires that we obtain its approval, it may create uncertainties for this offering and have a material adverse effect on the trading price of our ADSs.

Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents

According to Circular 75 and the relevant SAFE regulations, prior registration with the local SAFE branch is required for PRC residents to establish or to control a company located outside of the PRC, or an offshore company, for the purposes of financing such offshore company with assets or equity interests in an enterprise located in the PRC, or an onshore enterprise. An amendment to registration or filing with the local SAFE branch by such PRC resident is also required for the injection of equity interests or assets of an onshore enterprise in the offshore company or overseas funds raised by such offshore company or another material change involving a change in the capital of the offshore company.

Moreover, Circular 75 and the relevant SAFE regulations apply retroactively. As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past are required to complete the relevant registration with the local SAFE branch. Failure to comply with the registration procedures set forth in Circular 75 and Notice 106 may result in restrictions on the foreign exchange activities of the relevant foreign-invested enterprises, including the payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate and the capital injection by the offshore parent, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations. See “Risk Factors—Risks Related to Doing

Business in China—PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners to personal liability and limit our ability to acquire PRC companies or to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to distribute profits to us, or otherwise materially and adversely affect us.”

Regulations on Employee Stock Option Granted by Listed Companies

On March 28, 2007, the SAFE promulgated the Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of Offshore Listed Companies, or Circular 78. Pursuant to Circular 78, PRC individuals participating in the employee stock option plans of the overseas listed companies shall entrust their employers, including the overseas listed companies and the subsidiaries or branch offices of such offshore listed companies in China, or engage domestic agents to handle various foreign exchange matters associated with their employee stock options plans. The domestic agents or the employers shall, on behalf of the domestic individuals who have the right to exercise the employee stock options, apply annually to the SAFE or its local offices for a quota for the conversion and/or payment of foreign currencies in connection with the PRC individuals’ exercise of the employee stock options. The foreign exchange proceeds received by the PRC individuals from sale of shares under the stock option plans granted by the overseas listed companies must be remitted into the bank accounts in China opened by their employers or PRC agents.

On July 16, 2010, our board of directors adopted our 2010 share incentive plan which was subsequently amended on January 14, 2011. Under the amended 2010 share incentive plan, we may issue employee stock options to our qualified employees and directors on a regular basis. After this offering, we plan to advise our employees and directors participating in the 2010 share incentive plan to handle foreign exchange matters in accordance with Circular 78. However, we cannot assure you that our PRC individual beneficiary owners and the stock options holders can successfully register with the SAFE in full compliance with Circular 78. PRC individuals and PRC companies in violation of Circular 78 will be punished by the SAFE, according to the Regulation of the People’s Republic of China on Foreign Exchange Administration, Detailed Rules for the Implementation of the Measures for the Administration of Individual Foreign Exchange and other regulations.

M&A Regulations and Overseas Listings

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or M&A rules, effective on September 8, 2006 and as amended subsequently, include provisions that purport to require an offshore “special purpose vehicle” to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. Under the M&A Rules, “special purpose vehicle” is defined as an offshore company directly or indirectly controlled by PRC domestic companies or individuals for the purposes of listing the equity interest in PRC companies on overseas stock exchanges.

On September 21, 2006, the CSRC published its procedures for approving overseas listings by special purpose vehicles. The approval procedures require the filing of a number of documents and would take several months. However, it remains unclear whether the M&A Rules and the requirement of the CSRC approval apply to us and this offering. Up to the date of this prospectus, the CSRC has not issued any rules or written interpretation clarifying whether offerings like ours under this prospectus are subject to this new procedure.

Regulations on Foreign Currency Exchange

Pursuant to applicable PRC regulations on foreign currency exchange, Renminbi is freely convertible only to the extent of current account items, such as trade-related receipts and payments, interest and dividends. Capital account items, such as direct equity investments, loans and repatriation of investment, require the prior approval from the SAFE or its local branch for conversion of Renminbi into a foreign currency, such as U.S. dollars.

Payments for transactions that take place within the PRC must be made in Renminbi. Domestic companies or individuals can repatriate foreign currency payments received from abroad, or deposit these payments abroad subject to the requirement that such payments shall be repatriated within a certain period of time. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks. Foreign currencies received for current account items can be either retained or sold to financial institutions that have foreign exchange settlement or sales business without prior approval from the SAFE, subject to certain regulations. Foreign exchange income under capital account can be retained or sold to financial institutions that have foreign exchange settlement and sales business, with prior approval from the SAFE, unless otherwise provided.

In addition, another notice issued by the SAFE, or Circular 142, regulates the conversion by foreign-invested enterprises of foreign currency into Renminbi by restricting how the converted Renminbi may be used. Circular 142 requires that Renminbi converted from the foreign currency-denominated capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the relevant government authority and may not be used to make equity investments in PRC, unless specifically provided otherwise. The SAFE further strengthened its oversight over the flow and use of Renminbi funds converted from the foreign currency-denominated capital of a foreign-invested enterprise. The use of such Renminbi may not be changed without approval from the SAFE, and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used. Any violation of Circular 142 may result in severe penalties, including substantial fines.

Regulations on Dividend Distribution

Under applicable PRC laws and regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, foreign-invested enterprises in China are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund statutory reserve funds unless these reserves have reached 50% of the registered capital of the respective enterprises. These reserves are not distributable as cash dividends.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Sheng Chen	42	Chairman of the Board of Directors, Chief Executive Officer
Yoshihisa Ueno	48	Director
Hongwei Jenny Lee	38	Director
David Ying Zhang	37	Director
Terry Wang	51	Independent Director(1)
Jun Zhang	42	Chief Operating Officer
Shang-Wen Hsiao	49	President and Chief Financial Officer
Philip Lin	43	Executive Vice President of Strategic & Business Development
Feng Xiao	39	Vice President of Hosting Services
Ningning Lai	34	Vice President of Network Services

(1)	Terry Wang has accepted our appointment to be our independent director, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

Mr. Sheng Chen is one of our co-founders and has served as the chairman of our board of directors and our chief executive officer since our inception. Mr. Chen has been instrumental to the development and success of our business. Mr. Chen provides vision, overall management, and strategic decision-making relating to marketing, investment planning, and corporate development. Mr. Chen has more than 20 years’ experience in the Internet infrastructure industry in China and started his entrepreneur career in 1990 when he was a sophomore at Tsinghua University. In 1999, Mr. Chen founded our business and started the first carrier-neutral data center in China. In 1989, Mr. Chen founded Beijing Taixing Data Engineering Company Limited and in 1991, founded A-1 Netcom Inc., one of the pioneers in the ISP industry in China. Mr. Chen received his bachelor’s degree in electrical engineering from Tsinghua University in 1991. Mr. Chen is a member of the Tsinghua Entrepreneur & Executive Club, a managing director of the Internet Society of China and a member of Beijing Youth Federation.

Mr. Yoshihisa Ueno has served as our director since October 2010. Mr. Ueno has been the general partner and founder of Synapse Partners Limited since December 2002 and SMC Synapse Partners Limited from December 2010. Mr. Ueno also serves as a director of aBitCool, Inc. from December 2006, Neudia Holding Limited from April 2006, Be4Technology Limited from August 2005, TransVirtual K.K. from August 2008. Mr. Ueno co-managed Japan-China Bridge Fund with TOA Capital Corporation as venture partner from March 2005 to February 2011. Mr Ueno served as the general partner of Intellectual Property Bank (IPB) Partners Fund #1 in Japan from March 2006 to March 2010 and IPB Holding LLC in the United States from March 2006 to July 2007, and a director of BeyondSoft Group Holding Limited from September 2005 to May 2010. Mr. Ueno also served as the chief executive officer at Cycolor, Inc., from September 1998 to June 2003. Mr. Ueno used to work for Fujitec, from April 1985 to May 1997, in various managerial capacities in Japan, China, the United Kingdom, Spain and Hong Kong, and was responsible for the overall management of those overseas operations. Mr. Ueno received his bachelor’s degree in business administration from Takushoku University.

Ms. Hongwei Jenny Lee has served as our director since October 2010. Ms. Lee is currently a director of Hisoft Technology International Limited, a leading China-based provider of outsourced information technology and research and development services listed on the NASDAQ Global Market. She also currently serves as a managing director of Granite Global Ventures III L.L.C., a general partner of Granite Global Ventures III L.P. and of GGV III Entrepreneurs Fund L.P. From 2002 to 2005, she served as a vice president of JAFCO Asia. From 2001 to 2002, she worked as an investment banker with Morgan Stanley. Prior to that, Ms. Lee worked as an assistant principal engineer with Singapore Technologies Aerospace Group from 1995 to 2000. Ms. Lee received her bachelor’s degree in electrical engineering and master’s degree in engineering from Cornell University. Ms. Lee also has an MBA degree from Kellogg School of Management at Northwestern University.

Mr. David Ying Zhang has served as our director since October 2010. Mr. Zhang is the founding managing partner at Matrix Partners China, an early stage technology venture capital firm in China. Prior to forming Matrix Partners China, Mr. Zhang was the managing director and head of the Beijing office of WI Harper, a venture capital investment fund. Mr. Zhang joined WI Harper in late 2001 in its San Francisco office and moved to China in early 2003. Prior to joining WI Harper, Mr. Zhang worked with ABN AMRO Capital and Salomon Smith Barney successively. Mr. Zhang is currently an independent director of Focus Media Holding Limited, an out-of-home media and advertising network company listed on the NASDAQ Global Market. Mr. Zhang also serves as an independent director for China Real Estate Information Corporation, a provider of real estate information, consulting, and online services listed on the NASDAQ Global Market. Mr. Zhang received his bachelor’s degree from California State University in San Francisco and his master’s degree from Northwestern University.

Mr. Terry Wang will serve as our independent director immediately upon the effectiveness of the Registration Statement on Form F-1. Mr. Wang has over 20 years of extensive experience in international financial service industry and management experience in technology, manufacturing industries and capital markets. Mr. Wang has been the chief financial officer since 2008 at Trina Solar Ltd., a company listed on the New York Stock Exchange. Prior to joining Trina Solar Ltd., Mr. Wang was the executive vice president and chief financial officer of Spreadtrum Communications Co., Ltd., a company listed on the NASDAQ Global Market, from 2004 to 2007. From 2002 to 2004, Mr. Wang served as the chief financial officer of Signia Technologies, Inc. From 1998 to 2001, Mr. Wang was controller of ChipPAC Ltd., a company listed on the NASDAQ Global Market. Before that time, he worked for several years in capital market and service industries. Mr. Wang is a certified management accountant (CMA) and is certified in financial management (CFM). Mr. Wang received an MBA from University of Wisconsin and master of science degrees from Brown University and Fudan University. Mr. Wang received his bachelor’s degree in science from Fudan University.

Mr. Jun Zhang is one of our co-founders and has served as our chief operating officer since June 1999. From 1996 to 1999, Mr. Zhang served as vice president of Cenpok Inc., which sold its core operating assets to A-1 Netcom China Inc. in 1999. Mr. Zhang has been instrumental to the development and success of our business. Mr. Zhang received his bachelor’s degree in environmental engineering from Tsinghua University.

Mr. Shang-Wen Hsiao has served as our President and chief financial officer since October 2010. Mr. Hsiao is currently an independent director of Camelot Information Systems Inc., a leading provider of enterprise application services and financial industry IT services in China listed on the New York Stock Exchange, and has held this position since 2008. Previously, Mr. Hsiao served as the chief financial officer of Greatdreams (China), Inc. from June 2008 to June 2010. Prior to that, Mr. Hsiao served as the chief financial officer of Memsic Inc. from July 2007 to June 2008 to June 2010. Mr. Hsiao also served as the chief executive officer and chief financial officer of Centuryfone 121 Networking and Communication Co. from September 2003 to May 2007. From July 2000 to September 2003, Mr. Hsiao served as the chief financial officer of YesKey Group. From January 1994 to July 2000, Mr. Hsiao was a senior manager of business, tax and legal advisory for Arthur Andersen LLP in Philadelphia and Shanghai. Mr. Hsiao received his Juris Doctor degree from Rutgers School of Law in 1994 and his bachelor’s degree in finance and accounting from Temple University in 1989. Mr. Hsiao has been a certified public accountant since 1989 and was admitted to the Pennsylvania Bar in 1994.

Mr. Philip Lin has served as our executive vice president of strategic & business development since March 2011. Mr. Lin incubated and co-founded Prime Networks in 2006 and worked there until joining us. From 2003 to 2005, Mr. Lin served as a special advisor of Purple Communications Ltd., a private Internet and telecommunication company. From 2000 to 2002, Mr. Lin served as the head of business development & network planning at Sigma Networks. From 1994 to 1999, Mr. Lin served as a director at Kluge & Company, an affiliate of Metromedia Company. Mr. Lin also worked at the strategic planning department of PepsiCo and corporate finance department of Chase Manhattan Bank from 1990 to 1994. Mr. Lin received his bachelor’s degree from Cornell University and his MBA degree from Columbia University.

Mr. Feng Xiao has served as our vice president of hosting and related services since January 2009. Mr. Xiao has served in various roles since joining us in 1996 as a sales manager. From May 1998 to December 2002,

Mr. Xiao was the senior manager of the marketing department; from January 2003 to December 2005, Mr. Xiao was a director of sales; from January 2006 to December 2007, Mr. Xiao was the deputy general manager of our company; from January 2008 to December 2008, Mr. Xiao was the general manager of North China Region and vice president. Prior to joining us, Mr. Xiao was a planning manager of HeDe Group Company. Mr. Xiao received his bachelor’s degree in economics from Capital University of Economics and Business in 1995, and is currently pursuing his EMBA degree at China Europe International Business School.

Mr. Ningning Lai has served as our vice president of network services since October 2007. Mr. Lai joined us as a network engineer in March 2000 and has served in many roles. From April 2001 to September 2004, Mr. Lai was the manager of the network operation department; from October 2004 to June 2005, Mr. Lai was a senior business development manager for our network business; from July 2005 to July 2006, Mr. Lai was the senior manager of technical support center and was later promoted to be the director of technical support center from August 2006 to September 2007. Prior to joining us, Mr. Lai worked for Capital Information Development Company Limited from July 1999 to February 2000. Mr. Lai received his bachelor’s degree in computer science from Beijing Union University.

Board of Directors

Our board of directors is expected to consist of five directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Upon the completion of this offering, we will have one independent director and we plan to appoint a second independent director within 90 days of this offering and have a majority independent board within one year of this offering. We intend to evaluate the composition of our board from time to time. After this offering, we expect that our existing shareholders and management will continue to represent a majority of our board until we make further adjustment to our board composition. A director is not required to hold any shares in the company by way of qualification. Under our current and post-offering memorandum and articles of association, subject to any separate requirement for audit committee approval or compensation committee approval or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his or her interest in any contract, proposal or arrangement (including arrangement with respect to compensation to himself or herself or any other members of the board) in which he or she is materially interested, such a director may vote in respect of such contract, proposal or arrangement and may be counted in the quorum at such a meeting. A director may exercise all the powers of the company to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party.

Committees of the Board of Directors

We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part: the audit committee, the compensation committee and the nominating and corporate governance committee. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Terry Wang, Hongwei Jenny Lee and Yoshihisa Ueno. Terry Wang satisfies the “independence” requirements of Rule 5605 of NASDAQ Stock Market Rules and Rule 10A-3 under the Securities Exchange Act of 1934. Our audit committee will consist of two independent directors within 90 days of this offering and solely of independent directors within one year of this offering. Terry Wang will be the chair of our audit committee. The purpose of the audit committee is to assist our board of directors with its oversight responsibilities regarding: (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence and (iv) the performance of our internal audit function and independent auditor. The audit committee will be responsible for, among other things:

•	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	discussing the annual audited financial statements with management and the independent auditors;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•	reviewing and approving all proposed related party transactions;

•	meeting separately and periodically with management and the independent auditors; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of Sheng Chen, Hongwei Jenny Lee and Yoshihisa Ueno. Yoshihisa Ueno will be the chair of our compensation committee. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

•	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors; and

•	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of David Ying Zhang, Yoshihisa Ueno and Hongwei Jenny Lee. David Ying Zhang will be the chair of our nominating and corporate governance committee. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

•	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

•	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

•	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•

advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, our directors have a fiduciary duty of loyalty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. We have the right to seek damages if a duty owed by our directors is breached.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of our shareholders and the board of directors. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution or the unanimous written resolution of all shareholders. We do not have a mandatory retirement age for directors. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his or her creditors; or (ii) dies or is found by our company to be or becomes of unsound mind.

Employment Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our senior executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case, the executive officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the executive officer’s right to all other benefits will terminate, except as required by any applicable law. We may also terminate an executive officer’s employment without cause upon one-month advance written notice. In such case of termination by us, we are required to provide compensation to the executive officer, including severance pay, as expressly required by the applicable law of the jurisdiction where the executive officer is based. The executive officer may terminate the employment at any time with a one-month advance written notice, if there is any significant change in the executive officer’s duties and responsibilities inconsistent in any material and adverse respect with his or her title and position or a material reduction in the executive officer’s annual salary before the next annual salary review, or if otherwise approved by the board of directors.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence, and not to use, except as required in the performance of his or her duties in connection with the employment, any of our confidential information or trade secrets, any confidential information or trade secretes of our clients or prospective clients, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice and to assign all right, title and interest in them to us, and assist us in obtaining patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and for one year following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our clients, customers or contacts or other persons or entities introduced to the executive officer for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors; or (iii) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the year preceding such termination.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2009, the aggregate compensation we paid to our executive officers was approximately RMB3,649,000 (US$552,878.8). We paid RMB1,419,000 (US$215,000) for pension, retirement, medical insurance or other similar benefits for our executive officers. Other than the amounts stated above, no pension, retirement or similar benefits has been set aside or accrued for our executive officers or directors. None of our non-executive directors has a service contract with us that provides for benefits upon termination of employment.

Share Incentive Plan

On July 16, 2010, we adopted our 2010 share incentive plan to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants and to promote the success of our business. We subsequently amended our 2010 share incentive plan on January 14, 2011 in connection with our corporate restructuring. The plan permits the grant of options to purchase our ordinary shares, share appreciation rights, restricted shares, restricted share units, dividend equivalent rights and other instruments as deemed appropriate by the administrator under the plans. The maximum aggregate number of ordinary shares that may be issued pursuant to all awards under the amended 2010 share incentive plan is 36,585,630 shares. As of the date of this prospectus, we have granted options to purchase 25,639,510 ordinary shares under our 2010 share incentive plan.

The following table summarizes, as of the date of this prospectus, the stock options granted, or to be granted in the near future, under our amended 2010 share incentive plan to our directors and executive officers and to other individuals as a group.

Name	Options Granted	Exercise Price (US$/Share)	Date of Grant	Date of Expiration	Vesting Schedule
Sheng Chen	1,540,000	0.15	July 16, 2010	July 16, 2020	4 years from July 1, 2008
Shang-Wen Hsiao	2,949,100	0.15	July 16, 2010	July 16, 2020	4 years from June 17, 2010
Jun Zhang	4,620,000	0.15	July 16, 2010	July 16, 2020	4 years from July 1, 2008
Feng Xiao	3,080,000	0.15	July 16, 2010	July 16, 2020	4 years from July 1, 2008
Ningning Lai	3,080,000	0.15	July 16, 2010	July 16, 2020	4 years from July 1, 2008
Terry Wang	*	IPO price	April 1, 2011	April 1, 2021	3 years from the effective day of the Company’s registration statement on Form F-1
Philip Lin	*	0.15	March 25, 2011	March 25, 2021	4 years from April 1, 2011
Other individuals as a group	9,117,370	0.15	July 16, 2010	July 16, 2010	(1)

*	Upon exercise of all options granted, would beneficially own less than 1% of our outstanding ordinary shares.
(1)	4 years from (i) July 1, 2008 if employed prior to July 1, 2008 or (ii) the date of grant if employed after July 1, 2008.

The following paragraphs describe the principal terms of our 2010 share incentive plan.

Plan Administration. Our board, the compensation committee of the board will administer our plans. A committee of one or more members of the board designated by our board or the compensation committee is also authorized to grant or amend awards to participants other than senior executives. The committee will determine the provisions and terms and conditions of each award grant. It shall also have discretionary power to interpret the terms of our plans.

Award Agreement. Awards granted under our plans are evidenced by an award agreement that sets forth terms, conditions and limitations for each award, which may include the term of an award, the provisions applicable in the event the participant’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an award.

Eligibility. We may grant awards to our employees, consultants and all the board members. However, no shares may be optioned, granted or awarded if such action would cause an incentive share option to fail to qualify as an incentive share option under Section 422 of the Internal Revenue Code of 1986 of the United States.

Acceleration of Awards upon Change in Control. The participant’s awards shall become fully exercisable and all forfeiture restrictions on such awards shall lapse, unless converted, assumed or replaced by a successor.

Exercise Price. The exercise price of an option shall be determined by the plan administrator and set forth in the award agreement and may be a fixed or variable price related to the fair market value of the shares, to the extent not prohibited by applicable laws. Subject to certain limits set forth in the plan, the exercise price may be amended or adjusted in the absolute discretion of the plan administrator, the determination of which shall be final, binding and conclusive. To the extent not prohibited by applicable laws or any exchange rule, a downward adjustment of the exercise prices of options shall be effective without the approval of the shareholders or the approval of the affected participants.

Vesting Schedule. In general, our plan administrator determines or the evidence of the award specifies, the vesting schedule.

Amendment and Termination of the Plan. With the approval of our board, our plan administrator may, at any time and from time to time, amend, modify or terminate the plan, provided, however, that no such amendment shall be made without the approval of the our shareholders to the extent such approval is required by applicable laws, or in the event that such amendment increases the number of shares available under our plan, permits our plan administrator to extend the term of our plan or the exercise period for an option beyond ten years from the date of grant, or results in a material increase in benefits or a change in eligibility requirements, unless we decides to follow home country practice.

Ordinary Shares Reserved for Employees and Non-employees

On December 31, 2010, we issued 24,826,090 ordinary shares to Sunrise, a company owned by Mr. Sheng Chen, our chief executive officer, for nominal consideration. These ordinary shares are fully vested, non-assessable and not subject to any redemption, repurchase or similar rights. Sunrise intends to transfer these shares to the employees of our continuing operations and the employees of our discontinued operations. This issuance was a one-time grant and we do not plan to make any similar grant in the near future.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus by:

•	each of our directors and executive officers; and

•	each person known to us to own beneficially more than 5% of our ordinary shares.

The calculations in the table below assume there are 244,515,330 ordinary shares outstanding as of the date of this prospectus, including 148,162,920 ordinary shares that 148,162,920 preferred shares will automatically convert into upon completion of this offering, and 96,352,410 ordinary shares outstanding immediately after the closing of this offering, assuming the underwriters do not exercise their over-allotment option.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days of this prospectus, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned After This Offering
	Number	%(1)	Number	%	% of Voting Power(2)
Directors and Executive Officers:
Sheng Chen(3)	69,299,007	28.2%	69,299,010
Yoshihisa Ueno(4)	18,004,200	7.4%	18,004,200
Hongwei Jenny Lee(5)	26,796,050	11.0%	26,796,050
David Ying Zhang(6)	25,560,350	10.5%	25,560,350
Terry Wang	*	*	*
Shang-Wen Hsiao	*	*	*
Jun Zhang(7)	3,368,750	1.4%	3,368,750
Feng Xiao	*	*	*
Ningning Lai	*	*	*
Philip Lin	*	*	*
All Directors and Executive Officers as a group	148,251,818	58.3%	148,282,540

Principal Shareholders:
Fast Horse Technology Limited(8)	25,500,000	10.4%	25,500,000
Sunrise Corporate Holding Ltd.(9)	24,826,090	10.2%	24,826,090
Purple Communications Limited(10)	17,850,000	7.3%	17,850,000
U-Media Holdings Inc.(11)	17,063,160	7.0%	17,063,160
GGV Funds(12)	26,796,050	11.0%	26,796,050
Matrix Partner China Funds(13)	19,994,350	8.2%	19,994,350
SMC Synapse Partners Limited(14)	18,004,200	7.4%	18,004,200
Meritech Capital Funds(15)	16,980,790	7.0%	16,980,790
Smartpay Company Limited(16)	13,238,690	5.4%	13,238,690
Cisco Systems International, B.V.(17)	5,313,820	2.2%	5,313,820

*	Less than 1%.
(1)	For each person and group included in this column, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the total number of ordinary shares outstanding and the number of shares such person or group has the right to acquire upon exercise of the stock options or warrants within 60 days after the date of this prospectus.

(2)	Percentage of total voting power represents voting power with respect to all of our Class A and Class B ordinary shares, as a single class. Each holder of our Class B ordinary shares is entitled to ten votes per Class B ordinary share and each holder of Class A ordinary shares is entitled to one vote per Class A ordinary share held by our shareholders on all matters submitted to them for a vote. Our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Our Class B ordinary shares are convertible at any time by the holder into Class A ordinary shares on a 1:1 basis.
(3)	Consists of (i) 1,122,917 ordinary shares that Mr. Chen has the right to acquire pursuant to his options within 60 days of this prospectus, (ii) 25,500,000 ordinary shares owned by Fast Horse Technology Limited, a British Virgin Islands company which is controlled by Mr. Chen; (iii) 17,850,000 ordinary shares owned by Purple Communications Limited, where Mr. Chen serves as a director of the board and (iv) 24,826,090 ordinary shares owned by Sunrise Corporate Holding Ltd., a British Virgin Islands company, which is owned by Mr. Chen. Mr. Chen has the sole voting and investment power over all of the shares held by Fast Horse Technology Limited and Sunrise. The business address for Mr. Chen is M5, 1 Jiuxianqiao East Road, Chaoyang District, Beijing, China, 100016.
(4)	Consists of 18,004,200 ordinary shares issuable upon conversion of (i) 9,444,450 Series A1 preferred shares, (ii) 5,052,630 Series B1 preferred shares, and (iii) 3,507,120 Series C1 preferred shares held by SMC Synapse Partners Limited. Mr. Ueno is a director of our company appointed by SMC Synapse Partners Limited. The business address for Mr. Ueno is 23F Chinachem Johnston Plaza, 178-186 Johnston Road, Hong Kong.
(5)	Consists of (i) 15,909,710 ordinary shares issuable upon the conversion of 15,909,710 Series B2 preferred shares held by Granite Global Ventures III L.P., (ii) 258,700 ordinary shares issuable upon the conversion of 258,700 Series B2 preferred shares held by GGV III Entrepreneurs Fund L.P., (iii) 10,457,600 ordinary shares issuable upon conversion of 10,457,600 Series C1 preferred shares held by Granite Global Ventures III L.P., and (iv) 170,040 ordinary shares issuable upon conversion of 170,040 Series C1 preferred shares held by GGV III Entrepreneurs Fund L.P. Ms. Lee is a director of our company appointed by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. The business address for Ms. Lee is 2494 Sand Hill Road, Suite 100, Menlo Park, CA 94025, United States.
(6)	Consists of (i) 13,232,490 ordinary shares issuable upon conversion of 13,232,490 Series B2 preferred shares held by Meritech Capital Partners III L.P., (ii) 241,180 ordinary shares issuable upon conversion of 241,180 Series B2 preferred shares held by Meritech Capital Affiliates III L.P., (iii) 3,444,340 ordinary shares issuable upon conversion of 3,444,340 Series C1 preferred shares held by Meritech Capital Partners III L.P., and (iv) 62,780 ordinary shares issuable upon conversion of 62,780 Series C1 preferred shares held by Meritech Capital Affiliates III L.P. Meritech Management Associates III L.L.C. is the managing member of Meritech Capital Associates III L.L.C., the general partner of both Meritech Capital Partners III L.P. and Meritech Capital Affiliates III L.P., and has the sole voting and investment power over all shares held by Meritech Capital Partners III L.P. and Meritech Capital Affiliates III L.P. George H. Bischof, Michael B. Gordon, Paul S. Madera and Robert D. Ward are the managing members of Meritech Management Associates III L.L.C. The business address for Meritech Capital Partners III L.P. and Meritech Capital Affiliates III L.P. is 245 Lytton Avenue, Suite 350, Palo Alto, California, 94301, United States of America.
(7)	Consists of 3,368,750 ordinary shares that Mr. Zhang has the right to acquire pursuant to his options within 60 days of this prospectus. The business address for Mr. Zhang is M5, 1 Jiuxianqiao East Road, Chaoyang District, Beijing, China, 100016.
(8)	Consists of 25,500,000 ordinary shares. Fast Horse Technology Limited is 100% owned by Sheng Chen. Mr. Chen has sole voting and investment power over the shares held by Fast Horse Technology Limited. The business address for Fast Horse Technology Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.
(9)	Consists of 24,826,090 ordinary shares. Sunrise Corporate Holding Ltd. is 100% owned by Sheng Chen. Mr. Chen may be deemed to be having sole voting and investment power over the shares held by Sunrise Corporate Holding Ltd. The business address for Sunrise Corporate Holding Ltd. is Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.
(10)	Consists of 17,850,000 ordinary shares. Sheng Chen, Sherman Tuan and John Milburn are members of the board of directors of Purple Communications Limited and are deemed to have shared voting and investment power over the shares held by Purple Communications Limited. Mr. Chen owns more than 10% of the shares of Purple Communications Limited through Beacon Capital Group Inc. The business address for Purple Communications Limited is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
(11)	Consists of 17,063,160 ordinary shares. Ling Wang and Zhiwei Zhao are members of the board of directors of U-Media Holdings, Inc. and are deemed to have shared voting and investment power over these shares. The business address for U-Media Holdings Inc. is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.
(12)	Consists of (i) 15,909,710 ordinary shares issuable upon the conversion of 15,909,710 Series B2 preferred shares and (ii) 10,457,600 ordinary shares issuable upon the conversion of 10,457,600 Series C1 preferred shares held by Granite Global Ventures III L.P. as well as (iii) 258,700 ordinary shares issuable upon conversion of 258,700 Series B2 preferred shares and (iv) 170,040 ordinary shares issuable upon conversion of 170,040 Series C1 preferred shares held by GGV III Entrepreneurs Fund L.P. We refer to these funds collectively as GGV Funds . Granite Global Ventures L.L.C. is the sole general partner of GGV Funds. Scott Bonham, Hany Nada, Glenn Soloman, Thomas Ng, Jixun Foo, Hongwei Jenny Lee, Jessie Jin and Fumin Zhuo are managing directors of Granite Global Ventures L.L.C. and share the voting and investment power over such shares held by GGV Funds. The business address of GGV Funds is 2494 Sand Hill Road, Suite 100, Menlo Park, CA 94025, United States.
(13)

Consists of (i) 14,680,910 ordinary shares issuable upon conversion of 14,680,910 Series B2 preferred shares and (ii) 3,473,960 ordinary shares issuable upon the conversion of 3,473,960 Series C1 preferred shares held by Matrix Partners China I, L.P. as well as (iii) 1,487,490 ordinary shares issuable upon conversion of 1,487,490 Series B2 preferred shares and (iv) 351,990 ordinary shares issuable upon conversion of 351,990 Series C1 preferred shares held by Matrix Partners China I-A, L.P. We refer to these funds collectively as Matrix Partner China Funds. Matrix Partners China Funds are managed by Matrix China I GP Ltd. Timothy A. Barrows, David Ying Zhang, David Su and Yibo Shao are directors of Matrix China I GP Ltd. and are deemed to have shared voting and investment power over the shares held by Matrix Partners China Funds. The business address for Matrix Partners China Funds is PO Box 309, Ugland House, Grand Cayman, KY1-104, Cayman Islands.
(14)	Consists of 18,004,200 ordinary shares issuable upon conversion of (i) 9,444,450 Series A1 preferred shares, (ii) 5,052,630 Series B1 preferred shares, and (iii) 3,507,120 Series C1 preferred share. SMC Synapse Partners Limited is controlled by Yoshihisa Ueno, who share the voting and investment power over such shares held by SMC Synapse Partners Limited. The business address for SMC Synapse Partners Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.
(15)	Consists of (i) 13,232,490 ordinary shares issuable upon conversion of 13,232,490 Series B2 preferred shares and (ii) 3,444,340 ordinary shares issuable upon the conversion of 3,444,340 Series C1 preferred shares held by Meritech Capital Partners III LP as well as (iii) 241,180 ordinary shares issuable upon conversion of 241,180 Series B2 preferred shares and (iv) 62,780 ordinary shares issuable upon conversion of 62,780 Series C1 preferred shares held by Meritech Capital Affiliates III LP. We refer to these funds collectively as Meritech Capital Funds. Capital Associates III L.L.C. is the general partner of Meritech Capital Funds and has the sole voting and investment power over all shares held by Meritech Capital Funds. Paul S. Madera, Michael B Gordon, Robert D. Ward and George H. Bischof are the managing members of the Meritech Capital Associates III L.L.C. The business address for Meritech Capital Funds is 245 Lytton Ave., Suite 350, Palo Alto, CA 94301, United States of America.
(16)	Consists of (i) 11,113,160 ordinary shares and (ii) 2,125,530 ordinary shares issuable upon conversion of 2,125,530 Series C1 preferred shares. Smartpay Company Limited is ultimately controlled by Xiaojun Li, who owns more than 70% of Smartpay Company Limited. The business address for Smartpay Company Limited is Omar Hodge Building, Wickhams Cay I, P.O. Box 362, Road Town, Tortola, British Virgin Islands.
(17)	Consists of 5,313,820 ordinary shares issuable upon conversion of 5,313,820 Series C1 preferred shares. Cisco Systems International B.V. is a Netherlands private limited liability company and an indirect wholly-owned subsidiary of Cisco Systems, Inc., a Nasdaq listed company. The business address for Cisco Systems International, B.V. is Haarlerbergweg 13-19, Amsterdam, Noord-Holland 1101 CH, Netherlands.

As of the date of this prospectus, a total of 53,986,570 preferred shares are held by seven record holders in the United States, representing approximately 22.6% of our total outstanding shares. Immediately prior to the completion of this offering, our ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares are entitled to one vote per share, while holders of Class B ordinary shares are entitled to ten votes per share. We will issue Class A ordinary shares represented by our ADSs in this offering. Immediately prior to the completion of this offering, all then outstanding ordinary shares and preferred shares will be automatically re-designated as Class B ordinary shares. See “Description of Share Capital-Ordinary Shares” for more detailed description of our Class A ordinary shares and Class B ordinary shares. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Transactions with Certain Directors, Shareholders, Affiliates and Key Management Personnel

Transactions with Affiliates

On April 30, 2009, we disposed of Shanghai Guotong Network Co., Ltd., or Shanghai Guotong, to Sheng Chen and Jun Zhang as part of a reorganization for cash consideration of RMB48.3 million from Sheng Chen and RMB20.7 million from Jun Zhang.

Since April 1, 2010, we have been providing services (primarily hosting and related services) to our affiliates, including Shanghai Guotong, Guangzhou Juliang Internet Information Technology Co., Ltd, or Guangzhou Juliang, Beijing Wanwei Huoju Network Technology Co., Ltd., 21Vianet Beijing Intelligence Energy System Technology Co., Ltd., Foshan 21Vianet Intelligent Technology Co., Ltd., Beijing Huoju Lianhe Network Service Co., Ltd., CloudEx Beijing Science & Technology Co., Ltd. and Beijing CloudEx Software Service Co., Ltd. We received service fees from these affiliates in the amount of RMB11.3 million (US$1.7 million), RMB1.2 million (US$178,000), RMB1.0 million (US$152,000), RMB5,000 (US$757.6), RMB4,000 (US$606.1), RMB896,000 (US$136,000), RMB541,000 (US$82,000) and RMB2,000 (US$303), respectively, for the year ended in December 31, 2010.

Since April 1, 2010, we have been leasing optical fibers and bandwidth from Shanghai Guotong and Ningbo 21Vianet Information Technology Co., Ltd. The total leasing costs we paid to these affiliates were RMB2.9 million (US$440,000) and RMB149,000 (US$23,000), respectively, for the year ended December 31, 2010. In 2008, 21Vianet Engineering Technology Services Co., Ltd., or VEE, provided data center maintenance service to us. Total service expense we paid to VEE was RMB1.2 million for the year ended December 31, 2008.

Since 2009, we have been leasing office space to VEE. Rent income for the year ended December 31, 2009 and December 31, 2010 amounted to RMB335,000 (US$50,000) and RMB51,000 (US$8,000), respectively. We also have been leasing office space to Beijing Wanwei Huoju Network Technology Co., Ltd. since 2010. Rent income for the year ended December 31, 2010 amounted to RMB60,000 (US$9,000). Since 2009, we have been providing service to VEE, for which we have received fees amounting to RMB40,000 (US$6,000) and RMB1.1 million (US$161,000) for the year ended December 31, 2009 and 2010, respectively.

Since 2009, we have leased network equipment and received other technology services from 21Vianet Xi’an Technology Limited., or Xi’an Technology, an affiliated of our principal shareholders. Payments for the year ended December 31, 2009 and December 31, 2010 amounted to RMB4.0 million and RMB13.2 million (US$2.0 million), respectively.

In 2010, we have purchased certain computer and network equipment from Xi’an Technology, in the amount of RMB27.6 million (US$4.2 million).

In 2010, we have disposed of certain property and equipment to Beijing Wanwei Huoju Technology Co., Ltd., Beijing CloudEx Software Service Co., Ltd. and CloudEx Beijing Science & Technology Co., Ltd. The net book value of property and equipment we disposed to these affiliates for the year ended December 31, 2010 amounted to RMB4.5 million (US$0.7 million), RMB1.5 million (US$0.2 million) and RMB4.4 million (US$0.7 million), respectively.

In 2010, we have disposed of certain intangible assets to Beijing CloudEx Software Service Co., Ltd., CloudEx Beijing Science & Technology Co., Ltd. and Qingdao 21Vianet Information Technology Co., Ltd. The net book value of the intangible assets we disposed to these affiliates for the year ended December 31, 2010 amounted to RMB466,000 (US$71,000), RMB428,000 (US$65,000) and RMB23,000 (US$3,000), respectively.

Transactions with Our Shareholders

On October 31, 2010, aBitCool waived a balance due from us in an amount of RMB115.3 million (US$17.2 million) in connection with our restructuring in preparation of this offering. On December 31, 2010, aBitCool waived a balance due from us in an amount of RMB803,000 (US$121,000). The waiver was recorded as a deemed contribution from a shareholder as part of additional paid-in capital.

On June 4, 2008, our then shareholder aBitCool repurchased 1,585,138 shares from two of its ordinary shareholders at a purchase price of US$5.05 per ordinary share for a total consideration of US$8.0 million. We determined the fair value of the ordinary shares aBitCool to be US$4.65, with the assistance from an independent third party valuation firm. The excess of total consideration over the fair value of these ordinary shares amounted to RMB4,482,000 and was recorded as compensation expense, as a pushdown of such expenses as incurred by aBitCool, for services provided by the two ordinary shareholders.

On December 1, 2004, we borrowed HK$3.5 million and US$1.0 million under two loans from Purple Communications Limited. Purple Communications Limited is a holder of our shares. The total repayment of principals and interest was RMB6.1 million for the year ended December 31, 2008.

Contractual Arrangements with Our PRC VIE and its Shareholders

See “Our Corporate History and Structure—Contractual Arrangements with Our Consolidated VIE.”

Private Placement

See “Description of Share Capital—History of Securities Issuances.”

Shareholders’ Agreement

See “Description of Share Capital—Shareholders’ Agreement and Registration Rights.”

Employment Agreements

See “Management—Employment Agreements.”

Share Incentive Plan

See “Management—Share Incentive Plans.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association, as amended from time to time, and the Companies Law (as amended) of the Cayman Islands, which is referred to as the Companies Law below.

As of the date of this prospectus, our authorized share capital is US$7,700, consisting of 621,837,070 ordinary shares, with a par value of US$0.00001 each, and 148,162,930 preferred shares, with a par value of US$0.00001 each of which 30,411,130 are designated as Series A1 preferred shares, 5,944,580 are designated as Series A2 preferred shares, 5,052,630 are designated as Series A3 preferred shares, 10,947,370 are designated as Series B1 preferred shares, 58,610,470 are designated as Series B2 preferred shares and 37,196,750 are designated as Series C1 preferred shares. As of the date of this prospectus, there are 96,352,410 ordinary shares issued and outstanding, and 30,411,130 Series A1, 5,944,580 Series A2, 5,052,630 Series A3, 10,947,370 Series B1 and 58,610,460 Series B2 convertible preferred shares issued and outstanding, 37,196,750 Series C1 preferred shares issued and outstanding. After the completion of this offering, our ordinary shares will consist of              Class A ordinary shares and              Class B ordinary shares.

We have conditionally adopted an amended and restated memorandum and articles of association, which will replace the current memorandum and articles of association in its entirety and become effective immediately prior to the completion of this offering. Our authorized share capital will be US$7,700, consisting of (i) 470,000,000 class A ordinary shares and (ii) 300,000,000 class B ordinary shares, with a par value of US$0.00001 each. The following are summaries of material provisions of our proposed memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares that we expect will become effective upon completion of this offering.

Corporate Objects

The objects for which our company is established are unrestricted, as set forth in our post-offering memorandum of association.

Ordinary Shares

General. Immediately prior to the completion of this offering, our ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

Register of Members. Under Cayman Islands law, we must keep a register of members and there shall be entered therein:

(a)	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

(b)	the date on which the name of any person was entered on the register as a member; and

(c)	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members shall be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this public offering, the register of members shall be immediately updated to reflect the issue of shares by us to              as the depositary. Once our register of members has been updated, the shareholders recorded in the register of members shall be deemed to have legal title to the shares set against their name.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.

Conversion. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares or preferred shares under any circumstances. Upon transfer of Class B ordinary shares by a holder thereof to any person or entity which is not an affiliate of such holder, such Class B ordinary shares shall be automatically and immediately converted into an equal number of Class A ordinary shares.

Voting Rights. In respect of matters requiring shareholders’ votes, each Class A ordinary share is entitled to one vote and each Class B ordinary share is entitled to ten votes. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded. A poll may be demanded by at least three shareholders entitled to vote at the meeting, or one or more shareholders holding at least 10% of the paid-up voting share capital or 10% of the total voting rights entitled to vote at the meeting, present in person or by proxy.

A quorum required for a meeting of shareholders consists of at least one shareholder present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, who holds no less than one-third of our voting share capital. Shareholders’ meetings may be held annually and may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least one-third of our voting share capital. Advance notice of at least 14 days is required for the convening of our annual general meeting and other shareholders’ meetings.

An ordinary resolution to be passed by the shareholders requires a simple majority of votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires no less than two-thirds of the votes attaching to the ordinary shares cast in a general meeting. A special resolution is required for important matters such as a change of name. Our shareholders may effect certain changes by ordinary resolution, including increase the amount of our authorized share capital, consolidating and dividing all or any of our share capital into shares of larger amount than our existing shares, and the cancellation of any shares.

Transfer of Shares. Subject to the restrictions of our memorandum and articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its sole discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is in respect of only one class of shares; (c) the instrument of transfer is properly stamped, if required; (d) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; (e) the shares transferred are free of any lien in favor of us; or (f) a nominal processing fee may determine to be payable by our director has been paid to us in respect thereof.

If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Liquidation. On a return of capital on winding up or otherwise (other than for conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Shares. Subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our board of directors.

Variations of Rights of Shares. All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu with such previously existing shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records.

However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions. Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•

authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

History of Securities Issuances

The following is a summary of our securities issuances since the inception of aBitCool:

Ordinary Shares

In March 2005, aBitCool Inc. was established by Mapcal Limited and 1 ordinary share was issued to Mapcal Limited.

In June 2005, Mapcal Limited transferred its 1 ordinary share to Purple Communications Limited or Purple.

In December 2006, aBitCool Inc. issued 2,099,999 ordinary shares to Purple, 2,800,000 ordinary shares to U-Media Holdings Inc., or U-Media, 2,100,000 ordinary shares to Smartpay Company Limited, or Smartpay, and 3,000,000 ordinary shares to Fast Horse Technology Limited, or Fast Horse.

In June 2008, aBitCool entered into a share repurchase agreement with U-Media and Smartpay pursuant to which aBitCool repurchased 792,569 ordinary shares from U-Media and Smartpay, respectively, totaling 1,585,138 ordinary shares. As a result, the numbers of ordinary shares owned by U-Media and Smartpay are 2,007,431 and 1,307,431, respectively.

In December 2010, we issued 24,826,090 ordinary shares to Sunrise for nominal consideration. These ordinary shares are fully vested, non-assessable and not subject to any redemption, repurchase or similar rights. Sunrise will transfer these shares to employees of continuing operations and discontinued operations.

Preferred Shares

In December 2006, aBitCool issued and sold a total of 1,555,557 preferred shares to TOA Capital Corporation and CBC IDC Limited for an aggregate consideration of US$7,000,007.

In January 2007, aBitCool issued and sold a total of 444,445 preferred shares to Asuka DBJ Partners Company Limited and ADS Global Partners Ltd. for an aggregate consideration of US$2,000,003.

Also in February 2007, aBitCool issued and sold a total of 1,577,778 preferred shares to Riselink Venture Capital Corp., Parawin Venture Capital Corp., Sinolinks Venture Capital Corp., Hua VII Venture Capital Corporation, Vincera Growth Capital I Limited, China Resources Development Company Limited and IP CATHAY ONE, L.P. for an aggregate consideration of US$7,100,001.

In July 2007, the preferred shares were re-designated to Series A1 preferred shares; and Series A2 preferred shares were created by aBitCool Inc.

In September 2007, aBitCool issued and sold a total of 902,779 Series B preferred shares to TOA Capital Corporation, IP CATHAY ONE, L.P. and ADS Global Partners Ltd. for an aggregate consideration of US$6,500,009.

In October 2007, aBitCool issued and sold a total of 595,125 Series A2 preferred shares and 416,667 Series A3 preferred shares to Stockstar.com Inc.

In February 2008, the Series B preferred shares were re-designated to Series B1 preferred shares. aBitCool issued and sold a total of 104,237 Series A2 preferred shares and 177,760 Series A3 preferred shares to Stockstar.com Inc.; 385,146 Series B1 preferred shares were add to TOA Capital Corporation, IP CATHAY ONE L.P. and ADS Global Partners; 2,853,248 Series B2 preferred shares were issued and sold to Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Trinity Ventures IX, L.P., Trinity IX Side-By-Side Fund, L.P. and Trinity IX Entrepreneurs Fund, L.P. The aggregate consideration was US$18,000,000.

In April 2008, aBitCool issued and sold a total of 3,091,018 Series B2 preferred shares to Matrix Partners China I, L.P., Meritech Capital Partners III L.P., Meritech Capital Affiliates III L.P. and WI Harper INC Fund VI Ltd. for an aggregate consideration of US$19,499,996.

In June 2008, aBitCool repurchased a total of 1,585,138 ordinary shares from U-Media and Smartpay for a total consideration of US$8,000,001. aBitCool also issued and sold a total of 951,083 Series B2 preferred shares to Matrix Partners China I, L.P., Meritech Capital Partners III L.P. and Meritech Capital Affiliates III L.P. for a total consideration of US$6,000,002.

In September 2008, Matrix Partners China I, L.P. transferred 174,999 Series B2 preferred shares to Matrix Partners China I-A, L.P.

In April 2009, Stockstar.com Inc. transferred 699,362 Series A2 preferred shares and 594,427 Series A3 preferred shares to Jessy Assets Limited.

In January 2010, ADS Global Partners Ltd. transferred 66,667 Series A1 preferred shares and 59,443 Series B1 preferred shares to Asuka DBJ Partners Company Limited, and transferred 44,444 Series A1 preferred shares and 39,628 Series B1 preferred shares to So-net Entertainment Corporation.

In October 2010, aBitCool surrendered all the 255,000,000 ordinary shares of 21Vianet Group it held to 21Vianet Group for repurchase at par value and cancellation. Simultaneously, 21Vianet Group issued ordinary shares and preferred shares to the same shareholders of aBitCool of the same class and series as their respective shareholdings in aBitCool, with one aBitCool share entitling the holder thereof 0.85 share of 21Vianet Group.

In January 2011, 21Vianet Group, Inc. issued and sold a total of 31,882,930 Series C1 preferred shares to Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Matrix Partners China I, L.P., Matrix Partners China I-A L.P., SMC Synapse Partners Limited, Meritech Capital Partners III L.P., Meritech Capital Affiliates III L.P., IP Cathay II, L.P., CBC IDC limited, Trinity Ventures IX, L.P., Trinity IX Side-By-Side Fund, L.P., Trinity IX Entrepreneurs’ Fund, L.P., Smartpay Company Limited, WI Harper INC Fund VI Ltd. for an aggregate consideration of US$30,000,020.

In February 2011, we issued and sold a total of 5,313,820 Series C1 preferred shares to Cisco Systems International, B.V., or Cisco, for an aggregate consideration of US$5,000,000.

On March 31, 2011, we effected a 10-for-1 share split and redesignated 470,000,000 shares as Class A ordinary shares and 300,000,000 shares as Class B ordinary shares.

All preferred shares are convertible into ordinary shares at any time and will be automatically converted into our ordinary shares upon completion of this offering.

Shareholders’ Agreement

In connection with the issuance and sale of our Series C preferred shares in January 2011 and February 2011, we and our shareholders entered into an amended and restated shareholders’ agreement and its amendment No. 1, which amended and restated the shareholders agreements we previously entered into with the investors of our Series A1, Series A2, Series A3, Series B1 and Series B2 preferred shares. Pursuant to this amended and restated shareholders’ agreement and its amendment No. 1, our board of directors will consist of seven directors, including Mr. Sheng Chen, our chief executive officer, and three respectively nominated by SMC Synapse Partners Limited, Matrix Partners China I, L.P. and its affiliates and Granite Global Ventures III L.P. and its affiliates.

Under this shareholders’ agreement and its amendment No. 1, all of our preferred shareholders were granted certain rights, including rights of refusal, rights of co-sale, drag-along rights and the rights of first offer. All of the rights of our preferred shareholders under the shareholders’ agreement will terminate upon the completion of this offering.

Options

We have granted options to certain of our directors, officers, employees and consultants. As of the date of this prospectus, options to purchase an aggregate of 25,639,510 ordinary shares of our company were outstanding. See “Management—Share Incentive Plan.”

Differences in Corporate Law

The Companies Law is modeled after that of English companies legislation and does not follow recent English statutory enactments. In addition, the Companies Law differs from laws applicable to United States companies and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a

“consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies in the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by either (a) a special resolution of the shareholders of each constituent company voting together as one class if the shares to be issued to each shareholder in the consolidated or surviving company will have the same rights and economic value as the shares held in the relevant constituent company, or (b) a shareholder resolution of each constituent company passed by a majority in number representing 75% in value of the shareholders voting together as one class. The written plan of merger must be filed with the Registrar of Companies together with a declaration as to the solvency of the surviving or consolidated company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and, subsequently, the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to a majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be the persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge:

•	an act which is illegal or ultra vires;

•	an action which requires a resolution with a qualified or special majority which has not been obtained; and

•	an act which constitutes a fraud on the minority where the wrongdoers are themselves in control of the company.

Transactions with Directors. Under the Delaware General Corporation Law, or the DGCL, transactions with directors must be approved by disinterested directors or by the shareholders, or otherwise proven to be fair to the company as of the time the transaction is approved. Such transaction will be void or voidable, unless (i) the material facts of any interested directors’ interests are disclosed or are known to the board of directors and the transaction is approved by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts of any interested directors’ interests are disclosed or are known to the shareholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the shareholders; or (iii) the transaction is fair to the company as of the time it is approved.

Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under post-offering articles of association, subject to any separate requirement for audit committee approval under                     rule or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his or her interest in any contract, proposal or arrangement in which he or she is materially interested, such a director may vote in respect of such contract, proposal or arrangement and may be counted in the quorum at such a meeting.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders takes precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties.

Under Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore it is considered that he or she owes the following duties to the company: a duty to act bona fide in the best interests of the company; a duty not to make a profit out of his or her position as director (unless the company permits him or her to do so); and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interests or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the English and Commonwealth courts are moving towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Under our post-offering articles of association, any director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company shall declare the nature of his or her interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his or her interest.

Majority Independent Board. A domestic U.S. company listed on                      must comply with the requirement that a majority of the board of directors must consist of independent directors as defined in                      corporate governance rules. As a Cayman Islands company, we are allowed to follow home country practices in lieu of certain corporate governance requirements under the                      rules where there is no similar requirement under the laws of the Cayman Islands. However, we have no present intention to rely on home country practice with respect to our corporate governance matters, and we intend to comply with the rules after the completion of this offering and in accordance with the phase-in schedules set forth in                     . Accordingly, we will comply with the majority independent board requirement within twelve months from the listing date of our ADSs on                     .

Shareholder Action by Written Consent. Under the DGCL, a corporation may eliminate the right of shareholders to act by written consent by inclusion of such a restriction in its certificate of incorporation. The Companies law and our post-offering articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting, without a meeting being held.

Shareholder Proposals. The DGCL does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the certificate of incorporation or bylaws, but shareholders may be precluded from calling special meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles allow our shareholders holding not less than one-third of our voting share capital to requisition a special meeting of the shareholders, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our Memorandum and Articles do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders’ annual general meetings. Our Memorandum and Articles provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. We, however, will hold an annual shareholders’ meeting during each fiscal year, as required by the rules of the NASDAQ Global Market.

Cumulative Voting. Under the DGCL, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director.

There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our post-offering articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the DGCL, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering articles of association, directors can be removed by an ordinary resolution of shareholders.

Transactions with Interested Shareholders. The DGCL contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by an amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns 15% or more of the corporation’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among others, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Amendment of Governing Documents. Under the DGCL, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Companies Law, our Memorandum and Articles may only be amended by a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Indemnification. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our post-offering articles of association, we may indemnify our directors, secretary and other officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with actions, suits or proceedings to which they are party or are threatened to be made a party incurred in their capacities as such, unless such losses or damages arise from dishonesty, fraud or wilful default which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the DGCL for a Delaware corporation.

We intend to enter into indemnification agreements with our directors and executive officers to indemnify them to the fullest extent permitted by applicable law and our articles of association, from and against all costs, charges, expenses, liabilities and losses incurred in connection with any litigation, suit or proceeding to which such director or officer is or is threatened to be made a party, witness or other participant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Registration Rights

Pursuant to the current amended and restated registration rights agreement dated January 14, 2011 and a joinder to the registration rights agreement dated February 16, 2011, we have granted certain registration rights to holders of our registrable securities, which include our preferred shares and ordinary shares converted or derived from our preferred shares. Set forth below is a description of the registration rights granted under the agreement.

Demand Registration Rights. Investors as listed in the registration rights agreement have the right to demand that we use commercially reasonable efforts to file a registration statement covering all or a portion of registrable securities then outstanding with an aggregate public offering price of at least US$20,000,000. We, however, are not obligated to effect a demand registration if, among other things, the demand is made prior to the earlier of (i) April 1, 2013, or (ii) 180 days following the effective date of the registration statement filed in connection with this offering, or if we have already effected three demand registrations. We have the right to defer filing of a registration statement for up to 90 days if our board of directors determines in good faith that filing of a registration statement will be seriously detrimental to us, but we cannot exercise the deferral right more than once in any 12-month period.

Piggyback Registration Rights. If we propose to file a registration statement with respect to an offering of shares or other securities of our company, we shall notify the holders in writing and use commercially reasonable efforts to cause their registrable securities to be registered in the registration statement. We have the right to terminate or withdraw any registration whether or not such holder has elected to participate in the registration. We are not required to register any registrable securities in an underwritten offering unless these securities are included in the underwriting and their holders enter into an underwriting agreement in customary form with the underwriters selected by us. The underwriters may in good faith limit the number of shares if determined by marketing factors, provided that such exclusion does not reduce the number of registrable securities to be included by such holders below 25% of the total number of securities to be included in such registration and underwriting.

Form F-3 Registration Rights. When we are eligible for use of Form F-3, the holders of registrable securities then outstanding have the right to request that we file a registration statement on Form F-3. We may defer filing of a registration statement on Form F-3 for up to 90 days if our board of directors determines in good faith that filing such a registration statement will be seriously detrimental to us and our shareholders, but we cannot exercise the deferral right more than once in any 12-month period. We are not obligated to file a registration statement on Form F-3 if, among other things, the aggregate price of the securities to be offered and sold under the requested registration is less than US$1.00 million.

Expenses of Registration. We will pay all expenses relating to any demand, piggyback or Form F-3 registration, except for underwriting discounts and commissions relating to registration, filings or qualifications of our shares.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. has agreed to act as the depositary bank for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York, 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank Hong Kong, located at 10/F, Harbour Front (II), 22, Tak Fung Street, Hung Hom, Kowloon, Hong Kong.

We will appoint Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-             when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.

Each ADS represents the right to receive                      Class A ordinary shares on deposit with the custodian. An ADS also represents the right to receive any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as an owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of Class A ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on behalf of you to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the direct registration system, or DRS). The direct registration system reflects the uncertificated, or book-entry, registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Banks and brokers typically hold securities such as ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All

ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of U.S. dollars to the holders, subject to the laws and regulations of the Cayman Islands.

The conversion into U.S. dollars will take place only if practicable and if U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.

Distributions of Shares

Whenever we make a free distribution of Class A ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of Class A ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the Class A ordinary shares deposited or modify the ADS-to-Class A ordinary share ratio, in which case each ADS you hold will represent rights and interests in the additional Class A ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-Class A ordinary share ratio upon a distribution of Class A ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new Class A ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the Class A ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional Class A ordinary shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new Class A ordinary shares other than in the form of ADSs.

The depositary bank will not distribute the rights to you if:

•	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	we fail to deliver satisfactory documents to the depositary bank; or

•	it is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder of Class A ordinary shares in the Cayman Islands would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, Class A ordinary shares or rights to purchase additional Class A ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:

•	we do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•	we do not deliver satisfactory documents to the depositary bank; or

•	the depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is reasonably practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Class A Ordinary Shares

The Class A ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value; a split-up, cancellation, consolidation or reclassification of such Class A ordinary shares; or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the Class A ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you; amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6; call for the exchange of your existing ADSs for new ADSs; and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Class A ordinary shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Class A Ordinary Shares

The depositary bank may create ADSs on your behalf if you or your broker deposits Class A ordinary shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Class A ordinary shares to the custodian. Your ability to deposit Class A ordinary shares and receive ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the Class A ordinary shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

When you make a deposit of Class A ordinary shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•	The Class A ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such Class A ordinary shares have been validly waived or exercised.

•	You are duly authorized to deposit the Class A ordinary shares.

•

The Class A ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The Class A ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

•	ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying Class A ordinary shares at the custodian’s offices. Your ability to withdraw the Class A ordinary shares may be limited by U.S. and Cayman Islands legal considerations applicable at the time of withdrawal. In order to withdraw the Class A ordinary shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Class A ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the Class A ordinary shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the Class A ordinary shares represented by your ADSs at any time except for:

•

Temporary delays that may arise because (i) the transfer books for the Class A ordinary shares or ADSs are closed, or (ii) Class A ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	Obligations to pay fees, taxes and similar charges; and

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the Class A ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in “Description of Share Capital.”

The depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

Voting at our shareholders’ meetings is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such shareholder meeting or any shareholder present in person or by proxy. If the depositary bank timely receives voting instructions from a holder of ADSs, the depositary bank will endeavor to cause the Class A ordinary shares on deposit to be voted as follows: (a) in the event voting takes place at a shareholders’ meeting by show of hands, the depositary bank will instruct the custodian to vote all Class A ordinary shares on deposit in accordance with the voting instructions received from a majority of the holders of ADSs who provided voting instructions; or (b) in the event voting takes place at a shareholders’ meeting by poll, the depositary bank will instruct the custodian to vote the ordinary shares on deposit in accordance with the voting instructions received from holders of ADSs. In the event of voting by poll, Class A ordinary shares in respect of which no timely voting instructions have been received from ADS holders will not be voted.

In order to give you a reasonable opportunity to instruct the depositary bank as to the exercise of voting rights relating to deposited securities, if we request the depositary bank to act, pursuant to the deposit agreement, we will give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date, although our post-IPO memorandum and articles of association only otherwise require an advance notice of at least 14 days.

Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner. Securities for which no voting instructions have been received will not be voted.

Fees and Charges

As an ADS holder, you will be required to pay the following service fees to the depositary bank:

Service	Fees
• Issuance of ADSs	Up to U.S. 5¢ per ADS issued

• Cancellation of ADSs	Up to U.S. 5¢ per ADS canceled

• Distribution of cash dividends or other cash distributions	Up to U.S. 5¢ per ADS held

• Distribution of ADSs pursuant to stock dividends, free stock distributions or exercise of rights.	Up to U.S. 5¢ per ADS held

• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held

• Depositary Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the Depositary

• Transfer of ADRs	U.S. $1.50 per certificate presented for transfer

As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

•

fees for the transfer and registration of Class A ordinary shares charged by the registrar and transfer agent for the Class A ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of Class A ordinary shares);

•	expenses incurred for converting foreign currency into U.S. dollars;

•	expenses for cable, telex and fax transmissions and for delivery of securities;

•	taxes and duties upon the transfer of securities (i.e., when Class A ordinary shares are deposited or withdrawn from deposit); and

•	fees and expenses incurred in connection with the delivery or servicing of Class A ordinary shares on deposit.

Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the record holders of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividends, rights), the depositary bank charges the applicable fee to the record date ADS holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in the direct registration system), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes.

The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program established pursuant to the deposit agreement, by making available a portion of the depositary fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank may agree from time to time.

Amendments and Termination

We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the Class A ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary Bank

The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•	We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•

The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•

The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Class A ordinary shares, for the validity or worth of the Class A ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for failure to give notice.

•	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•

We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our articles of association or in any provisions of or governing the securities on deposit.

•

We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Class A ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Class A ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

The deposit agreement specifically states that no disclaimer of liability under the Securities Act is intended by any provision of the deposit agreement.

Pre-Release Transactions

Subject to certain terms and conditions, the depositary bank may issue to broker/dealers ADSs before receiving a deposit of Class A ordinary shares. These transactions are commonly referred to as “pre-release transactions” and are entered into between the depositary bank and the applicable broker/dealer. The deposit agreement limits the aggregate size of pre-release transactions (not to exceed 30% of the shares on deposit in the aggregate) and imposes a number of conditions on such transactions (i.e., the need to receive full collateral, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any or all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs, or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	convert the foreign currency to the extent practical and lawful and distribute U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

•	distribute the foreign currency to holders for whom the distribution is lawful and practical; and

•	hold the foreign currency (without liability for interest) for the applicable holders.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have outstanding                      ADSs representing approximately     % of our ordinary shares in issue. All of the ADSs sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs, and although our ADSs have been approved for listing on the NASDAQ Global Market, we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-Up Agreements

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any ADSs or ordinary shares or securities convertible into or exchangeable or exercisable for any ADSs or ordinary shares, or enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our ordinary shares or ADSs, whether any of these transactions are to be settled by delivery of our ordinary shares or ADSs or other securities, in cash or otherwise, or file with the SEC a registration statement under the Securities Act relating to, any ADSs or ordinary shares or such other securities, without, in each case, the prior written consent of the representatives of the underwriters for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options.

Our officers, directors, existing shareholders and certain option holders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any ADSs or ordinary shares or securities convertible into or exchangeable or exercisable for any ADSs or ordinary shares, or enter into any swap, or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our ordinary shares or ADSs, whether any of these transactions are to be settled by delivery of our ordinary shares or ADSs or other securities, in cash or otherwise, without, in each case, the prior written consent of the representatives of the underwriters for a period of 180 days after the date of this prospectus. After the expiration of the 180-day period, the ordinary shares or ADSs held by our directors, executive officers or principal shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

The 180-day lock-up period is subject to adjustment under certain circumstances. If in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representatives of the underwriters waive, in writing, such an extension.

In addition, we have instructed Citibank N.A., as depositary, not to accept any deposit of any ordinary shares or issue any ADSs for 180 days after the date of this prospectus (other than in connection with this offering), unless we instruct the depositary otherwise.

Our shareholders may dispose of our ADSs or ordinary shares after the “lock-up” period. We cannot predict what effect, if any, future sales of our ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of our ADSs from time to time. Sales of substantial amounts of our ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our ADSs.

Rule 144

All of our ordinary shares outstanding prior to this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of us and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

•

1% of the number of our ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately                      million shares immediately after this offering, assuming the underwriters do not exercise their over-allotment option; and

•	the average weekly trading volume of our ADSs on during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell such ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

Upon completion of this offering, certain holders of our ordinary shares or their transferees will be entitled to request that we register their shares under the Securities Act, following the expiration of the lock-up agreements described above. See “Description of Share Capital—Registration Rights.”

TAXATION

The following summary of the material Cayman Islands, PRC and United States federal income tax consequences of an investment in our ADSs or Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or Class A ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it is the opinion of Maples and Calder, our special Cayman Islands counsel; to the extent it relates to PRC tax law, it is the opinion of King & Wood Law Offices.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People’s Republic of China Taxation

Under the PRC Enterprise Income Tax Law, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” of the PRC. A circular issued by the State Administration of Taxation on April 22, 2009 clarified that dividends and other income paid by certain offshore enterprises controlled by a PRC company or a PRC company group established outside of the PRC will be considered PRC-source income and subject to PRC withholding tax, currently at a rate of 10%, when paid to non-PRC enterprise shareholders. Under the implementation regulations to the Enterprise Income Tax Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. In addition, the recent circular mentioned above specifies that certain offshore enterprises controlled by a PRC company or a PRC company group will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision-making bodies; key properties, accounting books, the company seal, and minutes of board meetings and shareholders meetings; and half or more of the senior management or directors having voting rights. Although the circular only applies to offshore enterprises controlled by PRC enterprises and not those controlled by PRC individuals, the determining criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or individuals. We believe that we are not a PRC resident enterprise. However, if the PRC tax authorities determine we are a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold tax at the rate of 10% from dividends we pay to our shareholders, including the holders of our ADSs. In addition, non-PRC shareholders may be subject to PRC tax on gains realized on the sale or other disposition of ADSs or Class A ordinary shares if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC shareholders of would be able to claim the benefits of any tax treaties between their tax residence and the PRC in the event that we are treated as a PRC resident enterprise. See “Risk Factors—Risks Related to Doing Business in China—Under the PRC Enterprise Income Tax Law, we may be classified as a resident enterprise of China. Such classification could result in unfavorable tax consequences to us and our non-PRC resident shareholders.”

Material United States Federal Income Tax Considerations

The following is a summary of the material United States federal income tax consequences of the ownership and disposition of our ADSs or Class A ordinary shares by a U.S. Holder, as defined below, that acquires our

ADSs in the offering and holds our ADSs or Class A ordinary shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code. This summary is based upon existing United States federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This summary does not discuss all aspects of United States federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax rules (for example, certain financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships and their partners, and tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors who own (directly, indirectly, or constructively) 10% or more of our voting stock, investors that hold their ADSs or Class A ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for United States federal income tax purposes, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any state, local, or non-United States tax considerations. Each potential investor is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of an investment in our ADSs or Class A ordinary shares.

General

For purposes of this summary, a “U.S. Holder” is a beneficial owner of our ADSs or Class A ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the law of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the United States Internal Revenue Code.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ADSs or Class A ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our ADSs or Class A ordinary shares are urged to consult their tax advisors regarding an investment in our ADSs or Class A ordinary shares.

Based in part on certain representations from the depositary bank, a U.S. Holder of ADSs will be treated as the beneficial owner for United States federal income tax purposes of the underlying shares represented by the ADSs. The U.S. Treasury has expressed concerns that parties to whom American depositary shares are released before shares are delivered to the depositary, or intermediaries in the chain of ownership between holders of American depositary shares and the issuer of the security underlying the American depositary shares, may be taking actions that are inconsistent with the claiming of foreign tax credits by holders of American depositary shares. These actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the creditability of any PRC taxes, and the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders, each described below, could be affected by actions taken by such parties or intermediaries.

Passive Foreign Investment Company Considerations

A non-United States corporation, such as our company, will be a “passive foreign investment company,” or PFIC, for United States federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income (the “asset test”). Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s unbooked intangibles are taken into account for determining the value of its assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

Although the law in this regard is not entirely clear, we treat 21Vianet Technology and 21Vianet Beijing as being owned by us for United States federal income tax purposes, because we control their management decisions and are entitled to substantially all of the economic benefits associated with these entities, and, as a result, we consolidate these entities’ results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of 21Vianet Technology and 21Vianet Beijing for United States federal income tax purposes, we would likely be treated as a PFIC for our current taxable year and any subsequent taxable year.

Assuming that we are the owner of 21Vianet Technology and 21Vianet Beijing for United States federal income tax purposes, we believe that we primarily operate as an active provider of managed hosting and cloud computing infrastructure services in China. Based on our current income and assets and projections as to the value of our assets based, in part, on the expected market value of our ADSs and outstanding Class A ordinary shares following this offering, we do not expect to be a PFIC for the current taxable year or in the foreseeable future. While we do not anticipate being a PFIC, because the value of the assets for purpose of the asset test may be determined by reference to the market price of our ADSs or Class A ordinary shares, fluctuations in the market price of our ADSs or Class A ordinary shares may cause us to become a PFIC for the current or subsequent taxable year.

The composition of our income and our assets will also be affected by how, and how quickly, we spend our liquid assets and the cash raised in this offering. Under circumstances where revenues from activities that produce passive income significantly increase relative to our revenues from activities that produce nonpassive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase.

Furthermore, because there are uncertainties in the application of the relevant rules, it is possible that the IRS may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years. Because PFIC status is a fact-intensive determination made on an annual basis and will depend upon the composition of our assets and income and the value of our tangible and intangible assets from time to time, no assurance can be given that we are not or will not become a PFIC. In particular, if we are a PFIC for any year during which a U.S. Holder holds our ADSs or Class A ordinary shares, we generally will continue to be treated as a PFIC as to such U.S. Holder for all succeeding years during which such U.S. Holder holds our ADSs or Class A ordinary shares unless we cease to be a PFIC and the U.S. Holder makes a “deemed sale” election with respect to the ADSs or Class A ordinary shares.

The discussion below under “Dividends” and “Sale or Other Disposition of ADSs or Class A ordinary shares” assumes that we will not be a PFIC for United States federal income tax purposes. The U.S. federal income tax rules that apply if we are a PFIC for the current or any subsequent taxable year are generally discussed below under “Passive Foreign Investment Company Rules.”

Dividends

Any cash distributions (including the amount of any PRC tax withheld) paid on our ADSs or Class A ordinary shares out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of Class A ordinary shares, or by the depositary bank, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be treated as a “dividend” for United States federal income tax purposes. Subject to the discussion above regarding concerns expressed by the U.S. Treasury, for taxable years beginning before January 1, 2013, a non-corporate recipient of dividend income generally will be subject to tax on dividend income from a “qualified foreign corporation” at a lower applicable capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period and other requirements are met. We will be considered to be a qualified foreign corporation (i) with respect to any dividend we pay on our ADSs or Class A ordinary shares that are readily tradable on an established securities market in the United States, or (ii) if we are eligible for the benefits of a comprehensive tax treaty with the United States that the Secretary of Treasury of the United States determines is satisfactory for this purpose and includes an exchange of information program. We have applied to list the ADSs on the NASDAQ Global Market. Provided the listing is approved, we believe that the ADSs will be readily tradable on an established securities market in the United States and that we will be a qualified foreign corporation with respect to dividends paid on the ADSs. In the event we are deemed to be a resident enterprise under the PRC Enterprise Income Tax Law, we believe that we would be eligible for the benefits under the United States-PRC income tax treaty (which the U.S. Treasury Department has determined is satisfactory for this purpose) and that we would be treated as a qualified foreign corporation with respect to dividends paid on our Class A ordinary shares or ADSs. U.S. Holders should consult their tax advisors regarding the availability of the reduced tax rate on dividends in their particular circumstances. Dividends received on our ADSs or Class A ordinary shares will not be eligible for the dividends received deduction allowed to corporations.

Dividends paid on our ADSs or Class A ordinary shares generally will be treated as income from foreign sources for United States foreign tax credit purposes and generally will constitute passive category income. In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid, if any, on our ADSs or Class A ordinary shares. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on our ADSs or Class A ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction for United States federal income tax purposes in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition of ADSs or Class A Ordinary Shares

A U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or Class A ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ADSs or Class A ordinary shares. Any capital gain or loss will be long-term if the ADSs or Class A ordinary shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, and gain from the disposition of the ADSs or Class A ordinary shares is subject to tax in the PRC, such gain may be treated as PRC source gain for foreign tax credit purposes under the United States-PRC income tax treaty. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or Class A ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares, unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ADSs or Class A ordinary shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of ADSs or Class A ordinary shares. Under the PFIC rules:

•	the excess distribution and/or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or Class A ordinary shares;

•

the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are a PFIC, or pre-PFIC year, will be taxable as ordinary income;

•

the amount allocated to each prior taxable year, other than the current taxable year or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to individuals or corporations as appropriate for that year; and

•	the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares and any of our non-United States subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be subject to the rules described above on certain distributions by a lower-tier PFIC and a disposition of shares of a lower-tier PFIC even though such U.S. holder would not receive the proceeds of those distributions or dispositions. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, if we are a PFIC, a U.S. Holder of “marketable stock” may make a mark-to-market election with respect to our ADSs, but not our Class A ordinary shares, provided that the ADSs are, as expected, listed on the NASDAQ Global Market and that the ADSs are regularly traded. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election and we cease to be a PFIC, the holder will not be required to take into account the mark-to-market gain or loss described above during any period that we are not a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election. In the case of a U.S. Holder who has held ADSs or Class A ordinary shares during any taxable year in respect of which we were classified as a PFIC and continues to hold such ADSs or Class A ordinary shares (or any portion thereof) and has not previously determined to make a mark-to-market election, and who is now considering making a mark-to-market election, special tax rules may apply relating to purging the PFIC taint of such ADSs or Class A ordinary shares.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If a U.S. Holder owns our ADSs or Class A ordinary shares during any taxable year that we are a PFIC, the holder must file an annual report with the U.S. Internal Revenue Service. Each U.S. Holder is urged to consult its tax advisor concerning the United States federal income tax consequences of purchasing, holding, and disposing ADSs or Class A ordinary shares if we are or become a PFIC, including the possibility of making a mark-to-market election.

Information Reporting and Backup Withholding

Pursuant to the Hiring Incentives to Restore Employment Act enacted on March 18, 2010, in tax years beginning after the date of enactment, an individual U.S. Holder and certain entities may be required to submit to the Internal Revenue Service certain information with respect to his or her beneficial ownership of the ADSs or Class A ordinary shares, if such ADSs or Class A ordinary shares are not held on his or her behalf by a U.S. financial institution. This new law also imposes penalties if an individual U.S. Holder is required to submit such information to the Internal Revenue Service and fails to do so.

In addition, dividend payments with respect to the ADSs or Class A ordinary shares and proceeds from the sale, exchange or redemption of the ADSs or Class A ordinary shares may be subject to information reporting to the IRS and United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification, or who is otherwise exempt from backup withholding. U.S. Holders should consult their tax advisors regarding the application of the United States information reporting and backup withholding rules. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s United States federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. International plc, Barclays Capital Inc. and J.P. Morgan Securities LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of ADSs indicated below:

Name	Number of ADSs
Morgan Stanley & Co. International plc
Barclays Capital Inc.
J.P. Morgan Securities LLC
Piper Jaffray & Co.
William Blair & Company, L.L.C.
Pacific Crest Securities LLC

Total

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent accountants. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken. The underwriters are not required, however, to take or pay for the ADSs covered by the underwriters’ over-allotment option described below. Morgan Stanley & Co. International plc will offer the ADSs in the United States through its registered broker-dealer in the United States, Morgan Stanley & Co. Incorporated.

The underwriters initially propose to offer part of the ADSs directly to the public at the initial public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of US$             per ADS under the initial public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of              additional ADSs at the public offering price of US$             per ADS, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter’s name in the preceding table bears to the total number of ADSs listed in the preceding table. If the underwriters’ option is exercised in full, the total price to the public would be US$            , the total underwriters’ discounts and commissions would be US$             and the total proceeds to us (before expenses) would be US$            .

The table below shows the per ADS and total underwriting discounts and commissions that we will pay to the underwriters. The underwriting discounts and commissions are determined by negotiations among us and the underwriters and are a percentage of the offering price to the public. Among the factors considered in determining the discounts and commissions are the size of the offering, the nature of the security to be offered and the discounts and commissions charged in comparable transactions.

These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional ADSs.

Underwriting Discounts and Commissions	No Exercise	Full Exercise
Per ADS	US$	US$
Total by us	US$	US$

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of ADSs offered by them.

The total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately US$             million. Expenses include the SEC and the Financial Industry Regulatory Authority, or FINRA, filing fees, the NASDAQ listing fee, and printing, legal, accounting and miscellaneous expenses.

We have applied for approval for listing the ADSs on the NASDAQ Global Market under the symbol “VNET.”

We have agreed that, without the prior written consent of the representatives, subject to certain exceptions, we will not, during the period ending 180 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs; or

•

file any registration statement with the SEC relating to the offering of any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs (other than a registration statement on Form S-8).

whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs, or such other securities, in cash or otherwise.

Our directors, executive officers, existing shareholders and certain option holders have agreed that, without the prior written consent of the representatives, such director, officer, or shareholder subject to certain exceptions will not, during the period ending 180 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs.

whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs, or such other securities, in cash or otherwise.

The foregoing lock-up period will be extended under certain circumstances. If (1) during the last 17 days of the applicable lock-up period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the applicable lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the applicable lock-up period, the lock-up will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event unless the extension is waived in writing by the underwriters.

In addition, we have instructed Citibank N.A., as depositary, not to accept any deposit of any ordinary shares or issue any ADSs for 180 days after the date of this prospectus (other than in connection with this offering), unless we instruct the depositary otherwise.

To facilitate this offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the over-allotment option. The underwriters may also sell ADSs in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the ADSs, the underwriters may bid for, and purchase, ADSs in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the ADSs in this offering, if the syndicate repurchases previously distributed ADSs to cover syndicate short positions or to stabilize the price of the ADSs. Any of these activities may stabilize or maintain the market price of the ADSs above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

From time to time, the underwriters may have provided, and may continue to provide, investment banking and other financial advisory services to us, our officers or our directors for which they have received or will receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities incurred in connection with the directed share program referred to below. If we are unable to provide this indemnification, we will contribute to payments that the underwriters may be required to make for these liabilities.

At our request, the underwriters have reserved for sale, at the initial public offering price, up to              ADSs offered by this prospectus to our directors, officers, employees, business associates and related persons. We will pay all fees and disbursements of counsel incurred by the underwriters in connection with offering the ADSs to such persons. Any sales to these persons will be made through a directed share program. The number of ADSs available for sale to the general public will be reduced to the extent such persons purchase such reserved ADSs. Any reserved ADSs not so purchased will be offered by the underwriters to the general public on the same basis as the other ADSs offered by this prospectus. We have agreed to indemnify the underwriters for against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of directed shares.

The address of Morgan Stanley & Co. International plc is 25 Cabot Square, Canary Wharf, London E14 4QA, United Kingdom. The address of Barclays Capital Inc. is 745 Seventh Avenue, New York, NY 10019, United States of America. The address of J.P. Morgan Securities LLC is 383 Madison Avenue, New York, New York 10179, United States of America.

Electronic Offer, Sale and Distribution of ADSs

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders. Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by any underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Pricing of the Offering

Prior to this offering, there has been no public market for the ordinary shares or ADSs. The initial public offering price is determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price are our future prospects and those of our industry in general, our sales, earnings, certain other financial and operating information in recent periods, the price-earnings ratios, price-sales ratios and market prices of securities and certain financial and operating information of companies engaged in activities similar to ours, the general condition of the securities markets at the time of this offering, the recent market prices of, and demand for, publicly traded ordinary share of generally comparable companies, and other factors deemed relevant by the representatives and us. Neither we nor the underwriters can assure investors that an active trading market will develop for our ADSs, or that the ADSs will trade in the public market at or above the initial public offering price.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material relating to the ADSs may be distributed or published, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof.

Australia. This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the ADSs.

The ADSs are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the ADSs has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our ADSs, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, our ADSs shall be deemed to be made to such recipient and no applications for our ADSs will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our ADSs you undertake to us that, for a period of 12 months from the date of issue of the ADSs, you will not transfer any interest in the ADSs to any person in Australia other than to a wholesale client.

Cayman Islands. This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or ordinary shares in the Cayman Islands.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), it has not made and will not make an offer of the ADSs to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except Relevant Member State at any time,

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to containing the prior consent of the underwriters for any such offer; or

(d)	in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of ADSs to the public” in relation to any ADS in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Japan. The underwriters will not offer or sell any of our ADSs directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Hong Kong. The underwriters and each of their affiliates have not (i) offered or sold, and will not offer or sell, in Hong Kong, by means of any document, our ADSs other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32 of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere any advertisement, invitation or document relating to our ADSs which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance or any rules made under that Ordinance.

Singapore. This prospectus or any other offering material relating to our ADSs has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, the underwriters have severally represented, warranted and agreed that (a) they have not offered or sold any of our ADSs or caused our ADSs to be made the subject of an invitation for subscription or purchase and it will not offer or sell any of our ADSs or cause the ADSs to be made the subject of an invitation for subscription or purchase, and (b) they have not circulated or distributed, and they will not circulate or distribute, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ADSs, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor as specified in Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275 of the SFA) and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

United Kingdom. An offer of the ADSs may not be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or the FSMA, except to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances that do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or the FSA.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) may only be communicated to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to the company.

All applicable provisions of the FSMA with respect to anything done by the underwriters in relation to the ADSs must be complied with in, from or otherwise involving the United Kingdom.

People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discount, which are expected to be incurred in connection with the offer and sale of the ADSs by us. With the exception of the Securities and Exchange Commission registration fee, the NASDAQ market entry and listing fee and the Financial Industry Regulatory Authority, Inc. filing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	US$
NASDAQ Market Entry and Listing Fee
Financial Industry Regulatory Authority, Inc. Fee
Printing Expenses
Legal Fees and Expenses
Accounting Fees and Expenses
Miscellaneous

Total	US$

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Davis Polk & Wardwell LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder. Certain legal matters as to PRC law will be passed upon for us by King & Wood and for the underwriters by Commerce & Finance Law Offices. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder with respect to matters governed by Cayman Islands law and King & Wood with respect to matters governed by PRC law. Davis Polk & Wardwell LLP may rely upon Commerce & Finance Law Offices with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of 21Vianet Group, Inc. at December 31, 2009 and 2010, and for each of the three years in the period ended December 31, 2010, and the combined financial statements of Beijing Chengyishidai Network Technology Co., Ltd. and Zhiboxintong (Beijing) Network Technology Co., Ltd. at December 31, 2009 and September 30, 2010 and for the year and nine months then ended, appearing in this prospectus and registration statement have been audited by Ernst & Young Hua Ming, an independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing.

The offices of Ernst & Young Hua Ming are located at 50/F, Shanghai World Financial Center, 100 Century Avenue, Shanghai, China, 200120.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and securities under the Securities Act with respect to underlying ordinary shares represented by the ADSs, to be sold in this offering. We have also filed with the SEC a related registration statement on F-6 to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and our ADSs.

Immediately upon completion of this offering we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. For the fiscal years ending on or after December 31, 2011, we will be required to file our annual report on Form 20-F within 120 days after the end of each fiscal year. All information filed with the SEC can be obtained over the Internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms.

As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meetings and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our written request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

CONVENTIONS WHICH APPLY TO THIS PROSPECTUS

In this prospectus, unless otherwise indicated or the context otherwise requires, references to:

•	“21Vianet Group,” “we,” “us,” “our company,” and “our” refer to 21Vianet Group, Inc., its subsidiaries and its consolidated affiliated entities;

•	“ADSs” refers to our American depositary shares, each of which represents of our Class A ordinary shares;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for purposes of this prospectus only, Taiwan, Hong Kong and Macau;

•

“ordinary shares” refers to, prior to the completion of this offering, our ordinary shares, par value US$0.00001 per share, and, upon the completion of this offering, our Class A and Class B ordinary shares, par value US$0.00001 per share;

•

“preferred shares” refers to, collectively, our Series A1 preferred shares, Series A2 preferred shares, Series A3 preferred shares, Series B1 preferred shares, Series B2 preferred shares, and Series C1 preferred shares; “Series A preferred shares” refers to, collectively, our Series A1 preferred shares, Series A2 preferred shares and Series A3 preferred shares; “Series B preferred shares” refers to, collectively, our Series B1 preferred shares and Series B2 preferred shares; “Series C preferred shares” refers to the Series C1 Preferred Shares; and

•	“Renminbi” or “RMB” refers to the legal currency of China.

Except as otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their option to purchase additional ADSs to cover over-allotments.

Unless the context indicates otherwise, all share and per share data in this prospectus give retrospective effect to a 10-for-1 share split that became effective on March 31, 2011.

Our financial statements are expressed in Renminbi, which is our reporting currency. Certain of our financial data in this prospectus are translated into U.S. dollars solely for your convenience. Unless otherwise noted, all translations from Renminbi to U.S. dollars in this prospectus were made at a rate of RMB6.6000 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on December 30, 2010. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, at the rate stated above, or at all. For more information, see “Exchange Rate Information” on page 49 of the prospectus.

21VIANET GROUP, INC.

BEIJING CHENGYISHIDAI NETWORK TECHNOLOGY CO., LTD. AND

ZHIBOXINTONG BEIJING NETWORK TECHNOLOGY CO., LTD.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Shareholders of

21Vianet Group, Inc.

We have audited the accompanying consolidated balance sheets of 21Vianet Group, Inc. (the “Company”) as of December 31, 2009 and 2010, and the related consolidated statements of operations, cash flows and changes in shareholders’ deficit and comprehensive loss for each of the three years in the period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2009 and 2010 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Hua Ming

Shanghai, the People’s Republic of China

March 1, 2011, except for Note 26(d), as to which the date is April 4, 2011

21VIANET GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

	Note	As of December 31,			Pro Forma as of December 31,
		2009	2010		2010
		RMB	RMB	US$	RMB	US$
					(unaudited)
					(Note 2 (bb))
ASSETS
Current assets:
Cash and cash equivalents		71,998	83,256	12,615
Restricted cash		11,276	4,441	673
Accounts receivable (net of allowance for doubtful accounts of RMB3,066 and RMB2,453 (US$371) as of December 31, 2009 and 2010, respectively)	5	40,262	76,373	11,572
Prepaid expenses and other current assets	6	18,003	14,369	2,177
Deferred tax assets	19	1,623	2,055	311
Amounts due from related parties	21	70,676	13,463	2,040

Total current assets		213,838	193,957	29,388
Non-current assets:
Property and equipment, net	7	99,103	197,015	29,851
Intangible assets, net	8	17,161	157,086	23,801
Goodwill	9	12,507	170,171	25,784
Deferred tax assets	19	4,514	7,358	1,115

Total non-current assets		133,285	531,630	80,551

Total assets		347,123	725,587	109,939

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Short-term bank borrowings	10	—	35,000	5,303
Accounts payable		42,666	49,792	7,544
Notes payable		1,276	4,441	673
Accrued expenses and other payables	11	21,044	30,962	4,691
Advances from customers		13,533	17,316	2,624
Income tax payable		332	3,545	537
Amounts due to related parties	21	231,670	53,679	8,133
Current portion of capital lease obligations	12	5,213	15,824	2,398

Total current liabilities		315,734	210,559	31,903
Non-current liabilities:
Amount due to a related party	21	—	126,331	19,141
Non-current portion of capital lease obligations	12	7,123	58,190	8,817
Unrecognized tax benefits	19	945	5,575	845
Deferred tax liabilities	19	3,127	37,949	5,750
Deferred government grants	13	—	5,400	818

Total non-current liabilities		11,195	233,445	35,371

Total liabilities		326,929	444,004	67,274

Commitments and contingencies	25

The accompanying notes are an integral part of these consolidated financial statements

21VIANET GROUP, INC.

CONSOLIDATED BALANCE SHEETS—(Continued)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

	Note	As of December 31,			Pro Forma as of December 31
		2009	2010		2010
		RMB	RMB	US$	RMB	US$
					(unaudited)
					(Note 2 (bb))
Mezzanine equity:
Series A contingently redeemable convertible preferred shares (US$0.00001 par value; 70,000,000 shares authorized; 41,408,340 issued and outstanding as of December 31, 2009 and 2010)	14	355,680	355,680	53,891
Series B contingently redeemable convertible preferred shares (US$0.00001 par value; 90,000,000 shares authorized; 69,557,840 issued and outstanding as of December 31, 2009 and 2010)	14	635,430	635,430	96,277

Total mezzanine equity		991,110	991,110	150,168

Shareholders’ (deficit) equity:
Ordinary shares (par value of US$0.00001 per share; 600,000,000 shares authorized; 71,526,320 and 96,352,410 shares issued and outstanding as of December 31, 2009 and 2010, respectively;)		5	7	1	—	—
Class B ordinary shares (par value of US$0.00001 per share; 300,000,000 shares authorized; 182,492,500 shares for pro forma (unaudited))		—	—	—	14	2
Additional paid-in capital		68,960	512,225	77,610	1,503,328	227,777
Accumulated other comprehensive income		716	1,474	224	1,474	224
Statutory reserves	15	10,422	14,143	2,143	14,143	2,143
Accumulated deficit		(1,068,004)	(1,357,747)	(205,719)	(1,357,747)	(205,719)

Total 21Vianet Group, Inc. shareholders’ (deficit) equity		(987,901)	(829,898)	(125,741)	161,212	24,427
Non-controlling interest		16,985	120,371	18,238	120,371	18,238

Total shareholders’ (deficit) equity		(970,916)	(709,527)	(107,503)	281,583	42,665

Total liabilities, mezzanine equity and shareholders’ (deficit) equity		347,123	725,587	109,939

The accompanying notes are an integral part of these consolidated financial statements

21VIANET GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares and per share data)

		For the year ended December 31,
	Note	2008	2009	2010
		RMB	RMB	RMB	US$
Net revenues
Hosting and related services		213,181	284,780	374,946	56,810
Managed network services		27,590	28,855	150,257	22,766

Total net revenues		240,771	313,635	525,203	79,576
Cost of revenues		(174,598)	(229,304)	(396,858)	(60,130)

Gross profit		66,173	84,331	128,345	19,446
Operating expenses:
Sales and marketing expenses		(21,125)	(24,132)	(51,392)	(7,787)
General and administrative expenses		(31,823)	(25,457)	(282,298)	(42,772)
Research and development costs		(5,858)	(7,607)	(19,924)	(3,019)
Changes in the fair value of contingent purchase consideration payable		—	—	(7,537)	(1,142)

Operating profit (loss)		7,367	27,135	(232,806)	(35,274)

Interest income		1,643	827	580	88
Interest expense		(1,297)	(416)	(2,793)	(423)
Other income		2,294	694	1,152	175
Other expenses		(1,123)	(1,207)	(906)	(137)
Foreign exchange gain		5,545	88	1,646	249

Profit (loss) from continuing operations before income taxes		14,429	27,121	(233,127)	(35,322)
Income tax (expense) benefit	19	(3,821)	32,860	(1,588)	(241)

Net profit (loss) from continuing operations		10,608	59,981	(234,715)	(35,563)
Loss from discontinued operations	20	(28,566)	(63,910)	(12,952)	(1,962)

Net loss		(17,958)	(3,929)	(247,667)	(37,525)
Net profit attributable to non-controlling interest		(295)	(1,990)	(7,722)	(1,170)

Net loss attributable to the Company’s ordinary shareholders		(18,253)	(5,919)	(255,389)	(38,695)

The accompanying notes are an integral part of these consolidated financial statements

21VIANET GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS—(Continued)

		For the year ended December 31,
	Note	2008		2009		2010
		RMB		RMB		RMB		US$
Earnings (loss) per share:
Net profit (loss) from continuing operations		RMB	0.14	RMB	0.81	RMB	(3.39)	US$	(0.51)
Loss from discontinued operations		RMB	(0.40)	RMB	(0.89)	RMB	(0.18)	US$	(0.03)

Basic	23	RMB	(0.26)	RMB	(0.08)	RMB	(3.57)	US$	(0.54)

Net profit (loss) from continuing operations		RMB	0.06	RMB	0.32	RMB	(3.39)	US$	(0.51)
Loss from discontinued operations		RMB	(0.16)	RMB	(0.35)	RMB	(0.18)	US$	(0.03)

Diluted	23	RMB	(0.10)	RMB	(0.03)	RMB	(3.57)	US$	(0.54)

Shares used in earnings (loss) per share computation:
Basic	23		71,526,320		71,526,320		71,526,320		71,526,320
Diluted	23		182,492,500		182,492,500		71,526,320		71,526,320

Pro forma loss per share (unaudited):
Loss from continuing operations						RMB	(1.33)	US$	(0.20)
Loss from discontinued operations						RMB	(0.07)	US$	(0.01)

Basic	23					RMB	(1.40)	US$	(0.21)

Loss from continuing operations						RMB	(1.33)	US$	(0.20)
Loss from discontinued operations						RMB	(0.07)	US$	(0.01)

Diluted	23					RMB	(1.40)	US$	(0.21)

Weighted average number of ordinary shares used in pro forma earnings per share computation (unaudited):
Basic	23						182,492,500		182,492,500
Diluted	23						182,492,500		182,492,500

The accompanying notes are an integral part of these consolidated financial statements

21VIANET GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”))

	For the year ended December 31,
	2008	2009	2010
	RMB	RMB	RMB	US$
CASH FLOWS FROM OPERATING ACTIVITIES
Net profit from continuing operations	10,608	59,981	(234,715)	(35,563)
Loss from discontinued operations	(28,566)	(63,910)	(12,952)	(1,962)
Adjustments to reconcile net loss to net cash (used in) generated from operating activities:
Foreign exchange gain	(5,545)	(88)	(1,646)	(249)
Compensation expense paid on behalf of the Company by aBitCool Inc. (Note 17)	4,482	—	—	—
Changes in the fair value of contingent purchase consideration payable	—	—	7,537	1,142
Depreciation of property and equipment	18,101	22,813	21,854	3,311
Amortization of intangible assets	4,392	6,198	11,658	1,766
Loss on disposal of property and equipment	422	1,024	759	115
Loss on disposal of intangible assets	—	—	43	7
Provision for doubtful accounts	339	1,078	1,097	166
Stock based compensation expense	—	—	277,881	42,103
Deferred income taxes	(10,887)	(4,989)	(9,050)	(1,371)
Changes in operating assets and liabilities:
Accounts receivable	(27,871)	(1,526)	(24,892)	(3,772)
Prepayments and other current assets	3,660	(2,535)	5,481	830
Amount due from related parties	2,725	(1,710)	(7,862)	(1,191)
Accounts payable	17,150	11,373	(7,441)	(1,127)
Unrecognized tax benefits	7,986	(28,368)	4,271	647
Accrued expenses and other payables	(32,965)	2,291	6,103	925
Advances from customers	9,346	(3,063)	6,630	1,005
Income tax payable	(6,342)	332	1,474	223
Deferred government grants	—	—	5,400	818
Amount due to related parties	(17,452)	3,859	29,742	4,506

Net cash (used in) generated from operating activities	(50,417)	2,760	81,372	12,329

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(53,389)	(34,572)	(58,619)	(8,882)
Purchase of intangible assets	(12,215)	(468)	(730)	(111)
Deemed distribution for capital injection into certain carved-out entities (Note 1(b) (iv))	(36,000)	—	—	—
Proceeds from disposal of property and equipment	432	190	26,713	4,047
Acquisition of Managed Network Entities, net of cash acquired (Note 4)	—	—	(47,560)	(7,206)
Deemed distribution to the shareholders for the accounting disposal of the Non-IDC business of Shanghai Guotong Network Co., Ltd., net (Note 1(b)(iii))	—	—	36,564	5,540
Deemed contribution from shareholders for the accounting disposal of the Non-IDC business of Guangzhou Juliang Internet information Technology Co., Ltd., net (Note 1(b)(iii))	—	—	3,716	563
Deemed contribution from the shareholders for the legal disposal of certain carved-out entities (Note 1(b)(iv))	—	—	39,300	5,955

Net cash used in investing activities	(101,172)	(34,850)	(616)	(94)

The accompanying notes are an integral part of these consolidated financial statements

21VIANET GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”))

	For the year ended December 31,
	2008	2009	2010
	RMB	RMB	RMB	US$
CASH FLOWS FROM FINANCING ACTIVITIES
Restricted cash	—	(11,276)	6,835	1,036
Proceeds from issuance of ordinary shares	—	—	17	3
Amount due to related parties	182,184	40,026	(111,350)	(16,871)
Proceeds from short-term bank borrowings	—	—	55,000	8,333
Repayment of short-term bank borrowings	—	—	(20,000)	(3,030)
Capital contribution by non-controlling interest upon incorporation of Shanghai Wantong ViaNet Information Technology Co., Ltd (Note 1(a)(vi))	14,700	—	—	—

Net cash generated from (used in) financing activities	196,884	28,750	(69,498)	(10,529)

Net increase (decrease) in cash and cash equivalents	45,295	(3,340)	11,258	1,706
Cash and cash equivalents at beginning of year	30,043	75,338	71,998	10,909

Cash and cash equivalents at end of year	75,338	71,998	83,256	12,615

The accompanying notes are an integral part of these consolidated financial statements

21VIANET GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”))

	2008	2009	2010
	RMB	RMB	RMB	US$
Supplemental disclosures of cash flow information:
Income taxes paid	—	(2,005)	(2,934)	(445)
Interest paid	(1,297)	(416)	(2,793)	(423)
Interest received	1,643	827	580	88

Supplemental disclosures of non-cash activities:
Purchase of property and equipment through capital leases	—	12,336	61,678	9,345
Purchase of property and equipment included in accrued expenses and other payables	19,577	(15,784)	(1,122)	(170)
Purchase of intangible assets included in accrued expenses and other payables	376	61	(229)	(35)
Purchase of property and equipment included in notes payable	—	1,276	3,165	480
Purchase of property and equipment included in amount due to related parties	—	—	27,633	4,187
Disposal of property and equipment included in amount due from related parties	—	—	(5,913)	(896)
Disposal of intangible assets included in amount due from related parties	—	—	(917)	(139)
Deemed contribution from the shareholders for the legal disposal of Shanghai Guotong Network Co., Ltd. included in the amount due from related parties (Note 1(b)(iii))	—	(68,960)	—	—
Contingent consideration of acquisition of Managed Network Entities included in the amount due to related parties (Note 4(b))	—	—	136,741	20,718
Call option to purchase the remaining 49% equity interests in the Managed Network Entities (Note 4(b))	—	—	(6,765)	(1,025)
Waiver of liability from the shareholder (Note 21(c))	—	—	(116,069)	(17,586)

The accompanying notes are an integral part of these consolidated financial statements

21VIANET GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT AND COMPREHENSIVE LOSS

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

	Note	Number of ordinary shares	Ordinary shares	Additional paid-in capital	Accumulated other comprehensive income	Statutory reserves	Accumulated deficit	Total 21Vianet Group, Inc. shareholders’ equity	Non-controlling interest	Total shareholders’ deficit
			RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2008		71,526,320	5	25,604	223	10,000	(402,066)	(366,234)	—	(366,234)
Comprehensive loss:
Net loss		—	—	—	—	—	(18,253)	(18,253)	295	(17,958)
Foreign currency translation adjustments		—	—	—	485	—	—	485	—	485

Total comprehensive loss										(17,473)
Compensation expenses paid on behalf of the Company by aBitCool Inc.	17	—	—	4,482	—	—	—	4,482	—	4,482
Capital contributed by non-controlling interest upon incorporation of Shanghai Wantong ViaNet Information Technology Co., Ltd	1(a)(vi)	—	—	—	—	—	—	—	14,700	14,700
Deemed distribution for capital injection into certain carved-out entities	1(b)(iv)	—	—	(4,482)	—	—	(31,518)	(36,000)	—	(36,000)
Deemed issuance of aBitCool Inc.’s Series B contingently redeemable convertible preferred shares	1(b)(v)	—	—	(25,604)	—	—	(609,826)	(635,430)	—	(635,430)
Appropriation of statutory reserves		—	—	—	—	48	(48)	—	—	—

Balance as of December 31, 2008		71,526,320	5	—	708	10,048	(1,061,711)	(1,050,950)	14,995	(1,035,955)
Comprehensive loss:
Net loss		—	—	—	—	—	(5,919)	(5,919)	1,990	(3,929)
Foreign currency translation adjustments		—	—	—	8	—	—	8	—	8

Total comprehensive loss										(3,921)
Deemed contribution from the shareholders for the legal disposal of Shanghai Guotong Network Co., Ltd	1(b)(iii)	—	—	68,960	—	—	—	68,960	—	68,960
Appropriation of statutory reserves		—	—	—	—	374	(374)	—	—

Balance as of December 31, 2009		71,526,320	5	68,960	716	10,422	(1,068,004)	(987,901)	16,985	(970,916)

The accompanying notes are an integral part of these consolidated financial statements

21VIANET GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT AND COMPREHENSIVE LOSS—(Continued)

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”) except for number of shares)

	Note	Number of ordinary shares	Ordinary shares	Additional paid-in capital	Accumulated other comprehensive income	Statutory reserves	Accumulated deficit	Total 21Vianet Group, Inc. shareholders’ equity	Non-controlling interest	Total shareholders’ deficit
			RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Comprehensive loss:
Net loss		—	—	—	—	—	(255,389)	(255,389)	7,722	(247,667)
Foreign currency translation adjustments		—	—	—	758	—	—	758	—	758

Total comprehensive loss										(246,909)
Acquisition of the Managed Network Entities	4(b)	—	—	—	—	—	—	—	98,019	98,019
Call option to purchase the remaining 49% equity interests in the Managed Network Entities	4(b)	—	—	—	—	—	—	—	(6,765)	(6,765)
Additional paid in capital upon the reorganization		—	—	17	—	—	—	17	—	17
Capital contributed by non-controlling Interest		—	—	—	—	—	—	—	4,410	4,410
Share based compensation	18	24,826,090	2	277,879	—	—	—	277,881	—	277,881
Deemed distribution to the shareholders for the accounting disposal of the Non-IDC business of Shanghai Guotong Network Co., Ltd.	1(b)(iii)	—	—	—	—	—	(27,869)	(27,869)	—	(27,869)
Deemed contribution from shareholders for the legal disposal of Guangzhou Juliang Internet Information Technology Co., Ltd.	1(b)(iii)	—	—	10,000	—	—	—	10,000	—	10,000
Deemed distribution to the shareholders for the accounting disposal of the Non-IDC business of Guangzhou Juliang Internet Information Technology Co., Ltd.	1(b)(iii)	—	—	—	—	—	(2,764)	(2,764)	—	(2,764)
Deemed contribution from the shareholders for the legal disposal of certain carved-out entities	1(b)(iv)	—	—	39,300	—	—	—	39,300	—	39,300
Waiver of liability from the shareholder	21(c)	—	—	116,069	—	—	—	116,069	—	116,069
Appropriation of statutory reserves		—	—	—	—	3,721	(3,721)	—	—	—

Balance as of December 31, 2010		96,352,410	7	512,225	1,474	14,143	(1,357,747)	(829,898)	120,371	(709,527)

Balance as of December 31, 2010, in US$’000		96,352,410	1	77,610	224	2,143	(205,719)	(125,741)	18,238	(107,503)

The accompanying notes are an integral part of these consolidated financial statements

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

21Vianet Group, Inc. (the “Company”) was incorporated under the laws of the Cayman Islands on October 16, 2009. Upon incorporation, the Company was wholly owned by aBitCool Inc. (“aBitCool”), a company which is owned by a group of four ordinary shareholders.

The Company through its subsidiaries and consolidated variable interest entities (as disclosed in the table below) are principally engaged in the provision of Internet Data Center services (“IDC” or “IDC Business”), and, prior to the reorganization (as discussed below) and to a much lesser extent, the provision of Content Delivery Network and other IT related services (“CDN” or “Non-IDC Business”) in the People’s Republic of China (the “PRC”).

(a)	As of December 31, 2010, subsidiaries of the Company and its consolidated variable interest entities where the Company is the primary beneficiary includes the following entities:

Entity	Date of incorporation/ Acquisition	Place of incorporation	Percentage of direct ownership by the Company	Principal activities
Subsidiaries:
21ViaNet Group Limited (“21Vianet HK”)	May 25, 2007	Hong Kong	100%	Investment holding
21ViaNet Data Center Co., Ltd. (“21Vianet China”) *	June 12, 2000	PRC	100%	Provision of Technical and Consultation services and rental of long-lived assets

Variable Interest Entity (the “VIE”)
Beijing aBitCool Network Technology Co., Ltd. (“21Vianet Technology”) */**	October 22, 2002	PRC	—	Provision of internet data center and content delivery network services

Held directly by 21Vianet Technology:
Beijing 21ViaNet Broad band Data Center Co., Ltd (“21Vianet Beijing”) */**	March 15, 2006	PRC	—	Provision of internet data center and managed network services

Held directly by 21Vianet Beijing:
Shanghai Wantong ViaNet Information Technology Co., Ltd (“Shanghai Wantong”)*/**	February 20, 2008	PRC	—	Provision of internet data center services
21ViaNet Xi’an BPO Service Co., Ltd. (“Xi’an Sub”)*/**	June 23, 2008	PRC	—	Provision of internet data center services
Beijing Chengyishidai Network Technology Company Limited (“CYSD”) */**	September 30, 2010	PRC	—	Provision of managed network services
Zhiboxintong (Beijing) Network Technology Company Limited (“ZBXT”) */**	September 30, 2010	PRC	—	Provision of managed network services

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Entity	Date of incorporation/ Acquisition	Place of incorporation	Percentage of direct ownership by the Company	Principal activities
Beijing Bozhiruihai Network Technology Co., Ltd. */**	September 30, 2010	PRC	—	Provision of managed network services
Beijing Bikonghengtong Network Technology Co., Ltd. */**	September 30, 2010	PRC	—	Provision of managed network services
Xingyunhengtong Beijing Network Technology Co., Ltd. */**	September 30, 2010	PRC	—	Provision of managed network services
Fuzhou Yongjiahong Telecommunication Co., Ltd. */**	September 30, 2010	PRC	—	Provision of managed network services
Jiu Jiang Zhongyatonglian Network Technology Co., Ltd. */**	November 16, 2010	PRC	—	Provision of managed network services

*	Collectively “PRC Subsidiaries”
**	Collectively “Consolidated VIE”

(i)	21Vianet China was established in Beijing City of the PRC on June 12, 2000 as a foreign enterprise.

(ii)	21Vianet Technology was incorporated in Beijing City of the PRC by two of its employees (“Nominee Shareholders”) on October 22, 2002. 21Vianet China and the Nominee Shareholders entered into a series of contractual arrangements with 21Vianet Technology, including the Exclusive Technical Consulting and Service Agreement, the Loan Agreement, the Power of Attorney Agreement and the Share Pledge Agreement on July 15, 2003 and the Exclusive Option Agreement in December 19, 2006 (collectively, the “VIE Agreements”), which collectively obligated the Company, through 21Vianet China, as the primary beneficiary of 21Vianet Technology, a variable interest entity to the Company.

(iii)	21Vianet Beijing was incorporated in Beijing City of the PRC by two of its employees on March 15, 2006 with registered capital of RMB1 million. On July 15, 2006, the two employees transferred all the equity interests of 21Vianet Beijing held by them to 21Vianet Technology, in exchange for RMB1 million thereby becoming a wholly-owned subsidiary of 21Vianet Technology.

(iv)	On June 22, 2007, the Company through 21Vianet Beijing completed its share purchase and sales agreement with Shanghai Guotong Telecommunication Co., Ltd, a third party, to acquire 100% equity interest of SH Guotong (Note 4 (a)).

(v)	On January 4, 2008, GZ Juliang was incorporated in Guangzhou City of the PRC by 21Vianet Technology as a wholly-owned subsidiary.

(vi)	On February 20, 2008, Shanghai Wantong was incorporated in Shanghai City of the PRC by 21Vianet Beijing (51%) and a third party investor (49%).

(vii)	On June 23, 2008, Xi’an Sub was incorporated in Xi’an City of the PRC by 21Vianet Beijing as a wholly owned subsidiary.

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(viii)	On September 30, 2010, the Company through its VIE, 21Vianet Beijing, acquired 51% of the following entities (collectively referred to “Managed Network Entities”) from Beijing Shi Dai Tong Lian Technology Co., Ltd. (“Shi Dai Tong Lian”), a third party company controlled by Mr. Cheng Ran (Note 4(b)).

Entity	Date of Acquisition	Place of incorporation	Principal activities
Beijing Chengyishidai Network Technology Company Limited (“CYSD”)	September 30, 2010	PRC	Provision of managed network services
Zhiboxintong (Beijing) Network Technology Company Limited (“ZBXT”)	September 30, 2010	PRC	Provision of managed network services

Wholly owned by ZBXT:
Beijing Bozhiruihai Network Technology Co., Ltd.	September 30, 2010	PRC	Provision of managed network services
Beijing Bikonghengtong Network Technology Co., Ltd.	September 30, 2010	PRC	Provision of managed network services
Xingyunhengtong Beijing Network Technology Co., Ltd.	September 30, 2010	PRC	Provision of managed network services
Fuzhou Yongjiahong Telecommunication Co., Ltd.	September 30, 2010	PRC	Provision of managed network services

(ix)	On November 16, 2010, Jiu Jiang Zhongyatonglian Network Technology Co., Ltd. was incorporated in Jiu Jiang City of the PRC by CYSD as a wholly-owned subsidiary.

As more fully described below, through a series of transactions which are accounted for as a reorganization of entities where the transactions were deemed to lack substance and accounted for in a manner similar to a pooling-of interest, the Company became the ultimate parent entity of such subsidiaries and consolidated variable interest entity by October 31, 2010. Accordingly, the accompanying consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the periods presented.

Prior to the reorganization, the Company’s IDC and Non-IDC operations were conducted by aBitCool, substantially all of which was conducted through the same subsidiaries and variable interest entities set forth above. In addition, aBitCool was also engaged in other insignificant business operations, which were dissimilar and incidental to the core IDC Business, through five subsidiaries/investee of certain of the above entities, which have insignificant assets, liabilities and operating results since their inception. aBitCool also issued Series A contingently redeemable convertible preferred shares in 2006, 2007 and 2008 and Series B contingently redeemable convertible preferred shares in 2007 and 2008, to a number of third party investors, the proceeds of which had been used to finance the operations and investing activities of these business through a series of intercompany loans.

(b)	In preparation of its planned IPO for the IDC business, the Company undertook the following transactions to reorganize the structure of the listing group:

(i)	On January 13, 2010, aBitCool transferred all of its 100% equity interest in 21Vianet HK to the Company in exchange for a cash consideration of HK$1.

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(ii)	On February 21, 2010, aBitCool transferred all of its 100% equity interest in 21ViaNet China to 21Vianet HK in exchange for a cash consideration of US$1.

(iii)	On April 30, 2009 and March 1, 2010, 21Vianet Beijing legally disposed SH Guotong and GZ Juliang to the nominee shareholders of aBitCool, in return for cash consideration of RMB68,960,000 and RMB10,000,000. Subsequent to their legal disposal, the Company continued to manage the operations of SH Guotong and GZ Juliang, therefore not meeting all of the carve-out criteria pursuant to the Staff Accounting Bulletin (“SAB”) Topic 5.Z.7 and as such, was required to continue consolidating all of SH Guotong’s results of operations. Accordingly, the receipt of cash consideration for the legal disposal of SH Guotong and GZ Juliang is recorded as a deemed contribution from the shareholders.

SH Guotong—SH Guotong’s operations had historically comprised the IDC and Non-IDC Businesses since its acquisition on June 22, 2007. The divestiture of the Company’s Non-IDC Business to its ultimate shareholders was contemplated as part of the Company’s corporate restructuring pursuant to their ultimate IPO plans of the IDC Business. As part of the restructuring, 21 Vianet Beijing (i) on April 30, 2009 legally disposed of SH Guotong to the nominee shareholders of aBitCool, in return for cash consideration of RMB68,960,000, which was subsequently settled in September 2010 and recorded in amounts due from related parties as of December 31, 2009 and (ii) on March 31, 2010, legally repurchased the IDC Business’ long-lived assets, employees, and sales agreements of SH Guotong from same nominee shareholders of aBitCool for a cash consideration of RMB1,426,000. From the date of the disposal to date of repurchase, SH Guotong remained under the ownership of the same shareholder group and management of the Company continued to managed both SH Guotong’s IDC and Non-IDC Businesses. As such, the Company concluded that there was no substance to the legal disposal, other than part of the plan to effect a divestiture of the Non-IDC Business of SH Guotong to the Company’s ultimate shareholders. The cash consideration exchanged for the disposal and repurchase was required under the prevailing PRC tax regulations for the disposal of equity interests or assets, and was recorded as a deemed contribution and distribution from and to shareholders, respectively. On March 31, 2010, when in substance, the Non-IDC Business was disposed to the Company’s ultimate shareholders, the Company deconsolidated the net assets of SH Guotong’s Non-IDC Business at their respective carrying values totaling RMB27,869,000, which was recorded as a deemed distribution to the shareholders. On the same date, the divested Non-IDC Business qualified for discontinued operation in accordance with ASC 205-20 “Discontinued Operations”, and its operating results have been accordingly presented in the consolidated statements of operations for all years presented (Note 20).

GZ Juliang—GZ Juliang’s operations had historically comprised the IDC and Non-IDC Businesses since its incorporation on January 4, 2008. The divestiture of the Company’s Non-IDC Business to its ultimate shareholders was contemplated as part of the Company’s corporate restructuring pursuant to their ultimate IPO plans of the IDC Business. As part of the restructuring, 21 Vianet Beijing (i) on March 1, 2010 legally disposed of GZ Juliang to the nominee shareholders of aBitCool, in return for cash consideration of RMB10,000,000, which was subsequently settled in August 2010 and (ii) on March 31, 2010, legally repurchased the IDC Business’ long-lived assets, employees, and sales agreements of GZ Juliang from same nominee shareholders of aBitCool for a cash consideration of RMB858,000. From the date of the disposal to date of repurchase, GZ Juliang remained under the ownership of the same shareholder group and management of the Company continued to manage both GZ Juliang’s IDC and Non-IDC Businesses. As such, the Company concluded that there was no substance to the legal disposal, other than part of the plan to effect a divestiture of the Non-IDC Business of GZ Juliang to the Company’s ultimate shareholders. The cash consideration exchanged for the disposal and repurchase was required under the prevailing PRC tax regulations for the disposal of equity interests or assets, and was recorded as a deemed contribution and distribution from and to shareholders, respectively. On March 31, 2010, when in substance, the Non-IDC Business was disposed to the Company’s ultimate shareholders, the Company deconsolidated the net assets

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of GZ Juliang’s Non-IDC Business at their respective carrying values totalling RMB2,764,000, which was recorded as a deemed distribution to the shareholders. On the same date, the divested Non-IDC Business qualified for discontinued operation in accordance with ASC 205-20 , and its operating results have been accordingly presented in the consolidated statements of operations for all years presented (Note 20).

(iv)	Four subsidiaries of 21Vianet Beijing and one associate of 21Vianet Technology were also engaged in other insignificant business operations, which were dissimilar and incidental to the Company’s core IDC Business. In accordance with the SAB Topic 5.Z.7, the historical operating results, assets and liabilities of these five entities have not been included in these historical financial statements of the Company because (i) these entities were operated and managed autonomously by a management team different from that of the Company and will continue to do so into the foreseeable future; (ii) these entities are dissimilar to the Company in terms of their business models, revenue streams and customer bases and (iii) these entities incurred only incidental costs and facilities with the Company.

In 2008, 21Vianet Beijing injected RMB36,000,000 of capital into two of these entities that have been carved out of these historical financial statements, and as such, the amount is recorded as a deemed distribution to shareholders.

In 2010, 21Vianet Beijing and 21Vianet Technology legally disposed two carved-out subsidiaries and a carved-out associate, to aBitCool, for cash consideration of RMB36,000,000 and RMB3,300,000, respectively. As these entities have already been carved out of these consolidated financial statements, the cash consideration received was recorded as a deemed contribution from shareholders.

(v)	On October 31, 2010, the Company repurchased and cancelled all of its ordinary shares from aBitCool and concurrently issued 71,526,320 ordinary shares and 110,966,180 preferred shares (Note 14) to the same group of ordinary and preferred shareholders of aBitCool at nominal value, based on the same respective ordinary and preferred shareholders’ ownership percentage. These ordinary shares and preferred shares carried the same rights and obligations as those issued by aBitCool, except that the number of preferred shares issued by the Company was determined by applying (i) the relative fair value percentage of the IDC Business (when compared to the Non-IDC Business) of 85% as of October 31, 2010 to (ii) the total number of outstanding preferred shares of aBitCool. The number of preferred shares outstanding of aBitCool was also correspondingly adjusted. The initial carrying values of the preferred shares of the Company were based on the estimated fair values at issuance date in accordance with Accounting Standards Codification (“ASC”) Subtopic 480-10-S99-3A “Classification and Measurement of Redeemable Securities” (Note 14). As no consideration was received for the issuance of the preferred shares, the issuance was recorded as a distribution to shareholders.

On the same date, in preparation for the intended Qualified IPO, the shareholders and Board of the Company approved certain resolutions which only become effective upon the closing of a Qualified IPO effecting certain amendments to the authorised and issued share capital of the Company as follows:

(1)

The share capital of the Company will be divided into (i) 300,000,000 Class A Ordinary Shares with a par value of US$0.00001 each (the “Class A Ordinary Shares”), (ii) 300,000,000 Class B Ordinary Shares with a par value of US$0.00001 each (the “Class B Ordinary Shares”) and (iii) 160,000,000 preferred shares with a par value of US$0.00001 each, of which (a) 40,000,000 shares are preferred shares designated as Series A1 contingently redeemable convertible preferred shares (“Series A1 Preferred Shares”), (b) 20,000,000 shares are preferred shares designated as Series A2 contingently redeemable convertible preferred shares (“Series A2 Preferred Shares”) , (c) 10,000,000 shares are preferred shares designated as Series A3 contingently redeemable convertible preferred shares (“Series A3 Preferred Shares”),

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(d) 20,000,000 shares are redeemable preferred shares designated as Series B1 contingently redeemable convertible preferred shares (“Series B1 Preferred Shares”) and (e) 70,000,000 shares are redeemable preferred shares designated as Series B2 contingently redeemable convertible preferred shares (“Series B2 Preferred Shares”), which is subsequently amended below;

(2)	Holders of Class A Ordinary Shares and Class B Ordinary Shares are entitled to the same rights except for voting and conversion rights. In respect of matters requiring a shareholder’s vote, each Class A Ordinary Share is entitled to one vote and each Class B Ordinary Share is entitled to 10 votes. Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time by the holder. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. Upon any transfer of Class B Ordinary Shares by a holder to any person or entity which is not an affiliate of such holder, such Class B Ordinary Shares will be automatically converted into an equal number of Class A Ordinary Shares;

(3)	All the then currently issued and outstanding 41,408,340 Series A Preferred Shares and 69,557,840 Series B Preferred Shares would be converted into Class B Ordinary Shares in accordance to the conversion rights; and

(4)	All of the then currently issued and outstanding 71,526,320 ordinary shares would be re-designated as Class B Ordinary Shares.

Given there was no change in each shareholder’s proportionate shareholdings and respective rights and obligations before and after the reorganization, the transaction was deemed to lack substance and accounted for in a manner similar to a pooling-of interest with the assets and liabilities stated at their historical amounts in the Company’s consolidated financial statements. Accordingly, the accompanying consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the periods presented. Accordingly, the preferred shares issued by the Company are pushed back to all periods presented.

In addition, aBitCool and its shareholders formally agreed to waive the Company’s obligation to repay its intercompany payable due to them in the amount of RMB115,266,000 (US$17,465,000) and as such, the waiver of the payable obligation was recorded as a contribution to additional paid-in-capital on October 31, 2010. The payable obligation has been presented as an amount due to a related party for all periods presented through to the date of the waiver.

(c)	The following is a summary of the VIE agreements between 21Vianet Technology, the VIE, its Nominee Shareholders, and 21Vianet China, the primary beneficiary of 21Vianet Technology:

Exclusive option agreement

Pursuant to the exclusive option agreement amongst 21Vianet China and the Nominee Shareholders of 21Vianet Technology, the Nominee Shareholders granted the Company or its designated party, an exclusive irrevocable option to purchase all or part of the equity interests held by the Nominee Shareholders in 21Vianet Technology, when and to the extent permitted under PRC law, at an amount equal to RMB 1. 21Vianet Technology cannot declare any profit distributions or grant loans in any form without the prior written consent of the 21Vianet China. The Nominee Shareholders must remit in full any funds received from 21Vianet Technology to 21Vianet China, in the event any distributions are made by the 21Vianet Technology pursuant to any written consents of 21Vianet China.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Exclusive technical consulting and service agreement

Pursuant to the exclusive technical consulting and service agreement between 21Vianet China and the 21Vianet Technology, 21Vianet China is to provide exclusive management consulting services and internet technical services in return for fees based on of a predetermined hourly rate, which is adjustable at the sole discretion of 21Vianet China.

Loan agreement

21Vianet China provided a loan facility of RMB1,300,000 in 2003 to the Nominee Shareholders of 21Vianet Technology for the purpose of providing capital to 21Vianet Technology to develop its business. A related party also provided a loan facility of RMB8,700,000 in 2007 on behalf of 21Vianet China to the Nominee Shareholders for the additional capital injection. Such loan was subsequently repaid on the Nominee Shareholders’ behalf by 21Vianet China in September 2010. 21Vianet China also agreed to provide unlimited financial support to 21Vianet Technology for its operations and agree to forego the right to seek repayment in the event 21Vianet Technology is unable to repay such funding.

Power of attorney agreement

The Nominee Shareholders entered into the power of attorney agreement whereby they granted an irrevocable proxy of the voting rights underlying their respective equity interests in the 21Vianet Technology to 21Vianet China, which includes, but are not limited to, all the shareholders’ rights and voting rights empowered to the Nominee Shareholders by the company law and the Company’s Articles of Association.

Share pledge agreement

Pursuant to the share pledge agreement between 21Vianet China and the Nominee Shareholders, the Nominee Shareholders have contemporaneously pledged all their equity interests in 21Vianet Technology to guarantee the repayment of the loan under the Loan Agreement between 21Vianet China and the Nominee Shareholders.

If 21Vianet Technology breaches its respective contractual obligations under the Share pledge agreement and the loan agreement, 21Vianet China, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. The Nominee Shareholders agreed not to transfer, sell, pledge, dispose of or otherwise create any new encumbrance on their equity interests in the 21Vianet Technology without the prior written consent of 21Vianet China.

Despite the lack of technical majority ownership, there exists a parent-subsidiary relationship between the Company and 21Vianet Technology through the irrevocable power of attorney agreement, whereby the Nominee Shareholders effectively assigned all of their voting rights underlying their equity interest in 21Vianet Technology to 21Vianet China. In addition, through the other aforementioned VIE agreements, the Company demonstrates its ability and intention to continue to exercise the ability to absorb substantially all of the expected losses and majority of the profits of 21Vianet Technology through 21Vianet China. Thus, the Company is also considered the primary beneficiary of 21Vianet Technology through 21Vianet China. As a result of the above, the Company consolidates 21Vianet Technology and its subsidiaries under by Accounting Standards Codification (“ASC”) Subtopic 810-10 (“ASC 810-10”) “Consolidation: Overall”.

Subsequently, in September 2010, the following supplementary agreements were entered into:

21Vianet Group, Inc. agreed to provide unlimited financial support to 21Vianet Technology for its operations and agreed to forego the right to seek repayment in the event 21Vianet Technology is unable to repay

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

such funding. Concurrently, the agreement by 21Vianet China through the loan agreement to provide unlimited financial support to 21Vianet Technology is cancelled.

The Nominee Shareholders also re-signed the power of attorney agreement whereby they granted an irrevocable proxy of the voting rights underlying their respective equity interests in 21Vianet Technology to 21Vianet Group, Inc., which includes, but are not limited to, all the shareholders’ rights and voting rights empowered to the Nominee Shareholders by the company law and the Company’s Article of Association.

Accordingly, as a result of the power to direct the activities of 21Vianet Technology pursuant to the power of attorney agreement and the obligation to absorb the expected losses of 21Vianet Technology through the unlimited financial support, 21Vianet China ceased to be the primary beneficiary and 21Vianet Group, Inc. became the primary beneficiary of 21Vianet Technology in September 2010.

As of December 31, 2010, the aggregate carrying amounts of the total assets and total liabilities of the Consolidated VIE were RMB693,296,000 (US$105,045,000) and RMB453,760,000 (US$68,752,000), respectively. Except for certain computer and network equipment with carrying amounts of RMB35,621,000 that were pledged to secure banking borrowings granted to the Company (Note 7), there was no other pledge or collateralization of the Consolidated VIE’s assets. Creditors of the Consolidated VIE have no recourse to the general credit of the Company, who is the primary beneficiary of the Consolidated VIE. The Company has not provided any financial or other support that it was not previously contractually required to provide to the Consolidated VIE during the periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

(b) Principles of Consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries and the Consolidated VIE for which the Company or a subsidiary of the Company is the primary beneficiary. All significant inter-company transactions and balances between the Company, its subsidiaries and the Consolidated VIE are eliminated upon consolidation. Results of acquired subsidiaries and its Consolidated VIE are consolidated from the date on which control is transferred to the Company.

(c) Use of estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Areas where management uses subjective judgment include, but are not limited to, estimating the useful lives of long-lived assets and intangible assets, assessing the initial valuation of the assets acquired and liabilities assumed in a business combination and the subsequent impairment assessment of long-lived assets, intangible assets and related goodwill, determining the provision for accounts receivable, accounting for deferred income taxes, and accounting for share-based compensation arrangements. The valuation of and accounting for the Company’s financial instruments (Note 14) and purchase consideration (Note 4) also

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

requires significant estimates and judgments provided by management. The results of the continuing operations and discontinued operations are determined by using a combination of specific identification of revenues and certain costs as well as a reasonable allocation of the remaining costs using applicable cost drivers where specific identification is not determinable. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

(d) Foreign Currency

The functional currency of the Company and 21Vianet HK is the United States dollar (“US$”), whereas the functional currency of the Company’s PRC subsidiaries and its Consolidated VIE is the Chinese Renminbi (“RMB”) as determined based on the criteria of ASC 830, “Foreign Currency Matters”. The Company uses the RMB as its reporting currency. Transactions denominated in foreign currencies are re-measured into the functional currency at the exchange rates prevailing on the transaction dates. Foreign currency denominated financial assets and liabilities are re-measured at the balance sheet date exchange rate. Exchange gains and losses are included in foreign exchange gains and losses in the consolidated statements of operations.

Assets and liabilities of the Company and 21Vianet HK are translated into RMB at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal year. The resulting translation adjustments are recorded in other comprehensive loss, a component of shareholders’ (deficit) equity.

(e) Convenience Translation

Amounts in United States dollars (“US$”) are presented for the convenience of the reader and are translated at the noon buying rate of US$1.00 to RMB6.6000 on December 31, 2010 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

(f) Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and demand deposits placed with banks or other financial institutions which are unrestricted as to withdrawal and use and have original maturities less than three months.

(g) Restricted cash

Restricted cash represents amounts held by a bank in escrow as security for notes payable and credit facilities that have yet to be drawn down and therefore are not available for the Company’s use.

(h) Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at net realizable value. An allowance for doubtful accounts is recorded in the period when loss is probable based on an assessment of specific evidence indicating troubled collection, historical experience, accounts aging and other factors. An accounts receivable is written off after all collection effort has ceased.

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(i) Deferred Initial Public Offering Costs

Direct costs incurred by the Company attributable to its proposed initial public offering of ordinary shares in the United States have been deferred and recorded in other current assets and will be charged against the gross proceeds received from such offering.

(j) Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Category	Estimated useful life

Buildings	25 years

Leasehold improvements	Over the shorter of lease term or the estimated useful lives of the assets

Computer and network equipment	5 years

Office equipment	5 years

Motor vehicles	5 years

Repair and maintenance costs are charged to expense as incurred, whereas the costs of betterments that extend the useful life of property and equipment are capitalized as additions to the related assets. Retirements, sale and disposals of assets are recorded by removing the cost and accumulated depreciation with any resulting gain or loss reflected in the consolidated statements of operations.

Property and equipment that are purchased or constructed which require a period of time before the assets are ready for their intended use are accounted for as construction-in-progress. Construction-in-progress is recorded at acquisition cost, including installation costs. Construction-in-progress is transferred to specific property and equipment accounts and commences depreciation when these assets are ready for their intended use. The Company did not incur significant capitalized interest during each of the three years ended December 31, 2010.

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(k) Intangible Assets

Intangible assets are carried at cost less accumulated amortization and any recorded impairment. Intangible assets acquired in a business combination are recognized initially at fair value at the date of acquisition. Intangible assets with finite useful lives, except for acquired customer relationships in the acquisition of the Managed Network Entities which is amortized using an accelerated method of amortization, are amortized using a straight-line method of amortization. These amortization methods reflect the estimated pattern in which the economic benefits of the respective intangible assets are to be consumed. The estimated useful life for the intangible assets is as follows:

Purchased software	3-5 years

Purchased customer contracts	0.1-1.8 years

Contract backlog*	1 year

Customer relationship*	4-8 years

Supplier relationship*	10 years

Licenses*	15-20 years

Trade Name*	15-20 years

*	Acquired in the acquisition of SH Guotong and the Managed Network Entities (Note 4)

(l) Goodwill

Goodwill represents the excess of the purchase price over the amounts assigned to the fair value of the assets acquired and the liabilities assumed of an acquired business. The Company’s goodwill at December 31, 2009 and 2010 were related to its acquisition of SH Guotong and Managed Network Entities (Note 4). In accordance with ASC 350, “Goodwill and Other Intangible Assets,” recorded goodwill amounts are not amortized, but rather are tested for impairment annually or more frequently if there are indicators of impairment present.

The performance of the impairment test involves a two-step process. The first step of the impairment test involves comparing the fair value of the reporting unit with its carrying amount, including goodwill. Fair value is primarily determined by computing the future discounted cash flows expected to be generated by the reporting unit. If the reporting unit’s carrying value exceeds its fair value, goodwill may be impaired. If this occurs, the Company performs the second step of the goodwill impairment test to determine the amount of impairment loss.

The fair value of the reporting unit is allocated to its assets and liabilities in a manner similar to a purchase price allocation in order to determine the implied fair value of the reporting unit’s goodwill. If the implied goodwill fair value is less than its carrying value, the difference is recognized an impairment loss.

In accordance with ASC 350, the Company assigned and assessed goodwill for impairment at the reporting unit level. A reporting unit is an operating segment or one level below the operating segment. Prior to the acquisition of Managed Network Entities, the Company has determined it has one reporting unit, the original IDC Business, which is also its only operating segment. Goodwill that has arisen as a result of the acquisition of SH Guotong is assigned to this reporting unit. Goodwill that has arisen as a result of the acquisition of Managed Network Entities has yet to be assigned, as the Company is still currently in process of evaluating the impact of the acquisition on its determination of its reporting unit and, accordingly, the allocation of net assets acquired, including goodwill.

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2009 and 2010, the Company completed its annual impairment tests on goodwill that has arisen out of the acquisition of SH Guotong. The Company determined the fair value of the reporting unit, excluding the effects of the acquisition of the Managed Network Entities, using the income approach based on the discounted expected cash flows associated with the reporting unit. The discounted cash flows for the reporting unit were based on seven year projections. Cash flow projections were based on past experience, actual operating results and management best estimates about future developments as well as certain market assumptions. Cash flows after seven years were estimated using a terminal value calculation, which considered terminal value growth at 3%, considering the long term revenue growth for entities in a similar industry in the PRC. The discount rate of approximately 18% was derived and used in the valuations which reflect the market assessment of the risks specific to the Company and its industry and is based on its weighted average cost of capital. The resulting fair value of the reporting unit was higher than its carrying value, and as such, the Company was not required to complete the second step, therefore no impairment losses were recognized for each of the three years ended December 31, 2010.

(m) Impairment of Long-Lived Assets and Intangibles

The Company evaluates its long-lived assets or asset group, including intangible assets with finite lives, for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of an asset or a group of long-lived assets may not be recoverable. When these events occur, the Company evaluates for impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the excess of the carrying amount of the asset group over its fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available for the long-lived assets. No impairment charge was recognized for each of the three years ended December 31, 2010.

(n) Fair Value of Financial Instruments

The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, restricted cash, accounts receivable, other receivables, short-term bank borrowings, accounts payable, balances with related parties and other payables, approximate their fair values because of the short maturity of these instruments. The Series A and Series B contingently redeemable convertible preferred shares are initially recognized at fair value (Note 14). No accretion is recorded as the Series A contingently redeemable convertible preferred shares are only contingently redeemable upon certain liquidation events and the initial fair value of the Series B contingently redeemable convertible preferred shares is greater than its redemption value. The contingent consideration in both cash and shares and the option to acquire the Company’s ordinary shares are initially measured at fair value of the date of acquisition of the Managed Network Entities (Note 4(b)) and subsequently remeasured at the end of each reporting period with any adjustment to the fair value recorded to the current period expense. The call option to purchase the remaining 49% equity interest in the Managed Network Entities is initially measured at fair value and is recognized as part of non-controlling interest as it is an embedded feature in the Managed Network Entities’ shares, which does not qualify for bifurcation accounting. The Company, with the assistance of an independent third party valuation firm, determined the estimated fair value of its preferred shares, the contingent consideration in both cash and shares, the option to acquire the Company’s ordinary shares and the call option to purchase the remaining 49% equity interests in the Managed Network Entities, that are recognized in the consolidated financial statements.

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(o) Revenue Recognition

The Company hosts customers’ servers and networking equipment, improving the performance, availability and security of their Internet services. The Company also provides managed network services to enable our customers to deliver data across Internet in a faster and more reliable manner through extensive data transmission network and BroadEx smart routing technology.

Consistent with the criteria of Staff Accounting Bulletin No. 104, “Revenue Recognition”, the Company recognizes revenue from sales of these services when there is a signed sales agreement with fixed or determinable fees, services have been provided to the customer and collection of the resulting customer’s receivable is reasonably assured.

The Company’s services are provided under the terms of a one-year master service agreement, which will typically accompany a one-year term renewal option with the same terms and conditions. Customers can choose at the outset of the arrangement to either use the Company’s services through a monthly fixed fee arrangement or choose a plan based on actual bandwidth or traffic volume used during the month at fixed pre-set rates. The Company recognizes and bills for revenue for excess usage, if any, in the month of its occurrence to the extent a customer’s usage of the services exceeds their pre-set monthly fixed bandwidth usage and fee arrangements. The rates as specified in the master service agreements are fixed for the duration of the contract term and are not subject to adjustment.

The Company may charge its customers an initial set-up fee prior to the commencement of their services. The Company records these initial set-up fees as deferred revenue and recognizes revenue ratably over the period of the customer service agreement. Generally, all the Company’s customers’ service agreements will require some amount of initial set-up along with the selected service subscription.

Business tax on revenues earned from provision of services to customers is recorded as a deduction from gross revenues to derive net revenues in the same period in which the related revenue is recognized. Except for 21Vianet Beijing, Xi’an Sub and XingyunhengtongBeijing Network Technology Co., Ltd. which are subject to 5% business tax rate on their revenues, all the Company’s other PRC subsidiaries and its Consolidated VIE are subject to a 3% business tax rate. The business tax expenses for the years ended December 31, 2008, 2009 and 2010 amounted to approximately RMB9,759,000, RMB11,862,000 and RMB20,519,000 (US$3,109,000), respectively.

(p) Cost of Revenues

Cost of revenues consists primarily of depreciation of the Company’s long-lived assets, amortization of acquired intangible assets, maintenance, center rent expense, purchase of bandwidth and other overhead expenses directly attributable to the provision of the IDC services.

21Vianet China is subject to business tax and other surcharges on the revenues earned for exclusive business support, technical and consulting services provided to 21Vianet Technology, pursuant to the VIE agreements (Note 1(c)). Such business tax and other surcharges are charged to cost of revenues as the related technical, consulting and rental services are rendered.

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(q) Advertising Expenditures

Advertising expenditures are expensed as incurred and are included in sales and marketing expenses, which amounted to RMB1,730,000 and RMB4,934,000 and RMB3,468,000 (US$525,000) for the years ended December 31, 2008, 2009 and 2010, respectively.

(r) Research and Development Costs

Research and development costs consist primarily of payroll and related personnel costs for routine upgrades and related enhancements of the Company’s services and network. Research and development costs are expensed as incurred.

(s) Government Grants

Government grants are provided by the relevant PRC municipal government authorities to subsidize the cost of certain research and development projects. The amount of such government grants are determined solely at the discretion of the relevant government authorities and there is no assurance that the Company will continue to receive these government grants in the future. Government grants are recognized when it is probable that the Company will comply with the conditions attached to them, and the grants are received. When the grant relates to an expense item, it is recognized in the statement of operations over the period necessary to match the grant on a systematic basis to the costs that it is intended to compensate, as a reduction of the related operating expense. Where the grant relates to an asset, it is recognized as deferred government grants and released to the statement of operations in equal amounts over the expected useful life of the related asset, when operational, as a reduction of the related depreciation expense.

(t) Leases

Leases are classified at the inception date as either a capital lease or an operating lease. The Company did not enter into any leases whereby it is the lessor for any of the periods presented. As the lessee, a lease is a capital lease if any of the following conditions exists: a) ownership is transferred to the lessee by the end of the lease term, b) there is a bargain purchase option, c) the lease term is at least 75% of the property’s estimated remaining economic life, or d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease. The Company entered into capital leases for certain network equipments in the years ended December 31, 2009 and 2010.

All other leases are accounted for as operating leases wherein rental payments are expensed on a straight-line basis over the periods of their respective leases. The Company leases office space and employee accommodation under operating lease agreements. Certain of the lease agreements contain rent holidays and escalating rent. Rent holidays and escalating rent are considered in determining the straight-line rent expense to be recorded over the lease term. The lease term begins on the date of initial possession of the lease property for purposes of recognizing lease expense on a straight-line basis over the term of the lease. The Company also leases fibers optic cables for periods not exceeding three years.

(u) Income Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company applies ASC 740, “Accounting for Income Taxes”, to account for uncertainty in income taxes. ASC 740 prescribes a recognition threshold a tax position is required to meet before being recognized in the financial statements.

The Company has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of “income tax”, in the consolidated statements of operations.

(v) Discontinued Operations

In accordance with ASC 205-20 “Discontinued Operations”, when a component of an entity has been disposed of and the Company will no longer have significant continuing involvement in the operations of the component, the results of its operations should be classified as discontinued operations in the consolidated statement of operations for all periods presented.

(w) Share-Based Compensation

Share options granted to employees are accounted for under ASC 718, “Compensation—Stock Compensation”, which requires that share-based awards granted to employees be measured based on the grant date fair value and recognized as compensation expense over the requisite service period (which is generally the vesting period) in the consolidated statements of operations. The Company has elected to recognize compensation expense using the straight-line method for all share options granted with service conditions that have a graded vesting schedule.

ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. Forfeiture rate is estimated based on historical and future expectation of employee turnover rate and are adjusted to reflect future change in circumstances and facts, if any. Share-based compensation expense is recorded net of estimated forfeitures such that expense was recorded only for those share-based awards that are expected to vest. To the extent the Company revises this estimate in the future, the share-based payments could be materially impacted in the period of revision, as well as in following periods. During the year ended December 31, 2010, the Company estimated that the forfeiture rate for both the management and non-management employees of the Company was zero.

The Company, with the assistance of an independent third party valuation firm, determined the estimated fair value of the share options using the Black-Scholes pricing model (Note 18).

(x) Earnings Per Share

In accordance with ASC 260, “Earnings per Share”, basic earnings per share is computed by dividing net loss attributable to ordinary shareholders by the weighted average number of unrestricted ordinary shares outstanding during the year using the two-class method. Under the two-class method, net income is allocated between ordinary shares and other participating securities based on their participating rights. The Company’s Series A and Series B contingently redeemable convertible preferred shares (Note 14) are participating securities.

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the periods presented herein, the computation of basic earnings per share using the two-class method is not applicable as the participating securities do not have contractual rights and obligations to share in the losses of the Company. Accordingly, both the profit from continuing operations and loss from discontinued operations are allocated to the ordinary shareholders in the computation of basic earnings per share. Diluted earnings per share for continuing operations is calculated by dividing net profit from continuing operations attributable to ordinary shareholders as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Diluted earnings per share for discontinued operations is then calculated by dividing net loss from discontinued operations attributable to ordinary shareholders by the same number of potential ordinary shares determined in the earlier step. Contingently issuable shares are included in the computation of basic earnings per share only when there is no circumstance under which those shares would not be issued. Ordinary equivalent shares consist of the ordinary shares issuable upon the conversion of the Company’s preferred shares using the if-converted method and ordinary shares issuable upon the exercise of the share options, using the treasury stock method. Ordinary share equivalents are excluded from the computation of diluted per share if their effects would be anti-dilutive. Pro forma basic and diluted net earnings per share are computed assuming the conversion of all preferred shares outstanding.

(y) Comprehensive Loss

Comprehensive loss is defined as the decrease in equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Comprehensive loss is reported in the statements of changes of shareholders’ (deficit) equity. Accumulated other comprehensive loss of the Company includes foreign currency translation adjustments related to the Company and 21Vianet HK, whose functional currency is US$.

(z) Segment Reporting

The Company’s chief operating decision-maker, who has been identified as the Chief Executive Officer, reviews the consolidated results when making decisions about allocating resources and assessing performance of the Company as a whole and hence, the Company has only one operating and reportable segment. The Company operates and manages its IDC business as a single segment. As the Company’s long-lived assets are substantially all located in the PRC and substantially all the Company’s revenues are derived from within the PRC, no geographical segments are presented.

(aa) Employee Benefits

The full-time employees of the Company’s PRC subsidiaries are entitled to staff welfare benefits including medical care, housing fund, pension benefits and unemployment insurance, which are governmental mandated defined contribution plans. These entities are required to accrue for these benefits based on certain percentages of the employees’ respective salaries, subject to certain ceilings, in accordance with the relevant PRC regulations, and make cash contributions to the state-sponsored plans out of the amounts accrued.

(bb) Unaudited Pro Forma Shareholders’ Equity

If an initial public offering is completed, all of the Series A and Series B contingently redeemable convertible preferred shares outstanding will automatically convert into Class B Ordinary Shares of the Company. Unaudited pro forma shareholders’ equity as of December 31, 2010, as adjusted, for the assumed conversion of the redeemable convertible preferred shares, is set forth on the consolidated balance sheets.

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited pro forma earnings per share for year ended December 31, 2010, as adjusted, for the assumed conversion of the Series A and Series B contingently redeemable convertible preferred shares as of January 1, 2010, is also set forth on the consolidated statements of operations (Note 23).

(cc) Recent Accounting Pronouncements

In October 2009, the FASB issued ASU 2009-13, which amends ASC 605-25, regarding revenue arrangements with multiple deliverables. ASU 2009-13 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, and how the arrangement consideration should be allocated among the separate units of accounting. This ASU is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not expect the adoption of ASU 2009-13 will have a material impact on the Company’s consolidated financial statements.

In October 2009, the FASB issued ASU 2009-14, which amends ASC985-605. The amendments in this ASU change the accounting model for revenue arrangements that include both tangible products and software elements. Transactions involving tangible products containing software components and non-software components those functions together to deliver the tangible product’s essential functionality are no longer within the scope of the software revenue recognition guidance in ASC 985-605. In addition, the amendments in this ASU require that hardware components of a tangible product containing software components will always be excluded from software revenue recognition guidance. In that regard, the amendments in this ASU provide additional guidance on how to determine which software, if any, relating to the tangible product also would be excluded from the scope of the software revenue recognition guidance. The amendments in this ASU also provide guidance on how a vendor should allocate arrangement consideration between tangible products and software. This ASU will be effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not expect the adoption of ASU 2009-13 will have a material impact on the consolidated financial statements.

In December 2010, the FASB issued an Accounting Standards Update (“ASU”) No. 2010-28, Intangibles—Goodwill and Other (Topic 350) (“ASU 2010-28”). This ASU amends the Accounting Standards Codification (“ASC”) Topic 350. ASU 2010-28 clarifies the requirement to test for impairment of goodwill. ASC Topic 350 requires that goodwill be tested for impairment if the carrying amount of a reporting unit exceeds its fair value. Under ASU 2010-28, when the carrying amount of a reporting unit is zero or negative an entity must assume that it is more likely than not that a goodwill impairment exists, perform an additional test to determine whether goodwill has been impaired and calculate the amount of that impairment. The modifications to ASC Topic 350 resulting from the issuance of ASU 2010-28 are effective for fiscal years beginning after December 15, 2010 and interim periods within those years. Early adoption is not permitted. The Company is currently assessing the potential impact, if any, of adopting this Update on its financial statements.

3. CONCENTRATION OF RISKS

(a) Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable, other receivables and amounts due from related parties. As of December 31, 2009 and 2010, RMB74,962,000 and RMB85,762,000 (US$12,994,000), respectively, were deposited with major financial institutions located in the PRC, and US$1,259,000 (RMB8,312,000) and US$293,000 (RMB1,935,000), respectively, were deposited with in the major financial

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

institutions located in the Hong Kong Special Administration Region. Management believes that these financial institutions are of high credit quality and continually monitors the credit worthiness of these financial institutions. Historically, deposits in Chinese banks are secure due to the state policy on protecting depositors’ interests. However, China promulgated a new Bankruptcy Law in August 2006 that came into effect on June 1, 2007, which contains a separate article expressly stating that the State Council may promulgate implementation measures for the bankruptcy of Chinese banks based on the Bankruptcy Law. Under the new Bankruptcy Law, a Chinese bank may go into bankruptcy. In addition, since China’s concession to the World Trade Organization, foreign banks have been gradually permitted to operate in China and have been significant competitors against Chinese banks in many aspects, especially since the opening of the Renminbi business to foreign banks in late 2006. Therefore, the risk of bankruptcy of those Chinese banks in which the Company has deposits has increased. In the event of bankruptcy of one of the banks which holds the Company’s deposits, it is unlikely to claim its deposits back in full since it is unlikely to be classified as a secured creditor based on PRC laws.

(b) Business, supplier, customer, and economic risk

The Company participates in a relatively dynamic and competitive industry that is heavily reliant operation excellence of the services. The Company believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, result of operations or cash flows:

(i) Business Risk—Third parties may develop technological or business model innovations that address data centre and network requirements in a manner that is, or is perceived to be, equivalent or superior to the Company’s services. If competitors introduce services that compete with, or surpass the quality, price or performance of the Company’s services, the Company may be unable to renew its agreements with existing customers or attract new customers at the prices and levels that allow the Company to generate reasonable rates of return on its investment.

(ii) Supplier Risk—The Company’s operations are dependent upon bandwidth and cabinet capacity provided by the third-party telecom carriers. There can be no assurance that the Company will be able to secure the cabinet and bandwidth supply from the third-party telecom carriers, neither the Company is adequately prepared for unexpected increases in bandwidth demands by its customers. The communications capacity the Company has leased, include cabinet and bandwidth, may become unavailable for a variety of reasons, such as physical interruption, technical difficulties, contractual disputes, or the financial health of its third-party providers. Any failure of these network providers to provide the capacity the Company requires may result in a reduction in, or interruption of, service to its customers. A significant portion of the Company’s total bandwidth and cabinet resources are purchased from its four largest suppliers, who collectively accounted for 51%, 56% and 40% of the Company’s total bandwidth and cabinet resources for the years ended December 31, 2008, 2009 and 2010, respectively.

(iii) Political, economic and social uncertainties. The Company’s operations could be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 20 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC political, economic and social conditions. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

(iv) Regulatory restrictions. The applicable PRC laws, rules and regulations currently prohibit foreign ownership of companies that provide IDC services, including hosting and managed network services.

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accordingly, the Company’s subsidiary, 21Vianet China is currently ineligible to apply for the required licenses for providing IDC services in China. As a result, the Company operates its IDC services in the PRC through its Consolidated VIE which holds the licenses and permits required to provide IDC services in the PRC. The PRC Government may also choose at anytime to block access to certain website operators which could also materially impact the Company’s ability to generate revenue.

(c) Currency convertibility risk

The Company transacts substantially all its business in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual-rate system and introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “PBOC”). However, the unification of the exchange rates does not imply that the RMB may be readily convertible into US$ or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

(d) Foreign currency exchange rate risk

From July 21, 2005, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. The appreciation of the RMB against US$ was approximately 6.4%, 0.1% and 3.0% in the years ended December 31, 2008, 2009 and 2010, respectively. While the international reaction to the appreciation of the RMB has generally been positive, there remains significant international pressure on the PRC Government to adopt an even more flexible currency policy, which could result in a further and potentially more significant appreciation of the RMB against the US$.

4. ACQUISITION OF SUBSIDIARIES

(a) SH Guotong

As a part of the Company’s business expansion strategy to develop its IDC business in the PRC, the Company through 21Vianet Beijing, acquired SH Guotong on June 22, 2007 for an aggregate purchase price of RMB61,052,000 which was paid out in three installments by the Company in June 2007, September 2007 and October 2007.

Purchase consideration:	RMB’000
Payment of cash	27,584
Issuance of Series A2 contingently redeemable convertible preferred shares of aBitCool, a related company*	33,086
Direct transaction cost	382

Total fair value of purchase price consideration	61,052

*	The consideration paid by aBitCool on behalf of the Company in its Series A2 Preferred Shares is accounted for as a contribution to additional paid-in capital. The Company determined the fair value of the preferred shares consideration with the assistance of an independent third party valuation firm.

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as at the date of acquisition:

RMB’000
Current assets	43,865
Property and equipment, net	5,881
Purchased software	36
Contract backlog (Note 8)	370
Customer relationship (Note 8)	4,690
Licenses (Note 8)	160
Supplier relationship (Note 8)	8,310
Trade Name (Note 8)	2,220
Deferred tax assets, non-current	77

Total assets acquired	65,609

Accounts payable	3,442
Other current liabilities	9,622
Deferred tax liability, non-current	4,000

Total liabilities assumed	17,064

Net assets acquired	48,545
Goodwill (Note 9)	12,507

Total fair value of purchase price consideration	61,052

The results of operations of SH Guotong have been included in the consolidated statements of operations from the date of acquisition.

(b) Managed Network Entities

As a part of the Company’s business expansion strategy into the provision of managed network services that are complementary to its core IDC business, the Company through 21Vianet Beijing, acquired a 51% equity interest in CYSD and ZBXT for total purchase consideration of RMB172,439,000, on September 30, 2010, as follows:

RMB’000
Cash consideration (Note a)	50,000
Contingent consideration in cash* (Note c)	38,536
Contingent ordinary shares issuance (Note c and d)	75,494
Option to acquire the Company’s ordinary shares* (Note b)	15,174
Less: Call option to purchase the remaining 49% equity interests in the Managed Network Entities	(6,765)

Total fair value of purchase price consideration	172,439

*	The Company determined the fair value of the contingent consideration in cash and ordinary shares, the option to acquire the Company’s ordinary shares and the call option with the assistance of an independent third party valuation firm.

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Details on the purchase consideration are discussed as follows:

(a)	The cash consideration was paid in September 2010.

(b)	The Company issued an option to the Seller to acquire RMB25,000,000 of its ordinary shares at a fixed exercise price of US$8.61 per share, exercisable at any time through June 2012. As the option is indexed to the RMB:USD currency index in addition to its own shares, it is liability-classified and is remeasured at the end of each reporting period with an adjustment to fair value recorded to the results of operations with a corresponding credit in the “Amount due to related parties” balance within the Company’s statement of financial position (Note 21).

(c)	The contingent consideration in both cash and shares are annually determined based on the achievement by the Managed Network Entities of certain revenue and net profit targets in accordance with the sales and purchase agreement for the fiscal years 2011, 2012 and 2013, as well as the successful negotiation of a country-wide fiber optic lease agreement with a third party that is critical to the expansion of their business. The above contingent consideration amounts were derived from the Company’s assessment of whether the Managed Network Entities will meet the certain contractually stipulated targets. Such contingent consideration amounts have been recorded in the “Amount due to related parties” balance within the Company’s statement of financial position (Note 21).

(d)	In accordance with the sales and purchase agreement, if the option to acquire the Company’s ordinary shares per (b) above is exercised, any contingent consideration payable in shares, if and when the stipulated targets are achieved, would be reduced by the number of shares issued through the exercise of that option. As such, the valuation of the contingent consideration payable in shares represents the fair value of the contingent share consideration payable that is in excess of the shares issuable as discussed in (b) above. As the contingent consideration in shares is not considered to be indexed to its own shares since the settlement amount is determined based on the agreed targets discussed in (c) above, it is liability-classified and is remeasured at the end of each reporting period with an adjustment for fair value recorded to the current period expense.

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as the date of acquisition:

RMB’000
Current assets	18,500
Property and equipment, net	22,719
Contract backlog (Note 8)	2,540
Customer relationship (Note 8)	44,607
Supplier relationship (Note 8)	90,376
Licenses (Note 8)	1,320
Trade Name (Note 8)	15,300
Deferred tax assets, non-current	906

Total assets acquired	196,268

Accounts payable	15,752
Other current liabilities	8,827
Non-current liabilities	20,359
Deferred tax liabilities, non-current	38,536

Total liabilities assumed	83,474

Net assets acquired	112,794
Aggregate of:
Purchase consideration	172,439
Non-controlling interest *	98,019

Total	270,458

Goodwill	157,664

*	The Company determined the fair value of the non-controlling interests with the assistance of an independent third party valuation firm.

The agreement also provided a call option that allows the Company to purchase the remaining 49% equity interest in the Managed Network Entities by December 2011 for cash consideration determined using the proportionate amount of the finalized cash consideration for the initial 51% acquisition. As the remaining 49% equity interests is held by only one non-controlling shareholder where the underlying shares of the Managed Network Entities are not publicly traded, the call option is an embedded feature in the Managed Network Entities’ shares, which does not qualify for bifurcation accounting. The fair value of the call option is RMB6,765,000 and has been recognized as part of non-controlling interests.

The revenue and net profit of Managed Network Entities since the acquisition date included in the consolidated statements of operations for the year ended December 31, 2010 were RMB60,175,000 and RMB11,869,000, respectively.

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited pro forma consolidated financial information

The following unaudited pro forma consolidated financial information for the years ended December 31, 2009 and 2010 are presented as if the acquisition had occurred at the beginning of the period presented. These pro forma results have been prepared for comparative purpose only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place on the date indicated. The pro forma adjustments are based on available information and certain assumptions the management believes are reasonable.

	For the year ended December 31,
	2009			2010		2010
	(RMB’000)			(RMB’000)		(US$’000)
Net Revenue		424,877		649,574		98,420
Net profit (loss) from continuing operations before income tax		619		(247,195)		(37,454)
Earnings (loss) per share from continuing operations—basic (RMB)	RMB	0.65	RMB	(3.45)	US$	(0.52)

These amounts have been computed after applying the effects of the Company’s accounting policies.

5. ACCOUNTS RECEIVABLE, NET

Accounts receivable and allowance for doubtful accounts consist of the following:

	December 31,
	2009	2010
	RMB’000	RMB’000	US$’000
Accounts receivable	43,328	78,826	11,943
Allowance for doubtful debts	(3,066)	(2,453)	(371)

	40,262	76,373	11,572

As of December 31, 2009 and 2010, all accounts receivable were due from third party customers.

An analysis of the allowance for doubtful accounts is as follows:

	For the year ended December 31,
	2009	2010
	RMB’000	RMB’000	US$’000
Balance at beginning of the year	2,004	3,066	464
Charged to expenses	1,078	1,097	166
Disposal of the Non-IDC Business in SH Guotong	—	(1,710)	(259)
Write-off of accounts receivable	(16)	—	—

Balance at end of the year	3,066	2,453	371

Additions to the Company’s allowance for doubtful accounts were recorded within general and administration expenses for each of the three years ended December 31, 2010.

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	December 31,
	2009	2010
	RMB’000	RMB’000	US$’000
Prepaid expense for bandwidth, rented computer rooms and cabinets	8,995	4,975	753
Deferred initial public offering costs	—	5,325	807
Staff field advances	1,335	454	69
Other receivables	7,673	3,615	548

	18,003	14,369	2,177

Prepaid expense for bandwidth, rented computer rooms and cabinets represents the unamortized portion of prepayments made to the Company’s telecom operators and certain technology companies, who provide the Company with access to bandwidth and computer rooms and cabinets.

Deferred initial public offering costs represent the deferred costs incurred by the Company directly attributable to the Company’s pursuit of an IPO in the U.S. market, which are incremental to the Company and will be charged against the gross proceeds received from the expected IPO.

7. PROPERTY AND EQUIPMENT, NET

Property and equipment, including those held under capital leases, consist of the following:

	December 31,
	2009	2010
	RMB’000	RMB’000	US$’000
At cost:
Buildings	11,089	11,089	1,680
Leasehold improvements	60,138	49,300	7,470
Computer and network equipment	165,147	255,010	38,638
Office equipment	5,245	4,457	675
Motor vehicles	620	694	105

	242,239	320,550	48,568
Less: Accumulated depreciation	(146,138)	(142,653)	(21,614)

	96,101	177,897	26,954
Construction-in-progress	3,002	19,118	2,897

	99,103	197,015	29,851

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation expense was RMB12,263,000, RMB15,990,000 and RMB19,673,000 (US$2,981,000) for the years ended December 31, 2008, 2009 and 2010, respectively, and were included in the following captions:

	For the year ended December 31,
	2008	2009	2010
	RMB’000	RMB’000	RMB’000	US$’000
Cost of revenues	10,335	10,539	11,863	1,797
Sales and marketing expenses	264	539	777	118
General and administrative expenses	787	2,416	2,071	314
Research and development costs	877	2,496	4,962	752

	12,263	15,990	19,673	2,981

The Company accounted for the leases of certain network equipments as capital leases as the lease contracts included bargain purchase options. The carrying amounts of the Company’s property and equipment held under capital leases at respective balance sheet dates were as follows:

	December 31,
	2009	2010
	RMB’000	RMB’000	US$’000
Computer and network equipment	14,315	80,578	12,209
Less: accumulated depreciation	(854)	(3,696)	(560)

	13,461	76,882	11,649

Depreciation of computer and network equipment under capital leases was RMB nil, RMB854,000 and RMB3,413,000 (US$517,000), for the years ended December 31, 2008, 2009 and 2010, respectively.

The carrying amounts of computer and network equipment pledged by the Company to secure banking borrowings (Note 10) granted to the Company at respective balance sheet dates were as follows:

	December 31,
	2009	2010
	RMB’000	RMB’000	US$’000
Computer and network equipment	—	35,621	5,397

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8. INTANGIBLE ASSETS, NET

The following table presents the Company’s intangible assets as of the respective balance sheet dates:

	Purchased software	Purchased customer contracts	Contract backlog*	Customer relationship*	Licenses*	Supplier relationship*	Trade Name*	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Intangible assets, net
January 1, 2009	8,757	1,912	—	2,931	112	7,064	2,054	22,830
Additions	529	—	—	—	—	—	—	529
Amortization expense	(2,339)	(1,712)	—	(1,173)	(32)	(831)	(111)	(6,198)

Intangible assets, net
December 31, 2009	6,947	200	—	1,758	80	6,233	1,943	17,161
Additions	501	—	2,540	44,607	1,320	90,376	15,300	154,644
Disposal of SH Guotong’s Non-IDC Business	(14)	—	—	—	(72)	—	(1,915)	(2,001)
Other disposals	(1,060)	—	—	—	—	—	—	(1,060)
Amortization expense	(2,458)	(200)	(635)	(4,962)	(30)	(3,090)	(283)	(11,658)

Intangible assets, net
December 31, 2010	3,916	—	1,905	41,403	1,298	93,519	15,045	157,086

Intangible assets, net
December 31, 2010 (US$’000)	593	—	289	6,273	196	14,170	2,280	23,801

*	Acquired in the acquisition of SH Guotong and Managed Network Entities (Note 4)

Purchased customer contracts relate to the contracts entered into by the customers that have yet to be delivered, which was separately purchased from a third party and is estimated to have a useful life of 0.1 to 1.8 years. Customer relationship relates to the relationships that arose as a result of existing customer agreements acquired and its estimated fair value was derived from the estimated net cash flows that are expected to be generated from the expected renewal of these existing customer agreements after subtracting the estimated net cash flows from other contributory assets and is estimated to have a useful life of four to eight years. Supplier relationship relates to the relationships that arose as a result of existing bandwidth supply agreements with certain network operators and its estimated fair value was derived from the estimated net cash flows that are expected to be generated from the renewals of these existing supplier agreements after subtracting the estimated net cash flows from other contributory assets and is estimated to have an average useful life of 10 years. Trade Name relates to the Chinese trade names of SH Guotong and Managed Network Entities, and is estimated to have a useful life of 15 to 20 years. As of December 31, 2010, the weighted average useful life of the Company’s intangible assets is 6.04 years.

The intangible assets, except for acquired customer relationships in the acquisition of Managed Network Entities which is amortized using an accelerated method of amortization, are amortized using the straight-line method, which is the Company’s best estimate of how these assets will be economically consumed over their respective estimated useful lives ranging from 0.1 to 20 years. Amortization expenses were approximately RMB4,392,000, RMB6,198,000 and RMB11,658,000 (US$1,766,000) for the years ended December 31, 2008, 2009 and 2010, respectively.

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The annual estimated amortization expenses for the intangible assets for each of the next five years are as follows:

	2011	2012	2013	2014	2015
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Purchased software	1,646	1,337	789	93	51
Contract backlog	1,905	—	—	—	—
Customer relationship	14,347	8,882	6,326	4,584	3,259
Licenses	88	88	88	88	88
Supplier relationship	9,869	9,869	9,869	9,869	9,869
Trade Name	1,020	1,020	1,020	1,020	1,020

	28,875	21,196	18,092	15,654	14,287

9. GOODWILL

Goodwill is comprised of the following:

	December 31,
	2009	2010
	RMB’000	RMB’000	US$’000
Goodwill from the acquisition of SH Guotong	12,507	12,507	1,895
Managed Network Entities – 51% share acquisition	—	157,664	23,889

	12,507	170,171	25,784

As of December 31, 2009 and 2010, the Company assessed impairment on its goodwill derived from the acquisition of SH Guotong (Note 4(a)). No impairment loss was recognized in any of the periods presented.

10. SHORT TERM BANK BORROWINGS

The short-term bank borrowings outstanding as of December 31, 2010 bore a weighted average interest rate of 6.40% per annum, and were denominated in Renminbi. These borrowings were obtained from financial institutions and have terms of six months to one year. As of December 31, 2010, unused short-term bank borrowings facilities amounted to RMB30,000,000.

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Bank borrowings as of December 31, 2010 were secured/guaranteed by the following:

Bank borrowings	Secured/guaranteed by
(RMB’000)
10,000	Jointly guaranteed by (i) a third party guarantor, and (ii) the Company’s computer and network equipment with net book value of RMB15,377,000 (Note 7).
Mr. Chen Sheng, Director and CEO of the Company and Mr. Zhang Jun, COO of the Company, also provided guarantee to the third party guarantor for this bank borrowing.
10,000

Jointly guaranteed by (i) Mr. Chen Sheng, Director and CEO of the Company and Mr. Zhang Jun, COO of the Company, and (ii) the Company’s computer and network equipment with net book value of RMB20,244,000 (Note 7)

5,000	Guaranteed by Mr. Chen Sheng, Director and CEO of the Company
10,000	Guaranteed by Mr. Chen Sheng, Director and CEO of the Company and Mr. Zhang Jun, COO of the Company

35,000

11. ACCRUED EXPENSES AND OTHER PAYABLES

The components of accrued expenses and other payables are as follows:

	December 31,
	2009	2010
	RMB’000	RMB’000	US$’000
Payroll and welfare payable	9,650	10,698	1,621
Business and other taxes payable	2,593	10,873	1,647
Payables for office supply and utility	2,207	1,480	224
Payables for purchase of property and equipment	1,969	847	128
Payables for purchase of software	437	208	32
Accrued service fee	2,746	1,890	286
Others	1,442	4,966	753

	21,044	30,962	4,691

12. CAPITAL LEASE OBLIGATIONS

Certain machinery and equipments were acquired through capital leases entered into by the Company. Future minimum lease payments under non-cancellable capital lease arrangements are as follows:

	RMB’000	US$’000
2011	20,706	3,137
2012	20,932	3,172
2013	18,242	2,764
2014	17,936	2,718
2015	10,127	1,534

Total minimum lease payments	87,943	13,325
Less: amount representing interest	(13,929)	(2,110)

Present value of remains minimum lease payments	74,014	11,215

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Relevant obligations stated weighted average interest rate of 7.31% and 8.03% for the years ended December 31, 2009 and 2010, respectively.

13. DEFERRED GOVERNMENT GRANTS

During the year ended December 31, 2010, the Company received RMB5,400,000 (US$818,000) in government grants from the relevant PRC government authorities. The government grants received during the year ended December 31, 2010 is required to be used in construction of property and equipment. These grants are initially deferred and subsequently recognized in the statement of operations when the Company has complied with the conditions or performance obligations attached to the related government grants, if any, and the grants are no longer refundable. Grants that subsidize the construction cost of property and equipment are amortized over the life of the related assets, when operational, as a reduction of the related depreciation expense.

Movements of deferred government grants are as follows:

	For the year ended December 31,
	2009	2010
	RMB’000	RMB’000	US$’000

Balance at beginning of the year	—	—	—
Additions	—	5,400	818
Recognized in income:	—	—	—

Balance at end of the year	—	5,400	818

14. PREFERRED SHARES

As discussed in Note 1, on October 31, 2010, as part of the reorganization, the Company issued an aggregate of 41,408,340 Series A contingently redeemable convertible preferred shares (“Series A Preferred Shares”) and 69,557,840 Series B contingently redeemable convertible preferred shares (“Series B Preferred Shares”), which the number of the shares issued was determined by applying the relative fair value of the IDC and Non-IDC Business of which the relative percentages are determined to be 85% and 15% respectively, to the outstanding number of preferred shares of aBitCool. The initial carrying values of the Company’s preferred shares were based on their estimated fair values on their issuance date. Given there was no change in each shareholder’s proportionate shareholdings and respective rights and obligations before and after the reorganization, the reorganization was deemed to lack substance and accounted for in a manner similar to a pooling-of interest. Accordingly, the accompanying consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the periods presented. Accordingly, the Company’s preferred shares are pushed back to all periods presented.

The details of the Series A1, A2, A3, B1 and B2 Preferred Shares are as follows:

(i)	30,411,130 Series A1 Preferred Shares to a group of third party investors, were also the original holders of the Series A1 contingently redeemable convertible preferred shares of aBitCool, at a stated issuance price of US$0.45 for no consideration.

(ii)	5,944,580 Series A2 Preferred Shares to a third party investor, were also the holders of the original Series A2 contingently redeemable convertible preferred shares of aBitCool, at a stated issuance price of US$0.77 for no consideration.

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(iii)	5,052,630 Series A3 Preferred Shares to the holder of above Series A2 Preferred Shares, who is also the holder of the original Series A3 contingently redeemable convertible preferred shares of aBitCool at a stated issuance price of US$0.51 for no consideration.

(iv)	10,947,370 Series B1 Preferred Shares to certain holders of above Series A1 Preferred Shares, who are also the holders of the original Series B1 redeemable convertible preferred shares of aBitCool, at a stated issuance price of US$0.51 for no consideration.

(v)	58,610,470 Series B2 Preferred Shares to a group of third party investors, who are also the holders of the original Series B2 redeemable convertible preferred shares of aBitCool, at a stated issuance price of US$0.63 for no consideration.

The following key terms and conditions of the Series A and Series B Preferred Shares are identical to the original preferred shares issues by aBitCool:

Voting

The holder of each class of Series A and Series B Preferred Shares is entitled to voting rights equal to the ordinary shareholders on an as converted basis. Preferred shareholders are entitled to vote on any matter subject to ordinary shareholder voting.

Dividends

The holders of the Series A and Series B Preferred Shares are entitled to receive dividends when and if declared by the Board of Directors on an as-converted basis prior to payment of any dividend with respect any ordinary shares of the Company. No dividends will be paid to ordinary shareholders of the Company, until a dividend (if declared) is paid in full to holders of the Series A and Series B Preferred Shares on an if-converted basis.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company (each a “Liquidation Event”), either voluntary or involuntary, or the occurrence of a Deemed Liquidation Event defined as (a) the sale, lease, other disposition of all or substantially all of the Company’s assets or the sale, exchange or transfer of a majority of the outstanding share capital of the Company, to an entity or a group of entities acting in concert; or (b) a merger, consolidation, amalgamation, recapitalization, reclassification, reorganization or similar business combination transaction involving the Company under circumstances in which the existing shareholders cease to retain a majority in voting power of the Company, distributions to the shareholders of the Company shall be made in the following manner:

(1)	In the event where the valuation of the Company is more than the sum of the stated issuance prices of the Series A1 Preferred Shares and all the Series B Preferred Shares:

(a)	the holders of Series B Preferred Shares shall be entitled to receive the amount equal to 100% of its stated issuance price plus all declared but unpaid dividends, prior and in preference to any distribution of any of the assets and funds of the Company to the holders of Series A Preferred Shares and ordinary shareholders of the Company;

(b)

After payment has been made to the holders of Series B Preferred Shares, the holders of Series A Preferred Shares shall be entitled to receive the amount equal to 100% of its stated issuance price plus

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

all declared but unpaid dividends, prior and in preference to any distribution of any of the assets and funds of the Company to the ordinary shareholders of the Company;

(c)	After payment has been made to the holders of Series A and Series B Preferred Shares, all assets and funds of the Company that remain legally available for distribution shall be distributed pro rata among the ordinary shareholders and the holders of Series A and Series B Preferred Shares, on an as converted basis.

(2)	In the event where which the valuation of the Company is less than the sum of the stated issuance price of all the Series A1 and Series B Preferred Shares:

(a)	the holders of Series A and Series B Preferred Shares shall be entitled to receive, on parity with each other, an amount equal to 100% of its respective stated issuance price plus all declared but unpaid dividends and distribution, prior and in preference to any distribution of any of the assets and funds of the Company to the ordinary shareholders of the Company;

(b)	After payment has been made to the holders of Series A and Series B Preferred Shares, all assets and funds of the Company that remain legally available for distribution shall be distributed pro rata among the ordinary shareholders and the holders of Series A and Series B Preferred Shares, on an as converted basis.

If the total consideration from a Liquidation Event results in a valuation of the Company of less than three times of the stated issuance price of the Series B2 Preferred Shares, the holders of Series A and Series B Preferred Shares and the ordinary shareholders shall receive such payment on a pro rata basis in proportion to the number of shares on an as-converted basis held by each such holder.

Redemption

At any time after December 1, 2012, the Series B Preferred Shares shall be redeemable at the option of each holder of the Series B Preferred Shares, at a redemption price equal to 120% of the stated issuance price, plus all declared but unpaid dividends, proportionally adjusted for any recapitalizations, share combinations, share dividends, share splits.

Conversion

Each class of Series A and Series B Preferred Shares is convertible, at the option of the holder, at any time into an ordinary share as determined by the quotient of the stated issuance price and the then-effective conversion price. The initial conversion price and conversion ratio is the stated issuance price of each class of Series A and Series B Preferred Shares and one-for-one, respectively.

The above conversion prices are subject to adjustments in the event that the Company issues additional ordinary shares or additional deemed ordinary shares through options or convertible instruments for a consideration per share received by the Company (net of any selling concessions, discounts or commissions) less than the original Series A and Series B Preferred Shares conversion prices, as the case may be, in effect on the date of and immediately prior to such issue. In such event, the Series A and Series B conversion price is reduced, concurrently with such issue, to a price as adjusted according to an agreed-upon formula. The above conversion prices are also subject to adjustments on a proportional basis upon other dilution events.

Prior to the completion of a Qualified IPO, both Series A and Series B Preferred Shares will be automatically converted to ordinary shares at the respective then-effective conversion prices, upon the vote of the

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(i) holders of not less than 51% of all outstanding Series A Preferred Shares and (ii) holders of not less than 51% of all outstanding Series B Preferred Shares.

On October 31, 2010, in preparation for the intended Qualified IPO, the shareholders and Board of Directors of the Company approved certain resolutions which only become effective upon the closing of a Qualified IPO effecting certain amendments to the authorized and issued share capital of the Company (Note 1(b)(v)), whereby all Series A and Series B Preferred Shares will be automatically converted into Class B ordinary shares at the respective then-effective conversion prices immediately prior to the completion of a Qualified IPO.

Registration Rights

The Series A and Series B Preferred Shares also contain registration rights which: (1) allow the holders to demand the Company to file a registration statement covering the offer and sale of Series A and Series B Preferred Shares after a qualified IPO; (2) require the Company to offer preferred shareholders an opportunity to include in a registration if the Company proposes to file a registration statement for a public offering of other securities; (3) allow the preferred shareholders to request the Company to file a registration statement on Form F-3 when the Company is eligible to use Form F-3. The Company is required to use its best effort to effect the registration if requested by the Preferred Shares holders, but there is no requirement to pay any monetary or non-monetary consideration for non-performance.

Accounting for series A and B Preferred Shares

The Series A Preferred Shares have been initially classified as mezzanine equity as these preferred shares are redeemable contingent upon the occurrence of a conditional event (i.e. Deemed Liquidation Event). The Series B Preferred Shares have been initially classified as mezzanine equity as these preferred shares may be redeemed at the option of the holders on or after an agreed upon date.

The initial carrying values of the Series A and Series B Preferred Shares were based on the estimated fair values at issuance date. The Company determined the estimated fair values of the preferred shares with the assistance of an independent third party valuation firm.

The holders of Series A and Series B Preferred Shares have the ability to convert the instrument into the Company’s ordinary shares. The Company evaluated the embedded conversion option in these convertible preferred shares to determine if there were any embedded derivatives requiring bifurcation and to determine if there were any beneficial conversion features.

The conversion options and the contingent redemption options of Series A and Series B Preferred Shares do not qualify for bifurcation accounting because the underlying ordinary shares are not publicly traded nor are they readily convertible into cash. There are no other embedded derivatives that are required to be bifurcated.

Beneficial conversion features (“BCF”) exist when the conversion price of the preferred shares is lower than the fair value of the ordinary share at the commitment date. Since the preferred shares are convertible from inception but contains conversion terms that change upon the occurrence of a future event, the contingent beneficial conversion feature is measured at the commitment date but not recognized until the contingency is resolved. The Company determined the estimated fair value of the ordinary share with the assistance from an independent third party valuation firm.

On October 31, 2010, the commitment date, the effective conversion price, which is the estimated fair value per preferred shares at issuance date, used to measure the BCF for Series A1, Series A2, Series A3, Series B1 and

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Series B2 Preferred shares were US$1.28, US$1.31, US$1.28, US$1.34 and US$1.37, respectively. No BCF was recognized as the estimated fair value per ordinary share at the commitment date was US$1.24, which was less than the respective effective conversion prices.

No accretion is recorded for the Series B Preferred Shares as their respective initial carrying values recorded are greater than the redemption price of Series B1 and Series B2 Preferred Shares of US$0.61 and US$0.76, respectively.

The carrying values of the Company’s Series A1, Series A2, Series A3, Series B1 and Series B2 Preferred Shares as of December 31, 2009 and 2010 are RMB260,280,000, RMB51,990,000, RMB43,410,000, RMB97,874,000 and RMB537,556,000, respectively.

15. STATUTORY RESERVES

Under PRC law, the PRC subsidiaries of the Company are required to provide for certain statutory reserves, namely a general reserve, an enterprise expansion fund and a staff welfare and bonus fund. The entities are required to allocate at least 10% of their after tax profits on an individual company basis as determined under PRC GAAP to the general reserve and have the right to discontinue allocations to the general reserve if such reserve has reached 50% of registered capital. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the Board of Directors of the entity. These reserves can only be used for specific purposes and are not transferable to the Company in the form of loans, advances, or cash dividends.

As of December 31, 2009 and 2010, the Company’s PRC Subsidiaries had appropriated RMB10,442,000 and RMB14,143,000 (US$2,143,000), respectively, in its statutory reserves.

16. MAINLAND CHINA EMPLOYEE CONTRIBUTION PLAN

As stipulated by the regulations of the PRC, full-time employees of the Company in the PRC participate in a government-mandated multiemployer defined contribution plan organized by municipal and provincial governments. Under the plan, certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. The Company is required to make contributions to the plan based on certain percentages of employees’ salaries. The total expenses for the plan were RMB6,068,000, RMB6,246,000 and RMB9,743,000 (US$1,476,000), respectively, for the years ended December 31, 2008, 2009 and 2010.

17. COMPENSATION EXPENSES PAID BY SHAREHOLDER

On June 4, 2008, aBitCool repurchased 1,585,138 shares from two of its ordinary shareholders at a purchase price of US$5.05 per ordinary share for a total consideration of US$8,000,000. The Company determined the then fair value of the ordinary shares aBitCool to be US$4.65, with the assistance from an independent third party valuation firm. The excess of total consideration over the fair value of these ordinary shares amounted to RMB4,482,000 and represents compensation expenses for services provided by the two ordinary shareholders. Such expenses have been pushed down to the Company and recorded in general and administrative expenses with a corresponding credit to additional paid in capital for the year ended December 31, 2008.

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18. SHARE BASED COMPENSATION

(a) Option granted to employees

In order to provide additional incentives to employees and to promote the success of the Company’s business, the Company adopted a share incentive plan in 2010 (the “2010 Plan”). Under the 2010 Plan, the Company may grant options to its employees, directors and consultants to purchase an aggregate of no more than 38,307,310 ordinary shares of the Company. The 2010 Plan was approved by the Board of Directors and shareholders of the Company on July 16, 2010. The maximum aggregate number of ordinary shares to be issued under 2010 Plan was subsequently amended to 36,585,630, as approved by the Board of Directors and shareholders of the Company on January 14, 2011.

The 2010 Plan will be administered by the Board of Director or the Compensation Committee of the Board as set forth in the 2010 Plan (the “Plan Administrator”). All options to be granted under the 2010 Plan have a contractual term of ten years and vest 1/48 for each month from the stated vesting commencement date in the grantee’s option agreement. On July 16, 2010, the Company granted 24,078,670 options to employees at exercise price of US$0.15 which had a vesting commencement date of either: (i) July 1, 2008 for employees who joined the Company prior to this date or (ii) the grant date for employees who joined the Company after July 1, 2008. For the options with vesting commencement dates that preceded the grant date, compensation cost related to share options that were vested upon grant date was recognized immediately on the grant date. The compensation cost related to remaining unvested share options shall be recognized over the remaining requisite service period. As of December 31, 2010, options to purchase 24,078,670 of ordinary shares were outstanding and options to purchase 14,228,640 ordinary shares were available for future grant under the 2010 Plan.

The Black-Scholes option pricing model was applied in determining the estimated fair value of the options granted to employees. The model requires the input of highly subjective assumptions including the estimated expected stock price volatility and, the expected term of the option for which employees are likely to exercise their share options. For expected volatilities, the Company has made reference to the historical price volatilities of ordinary shares of several comparable companies in the same industry as the Company. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury Bills yield in effect at the time of grant. The Company has no historical exercise patterns as reference, thus expected term is based on management’s estimation using the exercise patterns of employees in similar industries, which the Company believes are representative of future behavior. The estimated fair value of the ordinary shares, at the option grant dates, was determined with assistance from an independent third party valuation firm. The Company’s management is ultimately responsible for the determination of the estimated fair value of its ordinary shares.

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarized the Company’s employee share option activity under the 2010 Plan:

	Number of options	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic value
		(US$)	(Years)	(US$’000)
Outstanding, January 1, 2010	—	—		—
Granted	24,078,670	0.15
Exercised	—	—
Forfeited	—	—

Outstanding, December 31, 2010	24,078,670	0.15	9.5	26,101

Vested and expected to vest at December 31, 2010	24,078,670	0.15	9.5	26,101

Exercisable as of December 31, 2010	12,925,520	0.15	9.5	14,011

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the estimated fair value of the underlying stock at each reporting date, for those awards that have an exercise price below the estimated fair value of the Company’s shares. As of December 31, 2010, the Company has options outstanding to purchase an aggregate of 24,078,670 shares with an exercise price below the estimated fair value of the Company’s shares, resulting in an aggregate intrinsic value of RMB172,267,000 (US$26,101,000).

The Company calculated the estimated fair value of the options on the respective grant dates using the binomial option pricing model with the following assumptions:

July 16, 2010
Risk-free interest rates	1.41%-2.35%
Expected term	0.71-4.04 years
Expected volatility	40.14%-67.24%
Expected dividend yield	0%
Fair value of share option	US$0.83

The aggregate fair value of the outstanding options at the grant date was determined to be RMB122,744,000 and such amount shall be recognized as compensation expenses using the straight-line method for all employee share options granted with graded vesting. As of December 31, 2010, there was RMB50,900,000 of total unrecognized share-based compensation cost, net of estimated forfeitures, related to unvested options which is expected to be recognized over a weighted-average period of 1.8 years. Total unrecognized compensation cost may be adjusted for future changes in estimated forfeitures.

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A total compensation expense relating to options granted to employees recognized for the year ended December 31, 2010 is as follows:

	Year ended December 31, 2010
	(RMB)’000	(US$)’000
Cost of revenues	4,645	704
Sales and marketing expenses	11,884	1,801
General and administration expenses	48,899	7,409
Research and development costs	6,416	972

	71,844	10,886

(b) Fully vested ordinary shares to employees and non-employees

On December 31, 2010, the Company issued 24,826,090 fully vested ordinary shares to Sunrise Corporate Holding Ltd. (“Sunrise”), a company owned by Mr. Chen Sheng, the CEO of the Company, for cash consideration equal to their per share par value of US$0.00001. Although Sunrise intends to in turn transfer the shares to certain key executive employees of the Company and certain non-employees who were the employees of the Company’s Non-IDC Business that was discontinued and disposed of, respectively, in recognition of their services to the Company, there is no contractual obligation to do so nor has the finalization of the grantees, terms and/or timing to facilitate such transfer of shares to them been committed to.

Accordingly, the Company recorded share-based compensation expense on the date of issuance of these shares to Sunrise equal to the estimated fair-value of the ordinary shares at the measurement date which was determined to be RMB206,037,000 (US$31,217,000) which was recorded in general and administrative expenses. The Company will assess the accounting implications, if any, when the grantees, terms and timing of the intended transfer of such shares from Sunrise to the current and former employees are determined and finalized by Sunrise.

19. TAXATION

Enterprise income tax

Cayman Islands

The Company is a tax-exempt company incorporated in the Cayman Islands and conducts substantially all of its business through its PRC subsidiary and its VIE and its subsidiaries located in the PRC.

Hong Kong

21 Vianet HK is incorporated in Hong Kong and is subject to Hong Kong profits tax rate of 17.5%, 16.5%, 16.5% for the years ended December 31, 2008, 2009 and 2010, respectively. No provision for Hong Kong profits tax has been made in the consolidated financial statements as it had no assessable profits in the years ended December 31, 2008, 2009 and 2010.

The PRC

21Vianet China, 21Vianet Technology, 21Vianet Beijing, Shanghai Wantong, Xi’an Sub, SH Guotong and GZ Juliang are registered in the PRC and subject to PRC enterprise income tax (“EIT”) on the taxable income in accordance with the relevant PRC income tax laws.

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On March 16, 2007, the National People’s Congress enacted the Enterprise Income Tax Law (“the New EIT Law”), effective on January 1, 2008. The New EIT Law unified the previously-existing separate income tax laws for domestic enterprises and foreign invested enterprises (“FIEs”) and adopted a unified 25% enterprise income tax rate applicable to all resident enterprises in China, except for certain entities eligible for preferential tax rates and grandfather rules stipulated by the New EIT Law.

In April 2009, 21Vianet Beijing received an approval for the grandfathering of the 6-year tax holiday which effectively commenced from January 1, 2006 and allows the Company to utilize a three-year 100% exemption followed by a three-year half-reduced EIT rate. As a result, 21Vianet Beijing reversed RMB24,504,000 unrecognized tax benefits based on a change of tax positions related to prior years and recorded a tax credit of RMB6,342,000 in 2009, which was subsequently received in January 2010. In December 2008, 21Vianet Beijing also received an approval as a High and New Technology Enterprises (“HNTE”) and is eligible for a 15% preferential tax rate effective from 2008 to 2010 and thereafter for an additional 3 years through an administrative renewal process. In accordance with the PRC Income Tax Laws, an enterprise awarded with the HNTE status may enjoy a reduced EIT rate of 15%, however, in the event that any of the various provisions of the transitional preferential enterprise income tax policies, the New EIT Law and the implementing regulations overlap, an enterprise may choose the most advantageous policy to apply its sole and absolute discretion. 21Vianet Beijing chose to apply the tax holiday. The Company’s other PRC subsidiaries were subject to EIT at a rate of 25% for the years ended December 31, 2008, 2009 and 2010.

Under the New EIT Law, dividends paid by PRC enterprises out of profits earned post-2007 to non-PRC tax resident investors are subject to PRC withholding tax of 10%. A lower withholding tax rate may be applied based on applicable tax treaty with certain countries.

The New EIT Law also provides that enterprises established under the laws of foreign countries or regions and whose “place of effective management” is located within the PRC are considered PRC tax resident enterprises and subject to PRC income tax at the rate of 25% on worldwide income. The definition of “place of effective management” refers to an establishment that exercises, in substance, overall management and control over the production and business, personnel, accounting, properties, etc. of an enterprise. As of December 31, 2010, no detailed interpretation or guidance has been issued to define “place of effective management”. Furthermore, as of December 31, 2010, the administrative practice associated with interpreting and applying the concept of “place of effective management” is unclear. If the Company is deemed as a PRC tax resident, it would be subject to PRC tax under the New CIT Law. The Company will continue to monitor changes in the interpretation or guidance of this law.

Profit (loss) from continuing operations before income taxes consists of:

	For the year ended December 31,
	2008	2009	2010
	RMB’000	RMB’000	RMB’000	US$’000
Non-PRC	(6,418)	(2,422)	(282,527)	(42,807)
PRC	20,847	29,543	49,400	7,485

	14,429	27,121	(233,127)	(35,322)

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The income tax (expense) benefit comprises:

	For the year ended December 31,
	2008	2009	2010
	RMB’000	RMB’000	RMB’000	US$’000
Current	(14,275)	29,327	(10,581)	(1,603)
Deferred	10,454	3,533	8,993	1,362

	(3,821)	32,860	(1,588)	(241)

The reconciliation of tax computed by applying the statutory income tax rate of 25% for the year ended December 31, 2008, 2009 and 2010 applicable to the PRC operations to income tax expense is as follows:

	For the year ended December 31,
	2008	2009	2010
	RMB’000	RMB’000	RMB’000	US$’000
Profit (loss) from continuing operations before income taxes	14,429	27,121	(233,127)	(35,322)
Income tax (expense) benefit computed at applicable tax rates (25%)	(3,607)	(6,780)	58,282	8,831
Non-deductible expenses	(2,454)	(1,081)	(777)	(118)
Taxable income	—	—	(11,245)	(1,703)
Research & development costs	—	—	533	81
Effect of tax holidays	—	9,480	3,621	549
Current and deferred tax rate differences	—	(780)	553	84
International rate differences	(1,704)	(484)	(70,503)	(10,683)
Outside basis difference	8,566	2,091	613	93
Unrecognized tax benefits	(3,292)	28,793	(364)	(55)
Deferred tax expense	(6,098)	(5,244)	(105)	(16)
Valuation allowance	4,768	523	17,804	2,696
Prior year tax incentive	—	6,342	—	—

Income tax (expense) benefit	(3,821)	32,860	(1,588)	(241)

The benefit of the tax holiday per basic earnings per share is as follows:

	For the year ended December 31,
	2008	2009	2010
	RMB	RMB	RMB	US$
Basic	—	0.13	0.05	0.01

Diluted	—	0.05	0.05	0.01

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred Tax

The significant components of deferred taxes are as follows:

	December 31,
	2009	2010
	RMB’000	RMB’000	US$’000
Deferred tax assets
Current
Allowance for doubtful accounts	529	307	47
Accrued salary and welfare	979	1,257	190
Accrued expenses	421	503	76
Others	57	—	—
Valuation allowance	(363)	(12)	(2)

Net current deferred tax assets	1,623	2,055	311

Non-current
Tax losses	24,465	5,911	896
Property and equipment	2,948	3,336	505
Deferred government grant	—	999	151
Contingent consideration payables	—	1,673	254
Others	728	37	6
Valuation allowance	(23,627)	(4,598)	(697)

Net non-current deferred tax assets	4,514	7,358	1,115

Total deferred tax assets	6,137	9,413	1,426

Deferred tax liabilities
Non-current
Intangible assets	2,514	37,949	5,750
Outside basis differences	613	—	—

Total deferred tax liabilities	3,127	37,949	5,750

As of December 31, 2009 and 2010, the Company has net tax operating losses from its PRC subsidiaries and its Consolidated VIE, as per filed tax returns, of RMB97,860,000 and RMB23,131,000 (US$3,505,000), respectively, which will expire between 2012 to 2015.

ASC740 requires the Company to consider deferred taxes on the book-tax differences of investments in subsidiaries on an entity-by-entity basis; however, ASC740-30 provides an exception for foreign subsidiaries if sufficient evidence shows that the subsidiary has invested or will invest the undistributed earnings indefinitely or that the earnings will be remitted in a tax-free liquidation. In 2008 and 2009, 21Vianet Technology, the PRC consolidated VIE of 21Vianet China, which is also a PRC entity, cannot apply such exemption, and therefore the Company recorded the outside basis taxes on its undistributed earnings correspondingly.

Pursuant to the supplementary agreements entered in September 2010 (Note 1(c)) the Company became the primary beneficiary of 21 Vianet Technology. As management is asserting permanent reinvestment of the Company’s foreign subsidiaries, the deferred tax liability related to outside basis difference was reversed.

As of December 31, 2010, the Company intends to permanently reinvest the undistributed earnings from other foreign subsidiaries to fund future operations. The amount of unrecognized deferred tax liabilities for

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

temporary differences related to investments in foreign subsidiaries is not determined because such a determination is not practicable.

Unrecognized tax benefits

As of December 31, 2009 and 2010, the Company recorded unrecognized tax benefits of RMB945,000 and RMB5,575,000 (US$845,000). The unrecognized tax benefits are primarily related to the application of a reduced income tax rate not yet approved and unqualified deemed profit tax filing method. It is possible that the amount of uncertain tax positions will change in the next 12 months, however, an estimate of the range of the possible outcomes cannot be made at this time. All of the uncertain tax positions, if ultimately recognized, will impact the effective tax rate.

A roll-forward of unrecognized tax benefits is as follows:

	For the year ended December 31,
	2009	2010
	RMB’000	RMB’000	US$’000
Balance at beginning of year	24,676	945	143
Additions based on tax positions related to prior years	—	182	28
Additions based on tax positions related to the current year	773	3,908	592
Decreases based on tax positions related to prior years	(24,504)	—	—

Balance at end of year	945	5,035	763

In the years ended December 31, 2009 and 2010, the Company recorded interest expense of nil and RMB540,000, respectively.

As of December 31, 2010, the tax years ended December 31, 2007 through 2010 for the PRC Subsidiaries remain open for statutory examination by the PRC tax authorities.

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

20. DISCONTINUED OPERATIONS

As discussed in Note 1, on March 31, 2010, the Non-IDC Business was disposed. Accordingly, pursuant to ASC 205-20 “Discontinued Operations,” the Non-IDC Business has been accounted for as a discontinued operation whereby the results of operations of this business have been eliminated from the results of continuing operations and reported in discontinued operations for all periods presented. The results of the discontinued operations are determined by using a combination of specific identification of revenues and certain costs as well as a reasonable allocation of the remaining costs using applicable cost drivers where specific identification is not determinable.

	For the year ended December 31,
	2008	2009	2010
	RMB’000	RMB’000	RMB’000	US$’000
Net Revenues	18,309	11,009	3,726	565
Cost of revenues	(17,684)	(21,422)	(3,846)	(583)

Gross profit (loss)	625	(10,413)	(120)	(18)
Operating expenses:
Sales and marketing expenses	(3,195)	(11,174)	(4,032)	(611)
General and administrative expenses	(19,215)	(33,186)	(8,167)	(1,237)
Research and development costs	(13,500)	(13,787)	(3,046)	(462)

Loss before income tax expenses	(35,285)	(68,560)	(15,365)	(2,328)
Income tax benefit	6,719	4,650	2,413	366

Loss from discontinued operations	(28,566)	(63,910)	(12,952)	(1,962)

Although the Non-IDC Business has been disposed on March 31, 2010, the invoicing of certain Non-IDC agreements continue to be performed by 21Vianet Beijing and 21Vianet Technology in return for a percentage of the revenue billed. Such service fee has been classified as other income in the consolidated statements of operations subsequent to March 31, 2010, which amounted to RMB617,000 for the period after the disposal date through to December 31, 2010. These expected continuing cash flows are expected to cease within one year as agreements are usually entered into and renewed annually, upon such time new agreements will be entered into directly by SH Guotong and GZ Juliang. Although the expected continuing indirect cash flows are as a result of the cash flows of the disposed component, such continuing cash flows are not considered significant and hence, the Non-IDC Business qualifies for classification as discontinued operations.

The net assets of the Non-IDC Business are not classified as held for sale as the criteria required for the held for sale classification is not met.

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

21. RELATED PARTY TRANSACTIONS

a)	Related parties

Name of related parties	Relationship with the Company
Purple Communications Limited (“Purple”)	A shareholder of the aBitCool
aBitCool Inc. (“aBitCool”)	A company owned by the same group of the Company’s ultimate shareholders
21ViaNet USA Inc. (“21V US”)	A company owned by the same group of the Company’s ultimate shareholders
21ViaNet Xian Technology Limited (“Xian Tech”)	A company owned by the same group of the Company’s ultimate shareholders
aBitCool China Limited (“aBC Tech”)	A company owned by the same group of the Company’s ultimate shareholders
21ViaNet Engineering Technology Services Co., Ltd. (“VEE”)	A company owned by the same group of the Company’s ultimate shareholders
21 ViaNet Beijing Intelligence Energy System Technology Co., Ltd. (“21V BJ”)	A company owned by the same group of the Company’s ultimate shareholders
Beijing Wanwei Huoju Network Technology Co., Ltd. (“BJ Wanwei”)	A company owned by the same group of the Company’s ultimate shareholders
Beijing Huo Ju Lian He Network Service Co., Ltd. (“Huo Ju Lian He”)	A company owned by the same group of the Company’s ultimate shareholders
CloudEx Beijing Science & Technology Co., Ltd. (“CE BJ”)	A company owned by the same group of the Company’s ultimate shareholders
Beijing CloudEX Software Service Co., Ltd. (“CE Soft BJ”)	A company owned by the same group of the Company’s ultimate shareholders
Qingdao 21Vianet Information Technology Co., Ltd. (“21V QD”)	A company owned by the same group of the Company’s ultimate shareholders
Ningbo 21Vianet Information Technology Co., Ltd. (“21V NB”)	A company owned by the same group of the Company’s ultimate shareholders
Foshan 21Vianet Intelligence Technology Co., Ltd. (“21V FS”)	A company owned by the same group of the Company’s ultimate shareholders
Mr. Chen Sheng (“Chen Sheng”)	Director of the Company and CEO of the Company
Mr. Zhang Jun (“Zhang Jun”)	COO of the Company
Mr. Cheng Ran (“Cheng Ran”)	Key management of the Company who is also the seller of the Managed Network Entities
Ms. Gao Hong (“Gao Hong”)	Spouse of Mr. Cheng Ran
Shi Dai Tong Lian	A company controlled by Mr. Cheng Ran

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

b)	The Company had the following related party transactions for the years ended December 31, 2008, 2009 and 2010:

	For the year ended December 31,
	2008	2009	2010
	RMB’000	RMB’000	RMB’000	US$’000
Legal disposal of SH Guotong to nominee shareholders of aBitCool (Note 1)
—Chen Sheng	—	48,272	—	—
—Zhang Jun	—	20,688	—	—
Compensation expenses paid by (Note 17)
— aBitCool	4,482	—	—	—
Rental of office to
—VEE	—	335	51	8
—BJ Wanwei	—	—	60	9
Service provided to
—SH Guotong	—	—	11,322	1,715
—GZ Juliang	—	—	1,173	178
—BJ Wanwei	—	—	1,006	152
—21V BJ	—	—	5	1
—21V FS	—	—	4	1
—Huo Ju Lian He	—	—	896	136
—CE BJ	—	—	541	82
—CE Soft BJ	—	—	2	—
—VEE	—	40	1,061	161
Service provided by
—SH Guotong	—	—	2,905	440
—21V NB	—	—	149	23
—VEE	1,232	—	—	—
Rental of equipment from
—Xian Tech	—	3,990	13,178	1,997
Purchase of equipment from
—Xian Tech	—	—	27,633	4,187
Sales of property and equipment to
—BJ Wanwei	—	—	4,526	686
—CE Soft BJ	—	—	1,518	230
—CE BJ	—	—	4,396	666
Sales of intangible assets to
—CE Soft BJ	—	—	466	71
—CE BJ	—	—	428	65
—21V QD	—	—	23	3
Repayment of loan and interests
—Purple	6,074	—	—	—

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

c)	The Company had the following related party balances for the years ended December 31, 2009 and 2010:

	December 31,
	2009	2010
	RMB’000	RMB’000	US$’000
Amount due from related parties
—Chen Sheng	48,472	—	—
—Zhang Jun	20,698	—	—
—SH Guotong	—	1,823	277
—GZ Juliang	—	1,072	162
—VEE	1,500	678	103
—21V BJ	—	1,104	167
—Huo Ju Lian He	—	541	82
—CE BJ	—	4,798	728
—CE Soft BJ	—	1,970	298
—BJ Wanwei	—	1,454	220
—21V QD	—	23	3
—21V US	6	—	—

	70,676	13,463	2,040

Amount due to related parties
Current:
—aBitCool	115,567	—	—
—aBC Tech	111,049	—	—
—Shi Dai Tong Lian	—	25,000	3,788
—Xian Tech	5,054	28,488	4,317
—21V NB	—	49	7
—21V FS	—	21	3
—Cheng Ran	—	101	15
—Gao Hong	—	20	3

	231,670	53,679	8,133

Non-current:
Shi Dai Tong Lian	—	126,331	19,141

All balances with the related parties as of December 31, 2009 and 2010 were unsecured, interest— free and have no fixed terms of repayment.

Amounts due from Chen Sheng and Zhang Jun as of December 31, 2009 were fully settled in September 2010. Amount due to aBC Tech as of December 31, 2009 was settled in the year ended December 31, 2010.

Amounts due to aBitCool and aBC Tech as of December 31, 2009 represented financing from related parties for working capital. Amount of RMB115,266,000 and RMB803,000 due to aBitCool were subsequently waived in October 2010 and December 2010, respectively.

The amount due to Shi Dai Tong Lian as of December 31, 2010 consists of RMB136,741,000 as the remaining contingent purchase consideration payable for the acquisition of Managed Network Entities (Note 4(b)) and RMB14,590,000 as the financing from Shi Dai Tong Lian for working capital.

As disclosed in Note 10, Mr. Chen Sheng and Mr. Zhang Jun provided guarantees to banks and third party who in turn granted guarantee to the banks for the Company’s short-term bank borrowings.

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

22. RESTRICTED NET ASSETS

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s PRC subsidiaries.

In accordance with the PRC Regulations on Enterprises with Foreign Investment and the articles of association of the Company’s PRC subsidiaries, a foreign-invested enterprise established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A foreign-invested enterprise is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors for all foreign-invested enterprises. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. 21Vianet China was established as foreign-invested enterprise and, therefore, is subject to the above mandated restrictions on distributable profits.

As a result of these PRC laws and regulations subject to the limit discussed above that require annual appropriations of 10% of after-tax income to be set aside, prior to payment of dividends as general reserve fund, the Company’s PRC Subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company.

Amounts restricted include paid-in capital and statutory reserve funds of the Company’s PRC Subsidiaries and the equity of the Consolidated VIE, as determined pursuant to PRC generally accepted accounting principles, totaling an aggregate of RMB422,507,000 (US$64,016,000) as of December 31, 2010. The Company does not have any retained earnings that are free from restriction.

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

23. EARNINGS (LOSS) PER SHARE

Basic and diluted earnings (loss) per share for each of the periods presented is calculated as follows:

	For the year ended December 31,
	2008	2009	2010
	RMB’000	RMB’000	RMB’000	US$’000
Numerator:
Net profit (loss) from continuing operations	10,608	59,981	(234,715)	(35,563)
Less: net profit attributable to non-controlling interest	(295)	(1,990)	(7,722)	(1,170)

Net profit (loss) from continuing operations attributable to ordinary shareholders	10,313	57,991	(242,437)	(36,733)
Loss from discontinued operations	(28,566)	(63,910)	(12,952)	(1,962)

Net loss attributable to ordinary shareholders	(18,253)	(5,919)	(255,389)	(38,695)

Denominator:
Weighted-average number of shares outstanding—basic	71,526,320	71,526,320	71,526,320	71,526,320
Dilutive effect of preferred shares	110,966,180	110,966,180	110,966,180	110,966,180

Weighted-average number of shares outstanding—diluted	182,492,500	182,492,500	182,492,500	182,492,500

Earnings (loss) per share—Basic:
Net profit (loss) from continuing Operations	RMB 0.14	RMB 0.81	RMB (3.39)	US$(0.51)
Loss from discontinued operations	RMB (0.40)	RMB (0.89)	RMB (0.18)	US$(0.03)

	RMB (0.26)	RMB (0.08)	RMB(3.57)	US$(0.54)

Earnings (loss) per share—Diluted:
Net profit (loss) from continuing Operations	RMB 0.06	RMB 0.32	RMB(3.39)	US$(0.51)
Loss from discontinued operations	RMB (0.16)	RMB (0.35)	RMB(0.18)	US$(0.03)

	RMB (0.10)	RMB (0.03)	RMB(3.57)	US$(0.54)

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company issued Series A and Series B contingently redeemable convertible preferred shares (Note 14) that will convert automatically into class B ordinary shares upon completion of a qualified IPO. Assuming the conversion had occurred “on a hypothetical basis” on January 1, 2010, the pro forma basic and diluted net loss per share for the year ended December 31, 2010 is calculated as follows:

	For the Year Ended December 31, 2010
	(RMB’000)		(US$’000)
	(unaudited)		(unaudited)
Numerator:
Loss from continuing operations		(234,715)		(35,563)
Less: net profit attributable to non-controlling interest		(7,722)		(1,170)

Loss from continuing operations attributable to ordinary shareholders		(242,437)		(36,733)
Loss from discontinued operations		(12,952)		(1,962)

Net loss attributable to ordinary shareholders:		(255,389)		(38,695)

Denominator:
Weighted-average number of ordinary shares outstanding		71,526,320		71,526,320
Conversion of Preferred Shares to ordinary shares		110,966,180		110,966,180

Denominator for pro forma basic and diluted net loss per share		182,492,500		182,492,500

Pro forma basic loss per ordinary share (unaudited):
Loss from continuing operations	RMB	(1.33)	US$	(0.20)
Loss from discontinued operations	RMB	(0.07)	US$	(0.01)

	RMB	(1.40)	US$	(0.21)

Pro forma diluted loss per ordinary share (unaudited):
Loss from continuing operations	RMB	(1.33)	US$	(0.20)
Loss from discontinued operations	RMB	(0.07)	US$	(0.01)

	RMB	(1.40)	US$	(0.21)

On October 31, 2010, in preparation for the intended Qualified IPO, the shareholders and Board of the Company approved certain resolutions which only become effective upon the closing of a Qualified IPO effecting certain amendments to the authorized and issued share capital of the Company, whereby all Series A and Series B Preferred Shares will be automatically converted into Class B ordinary shares at the respective then-effective conversion prices immediately prior to the completion of a Qualified IPO. These amendments modify neither Series A and B Preferred shareholders’ nor existing ordinary shareholders’ respective rights to participate in the earnings of the Company and therefore have no effect on the above unaudited pro forma basic and diluted per share computations.

24. FAIR VALUE MEASUREMENT

The Company applies ASC topic 820, Fair Value Measurements and Disclosures. ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 requires disclosures to be provided on fair value measurement.

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

Level 3—Unobservable inputs which are supported by little or no market activity.

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

In accordance with ASC 820, the Company measures cash equivalents and the contingent consideration for the acquisition of the Managed Network Entities (Note 4(b)) at fair value. Cash equivalents are classified within Level 1 or Level 2 because they are valued using a quoted market prices or alternative pricing sources and model utilizing market direct or indirect observable inputs, such as the risk-free interest rate. The contingent consideration for the acquisition of the Managed Network Entities is classified within Level 3. The contingent consideration is based on the achievement by Managed Network Entities of certain revenue and net profit targets in accordance with the sales and purchase agreement for the fiscal years 2011, 2012 and 2013, as well as the successful negotiation of a country-wide fiber optic lease agreement with a third party that is critical to the expansion of their business. The revenue and net profit targets were calculated based on the discounted cash flows (“DCF”) model. The DCF model involves applying appropriate discount rates to estimated cash flow forecasts that are based on forecasts of revenue and costs. Estimation of future cash flows requires us to make complex and subjective judgments regarding the Managed Network Entities’ projected financial and operating results, unique business risks, limited operating history and future prospects. The Managed Network Entities’ revenue forecasts were based on expected annual growth rates which were derived from a combination of our historical experience and industry trends. Other key inputs include the estimated fair value of the Company’s ordinary shares and a discount rate of 23% based the risks specific to the Managed Network Entities, which is based on its weighted average cost of capital.

Assets / liabilities measured at fair value on a recurring basis are summarized below:

	Fair value measurement at December 31, 2010 using:
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Unobservable inputs (Level 3)	Fair value at December 31, 2010
	RMB’000	RMB’000	RMB’000	RMB’000
Amounts due to related Parties
—Contingent consideration payable to Shi Dai Tong Lian	—	—	136,741	136,741

	—	—	136,741	136,741

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents a reconciliation of all liabilities measured at fair value on a recurring basis using significant unobservable inputs (level 3):

Contingent consideration payable
RMB’000
Fair value at January 1, 2010	—
Contingent purchase consideration payable — Managed Network Entities (Note 4(b))	129,204
Changes in the fair value	7,537
Transfers in and/or out of Level 3	—

Fair value at December 31, 2010	136,741

Changes in the fair value of the contingent purchase consideration payable will be recorded in the consolidated financial statements of operations. The Company’s valuation techniques used to measure the fair value of the contingent consideration payable were derived from management’s assumptions of estimations as discussed above.

25. COMMITMENTS AND CONTINGENCIES

Variable Interest Entity Structure

The Company has a VIE, 21Vianet Technology, which has nine subsidiaries as of December 31, 2010. In the opinion of management, (i) the ownership structure of the Company and 21Vianet Technology are in compliance with existing PRC laws and regulations; (ii) the contractual arrangements with 21Vianet Technology and its shareholder are valid and binding, and will not result in any violation of PRC laws or regulations currently in effect; and (iii) the Company’s business operations are in compliance with existing PRC laws and regulations in all material respects.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to its opinion. If the current ownership structure of the Company and its contractual arrangements with 21Vianet Technology are found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its ownership structure and operations in the PRC to comply with the changing and new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Company’s current ownership structure or the contractual arrangements with 21Vianet Technology is remote based on current facts and circumstances.

Capital commitments

The Company has commitments to purchase certain computer and network equipment of RMB16,600,000 (US$2,515,000) as of December 31, 2010, which are scheduled to be paid in one year.

Operating lease commitments

The Company leases facilities in the PRC under non-cancelable operating leases expiring on different dates. For the years ended December 31, 2008, 2009 and 2010, total rental expenses for all operating leases amounted to RMB6,919,000, RMB9,352,000 and RMB7,346,000 (US$1,113,000), respectively.

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2010, the Company has future minimum lease payments under non-cancelable operating leases with initial terms in excess of one year in relation to office premises consisting of the following:

	RMB’000	US$’000
2011	8,127	1,231
2012	5,238	794
2013	4,948	750
2014	4,811	729
2015	3,229	489
2016 and thereafter	2,968	450

	29,321	4,443

Payments under operating leases are expensed on a straight-line basis over the periods of their respective leases. The terms of the leases do not contain material rent escalation clauses or contingent rents.

Bandwidth and cabinet capacity purchase commitments

As of December 31, 2010, the Company had outstanding purchase commitments in relation to bandwidth and cabinet capacity consisting of the following:

	RMB’000	US$’000
2011	139,022	21,064
2012	18,740	2,839
2013	14,661	2,221
2014	11,820	1,791
2015	4,582	694
2016 thereafter	7,448	1,129

	196,273	29,738

Income Taxes

As of December 31, 2010, the Group has recognized RMB5,575,000 (US$845,000) accrual for unrecognized tax benefits (Note 19). The final outcome of the tax uncertainty is dependent upon various matters including tax examinations, interpretation of tax laws or expiration of statutes of limitation. However, due to the uncertainties associated with the status of examinations, including the protocols of finalizing audits by the relevant tax authorities, there is a high degree of uncertainty regarding the future cash outflows associated with these tax uncertainties. As of December 31, 2010, the Group classified the accrual for unrecognized tax benefits as a non-current liability.

26. SUBSEQUENT EVENTS

In accordance with ASC 855, “Subsequent Events”, as amended by ASU 2010-09, the Company evaluated subsequent events through March 1, 2011, which was also the date that these consolidated financial statements were issued.

(a)	Form of the Amended and Restated Memorandum and Articles of Association

On January 14, 2011, concurrent with the issuance of Series C1 contingently redeemable preferred shares (“Series C1 Preferred Shares”) to certain holders of the Series A and B Preferred Shares, the shareholders

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and the Board of Directors of the Company approved the following change to the authorized and issued share capital of the Company:

The share capital of the Company will be divided into (i) 300,000,000 Class A Ordinary Shares with a par value of US$0.00001 each (the “Class A Ordinary Shares”), (ii) 300,000,000 Class B Ordinary Shares with a par value of US$0.00001 each (the “Class B Ordinary Shares”) and (iii) 170,000,000 preferred shares with a par value of US$0.00001 each, of which (a) 30,411,130 shares are preferred shares designated as Series A1 Preferred Shares, (b) 5,944,580 shares are preferred shares designated as Series A2 Preferred Shares, (c) 5,052,630 shares are preferred shares designated as Series A3 Preferred Shares, (d) 10,947,370 shares are redeemable preferred shares designated as Series B1 Preferred Shares, (e) 58,610,470 shares are redeemable preferred shares designated as Series B2 Preferred Shares, (f) 31,882,930 shares are preferred shares designated as Series C1 Preferred Shares, and (g) 27,150,890 shares are preferred shares designated as Series C2 Preferred Shares.

Subsequently, on February 17, 2011, concurrent with the issuance of Series C1 Preferred Shares to a third party investor, the shareholders and the Board of Directors of the Company approved the following change to the authorized and issued share capital of the Company:

The share capital of the Company will be divided into (i) 621,837,070 Ordinary Shares with a par value of US$0.00001 each (the “Ordinary Shares”), and (ii) 148,162,930 preferred shares with a par value of US$0.00001 each, of which (a) 30,411,130 shares are preferred shares designated as Series A1 Preferred Shares, (b) 5,944,580 shares are preferred shares designated as Series A2 Preferred Shares, (c) 5,052,630 shares are preferred shares designated as Series A3 Preferred Shares, (d) 10,947,370 shares are redeemable preferred shares designated as Series B1 Preferred Shares, (e) 58,610,470 shares are redeemable preferred shares designated as Series B2 Preferred Shares, and (f) 37,196,750 shares are preferred shares designated as Series C1 Preferred Shares.

(b)	Issuance of Series C1 Preferred Shares

On January 14, 2011, the Company issued an aggregate of 31,882,930 Series C1 Preferred Shares to certain holders of the Series A and Series B Preferred Shares, for total gross cash proceeds of US$30,000,020. On February 17, 2011, the Company issued an additional 5,313,820 Series C1 Preferred Shares to a third party investor, for gross cash proceeds of US$5,000,000.

Upon the issuance of the Series C1 Preferred Shares, the ranking of the Series A and Series B Preferred Shares to dividends and liquidation was modified such that the Series C1 Preferred Shares will rank senior to that of the Series A and Series B Preferred Shares. The redemption of the Series B Preferred Shares was also modified from December 1, 2012 to December 1, 2014 to be consistent with that of the Series C Preferred Shares while all other remaining key terms and conditions of the Series C1 Preferred Shares being identical to those of the Series A and Series B Preferred Shares.

Accounting for Series C1 Preferred Shares

The Series C1 Preferred Shares have been initially classified as mezzanine equity on the date of issuance as these preferred shares may be redeemed at the option of the holders on or after an agreed upon date. The initial carrying values of the Series C1 Preferred Shares were based on the total consideration received.

The holders of Series C1 Preferred Shares have the ability to convert the instrument at anytime into the Company’s ordinary shares. The Company evaluated the embedded conversion option in these convertible

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

preferred shares to determine if there were any embedded derivatives requiring bifurcation and to determine if there were any beneficial conversion features.

The conversion options and the contingent redemption options of Series C1 Preferred Shares do not qualify for bifurcation accounting because the underlying ordinary shares are not publicly traded nor are they readily convertible into cash. There are no other embedded derivatives that are required to be bifurcated.

Beneficial conversion features (“BCF”) exist when the conversion price of the preferred shares is lower than the fair value of the ordinary share at the commitment date. The preferred shares are convertible from their issuance date and they contain conversion terms that change upon the occurrence of certain specified future events, therefore contingent beneficial conversion feature is measured at the commitment date but not recognized until the contingency is resolved. The Company determined the estimated fair value of the ordinary share on January 14, 2011 and February 17, 2011, the commitment dates, with the assistance from an independent third party valuation firm.

The effective conversion price used to measure the BCF for Series C1 Preferred Shares on the commitment dates was US$0.94. The Company recorded a BCF of US$9,662,441 and US$2,051,453 for the Series C1 Preferred Shares as the fair values per ordinary share on the commitment dates, were US$1.24 and US$1.33, respectively. The discount from recording such BCF was immediately accreted in full as the earliest conversion date is also the issuance date and was treated as a return to the Series C Preferred Shareholders.

(c)	Issuance of Share Options

On February 25, 2011, the Company granted 307,800 options to certain employees of the Company at exercise price of US$0.15 under the 2010 Plan.

Share-based compensation cost will be measured at the grant dates based on the fair value of the options awarded and the related share-based compensation will be recognized as stock-based compensation expense using the straight-line method over the requisite service/vesting period.

(d)	Share Split

On March 31, 2011, the Company’s shareholders approved and executed a 10-for-one split of the Company’s ordinary shares and preferred shares.

Each ordinary share and preferred share of the Company is subdivided into 10 shares at a par value of US$0.00001. All shares and per share amounts presented in the accompanying consolidated financial statements have been revised on a retroactive basis to give effect to the share split. The par value per ordinary share and preferred share has been retroactively revised as if it had been adjusted in proportion to the 10-for-one share split.

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

27. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed balance sheets

	As of December 31,
	2009	2010
	RMB’000	RMB’000	US$’000
ASSETS
Current assets
Cash	—	1,537	233
Prepaid expenses and other current assets	—	5,213	790
Amount due from a subsidiary	—	46,714	7,078

Total current assets	—	53,464	8,101
Non-current assets
Investments	13,415	107,748	16,326

Total non-current assets	13,415	107,748	16,326

Total assets	13,415	161,212	24,427

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Amount due to a related party	10,206	—	—

Total current liabilities	10,206	—	—
Total liabilities	10,206	—	—

Mezzanine equity:
Series A contingently redeemable convertible preferred shares	355,680	355,680	53,891
Series B contingently redeemable convertible preferred shares	635,430	635,430	96,277

Total mezzanine equity	991,110	991,110	150,168
Shareholders’ deficit:
Ordinary shares	5	7	1
Additional paid-in capital	68,960	481,603	72,971
Accumulated other comprehensive loss	722	1,469	223
Accumulated deficit	(1,057,588)	(1,312,977)	(198,936)

Total shareholders’ deficit	(987,901)	(829,898)	(125,741)

Total liabilities, mezzanine equity and shareholders’ deficit	13,415	161,212	24,427

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed statements of operations

	For the year ended December 31,
	2008	2009	2010
	RMB’000	RMB’000	RMB’000	US$’000
Net Revenues	—	—	—	—
Cost of revenues	—	—	—	—
Selling expenses	—	(29)	—	—
General and administrative expenses	(6,816)	(1,897)	(281,113)	(42,593)
Research and development costs	—	—	—	—

Operating loss	(6,816)	(1,926)	(281,113)	(42,593)
Other expenses	—	—	(49,931)	(7,565)
Investment (loss) income	(11,437)	(3,993)	75,655	11,463

Loss before income taxes	(18,253)	(5,919)	(255,389)	(38,695)
Income tax expense	—	—	—	—

Net loss	(18,253)	(5,919)	(255,389)	(38,695)

Condensed statements of cash flows

	For the year ended December 31,
	2008	2009	2010
	RMB’000	RMB’000	RMB’000	US$’000
Net cash used in operating activities	—	—	—	—
Net cash used in investing activities	—	—	—	—
Net cash generated from financing activities	—	—	1,537	233

Net increase in cash
Cash at beginning of the year	—	—	1,537	233

Cash at end of the year	—	—	1,537	233

(a) Basis of presentation

In the Company-only financial statements, the Company’s investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since inception.

The Company records its investment in its subsidiary under the equity method of accounting as prescribed in ASC 323-10, Investment-Equity Method and Joint Ventures, such investment is presented on the balance sheet as “Investment in subsidiaries” and share of the subsidiaries’ profit or loss as “Equity in profit of subsidiaries” on the statements of operations.

The subsidiaries did not pay any dividends to the Company for the periods presented.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted and as such, these Company-only financial statements should be read in conjunction with the Group’s consolidated financial statements.

21VIANET GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(b) Related party transactions

The Company had the following related party transactions for the years ended December 31, 2008, 2009 and 2010:

	For the year ended December 31,
	2008	2009	2010
	RMB’000	RMB’000	RMB’000	US$’000
Expenses paid on behalf by:
— aBitCool	6,816	1,926	2,485	377
Waiver of liability by:
— aBitCool	—	—	116,069	17,586
Waiver of receivables to:
— 21Vianet Technology	—	—	28,990	4,399
— 21Vianet Beijing	—	—	20,941	3,173

The Company had the following related party balances as of December 31, 2008 and 2009:

	December 31,
	2009	2010
	RMB’000	RMB’000	US$’000
Amount due from a subsidiary
— 21Vianet HK	—	46,714	7,078
Amount due from a related party
— aBitCool	10,206	—	—

(c) Commitments

The Company does not have any significant commitments or long-term obligations as of any of the periods presented.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Beijing Chengyishidai Network Technology Co., Ltd. and

Zhiboxintong Beijing Network Technology Co., Ltd.:

We have audited the accompanying combined balance sheets of Beijing Chengyishidai Network Technology Co., Ltd, and Zhiboxintong Beijing Network Technology Co., Ltd. and its wholly-owned subsidiaries (together, the “Group”) as of December 31, 2009 and September 30, 2010, and the related combined statements of operations and cash flows for the year ended December 31, 2009 and the nine months ended September 30, 2010. These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Group’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of the Group’s combined financial position as of December 31, 2009 and September 30, 2010, and the combined results of operations and cash flows for the year ended December 31, 2009 and the nine months ended September 30, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Hua Ming

Shanghai, the People’s Republic of China

December 17, 2010

BEIJING CHENGYISHIDAI NETWORK TECHNOLOGY CO., LTD. AND

ZHIBOXINTONG BEIJING NETWORK TECHNOLOGY CO., LTD.

COMBINED BALANCE SHEETS

AS OF DECEMBER 31, 2009 AND SEPTEMBER 30, 2010

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”))

	Note	As of December 31, 2009	As of September 30,
			2010	2010
		RMB	RMB	US$
Current Assets
Cash and cash equivalents		5,455	2,440	365
Accounts receivable	4	21,849	13,806	2,064
Amount due from a related party	7	718	—	—
Prepaid expenses and other current assets		3,731	2,199	329
Deferred tax assets	6	52	55	8

Total current assets		31,805	18,500	2,766

Non-current assets
Property and equipment, net	5	23,889	25,088	3,750
Deferred tax assets	6	140	314	47

Total non-current assets		24,029	25,402	3,797

TOTAL ASSETS		55,834	43,902	6,563

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts payable		35,438	15,752	2,354
Advances from customers		726	617	92
Amount due to a related party	7	3,042	—	—
Income tax payable		164	1,739	260
Accrued expenses and other payables		15,926	6,471	969

Total current liabilities		55,296	24,579	3,675

Non-current liabilities
Amount due to shareholders	8	—	20,000	2,989
Unrecognized tax benefits	6	4,015	359	54

Total non-current liabilities		4,015	20,359	3,043

TOTAL LIABILITIES		59,311	44,938	6,718

Commitments and contingencies	10
Shareholders’ deficit
Combined paid-in capital		2,000	2,000	299
Statutory reserves	9	1,119	1,119	167
Accumulated deficits		(6,596)	(4,155)	(621)

Total shareholders’ deficit		(3,477)	(1,036)	(155)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT		55,834	43,902	6,563

The accompanying notes are an integral part of these combined financial statements.

BEIJING CHENGYISHIDAI NETWORK TECHNOLOGY CO., LTD. AND

ZHIBOXINTONG BEIJING NETWORK TECHNOLOGY CO., LTD.

COMBINED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009 AND

THE NINE MONTHS ENDED SEPTEMBER 30, 2010

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”))

	Note	For the year ended December 31, 2009	For the nine months ended September 30,
			2010	2010
		RMB	RMB	US$
Net revenues		111,242	125,427	18,747
Cost of revenues		(105,492)	(118,442)	(17,703)

Gross profit		5,750	6,985	1,044
Sales and marketing expenses		(2,512)	(1,541)	(230)
General and administrative expenses		(2,283)	(4,253)	(636)

Operating profit		955	1,191	178
Interest income		5	7	1
Other expenses		—	(757)	(113)

Profit before income taxes		960	441	66
Income tax (expense) benefit	6	(3,614)	2,000	299

Net (loss) income		(2,654)	2,441	365

The accompanying notes are an integral part of these combined financial statements.

BEIJING CHENGYISHIDAI NETWORK TECHNOLOGY CO., LTD. AND

ZHIBOXINTONG BEIJING NETWORK TECHNOLOGY CO., LTD.

COMBINED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2009 AND

THE NINE MONTHS ENDED SEPTEMBER 30, 2010

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”))

	For the year ended December 31, 2009	For the nine months ended September 30,
		2010	2010
	RMB	RMB	US$
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	(2,654)	2,441	365
Adjustments to reconcile net income to net cash generated from operating activities:
Loss from disposal of property and equipment	—	757	113
Depreciation of property and equipment	2,034	4,685	700
Deferred taxes	(20)	(176)	(26)
Changes in operating assets and liabilities:
Accounts receivable	(15,080)	8,043	1,202
Prepaid expenses and other current assets	455	1,531	229
Accounts payable	22,610	(19,686)	(2,942)
Accrued expenses and other payables	2,221	(1,731)	(261)
Income tax payable	163	1,575	235
Unrecognized tax benefits	3,353	(3,656)	(543)
Advances from customers	620	(109)	(16)
Amount due to shareholders	—	20,000	2,989
Amount due from a related party	3,059	718	107
Amount due to a related party	12	(12)	(2)

Net cash generated from operating activities	16,773	14,380	2,150
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(13,260)	(14,365)	(2,147)

Net cash used in investing activities	(13,260)	(14,365)	(2,147)
CASH FLOWS FROM FINANCING ACTIVITIES
Consideration paid for the equity transfer of entities under common control	—	(3,030)	(453)

Net cash used in financing activities	—	(3,030)	(453)
Net increase (decrease) in cash	3,513	(3,015)	(450)
Cash at beginning of year/period	1,942	5,455	815

Cash at end of year/period	5,455	2,440	365

Supplemental cash flow information:
Income tax paid	118	258	39
Purchase of property and equipment included in accrued expenses and other payables	7,724	—	—

The accompanying notes are an integral part of these combined financial statements.

BEIJING CHENGYISHIDAI NETWORK TECHNOLOGY CO., LTD. AND

ZHIBOXINTONG BEIJING NETWORK TECHNOLOGY CO., LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2009 AND

THE NINE MONTHS ENDED SEPTEMBER 30, 2010

1. ORGANIZATION

Beijing Chengyishidai Network Technology Co., Ltd. (“CYSD”) was established on November 18, 2003 in the People’s Republic of China (“PRC”). The shareholders of CY from incorporation until September 7, 2010 were shareholders nominated by Mr. Cheng Ran. On September 7, 2010, the nominee shareholders transferred all of their respective equity interests in CYSD to Beijing Shi Dai Tong Lian Technology Co., Ltd. (“Shi Dai Tong Lian”), a company controlled by Mr. Cheng Ran (the “Controlling Shareholder”) for consideration of RMB1,000,000. On September 30, 2010, Shi Dai Tong Lian sold 51% of its equity interest in CYSD to Beijing 21 ViaNet Broad Band Data Center Company Limited (“21Vianet Beijing”).

Zhiboxintong Beijing Network Technology Co., Ltd. (“ZBXT”) was established on July 23, 2007 in the PRC. The shareholders of ZBXT from incorporation until September 7, 2010 were shareholders nominated by Mr. Cheng Ran. On September 7, 2010, the nominee shareholders transferred all of their respective equity interests in ZBXT to Shi Dai Tong Lian for consideration of RMB1,000,000. On September 30, 2010, Shi Dai Tong Lian sold 51% of its equity interest in ZBXT to 21Vianet Beijing.

Xingyunhengtong Beijing Network Technology Co., Ltd. (“XY”) was established on February 27, 2008 in the PRC. The shareholders of XY from incorporation until June 29, 2010 were shareholders nominated by Mr. Cheng Ran. On May 16, 2010 and June 29, 2010, the nominee shareholders transferred all of their respective equity interests in XY to ZBXT in exchange for a consideration of RMB30,000.

Fuzhou Yongjiahong Communication Technology Co., Ltd. (“YJH”) was established by on September 11, 2008 in the PRC. The shareholders of YJH from incorporation until May 14, 2010 were shareholders nominated by Mr. Cheng Ran On May 14, 2010, the nominee shareholders transferred all of their respective equity interests in YJH to ZBXT in exchange for a consideration of RMB1,000,000.

Beijing Bikonghengtong Network Technology Co., Ltd. (“BK”) was established on November 12, 2008 in the PRC. The shareholder of BK from incorporation until December 23, 2009 was nominated by Mr. Cheng Ran. On December 23, 2009, the nominee shareholder transferred all of her equity interests in BK to ZBXT in exchange for a consideration of RMB1,000,000.

Beijing Bozhiruihai Network Technology Co., Ltd. (“BZ”) was established on December 2, 2008 in the PRC. The shareholders of BZ from incorporation until December 18, 2010 were shareholders nominated by Mr. Cheng Ran. On December 18, 2009, the nominee shareholders transferred all of their respective equity interests in BZ to ZBXT in exchange for a consideration of RMB1,000,000.

Mr. Cheng Ran was the beneficial owner of the equity interests of CYSD, ZBXT, YJH, BK, BZ and XY held by the nominee shareholders. At the date of each equity transfer of YJH, BK, BZ and XY, the consideration was accrued as a payable to Mr. Cheng Ran, being the beneficial owner of the shares. On June 29, 2010, September 27, 2010 and September 29, 2010, RMB30,000, RMB1,000,000 and RMB2,000,000, in aggregate RMB3,030,000, were paid in cash to Mr. Cheng Ran as settlement of the consideration accrued.

These combined financial statements include the accounts of the ZBXT, ZBXT’s wholly owned subsidiaries listed below, and CYSD. The abovementioned transactions was accounted for as a reorganization of entities under common control, in a manner similar to a pooling-of-interest. The assets and liabilities of the entities to the reorganization have been stated at their historical amounts in the combined financial statements. Accordingly, the

BEIJING CHENGYISHIDAI NETWORK TECHNOLOGY CO., LTD. AND

ZHIBOXINTONG BEIJING NETWORK TECHNOLOGY CO., LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2009 AND

THE NINE MONTHS ENDED SEPTEMBER 30, 2010

accompanying combined financial statements have been prepared as if the current corporate structure of ZBXT had been in existence since the beginning of the periods presented. The consideration paid for the acquisition of ZBXT’s wholly owned subsidiaries’ equity interests is treated as a capital transaction and recorded in equity. All intercompany accounts and transactions have been eliminated in combination.

As of September 30, 2010, subsidiaries of ZBXT include the following:

Entity	Date of incorporation	Place of incorporation	Percentage of ownership	Principal activities
YJH	September 11, 2008	PRC	100%	Provision of managed network services
BK	November 12, 2008	PRC	100%	Provision of managed network services
BZ	December 2, 2008	PRC	100%	Provision of managed network services
XY	February 27, 2008	PRC	100%	Provision of managed network services

ZBXT and its wholly-owned subsidiaries, and CYSD (together, the “Group”) are principally engaged in the provision of managed network services in the People’s Republic of China (“PRC”).

On September 30, 2010, 21Vianet Beijing acquired 51% of the equity interest of the Group from Shi Dai Tong Lian for a total purchase consideration of RMB160,594,000 (US$24,003,000).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying combined financial statements of the Group have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the end of the reporting period and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates. Areas where management uses subjective judgment include, but are not limited to, estimating the useful lives of long-lived assets and the impairment assessment of long-lived assets, determining the provision for accounts receivable and accounting for deferred income taxes.

Convenience Translation

Amounts in U.S. dollars (“US$”) are presented for the convenience of the reader and are translated at the noon buying rate of RMB6.6905 to US$1.00 on September 30, 2010 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

BEIJING CHENGYISHIDAI NETWORK TECHNOLOGY CO., LTD. AND

ZHIBOXINTONG BEIJING NETWORK TECHNOLOGY CO., LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2009 AND

THE NINE MONTHS ENDED SEPTEMBER 30, 2010

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and demand deposits placed with banks or other financial institutions which are unrestricted as to withdrawal and use and have original maturities less than three months.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at net realizable value. An allowance for doubtful accounts is recorded in the period when loss is probable based on an assessment of specific evidence indicating troubled collection, historical experience, accounts aging and other factors. An accounts receivable is written off after all collection efforts has ceased. No provisions for allowance for doubtful accounts have been recorded during any of the periods presented.

Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Category	Estimated useful life

Computer and network equipment	5 years

Motor vehicles	5 years

Office equipment	5 years

Leasehold improvements	Over the shorter of lease term or the estimated useful lives of the assets

Repair and maintenance costs are charged to expense as incurred, whereas the cost of renewals and betterments that extend the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the asset and accumulated depreciation accounts with any resulting gain or loss reflected in the statement of operations.

Property and equipment that are purchased or constructed which require a period of time before the assets are ready for their intended use are accounted for as construction-in-progress. Construction-in-progress is recorded at acquisition cost, including installation costs. Construction-in-progress is transferred to specific property and equipment accounts and commences depreciation when these assets are ready for their intended use. The Group did not recognize any capitalized interest during any of the periods presented.

Impairment of Long-Lived Assets

The Group evaluates its long-lived assets or asset group for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of an asset or a group of long-lived assets may not be recoverable. When these events occur, the Group evaluates for impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the

BEIJING CHENGYISHIDAI NETWORK TECHNOLOGY CO., LTD. AND

ZHIBOXINTONG BEIJING NETWORK TECHNOLOGY CO., LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2009 AND

THE NINE MONTHS ENDED SEPTEMBER 30, 2010

sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss based on the excess of the carrying amount of the asset group over its fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available for the long-lived assets. No impairment charges were recognized for any of the periods presented.

Fair Value of Financial Instruments

The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, accounts receivable, other receivables, certain prepayments and other current assets, balances with related parties, accounts payable, advances from customers, certain accrued expenses and other liabilities, approximate their fair values because of the short maturity of these instruments.

Revenue Recognition

The Group is principally engaged in the provision of managed network services to its customers.

Consistent with the criteria of Staff Accounting Bulletin No. 104, “Revenue Recognition”, the Group recognizes revenue from sales of these services when there is a signed sales agreement with fixed or determinable fees, services have been provided to the customer and collection of the resulting customer’s receivable is reasonably assured.

The Group’s services are provided under the terms of a one-year service agreement, which will typically accompany a one-year term renewal option with the same terms and conditions. Customers can choose at the outset of the arrangement to either use the Group’s services through a monthly fixed fee arrangement or choose a plan based on actual bandwidth or traffic volume used during the month at fixed pre-set rates. The Group recognizes and bills for revenue for excess usage, if any, in the month of its occurrence to the extent a customer’s usage of the services exceeds their pre-set monthly fixed bandwidth usage and fee arrangements. The rates as specified in the service agreements are fixed for the duration of the contract term and are not subject to adjustment.

Business tax on revenues earned from provision of services to customers is recorded as a deduction from gross revenue to derive net revenues in the same period in which the related revenue is recognized. Except for XY which is subject to a 5% business tax rate on its revenue, CYSD, ZBXT and all the other subsidiaries of ZBXT are subject to a 3% business tax rate The business tax expenses for the year ended December 31, 2009 and the nine months ended September 30, 2010 amounted to approximately RMB2,851,000, and RMB2,680,000 (US$400,000), respectively.

Cost of revenues

Cost of revenues consists primarily of depreciation of the Group’s long-lived assets, maintenance, purchase of bandwidth and other overhead expenses directly attributable to the provision of internet access and bandwidth management services.

BEIJING CHENGYISHIDAI NETWORK TECHNOLOGY CO., LTD. AND

ZHIBOXINTONG BEIJING NETWORK TECHNOLOGY CO., LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2009 AND

THE NINE MONTHS ENDED SEPTEMBER 30, 2010

Advertising expenditures

Advertising expenditures are expensed as incurred. Advertising expenditures, included in sales and marketing expenses, amounted to approximately RMB1,119,000, and RMB1,541,000 (US$230,000), for the year ended December 31, 2009 and for the nine months ended September 30, 2010, respectively.

Income Taxes

The Group accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Effective January 1, 2007, the Group adopted ASC 740, “Accounting for Income Taxes” (“ASC 740”). ASC 740 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. The cumulative effects of applying ASC 740, if any, is recorded as an adjustment to retained earnings as of the beginning of the period of adoption. The Group’s adoption of ASC 740 did not result in any adjustment to the opening balance of the Group’s accumulated deficit as of January 1, 2007. The Group has elected to classify interest and penalties related to an uncertain position, if and when required, as “income tax expense”, in the combined statements of income. The Group’s estimated liability for unrecognized tax benefits and the related interests and penalties are periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and/or developments with respect to tax audits, and expiration of the statute of limitations.

Employee benefits

The full-time employees of the Group’s entities are entitled to staff welfare benefits including medical care, housing fund, unemployment insurance and pension benefits, which are governmental mandated defined contribution plans. These entities are required to accrue for these benefits based on certain percentages of the employees’ respective salaries, subject to certain ceilings, in accordance with the relevant PRC regulations, and make cash contributions to the state-sponsored plans out of the amounts accrued. The total amounts for such employee benefits, which were expensed as incurred, were RMB187,000 and RMB293,000 (US$44,000) for the year ended December 31, 2009, and the nine months ended September 30, 2010, respectively.

Leases

Leases are classified at the inception date as either a capital lease or an operating lease. The Group assesses a lease to be a capital lease if any of the following conditions exist: a) ownership is transferred to the lessee by the end of the lease term, b) there is a bargain purchase option, c) the lease term is at least 75% of the property’s estimated remaining economic life or d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease. The Group has no capital leases for the periods stated herein.

BEIJING CHENGYISHIDAI NETWORK TECHNOLOGY CO., LTD. AND

ZHIBOXINTONG BEIJING NETWORK TECHNOLOGY CO., LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2009 AND

THE NINE MONTHS ENDED SEPTEMBER 30, 2010

All other leases are accounted for as operating leases wherein rental payments are expensed on a straight-line basis over the periods of their respective leases. The Group leases office space under operating lease agreements. The Group also leases fibers optic cables for periods not exceeding one year. Lease expenses were approximately RMB4,322,000 and RMB5,844,000 (US$873,000) for the year ended December 31, 2009 and the nine months ended September 30, 2010, respectively.

Recent accounting pronouncements

In October 2009, the FASB issued ASU No. 2009-13 (“ASU 2009-13”), Multiple-Deliverable Revenue Arrangements. ASU 2009-13 amends ASC sub-topic 605-25 (“ASC 605-25”), Revenue Recognition: Multiple-Element Arrangements, regarding revenue arrangements with multiple deliverables. ASU 2009-13 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, and how the arrangement consideration should be allocated among the separate units of accounting. This ASU will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Group does not expect the adoption of ASU 2009-13 will have a material impact on the combined financial statements.

In October 2009, the FASB issued ASU 2009-14, which amends ASC985-605. The amendments in this ASU change the accounting model for revenue arrangements that include both tangible products and software elements. Transactions involving tangible products containing software components and non-software components those functions together to deliver the tangible product’s essential functionality are no longer within the scope of the software revenue recognition guidance in ASC 985-605. In addition, the amendments in this ASU require that hardware components of a tangible product containing software components will always be excluded from software revenue recognition guidance. In that regard, the amendments in this ASU provide additional guidance on how to determine which software, if any, relating to the tangible product also would be excluded from the scope of the software revenue recognition guidance. The amendments in this ASU also provide guidance on how a vendor should allocate arrangement consideration between tangible products and software. This ASU will be effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Group does not expect the adoption of ASU 2009-13 will have a material impact on the combined financial statements.

3. CONCENTRATION OF RISKS

(a) Credit risk

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable, other receivables and amounts due from a related party. As of December 31, 2009 and September 30, 2010, RMB5,176,000 and RMB2,395,000 (US$358,000), respectively, were deposited with major financial institutions located in the PRC. Management believes that these financial institutions are of high credit quality and continually monitors the credit worthiness of these financial institutions. Historically, deposits in Chinese banks are secure due to the state policy on protecting depositors’ interests. However, China promulgated a new Bankruptcy Law in August 2006 that came into effect on June 1, 2007, which contains a separate article expressly stating that the State Council may promulgate implementation measures for the bankruptcy of Chinese banks based on the Bankruptcy Law. Under the new Bankruptcy Law, a Chinese bank may go into bankruptcy. In addition, since China’s concession to the World Trade Organization, foreign banks have been gradually permitted to operate in China and have been significant competitors against

BEIJING CHENGYISHIDAI NETWORK TECHNOLOGY CO., LTD. AND

ZHIBOXINTONG BEIJING NETWORK TECHNOLOGY CO., LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2009 AND

THE NINE MONTHS ENDED SEPTEMBER 30, 2010

Chinese banks in many aspects, especially since the opening of the Renminbi business to foreign banks in late 2006. Therefore, the risk of bankruptcy of those Chinese banks in which the Group has deposits has increased. In the event of bankruptcy of one of the banks which holds the Group’s deposits, it is unlikely to claim its deposits back in full since it is unlikely to be classified as a secured creditor based on PRC laws.

(b) Business, supplier, customer, and economic risk

The Group participates in a relatively dynamic and competitive industry that is heavily reliant operation excellence of the services. The Group believes that changes in any of the following areas could have a material adverse effect on the Group’s future financial position, result of operations or cash flows:

(i) Business Risk—Third parties may develop technological or business model innovations that address network requirements in a manner that is, or is perceived to be, equivalent or superior to the Group’s services. If competitors introduce services that compete with, or surpass the quality, price or performance of the Group’s services, the Group may be unable to renew its agreements with existing customers or attract new customers at the prices and levels that allow the Group to generate reasonable rates of return on its investment.

(ii) Supplier Risk—Changes in key telecommunications resources suppliers and certain strategic relationships with telecom carriers. The Group’s operations are dependent upon bandwidth or cabinet capacity provided by the third-party telecom carriers. There can be no assurance that the Group are adequately prepared for unexpected increases in bandwidth demands by its customers. The communications capacity the Group has leased may become unavailable for a variety of reasons, such as physical interruption, technical difficulties, contractual disputes, or the financial health of its third-party providers. Any failure of these network providers to provide the capacity the Group requires may result in a reduction in, or interruption of, service to its customers. For the year ended December 31, 2009, and the nine months ended September 30, 2010, 51% and 28% of bandwidth resources in term of costs were purchased from five telecom carriers, respectively. For the year ended December 31, 2009, two single carriers accounted for 26% and 10% of total bandwidth resources the Group purchased in term of costs, respectively.

(iii) Customer Risk—Revenue concentration on certain customers. The success of the Group’s business going forward will rely in part on Group’s ability to continue to obtain and expand business from existing customers while also attracting new customers. A significant portion of the Group’s revenue is contributed by its 5 largest customers, who collectively accounted for 49% and 41% of total revenues for the year ended December 31, 2009 and the nine months ended September 30, 2010, respectively. For the year ended December 31, 2009, one single customer contributed 18% of the Group’s total revenues. For the nine months ended September 30, 2010, two single customers contributed 13% and 12% of the Group’s total revenue, respectively. The loss of sales from any of these customers would have a significant negative impact on the Group’s business. Due to the Group’s dependence on a limited number of customers, any negative events with respect to the Group’s customers may cause material fluctuations or declines in the Group’s revenue and have a material adverse effect on the Group’s financial condition and results of operations.

(iv) Political, economic and social uncertainties. The Group’s operations could be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 20 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event

BEIJING CHENGYISHIDAI NETWORK TECHNOLOGY CO., LTD. AND

ZHIBOXINTONG BEIJING NETWORK TECHNOLOGY CO., LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2009 AND

THE NINE MONTHS ENDED SEPTEMBER 30, 2010

of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC political, economic and social conditions. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

4. ACCOUNTS RECEIVABLE, NET

Accounts receivable and allowance for doubtful accounts consist of the following:

	As of December 31, 2009	As of September 30, 2010
	RMB’000	RMB’000	US$’000
Accounts receivable	21,849	13,806	2,064
Allowance for doubtful accounts	—	—	—

	21,849	13,806	2,064

As of December 31, 2009 and September 30, 2010, all accounts receivable were due from third party customers.

The Group has historically not encountered collectability problems and therefore, no allowance for doubtful accounts was recorded as of December 31, 2009 and September 30, 2010.

5. PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:

	As of December 31, 2009	As of September 30, 2010
	RMB’000	RMB’000	US$’000
At cost:
Computer and network equipment	27,549	30,727	4,593
Motor vehicles	351	435	65
Office equipment	397	694	104
Leasehold improvements	—	879	131

	28,297	32,735	4,893
Less: Accumulated depreciation	(4,408)	(7,647)	(1,143)

	23,889	25,088	3,750

BEIJING CHENGYISHIDAI NETWORK TECHNOLOGY CO., LTD. AND

ZHIBOXINTONG BEIJING NETWORK TECHNOLOGY CO., LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2009 AND

THE NINE MONTHS ENDED SEPTEMBER 30, 2010

Depreciation expenses were RMB2,034,000 and RMB4,685,000 (US$700,000) for the year ended December 31, 2009 and the nine months ended September 30, 2010, respectively, and was included in the following captions:

	For the year ended December 31, 2009	For the nine months ended September 30, 2010
	RMB’000	RMB’000	US$’000
Cost of revenues	1,926	3,932	588
General and administrative expenses	108	753	112

	2,034	4,685	700

6. TAXATION

Enterprise income tax

In March 2007, a new PRC enterprise income tax law (the “New EIT Law”) was enacted, which was effective on January 1, 2008. Among other changes, the New EIT Law provides a statutory tax rate of 25% and certain tax incentives for encouraged industries, activities and operations in particular geographic locations.

The current and deferred components of the income tax expenses appearing in the statement of operations are as follows:

	For the year ended December 31, 2009	For the nine months ended September 30, 2010
	RMB’000	RMB’000	US$’000
Current	3,634	(1,824)	(273)
Deferred	(20)	(176)	(26)

	3,614	(2,000)	(299)

The reconciliation of tax computed by applying the statutory income tax rate of 25% for the year ended December 31, 2009 and the nine months ended September 30, 2010 applicable to the PRC operations to income tax expense is as follows:

	For the year ended December 31, 2009	For the nine months ended September 30, 2010
	RMB’000	RMB’000	US$’000
Income before income taxes	960	441	66

Income tax computed at PRC statutory tax rate of 25%	240	110	16
Non-deductible expenses	216	400	61
Sales and cost cutoff	2,712	(2,798)	(419)
Interest expense of unrecognized tax benefits	71	288	43
Difference between tax provision under deemed profit method and statutory taxable income method	375	—	—

Income tax expense (benefit)	3,614	(2,000)	(299)

BEIJING CHENGYISHIDAI NETWORK TECHNOLOGY CO., LTD. AND

ZHIBOXINTONG BEIJING NETWORK TECHNOLOGY CO., LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2009 AND

THE NINE MONTHS ENDED SEPTEMBER 30, 2010

Deferred Tax

The significant components of deferred taxes are as follows:

	As of December 31, 2009	As of September 30, 2010
	RMB’000	RMB’000	US$’000
Deferred tax assets
Current
Accrued expenses	52	55	8
Non-current
Pre-operation expenses	12	7	1
Property and equipment	128	295	44
Net operating loss	—	12	2

Total deferred tax assets	192	369	55

DTA Realizability

In assessing the realizability of deferred tax assets, the Company has considered whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company records a valuation allowance to reduce deferred tax assets to a net amount that management believes is more-likely-than-not realizable based on the weight of all available evidence. As of December 31, 2009 and September 30, 2010, the Company recorded zero valuation allowance.

Unrecognized Tax Benefits

As of December 31, 2009 and September 30, 2010, the Group recorded unrecognized tax benefits of RMB4,015,000 and RMB359,000 (US$54,000) for unrecognized tax benefits related to under-reported income. It is possible that the amount of unrecognized tax positions will change in the next 12 months, however, an estimate of the range of the possible change cannot be made at this time. All of the uncertain positions, if ultimately recognized, will impact the effective tax rate.

A roll-forward of accrued unrecognized tax benefits is as follows:

	For the year ended December 31, 2009	For the nine months ended September 30, 2010
	RMB’000	RMB’000	US$’000
Balance at beginning of the year/period	661	3,944	589
Additions based on tax positions related to the current year	3,944	—	—
Reversal based on tax positions related to the current year	(661)	(3,944)	(589)

Balance at end of the year/period	3,944	—	—

BEIJING CHENGYISHIDAI NETWORK TECHNOLOGY CO., LTD. AND

ZHIBOXINTONG BEIJING NETWORK TECHNOLOGY CO., LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2009 AND

THE NINE MONTHS ENDED SEPTEMBER 30, 2010

In each of the periods ended December 31, 2009 and September 30, 2010, the Group recorded interest expense of RMB71,000 and RMB288,000 (US$43,000), respectively. In each of the periods ended December 31, 2009 and September 30, 2010, the Group recorded penalties of nil, respectively.

As of September 30, 2010, the tax years ended December 31, 2007 through December 31, 2009 for the PRC entities remain open for statutory examination by the PRC tax authorities.

7. RELATED PARTY TRANSACTIONS

a)	Related parties

Name of Related Parties	Relationship with the Group
Mr. Cheng Ran	Controlling shareholder

Ms. Gao Hong	Wife of Mr. Cheng Ran

b)	The Group had the following related party balance as of December 31, 2009:

	As of December 31, 2009	As of September 30, 2010
	RMB’000	RMB’000	US$’000
Amount due from a related party Ms. Gao Hong	718	—	—

	As of December 31, 2009	As of September 30, 2010
	RMB’000	RMB’000	US$’000
Amount due to a related party Mr. Cheng Ran (c)	3,042	—	—

c)	The amount due to Mr. Cheng Ran is comprised mainly of the cash consideration due to Mr. Cheng Ran for the equity transfer of entities under common control (Note 1).

All balances with the related parties are unsecured, interest-free and repayable on demand.

8. AMOUNT DUE TO SHAREHOLDERS

	As of December 31, 2009	As of September 30, 2010
	RMB’000	RMB’000	US$’000
Amount due to shareholders	—	20,000	2,989

On September 21, 2010 and November 5, 2010, the Group received advances from its shareholders amounting to RMB20,000,000 and RMB4,590,000 respectively, to fund the Group’s working capital. The balances due to the shareholders are unsecured, interest-free and have no fixed repayment dates. The shareholders have represented that these advances due from the Group shall not fall due for repayment within the next twelve months.

BEIJING CHENGYISHIDAI NETWORK TECHNOLOGY CO., LTD. AND

ZHIBOXINTONG BEIJING NETWORK TECHNOLOGY CO., LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

FOR THE YEAR ENDED DECEMBER 31, 2009 AND

THE NINE MONTHS ENDED SEPTEMBER 30, 2010

9. STATUTORY RESERVES

Under PRC law, the Group’s entities are required to provide for certain statutory reserves, namely a general reserve, an enterprise expansion fund and a staff welfare and bonus fund annually. The entities are required to allocate at least 10% of their after tax profits on individual Group basis as determined under PRC GAAP to the general reserve and have the right to discontinue allocations to the general reserve if such reserve has reached 50% of registered capital. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the Board of Directors of the entity. These reserves can only be used for specific purposes and are not transferable to the Group in the form of loans, advances, or cash dividends.

As of December 31, 2009 and September 30, 2010, the Group had appropriated RMB1,119,000 and RMB 1,119,000 (US$167,000), in its statutory reserves.

10. COMMITMENTS AND CONTINGENCIES

Operating lease commitments

Future minimum payments under non-cancelable operating leases as of September 30, 2010 are as follows:

	RMB’000	US$’000
2010—remainder	2,639	394
2011	3,345	500

	5,984	894

Payments under operating leases are expensed on a straight-line basis over the periods of their respective leases. The terms of the leases do not contain material rent escalation clauses or contingent rents.

Bandwidth purchase commitments

The Group has entered into a long-term contract to secure the supply of bandwidth in the event that the Group requires additional bandwidth capacity to support its customers. The Group is committed to make fixed quarterly payments to access bandwidth capacity, in addition to payments based on actual usage as and when the capacity is utilized. Future payments under this arrangement as of September 30, 2010 are as follows:

	RMB’000	US$’000
2010—remainder	446	67
2011	1,782	266
2012	1,782	266
2013	1,782	266
2014	1,782	266
2015 thereafter	9,310	1,392

	16,884	2,523

11. SUBSEQUENT EVENT

The Group has evaluated all subsequent events through December 17, 2010, which was also the date the combined financial statements were issued.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On September 30, 2010, 21Vianet Group, Inc. (the “Company”) acquired 51% equity interest in Beijing Chengyishidai Network Technology Co., Ltd. (“CYSD”) and Zhiboxintong (Beijing) Network Technology Co., Ltd. (“ZBXT”) for total purchase consideration of RMB172,439,000.

The following unaudited pro forma condensed combined statement of operations gives effect to the acquisition of CYSD and ZBXT, accounted for under the purchase method in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations”. The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 assumes the acquisition of CYSD and ZBXT had been effected on January 1, 2010. The historical results of the Company were derived from its consolidated statement of operations for its fiscal year ended December 31, 2010 and the historical results of CYSD and ZBXT were derived from the combined statement of operations for the nine months ended September 30, 2010, respectively, both included elsewhere in this prospectus.

The pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations that might have been achieved for the period indicated, nor is it necessarily indicative of the future results of the combined company.

The pro forma adjustments are based upon available information and certain assumptions we believe are reasonable under the circumstances. The unaudited pro forma condensed combined statement of operations should be read in conjunction with the accompanying notes and assumptions and the historical financial statements of the Company and CYSD and ZBXT, included elsewhere in this prospectus.

21VIANET GROUP, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

	21Vianet Group, Inc.	CYSD and ZBXT	Pro forma Adjustments	Note	Pro forma Combined
	For the year ended December 31, 2010	For the nine months ended September 30, 2010			For the year ended December 31, 2010
	RMB’000	RMB’000	RMB’000		RMB’000
Net revenues	525,203	125,427	(1,056)	4	649,574
Cost of revenues	(396,858)	(118,442)	(13,486)	1,4	(528,786)

Gross profit	128,345	6,985			120,788
Operating expenses:
Sales and marketing expenses	(51,392)	(1,541)			(52,933)
General and administrative expenses	(282,298)	(4,253)	33	1	(286,518)
Research and development costs	(19,924)	—			(19,924)
Changes in the fair value of contingent purchase consideration payable	(7,537)	—			(7,537)

Operating (loss) profit	(232,806)	1,191			(246,124)
Interest income	580	7			587
Interest expense	(2,793)	—			(2,793)
Other income	1,152	—			1,152
Other expenses	(906)	(757)			(1,663)
Foreign exchange gain	1,646	—			1,646

(Loss) profit from continuing operations before income taxes	(233,127)	441			(247,195)
Income tax (expense) benefit	(1,588)	2,000	3,627	2	4,039

Net (loss) profit from continuing operations	(234,715)	2,441			(243,156)

Net (profit) loss attributable to non-controlling interest	(7,722)	—	4,136	3	(3,586)

Net (loss) profit attributable to ordinary shareholders	(242,437)	2,441			(246,742)

Earnings per share
Basic	RMB(3.39)				RMB(3.45)
Diluted	RMB(3.39)				RMB(3.45)
Shares used in earnings per share computation:
Basic	71,526,320				71,526,320
Diluted	71,526,320				71,526,320

21VIANET GROUP, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

Note 1

The aggregate purchase price of approximately RMB172,439,000 for the purchase of CYSD and ZBXT is comprised of the following:

RMB’000
Current assets	18,500
Property and equipment, net	22,719
Contract backlog	2,540
Customer relationship	44,607
Vendor relationship	90,376
Licenses	1,320
Trade Name	15,300
Deferred tax assets, non-current	906

Total assets acquired	196,268

Account payables	15,752
Other current liabilities	8,827
Non-current liabilities	20,359
Deferred tax liability, non-current	38,536

Total liabilities assumed	83,474

Net assets acquired	112,794
Aggregate of:
Purchase consideration	172,439
Non-controlling interests	98,019

Total	270,458

Goodwill	157,664

The purchase price allocation and intangible asset valuations described above were determined by the Company with the assistance of an independent third party valuation firm. The valuation report utilizes and considers generally accepted valuation methodologies such as the income, market and cost approach.

This adjustment of RMB 14,793,000 reflects an additional nine months of amortization of the acquired intangibles recorded for the nine months ended September 30, 2010, as a result of the acquisition of CYSD and ZBXT on September 30, 2010 as if the acquisition had been consummated on January 1, 2010.

This adjustment of RMB 284,000 reflects a reduction in depreciation expense for the nine months ended September 30, 2010, as if the acquisition had been consummated on January 1, 2010, given that the assigned estimated fair values are lower than the net book values as at the acquisition date.

21VIANET GROUP, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION—(Continued)

	For the nine months ended September 30, 2010
	Cost of revenues	General and administrative expenses	Total
	RMB’000	RMB’000	RMB’000
Amortization	14,793	—	14,793
Depreciation	(251)	(33)	(284)
Elimination of sales transaction (Note 4)	(1,056)	—	(1,056)

	13,486	(33)	13,453

Note 2

Reflects the adjustment to income tax expense based on the pro forma adjusting entries as discussed in Note 1.

Note 3

Reflects the adjustment to net profits attributable to 49% non-controlling interest in CYSD and ZBXT.

Note 4

Reflects the elimination adjustment relating to the sales transactions between the Company and CYSD and ZBXT of RMB1,056,000.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM	6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, fraud or wilful default.

Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.3 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities (including options to acquire our ordinary shares) that were outstanding as of September 30, 2010. All shares in the following table give retrospective effect to a 10-for-1 share split that became effective on March 31, 2011.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration (US$)	Securities Registration Exemption
Purple Communications Limited	October 31, 2010	17,850,000 Ordinary Shares	N/A	Section 4(2) of the Securities Act
U-Media Holdings, Inc.	October 31, 2010	17,063,160 Ordinary Shares	N/A	Section 4(2) of the Securities Act
Smartpay Company Limited	October 31, 2010	11,113,160 Ordinary Shares	N/A	Section 4(2) of the Securities Act
Fast Horse Technology Limited	October 31, 2010	25,500,000 Ordinary Shares	N/A	Section 4(2) of the Securities Act
Sunrise Corporate Holding Ltd	December 31, 2010	24,826,090 Ordinary Shares	N/A	Section 4(2) of the Securities Act
TOA Capital Corporation	October 31, 2010	9,444,450 Series A1 preferred shares	N/A	Section 4(2) of the Securities Act
CBC IDC Limited	October 31, 2010	3,777,780 Series A1 preferred shares	N/A	Section 4(2) of the Securities Act
IP Cathay One, L.P.	October 31, 2010	5,666,670 Series A1 preferred shares	N/A	Section 4(2) of the Securities Act
Asuka DBJ Partners Co., Ltd. As general partner of Asuka DBJ investment LPS	October 31, 2010	3,400,010 Series A1 preferred shares	N/A	Section 4(2) of the Securities Act
Riselink Venture Capital Corp.	October 31, 2010	1,888,890 Series A1 preferred shares	N/A	Section 4(2) of the Securities Act
Parawin Venture Capital Corp.	October 31, 2010	944,440 Series A1 preferred shares	N/A	Section 4(2) of the Securities Act
Sinolinks Venture Capital Corp.	October 31, 2010	566,670 Series A1 preferred shares	N/A	Section 4(2) of the Securities Act

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration (US$)	Securities Registration Exemption
Hua VII Venture Capital Corporation	October 31, 2010	1,133,330 Series A1 preferred shares	N/A	Section 4(2) of the Securities Act
Vincera Growth Capital I Limited	October 31, 2010	755,560 Series A1 preferred shares	N/A	Section 4(2) of the Securities Act
China Resources Development Company Limited	October 31, 2010	2,455,560 Series A1 preferred shares	N/A	Section 4(2) of the Securities Act
So-net Entertainment Corporation	October 31, 2010	377,770 Series A1 preferred shares	N/A	Section 4(2) of the Securities Act
Jessy Assets Limited	October 31, 2010	5,944,580 Series A2 preferred shares	N/A	Section 4(2) of the Securities Act
Jessy Assets Limited	October 31, 2010	5,052,630 Series A3 preferred shares	N/A	Section 4(2) of the Securities Act
TOA Capital Corporation	October 31, 2010	5,052,630 Series B1 preferred shares	N/A	Section 4(2) of the Securities Act
IP Cathay One, L.P.	October 31, 2010	5,052,630 Series B1 preferred shares	N/A	Section 4(2) of the Securities Act
So-net Entertainment Corporation	October 31, 2010	336,840 Series B1 preferred shares	N/A	Section 4(2) of the Securities Act
Asuka DBJ Partners Co., Ltd. As general partner of Asuka DBJ investment LPS	October 31, 2010	505,270 Series B1 preferred shares	N/A	Section 4(2) of the Securities Act
Granite Global Ventures III L.P.	October 31, 2010	15,909,710 Series B2 preferred shares	N/A	Section 4(2) of the Securities Act
GGV III Entrepreneurs Fund L.P.	October 31, 2010	250,870 Series B2 preferred shares	N/A	Section 4(2) of the Securities Act
Trinity Ventures IX, L.P.	October 31, 2010	7,848,950 Series B2 preferred shares	N/A	Section 4(2) of the Securities Act
Trinity IX Side-By-Side Fund, L.P.	October 31, 2010	101,860 Series B2 preferred shares	N/A	Section 4(2) of the Securities Act
Trinity IX Entrepreneurs’ Fund, L.P.	October 31, 2010	133,390 Series B2 preferred shares	N/A	Section 4(2) of the Securities Act
WI Harper INC Fund VI Ltd	October 31, 2010	4,715,780 Series B2 preferred shares	N/A	Section 4(2) of the Securities Act
Matrix Partners China I, L.P.	October 31, 2010	14,680,910 Series B2 preferred shares	N/A	Section 4(2) of the Securities Act
Meritech Capital partners III L.P.	October 31, 2010	13,232,490 Series B2 preferred shares	N/A	Section 4(2) of the Securities Act
Meritech Capital Affiliates III L.P.	October 31, 2010	241,180 Series B2 preferred shares	N/A	Section 4(2) of the Securities Act
Matrix Partners China I-A,L.P.	October 31, 2010	1,487,490 Series B2 preferred shares	N/A	Section 4(2) of the Securities Act
Granite Global Ventures III L.P.	January 14, 2011	10,457,600 Series C1 Preferred Shares	N/A	Section 4(2) of the Securities Act
GGV III Entrepreneurs Fund L.P.	January 14, 2011	170,040 Series C1 Preferred Shares	N/A	Section 4(2) of the Securities Act
Matrix Partners China I, L.P.	January 14, 2011	3,473,960 Series C1 Preferred Shares	N/A	Section 4(2) of the Securities Act
Matrix Partners China I-A, LP	January 14, 2011	351,990 Series C1 Preferred Shares	N/A	Section 4(2) of the Securities Act
SMC Synapse Partners Limited	January 14, 2011	3,507,120 Series C1 Preferred Shares	N/A	Section 4(2) of the Securities Act
Meritech Capital Partners III L.P.	January 14, 2011	3,444,340 Series C1 Preferred Shares	N/A	Section 4(2) of the Securities Act
Meritech Capital Affiliates III LP	January 14, 2011	62,780 Series C1 Preferred Shares	N/A	Section 4(2) of the Securities Act
IP Cathay II, L.P.	January 14, 2011	2,656,910 Series C1 Preferred Shares	N/A	Section 4(2) of the Securities Act
CBC IDC Limited	January 14, 2011	2,656,910 Series C1 Preferred Shares	N/A	Section 4(2) of the Securities Act
Trinity Ventures IX, L.P.	January 14, 2011	2,068,140 Series C1 Preferred Shares	N/A	Section 4(2) of the Securities Act
Trinity IX Side by Side Fund, LP	January 14, 2011	25,510 Series C1 Preferred Shares	N/A	Section 4(2) of the Securities Act
Trinity IX Entrepreneurs Fund, LP	January 14, 2011	31,880 Series C1 Preferred Shares	N/A	Section 4(2) of the Securities Act
Smartpay Company Limited	January 14, 2011	2,125,530 Series C1 Preferred Shares	N/A	Section 4(2) of the Securities Act
WI Harper INC Fund VI Ltd.	January 14, 2011	850,220 Series C1 Preferred Shares	N/A	Section 4(2) of the Securities Act
Cisco Systems International, B.V.	February 17, 2011	5,318,320 Series C1 Preferred Shares	N/A	Section 4(2) of the Securities Act

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See the Exhibit Index beginning on page II-8 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	For the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on April 4, 2011.

21Vianet Group, Inc.

By:	/s/ Sheng Chen
Name:	Sheng Chen
Title:	Chairman of Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Sheng Chen and Shang-Wen Hsiao as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended, or the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant, or the Shares, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1, or the Registration Statement, to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on April 4, 2011.

Signature	Title

/s/ Sheng Chen Name: Sheng Chen	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)

/s/ Yoshihisa Ueno Name: Yoshihisa Ueno	Director

/s/ David Ying Zhang Name: David Ying Zhang	Director

/s/ Hongwei Jenny Lee Name: Hongwei Jenny Lee	Director

/s/ Shang-Wen Hsiao Name: Shang-Wen Hsiao	President and Chief Financial Officer (principal financial and accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of 21Vianet Group, Inc., has signed this registration statement or amendment thereto in New York, on April 4, 2011.

Authorized U.S. Representative

By:	/s/ Kate Ledyard
Name:	Kate Ledyard
Title:	Manager

21Vianet Group, Inc.

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement

3.1	Third Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2	Fourth Amended and Restated Memorandum and Articles of Association of the Registrant (effective upon the closing of this offering)

4.1*	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2	Registrant’s Specimen Certificate for Class A Ordinary Shares

4.3*	Form of Deposit Agreement, among the Registrant, the depositary and all holders and Beneficial Owners of American Depositary Shares issued thereunder

4.4	Amended and Restated Shareholders’ Agreement dated January 14, 2011, among the Registrant and the holders of Series A, Series B and Series C preferred shares

4.5	Amendment No. 1 to the Amended and Restated Shareholders’ Agreements dated February 17, 2011, among the Registrant and the holders of Series A, Series B and Series C preferred shares

4.6	Amended and Restated Registration Rights Agreement dated January 14, 2011, among the Registrant and the holders of Series A, Series B and Series C preferred shares

4.7	Joinder to the Registration Rights Agreement dated February 16, 2011, by Cisco Systems International, B.V.

5.1	Opinion of Maples & Calder regarding the validity of the ordinary shares being registered

8.1	Form Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. tax matters

8.2	Opinion of Maples & Calder regarding certain Cayman Island tax matters (included in Exhibit 5.1)

8.3	Form Opinion of King & Wood regarding certain PRC law matters

10.1	English translation of Purchase Agreement dated September 21, 2010, among Beijing 21Vianet Broad Band Data Center Co., Ltd., Beijing Shidaitonglian Technology, Beijing Chengyishidai Network Technology Co., Ltd, Zhiboxintong (Beijing) Network Technology Co., Ltd., Ran Cheng, Fahua Xue and Chenghua Hong

10.2	Performance Incentive Agreement dated September 30, 2010, among Beijing Shidaitonglian Technology, Beijing Chengyishidai Network Technology Co., Ltd., Zhiboxintong (Beijing) Network Technology Co., Ltd., Ran Cheng, the Registrant and 21ViaNet Broadband Limited.

10.3	Form of Indemnification Agreement between the Registrant and its directors and relevant schedule

10.4	Form of Employment Agreement between the Registrant and an Executive Officer of the Registrant and relevant schedule

10.5	English translation of Loan Agreement dated January 28, 2011, between 21Vianet Data Center Company Limited and the shareholders of Beijing aBitCool Network Technology Co., Ltd.

10.6	English translation of Share Pledge Agreement dated February 23, 2011, among 21Vianet Data Center Company Limited, Beijing aBitCool Network Technology Co., Ltd. and the shareholders of Beijing aBitCool Network Technology Co., Ltd.

10.7	English translation of Form Irrevocable Power of Attorney, by the shareholders of Beijing aBitCool Network Technology Co., Ltd.

10.8	English Translation of Power of Attorney dated September 30, 2010, by 21Vianet Data Center Company Limited.

10.9	Exclusive Technical Consulting and Services Agreement dated September December 19, 2006, between 21Vianet Data Center Company Limited and Beijing aBitCool Network Technology Co., Ltd.

Exhibit Number	Description of Document

10.10	Optional Share Purchase Agreement dated December 19, 2006, among 21Vianet Data Center Company Limited, Beijing aBitCool Network Technology Co., Ltd. (previously known as 21ViaNet System Limited), Beijing 21Vianet Broad Band Data Center Co., Ltd. and the shareholders of Beijing aBitCool Network Technology Co., Ltd.

10.11	Confirmation Letter dated March 30, 2011, by Ran Cheng

10.12	2010 Share Incentive Plan, as amended on January 14, 2011

10.13	English translation of Form of Service Agreement of Beijing aBitCool Network Technology Co., Ltd.

10.14	English translation of Broadband Internet Access Agreement dated May 2010, between Beijing 21Vianet Broad Band Data Center Co., Ltd. and Shanghai Guotong Network Co., Ltd.

10.15

English translation of Equipment and Cabinet Lease Agreement dated April 14, 2010 and its supplemental agreement, between 21Vianet (Xi’an) Information Outsourcing Industry Park Services Co., Ltd. and 21Vianet Xi’an Technology Limited.

10.16	English translation of Energy and Technology Service Agreement dated December 1, 2010, between 21Vianet (Xi’an) Information Outsourcing Industry Park Services Co., Ltd. and 21Vianet Xi’an Technology Limited.

10.17	English translation of Sale and Purchase Agreement dated November 24, 2010, between 21Vianet (Xi’an) Information Outsourcing Industry Park Services Co., Ltd. and 21Vianet Xi’an Technology Limited.

10.18	English translation of IDC Data Center Outsourcing Services Agreement dated June 28, 2009, between Beijing 21Vianet Broad Band Data Center Co., Ltd. and 21Vianet Engineering Technology Services Co., Ltd.

10.19	English translation of Form Asset Transfer Agreement

10.20	English translation of Premise Lease Agreement dated April 30, 2010, between BOE Estate Management Division and Beijing 21Vianet Broad Band Data Center Co., Ltd.

10.21	English translation of Premise Lease Agreement dated August 12, 2009, between BOE Estate Management Division and Beijing 21Vianet Broad Band Data Center Co., Ltd.

21.1	Subsidiaries of the Registrant

23.1	Consents of Ernst & Young Hua Ming, Independent Registered Public Accounting Firm

23.2	Consent of Maples & Calder (included in Exhibit 5.1)

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)

23.4	Consent of King & Wood

23.5	Consent of Terry Wang, an independent director appointee

24.1	Powers of Attorney (included on signature page)

99.1	Code of Business Conduct and Ethics of the Registrant

*	To be filed by amendment.